As filed with the Securities and Exchange Commission on May 18, 1998

                             Registration Statement Nos. 333-47737 and 47737-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               ----------------
                         Pre-Effective Amendment No. 4

                                       to

                                   FORM S-4
                            REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ----------------

                 MEDITRUST CORPORATION                                          MEDITRUST OPERATING COMPANY
(Exact name of Registrant as specified in its Charter)         (Exact name of Registrant as specified in its Charter)

                      Delaware                                                          Delaware
    (State or Other Jurisdiction of Organization)                   (State or other Jurisdiction of Organization)

                       6798                                                               7948
(Primary Standard Industrial Classification Code No.)          (Primary Standard Industrial Classification Code No.)

                    95-3520818                                                         95-3419438
       (I.R.S. Employer Identification No.)                               (I.R.S. Employer Identification No.)

           197 First Avenue, Suite 300                                        197 First Avenue, Suite 100
                 Needham, MA 02194                                                 Needham, MA 02194
                  (781) 433-6000                                                    (781) 453-8062
(Address, Including Zip Code, and Telephone Number,               (Address, Including Zip Code, and Telephone Number,
   Including Area Code, of Registrant's Principal                    Including Area Code, of Registrant's Principal
                 Executive Offices)                                                 Executive Offices)

                  DAVID F. BENSON                                                    ABRAHAM D. GOSMAN
                     President                                       Chairman of the Board and Chief Executive Officer
              MEDITRUST CORPORATION                                             MEDITRUST OPERATING COMPANY
           197 First Avenue, Suite 300                                          197 First Avenue, Suite 100
                 Needham, MA 02194                                                  Needham, MA 02194
                  (781) 433-6000                                                     (781) 453-8062
(Name, Address, Including Zip Code, and Telephone Number,             (Name, Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Agent for Service)                              Including Area Code, of Agent for Service)

                               ----------------
                                   Copies to:


                             GILBERT G. MENNA, P.C.
                             DAVID W. WATSON, P.C.
                          Goodwin, Procter & Hoar LLP
                                 Exchange Place
                             Boston, MA 02109-2881
                                 (617) 570-1000
                               ----------------
     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger of La Quinta Inns, Inc. ("La Quinta") with and into Meditrust Corporation ("Meditrust") pursuant to an Agreement and Plan of Merger dated as of January 3, 1998, described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[MEDITRUST LOGO]                                                [LA QUINTA LOGO]

                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of The Meditrust Companies and La Quinta Inns, Inc. have approved a merger agreement that would result in an acquisition of La Quinta by Meditrust Corporation by means of a merger of the two companies.

  In the merger, La Quinta shareholders may receive shares of common stock of both Meditrust Corporation and Meditrust Operating Company which are "paired" and trade on the New York Stock Exchange as a single unit. Following the merger, Meditrust Corporation will pay a cash earnings and profits distribution on all of its outstanding shares, including those issued to La Quinta shareholders in the merger. The combined amount of the paired shares and the earnings and profits distribution will vary depending on the market price of the paired shares during a period prior to the La Quinta shareholders meeting. Alternatively, La Quinta shareholders may elect to receive cash for each of their La Quinta shares, but the total cash payable in the merger and the earnings and profits distribution payable on the paired shares received in the merger is limited. As a result of this limitation, it is unlikely that any La Quinta shareholder who elects to receive cash will receive only cash for his or her La Quinta shares, but instead will receive a combination of cash and paired shares. Shareholders of The Meditrust Companies will continue to own their existing paired shares.


  The number of paired shares to be issued by The Meditrust Companies will be determined by a formula described in the merger agreement and on page 63 of this Joint Proxy Statement/Prospectus. Additionally, after June 9, 1998, shareholders may call our joint proxy solicitor, toll-free, at (800) 578-5378, to hear announcements regarding the exchange ratio and the amount of the earnings and profits distribution to be made by Meditrust Corporation. We estimate that current shareholders of The Meditrust Companies will own approximately 70% of the paired shares of The Meditrust Companies after the merger, based on certain assumptions described on page 1 of this Joint Proxy Statement/Prospectus. Likewise, the paired shares to be issued to La Quinta shareholders will represent approximately 30% of the outstanding paired shares of The Meditrust Companies after the merger.

  The merger cannot be completed unless (i) holders of a majority of the shares of Meditrust Corporation and two-thirds of the shares of La Quinta approve it, and (ii) holders of a majority of the shares of Meditrust Operating Company voting approve the issuance of Meditrust Operating Company common stock in the merger. The merger is also subject to other conditions, all of which may be waived. Shareholders will have the opportunity to vote on the merger even if certain conditions are waived prior to the shareholders meetings. If a condition is waived following the shareholders meetings proxies may be resolicited if management determines that the condition is material. YOUR VOTE IS VERY IMPORTANT.


  Shareholders of Meditrust Corporation and Meditrust Operating Company are also being asked to vote on the election of directors, approval of an amendment to each company's restated certificate of incorporation, approval of performance-based compensation plans, approval of an amendment to each company's 1995 Share Award Plan, and other annual meeting matters.

  Whether or not you plan to attend your shareholders meeting, please take the time to vote on the proposal(s) submitted at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If a La Quinta shareholder or a Meditrust Corporation shareholder fails to return his or her proxy card, the effect will be a vote against the merger, unless he or she attends the meetings and votes in person for the merger.

  The dates, times and places of the shareholder meetings are as follows:

For Meditrust Corporation and
Meditrust Operating Company shareholders:

Thursday, June 18, 1998
10:00 a.m., local time for Meditrust Corporation
10:30 a.m., local time for Meditrust Operating Company
Goodwin, Procter & Hoar LLP
Conference Center
Second Floor, 53 State Street
Boston, Massachusetts

For La Quinta shareholders:

Thursday, June 18, 1998
9:00 a.m., local time
La Quinta Inns, Inc.
112 E. Pecan Street
Third Floor Conference Room
San Antonio, Texas

 Shareholders are urged to consider those matters set forth in "Risk Factors" beginning on page 20 of this Joint Proxy Statement/Prospectus. Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the paired shares to be issued under this Joint Proxy Statement/Prospectus or passed upon the adequacy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

  This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger, as well as the annual meeting matters to be considered by the shareholders of Meditrust Corporation and Meditrust Operating Company. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


/s/ Abraham D. Gosman                     /s/ Thomas M. Taylor
-------------------------------------     -------------------------------------
Abraham D. Gosman                         Thomas M. Taylor
Chairman of the Boards of Directors of    Chairman of the Board of Directors of
The Meditrust Companies                   La Quinta Inns, Inc.

Joint Proxy Statement/Prospectus dated May 18, 1998, and first mailed to shareholders on or about May 20, 1998.

                             MEDITRUST CORPORATION
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders of Meditrust Corporation ("Meditrust") will be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts 02109 on Thursday, June 18, 1998 at 10:00 a.m. local time (together with all adjournments and postponements thereof, the "Meditrust Meeting"), for the following purposes:

     1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 3, 1998, as amended, (the "Merger Agreement"), among Meditrust, Meditrust Operating Company, a Delaware corporation ("Operating Company"), and La Quinta Inns, Inc., a Texas corporation ("La Quinta"). The Merger Agreement provides for the merger of La Quinta with and into Meditrust, and the issuance of a certain number of paired shares of common stock of Meditrust and Operating Company or the payment of cash, subject to certain limitations, in exchange for each outstanding share of La Quinta. The merger is described more fully in the attached Joint Proxy Statement/Prospectus which includes a copy of the Merger Agreement.

     2. To consider and act upon a proposal to elect three directors of Meditrust, each to serve for a term of three years and until his or her successor is duly elected and qualified.

     3. To consider and act upon a proposal to amend the Meditrust restated certificate of incorporation to provide for restrictions on the transfer and ownership of Meditrust's equity securities and to authorize 25 million shares of excess stock.

     4. To consider and approve performance-based compensation plans.

     5. To consider and approve an amendment to the 1995 Share Award Plan.

     6. To consider and act upon such other business and matters or proposals as may properly come before the Meditrust Meeting.

     The Board of Directors of Meditrust has fixed the close of business on April 22, 1998 as the record date for determining the shareholders having the right to receive notice of and to vote at the Meditrust Meeting. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Meditrust Meeting. A list of shareholders entitled to vote at the Meditrust Meeting will be available during ordinary business hours at Meditrust's executive offices, 197 First Avenue, Suite 300, Needham, Massachusetts 02194, for ten days prior to the Meditrust Meeting, for examination by any Meditrust shareholder for purposes germane to the Meditrust Meeting.

     The Board of Directors of Meditrust recommends that you vote "FOR" approval and adoption of the Merger Agreement and approval of each of the other proposals presented at the Meditrust Meeting.

     Your vote is important. Approval and adoption of the Merger Agreement and the amendment of the restated certificate of incorporation require the affirmative vote of a majority of the outstanding shares of Meditrust entitled to vote at the Meditrust Meeting. The election of directors and the approval of the performance-based compensation plans require the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy and voting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Meditrust Meeting. Approval of the amendment to the 1995 Share Award Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Meditrust Meeting by the holders of Meditrust common stock entitled to vote at the Meditrust Meeting, provided that the total vote cast represents over 50% in interest of all shares entitled to vote on the proposal. Whether or not you expect to attend the Meditrust Meeting, please sign and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors of Meditrust. A return envelope which requires no postage if mailed in the United States is enclosed for that purpose.


     Failure to return a properly executed proxy will have the same effect as a vote against the merger unless you vote in person at the Meditrust Meeting.


                                         By Order of the Board of Directors of
                                         MEDITRUST CORPORATION


                                         /s/ Michael S. Benjamin
                                         MICHAEL S. BENJAMIN
                                         Secretary
Needham, Massachusetts
May 18, 1998

                          MEDITRUST OPERATING COMPANY


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders of Meditrust Operating Company ("Operating Company") will be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts 02109 on Thursday, June 18, 1998 at 10:30 a.m. local time (together with all adjournments and postponements thereof, the "Operating Company Meeting"), for the following purposes:

     1. To consider and act upon a proposal to approve the issuance of shares of common stock of Operating Company, as set forth in the Agreement and Plan of Merger, dated as of January 3, 1998, as amended, (the "Merger Agreement"), among Meditrust Corporation, a Delaware corporation, Operating Company, and La Quinta Inns, Inc., a Texas corporation ("La Quinta"), and the subscription agreement referred to therein. The issuance of Operating Company shares is described more fully in the attached Joint Proxy Statement/Prospectus which includes a copy of the Merger Agreement.

     2. To consider and act upon a proposal to elect four directors of Operating Company, each to serve for a term of three years and until his or her successor is duly elected and qualified.

     3. To consider and act upon a proposal to amend the Operating Company restated certificate of incorporation to provide for restrictions on the transfer and ownership of Operating Company's equity securities and to authorize 25 million shares of excess stock.

     4. To consider and approve performance-based compensation plans.

     5. To consider and approve an amendment to the 1995 Share Award Plan.

     6. To consider and act upon such other business and matters or proposals as may properly come before the Operating Company Meeting.

     The Board of Directors of Operating Company has fixed the close of business on April 22, 1998 as the record date for determining the shareholders having the right to receive notice of and to vote at the Operating Company Meeting. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Operating Company Meeting. A list of shareholders entitled to vote at the Operating Company Meeting will be available during ordinary business hours at Operating Company's executive offices, 197 First Avenue, Suite 100, Needham, Massachusetts 02194, for ten days prior to the Operating Company Meeting, for examination by any Operating Company shareholder for purposes germane to the Operating Company Meeting.

     The Board of Directors of Operating Company recommends that you vote "FOR" approval of the issuance of the Operating Company common stock and approval of each of the other proposals presented at the Operating Company Meeting.

     Your vote is important. Approval of the issuance of the Operating Company common stock and the amendment to the 1995 Share Award Plan require the affirmative vote of a majority of the votes cast on each proposal at the Operating Company Meeting by the holders of Operating Company common stock entitled to vote at the Operating Company Meeting, provided that the total vote cast represents over 50% in interest of all shares entitled to vote on the proposal. The adoption and approval of the amendment to the restated certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Operating Company Common Stock entitled to vote at the Operating Company Meeting. The election of directors and the approval of the performance-based compensation plans require the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy and voting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Operating Company Meeting. Whether or not you expect to attend the Operating Company Meeting, please sign and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors of Operating Company. A return envelope which requires no postage if mailed in the United States is enclosed for that purpose.

                                         By Order of the Board of Directors of
                                         MEDITRUST OPERATING COMPANY



                                         /s/ Michael J. Bohnen
                                         MICHAEL J. BOHNEN
                                         Secretary
Needham, Massachusetts
May 18, 1998

                             LA QUINTA INNS, INC.

                              112 E. Pecan Street
                           San Antonio, Texas 78205


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


     The Special Meeting of Shareholders of La Quinta Inns, Inc., a Texas corporation ("La Quinta") will be held at the offices of La Quinta, 112 E. Pecan Street, Third Floor Conference Room, San Antonio, Texas, on Thursday, June 18, 1998 at 9:00 a.m., local time (together with all adjournments and postponements thereof, the "La Quinta Meeting"), for the following purposes:


     1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 3, 1998, as amended, (the "Merger Agreement"), among Meditrust Corporation, a Delaware corporation ("Meditrust"), Meditrust Operating Company, a Delaware corporation ("Operating Company"), and La Quinta. The Merger Agreement provides for the merger of La Quinta with and into Meditrust, with Meditrust as the surviving corporation, and the issuance of a certain number of paired shares of common stock of Meditrust and Operating Company or the payment of cash, subject to certain limitations, in exchange for each outstanding share of La Quinta.


     2. To consider and act upon such other business and matters or proposals as may properly come before the La Quinta Meeting.


     The Board of Directors of La Quinta has fixed the close of business on April 22, 1998 as the record date for determining the shareholders having the right to receive notice of and to vote at the La Quinta Meeting. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the La Quinta Meeting. A list of shareholders entitled to vote at the La Quinta Meeting will be available during usual business hours at the principal offices of La Quinta, 112 E. Pecan Street, San Antonio, Texas for ten days prior to the La Quinta Meeting, for inspection by any shareholder of La Quinta. Only business within the purposes described in this Notice may be conducted at the La Quinta Meeting.


     The Board of Directors of La Quinta recommends that you vote "FOR" the approval and adoption of the Merger Agreement.


     Your vote is important. Adoption of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of La Quinta entitled to vote at the La Quinta Meeting. Whether or not you expect to attend the La Quinta Meeting, please sign and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors of La Quinta. A return envelope which requires no postage if mailed in the United States is enclosed for that purpose.


     Failure to return a properly executed proxy will have the same effect as a vote against the merger, unless you vote in person at the La Quinta Meeting.



                                         /s/ John F. Schmutz
                                         JOHN F. SCHMUTZ
                                         Secretary

San Antonio, Texas
May 18, 1998

                               TABLE OF CONTENTS





                                                          Page
                                                         -----
WHAT LA QUINTA SHAREHOLDERS WILL
   RECEIVE IN THE TRANSACTION ........................      1
QUESTIONS AND ANSWERS ABOUT THE
   TRANSACTION .......................................      3
SUMMARY ..............................................      6
RISK FACTORS .........................................     20
   Total Cash Consideration Is Limited;
      Receipt of Cash or Paired Shares
      Dependent on Elections of Other
      Shareholders ...................................     20
   La Quinta Shareholders Who Receive
      Paired Shares Must Hold Their Shares
      For a Period of Time After the Merger in
      Order to Receive the Earnings and Profits
      Distribution ...................................     20
   Some La Quinta Shareholders May Vote to
      Approve the Merger Before the Exchange
      Ratio is Established; Risk of Decline in
      Paired Share Price; Effect of
      Ex-Dividend Date ...............................     20
 Dilution to Existing Shareholders of
    The Meditrust Companies ..........................     21
   The Meditrust Companies Will Have
      Substantial Debt Obligations Upon
      Consummation of the Merger .....................     21
   Tax Risks Related to Real Estate
      Investment Trusts ..............................     21
         Dependence on Qualification as a
            REIT; General ............................     21
         Pending Litigation May Curb Use of
            Paired Share Structure ...................     22
         Adverse Effects of REIT Minimum
            Distribution Requirements ................     23
         Requirement to Distribute
            Accumulated Earnings and Profits .........     24
 Tax Consequences of the Merger ......................     24
 Implications of Merger Under ERISA ..................     24
 Risks Associated with Rapid Growth of The
    Meditrust Companies; Execution of
    Growth Strategy ..................................     25
 The Meditrust Companies Are Heavily
    Dependent on Health Care Related
    Properties and Will Need to Rely on
    New Members of Management as They
    Diversify Their Operations .......................     25
   Interests of Certain Principal Shareholders,
      Directors and Officers of La Quinta in the
      Merger May Be Different From Interests of
      La Quinta Shareholders Generally ...............     25
 Health Care Industry Risks ..........................     26
      Operating Risks ................................     26
      Government Regulation May Increase .............     26
  Reliance on Third-Party Payors;
     Availability of Reimbursement ...................     26
 Lodging Industry Risks ..............................     26
      Competition ....................................     26
      Geographic Concentration .......................     27
      Extensive Employment and Other
         Governmental Regulation .....................     27
      Fluctuations in Operating Results ..............     27
      Expansion Strategy May Not Be
         Successfully Continued ......................     27
      Construction ...................................     27
 Real Estate Investment Risks ........................     27
      General Risks ..................................     27
      Value and Illiquidity of Real Estate ...........     28
      Increases in Property Taxes Could Affect
         Ability to Make Expected Shareholder
         Distributions ...............................     28
      Environmental Matters ..........................     28
      Compliance with the ADA May Affect
         Expected Distributions to Meditrust's
         Shareholders ................................     28
      Uninsured and Underinsured Losses ..............     28
 Financing for the Cash Component of
    Merger Consideration, Earnings and
    Profits Distribution and Transaction
    Expenses Has Not Been Finalized ..................     29
   Potential Dilutive Effect of Issuance by the
      Meditrust Companies of Capital Stock
      with Purchase Price Adjustment
      Mechanism ......................................     29
   Rights of La Quinta Shareholders Will Be
      Governed by Delaware Law and The
      Meditrust Companies' Organizational
      Documents ......................................     29
 Possible Adverse Effects of Failure to
    Consummate the Cobblestone Acquisition ...........     30
 Golf Course Industry Risks ..........................     30
      Real Estate Investment Considerations ..........     30
      Geographic Concentration .......................     30
      Competition ....................................     30
      Consumer Spending and Trends ...................     31
   Substantial Expenses Related to the Merger;
      Termination Fee ................................     31
 Year 2000 ...........................................     31
   Cautionary Statements Concerning
      Forward-Looking Statements .....................     31


                                       i





                                                        Page
                                                        -----
THE MEETINGS ........................................     32
   The Meditrust and Operating Company
      Meetings ......................................     32
  Purpose of the Meetings ...........................     32
  Record Date; Voting Rights; Proxies ...............     32
  Solicitation of Proxies ...........................     33
  Quorum ............................................     33
  Required Vote .....................................     33
 The La Quinta Meeting ..............................     34
  General ...........................................     34
  Matters to be Considered ..........................     34
  Board of Directors Recommendation .................     34
  Record Date and Voting ............................     34
  Proxies; Revocation of Proxies ....................     35
THE MERGER ..........................................     37
 Background of the Merger ...........................     37
   Recommendation of The Meditrust
      Companies' Boards of Directors; The
      Meditrust Companies' Reasons for the
      Merger and the Share Issuance .................     40
   Recommendation of the Board of Directors
      of La Quinta; Reasons for the Merger ..........     42
 Certain Exchanged Information ......................     44
 Opinion of The Meditrust Companies'
    Financial Advisor ...............................     44
 Opinion of La Quinta Financial Advisor .............     48
 Interests of Certain Persons in the Merger .........     52
 Principal and Management Shareholders of
    La Quinta .......................................     56
 Certain Regulatory Matters .........................     58
 Accounting Treatment ...............................     58
 No Appraisal Rights ................................     58
 Resales of Paired Shares Received Pursuant
    to the Merger Agreement .........................     58
 Stock Exchange Listing of Paired Shares;
    Delisting and Deregistration of La Quinta
      Common Stock ..................................     59
 Dividends ..........................................     59
   Pending Litigation Regarding the Merger ..........     60
 Financing ..........................................     61
THE MERGER AGREEMENT ................................     62
 General ............................................     62
 Distribution of Earnings and Profits ...............     62
 Subscription Agreement .............................     62
 Transaction Consideration ..........................     62
 Cash Election Procedure ............................     65
 Exchange of La Quinta Certificates .................     65
 La Quinta Stock Option Plans .......................     65
 Representations and Warranties .....................     66
 Covenants ..........................................     66
 Conditions to Consummate the Merger ................     69
 Termination; Fees and Expenses .....................     70
 Amendment; Waiver ..................................     71
 Certain Shareholder Arrangements ...................     71
THE COMPANIES .......................................     73
 The Meditrust Companies ............................     73
 La Quinta ..........................................     73
 Surviving Companies ................................     73
 Recent Developments ................................     77
FEDERAL INCOME TAX
   CONSIDERATIONS ...................................     79
 Tax Consequences of the Merger .....................     79
 Distribution of Earnings and Profits ...............     82
 REIT Qualification .................................     82
 Effects of Compliance with REIT
    Requirements ....................................     84
 Non-Deductibility of Parachute Payment .............     85
 Taxation of Operating Company;
    Non-Controlled Subsidiaries .....................     85
 Federal Income Taxation of Holders of
    Paired Shares ...................................     85
COMPARATIVE PER SHARE MARKET
   PRICE AND DIVIDEND INFORMATION ...................     89
UNAUDITED PRO FORMA FINANCIAL
   STATEMENTS .......................................     91
THE MEDITRUST COMPANIES'
   SELECTED FINANCIAL DATA ..........................    112
LA QUINTA SELECTED
   FINANCIAL DATA ...................................    113
DESCRIPTION OF CAPITAL STOCK OF
   THE MEDITRUST COMPANIES ..........................    114
 Authorized Capital Stock ...........................    114
 Common Stock .......................................    114
 Series Common Stock ................................    114
   Series A Non-Voting Convertible
      Common Stock ..................................    114
 Preferred Stock ....................................    114
 Rights Agreement ...................................    115
 The Pairing ........................................    116
 Restrictions on Transfers ..........................    117
 Registrar and Transfer Agent .......................    117
COMPARISON OF SHAREHOLDER
   RIGHTS ...........................................    118
 General ............................................    118
 Authorized Capital Stock ...........................    118
 Shareholder Voting .................................    118
 Special Meetings of Shareholders ...................    119


                                       ii





                                                       Page
                                                       ------
 Directors .........................................     119
 Removal of Directors ..............................     119
 Vacancies on the Board of Directors ...............     119
 Amendment to Articles/Certificates of
    Incorporation ..................................     119
 Amendment to By-laws ..............................     120
 Mergers and Other Fundamental
    Transactions ...................................     120
 Anti-Takeover Provisions of The Meditrust
    Companies ......................................     120
 Appraisal/Dissenter's Rights ......................     121
 Restrictions on Ownership .........................     122
 Indemnification of Directors and Officers .........     122
PRINCIPAL AND MANAGEMENT
   SHAREHOLDERS OF THE MEDITRUST
   COMPANIES .......................................     123
OTHER ANNUAL MEETING PROPOSALS
   OF THE MEDITRUST COMPANIES ......................     124
 Executive Compensation ............................     130
 Election of Directors .............................     136
   Approval of Amendments to the Meditrust
      Companies' Restated Certificates of
      Incorporation ................................     141
   Approval of Performance-Based
      Compensation Plans ...........................     143
   Approval of Amendment to the Meditrust
      1995 Share Award Plan and the
      Operating Company 1995 Share Award
      Plan .........................................     144
 Certain Transactions ..............................     145
OTHER MATTERS ......................................     146
LEGAL MATTERS ......................................     146
EXPERTS ............................................     146
FUTURE SHAREHOLDER PROPOSALS .......................     147
WHERE YOU CAN FIND MORE
   INFORMATION .....................................     147
ANNEX A -- MERGER AGREEMENT ........................     A-1
ANNEX A-1 -- FIRST AMENDMENT TO
   MERGER AGREEMENT ................................   A-1-1
ANNEX B -- OPINION OF SALOMON
   SMITH BARNEY ....................................     B-1
ANNEX C -- OPINION OF MERRILL
   LYNCH, PIERCE, FENNER & SMITH
   INCORPORATED ....................................     C-1
ANNEX D -- SHAREHOLDERS
   AGREEMENT .......................................     D-1
ANNEX D-1 -- FIRST AMENDMENT TO
   SHAREHOLDERS AGREEMENT ..........................   D-1-1
ANNEX E -- PROPOSED AMENDMENT
   TO RESTATED CERTIFICATE OF
   INCORPORATION OF MEDITRUST
   CORPORATION .....................................     E-1
ANNEX F -- PROPOSED AMENDMENT
   TO RESTATED CERTIFICATE OF
   INCORPORATION OF MEDITRUST
   OPERATING COMPANY ...............................     F-1

          WHAT LA QUINTA SHAREHOLDERS WILL RECEIVE IN THE TRANSACTION

       In the merger, La Quinta shares may be exchanged for paired shares of The Meditrust Companies or, at your election, exchanged for cash. The La Quinta shares exchanged for paired shares of The Meditrust Companies, along with the other outstanding paired shares, will be entitled to receive a cash earnings and profits distribution from Meditrust Corporation. The shares exchanged for cash will receive $26 in cash. However, the amount of cash available to be paid by The Meditrust Companies is limited, as described below. Therefore, if you elect to exchange your La Quinta shares for cash, you will likely instead receive a combination of cash and paired shares rather than all cash for your La Quinta shares.


Paired Shares and Earnings and Profits Distribution

       In the merger, La Quinta shareholders who do not elect to receive cash will receive paired shares of The Meditrust Companies. Following the merger, Meditrust Corporation will pay a cash earnings and profits distribution on all of its outstanding shares, including those shares issued in the merger to La Quinta shareholders. The combined amount of the paired shares and the earnings and profits distribution will vary depending on the market price of the paired shares during a period prior to the La Quinta shareholders meeting.

       The combined amount of the paired shares and the earnings and profits distribution is expected to be not less than $23.11 nor greater than $28.36 per La Quinta share. In the event that the combined amount is less than $23.11 per La Quinta share, La Quinta has the right to elect to terminate the merger agreement, unless The Meditrust Companies choose to increase the combined amount to $23.11 per La Quinta share. However, in the event that the combined amount is less than $21.67 per La Quinta share, La Quinta has the right to elect to terminate the merger agreement, whether or not The Meditrust Companies choose to increase the combined amount. In the event that La Quinta does not exercise its right to terminate the merger agreement, then the combined amount may be less than $23.11. In any event, unless the merger agreement has been previously terminated, La Quinta shareholders will be entitled to vote on the merger.

       The stock consideration payable in the merger will be paid in paired shares of The Meditrust Companies under an exchange ratio. The exchange ratio will be determined based on the average closing price of the paired shares for 20 randomly selected trading days in a 30 trading day period ending June 8, 1998 (the eighth trading day prior to the La Quinta shareholders meeting).

       On June 9, 1998, Meditrust Corporation and Meditrust Operating Company will issue a press release announcing the average closing price of the paired shares. On June 10, 1998, they will issue a press release announcing a preliminary exchange ratio and the preliminary amount of the earnings and profits distribution. These preliminary numbers will be subject to change based on the number of La Quinta shares electing to receive cash in the merger. On June 16, 1998, they will issue a press release announcing the final exchange ratio and the final amount of the earnings and profits distribution. In addition, beginning on June 9, 1998, shareholders may call our joint proxy solicitor, toll-free, at (800) 578-5378, to hear announcements regarding the substance of these press releases.

       Meditrust Corporation and Meditrust Operating Company will not issue any fractional paired shares. Instead, La Quinta shareholders otherwise entitled to receive fractional paired shares will receive a check in the amount of the net proceeds from the sale of those shares in the market.

       La Quinta shareholders who receive paired shares in the merger should be aware that, in order to receive their pro rata portion of the earnings and profits distribution, they will need to hold their paired shares for approximately fifteen to forty-five days after the merger is consummated, because the record date for the earnings and profits distribution will occur during that time period. Accordingly, if you dispose of your paired shares received in the merger prior to the record date, you will not receive the earnings and profits distribution.


Cash

       Alternatively, you may elect to receive $26 in cash in the merger for each of your La Quinta shares. However, the total cash payable in the merger and the portion of the earnings and profits distribution payable with respect to shares issued in the merger to La Quinta shareholders is limited to approximately $521 million in the aggregate. If the total cash elections in the merger exceed the maximum cash available to be paid in the merger, the available cash will be prorated among La Quinta shareholders making cash elections. As a result, if you elect to exchange your La Quinta shares for cash in the merger, you will likely instead receive cash for some of your La Quinta shares and paired shares of The Meditrust Companies for the balance of your La Quinta shares. At the time of the La Quinta shareholders meeting, La Quinta shareholders will not know the number of La Quinta shares for which cash elections have been made or to what extent the cash to be paid in the merger will be prorated.


Illustration of Transaction Consideration


       The following table illustrates one example of the transaction consideration per La Quinta share based on various possible paired share prices, and assuming an earnings and profits distribution after the merger to all shareholders of Meditrust Corporation of $150 million. The following table is solely for illustration purposes and is based on numerous assumptions, including the assumed amount of the earnings and profits distribution. The actual transaction consideration may vary substantially from this illustration. Under this illustration, based on a paired share price of $30.40, the paired shares to be issued to La Quinta shareholders will own approximately 30% of the outstanding paired shares of The Meditrust Companies after the merger. Current shareholders of The Meditrust Companies will own an estimated 70% of the paired shares after the merger. See "The Merger Agreement -- Transaction Consideration."



                       Paired Share
                      Consideration              Earnings and
                  Issued in the Merger,     Profits Distribution,     Stock Consideration
                   Per La Quinta Share          Per La Quinta            Plus Adjusted
                      Exchanged for            Share Exchanged           Earnings and          Maximum
 Meeting Date         Paired Shares           for Paired Shares             Profits              Cash
   Price(1)        in the Merger(2)(3)       in the Merger(2)(4)         Distribution        Shares(2)(5)
--------------   -----------------------   -----------------------   --------------------   -------------
$45.60                  $27.68                      $.68                   $28.36             18,512,636
$41.80                  $25.32                      $.68                   $26.00             18,515,136
$38.00                  $25.27                      $.73                   $26.00             18,405,475
$34.20                  $25.22                      $.78                   $26.00             18,278,918
$30.40                  $22.33                      $.78                   $23.11(6)          18,283,713
$28.50                  $20.89                      $.78                   $21.67(7)          18,286,549

------------
   (1) Meeting Date Price represents the average closing price of a paired share for 20 randomly selected trading days in a 30 trading day period ending the eighth trading day prior to the La Quinta shareholders meeting.

   (2) Assumes 98.3 million paired shares outstanding as of the date of the earnings and profits distribution including 8.5 million Series A paired shares.

   (3) Paired share consideration is stated based on the average paired share price.

   (4) Based on an assumed accumulated and current earnings and profits distribution of $150 million to all shareholders of Meditrust Corporation, which amount is being used solely for illustrative purposes. As of the date of this Joint Proxy Statement/Prospectus, the amount of the earnings and profits distribution has not yet been determined. See "The Merger Agreement -- Transaction Consideration."

   (5) Maximum number of La Quinta shares which would be entitled to elect to receive $26 in cash merger consideration.

   (6) In the event that the total consideration is less than $23.11, La Quinta may have the right to terminate the merger agreement, as discussed above.

   (7) In the event that the total consideration is less than $21.67, La Quinta will have the right to terminate the merger agreement, as discussed above.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: Why are The Meditrust Companies and La Quinta proposing the merger?

A: The acquisition of La Quinta by means of a merger with Meditrust Corporation allows Meditrust Corporation and Meditrust Operating Company (together, "The Meditrust Companies") to make use of their paired share structure in an industry for which it is particularly well suited. The paired share structure is particularly suited to the hotel business because it enables shareholders to realize the economic benefits of both owning and operating valuable real estate while providing tax benefits associated with the ownership of real estate by a real estate investment trust, or REIT. When hotels are owned by a real estate investment trust that does not have a paired share structure, the shareholders of the real estate investment trust do not realize the economic benefits of hotel operations, which must be provided by an unrelated party in those circumstances. Similarly, a company that owns and operates hotels but does not qualify as a real estate investment trust, generally is required to pay taxes on its income, which reduces amounts available for distributions to shareholders.

Q: What do I need to do now?

A: This Joint Proxy Statement/Prospectus contains important information regarding the proposed merger and the earnings and profits distribution to be made by Meditrust Corporation ("Meditrust"), as well as information about The Meditrust Companies and La Quinta. It also contains important information about what the management and the Boards of Directors of each of The Meditrust Companies and La Quinta considered in evaluating the proposed merger. We urge you to read this Joint Proxy Statement/Prospectus carefully, including its Annexes, and to consider how the merger affects you as a shareholder. You also may want to review the documents referenced under "Where You Can Find More Information." For information about where to call to get answers to your questions, see "Whom Shall I Call with Questions?" on page 5.

Q: How do I vote?

A: Just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the shareholders meetings. The Boards of Directors of Meditrust and La Quinta unanimously recommend voting in favor of the merger agreement and the merger. The Board of Directors of Meditrust Operating Company ("Operating Company") unanimously recommends voting in favor of the issuance of shares of Operating Company common stock in connection with the merger.

Q: Can I change my vote?


A: Yes. You can change your vote at any time before we vote your proxy at the Meditrust meeting, the Operating Company meeting or the La Quinta meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Meditrust or Operating Company, at the addresses below if you are a Meditrust or Operating Company shareholder, or to the Secretary of La Quinta at the address below if you are a La Quinta shareholder. Second, you can complete a new proxy card and send it to the Secretary of Meditrust, Operating Company or La Quinta, as the case may be, and the new proxy card will automatically replace any earlier dated proxy card that you returned. Third, you can attend your shareholders meeting and vote in person.


   You should send any written notice of revocation, request for a new proxy card or completed new proxy card to the Secretary of Meditrust, Operating Company or La Quinta, as the case may be, to the following addresses:
      Meditrust Corporation, 197 First Avenue, Suite 300, Needham, Massachusetts 02194, Attention: Secretary; Meditrust Operating Company, 197 First Avenue, Suite 100, Needham, Massachusetts 02194, Attention:
      Secretary; or La Quinta Inns, Inc., P.O. Box 2636, San Antonio, Texas 78299-2636, Attention: Secretary.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, which, in the case of La Quinta and Meditrust shareholders, will have the effect of a vote against the merger.

Q: Should I send in my share certificates now?

A: If La Quinta shareholders elect to receive cash, they must send their share certificates along with a form of cash election, before the merger is completed. Share certificates for which La Quinta shareholders do not elect to receive cash should be sent according to written instructions which La Quinta shareholders will receive after the merger is completed. The Meditrust Companies shareholders should not send in their certificates.

Q: What will I receive in the transaction?

A: La Quinta shareholders:

     In the merger, La Quinta shareholders will receive either paired shares of The Meditrust Companies, cash, or a combination of paired shares and cash. Following the merger, Meditrust will pay an earnings and profits distribution on all of its outstanding shares of common stock, including those issued to La Quinta shareholders in the merger. After June 9, 1998, La Quinta shareholders may call our joint proxy solicitor, toll-free, at
     (800) 578-5378, to receive information about the exchange ratio and the amount of the earnings and profit distribution. See "What La Quinta Shareholders Will Receive in the Transaction" on page 1.

   The Meditrust Companies shareholders:

   If you currently own paired shares of The Meditrust Companies, you will continue to own those paired shares after the merger.

     In addition, provided that you hold your paired shares on the record date of the earnings and profits distribution, you will also receive your pro rata share of the distribution.

Q: How do La Quinta shareholders elect to receive cash in the merger?

A: A cash election form is being mailed to holders of record of La Quinta common stock at the same time as this Joint Proxy Statement/Prospectus. For a cash election to be effective, the cash election form must be properly completed and received, along with all other required documents, by the exchange agent no later than 5:00 p.m., Boston time, on June 15, 1998. See "The Merger Agreement -- Cash Election Procedure."

Q: Assuming the merger is completed, what happens to La Quinta shareholders who do not vote or elect to receive cash?

A: La Quinta shareholders who do not vote or elect to receive cash in the merger will receive paired shares of The Meditrust Companies.

Q: When and where are the shareholders meetings?

A: The Meditrust meeting and the Operating Company meeting will take place on Thursday, June 18, 1998 at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts at the following local times: 10:00 a.m. for Meditrust and 10:30 a.m. for Operating Company.

   The La Quinta meeting will take place on Thursday, June 18, 1998 at the offices of La Quinta, 112 E. Pecan Street, Third Floor Conference Room, San Antonio, Texas, at 9:00 a.m., local time.

Q: What else will happen at the Meditrust and the Operating Company shareholders meetings?

A: The shareholders meetings of The Meditrust Companies will also serve as the annual meeting of shareholders of each of The Meditrust Companies. As a result, shareholders of The Meditrust Companies will be asked to vote, among other things, to (i) elect directors of each of The Meditrust Companies, (ii) amend the restated certificates of incorporation of each of The Meditrust Companies to provide for restrictions on the transfer and ownership of each such company's equity securities and to authorize 25 million shares of excess stock, (iii) approve the performance-based compensation plans, and (iv) approve an amendment to each of The Meditrust Companies' 1995 Share Award Plans.

Q: What else will happen at the La Quinta shareholders meeting?

A: No other matters are scheduled to be voted on at the La Quinta shareholders meeting.

Q: When do you expect the merger to be completed?

A: We hope to complete the merger in the second quarter of 1998 shortly after the shareholders meetings.

Q: What happens to my future dividends?

A: We expect no changes in the dividend policies of The Meditrust Companies or La Quinta before the merger.

     Immediately prior to the merger, Meditrust will declare an earnings and profits distribution, which will be payable to holders of shares of Meditrust common stock on the record date for the earnings and profits distribution. The record date, which will be determined by the Meditrust Board of Directors, will be between fifteen and forty-five days following the completion of the merger. The distribution will be paid within fifteen days of the record date. La Quinta shareholders who dispose of the paired shares received in the merger prior to the record date for the earnings and profits distribution will not receive the distribution.

   After the distribution, The Meditrust Companies expect their annualized dividend rate (without giving effect to the earnings and profits distribution) will be $2.43 per paired share, which is equivalent to the current annualized dividend rate paid by Meditrust. As a real estate investment trust, Meditrust is obligated to distribute substantially all of its current taxable earnings to its shareholders on an annual basis. The payment of dividends in the future will depend on tax law requirements, Meditrust's financial condition and earnings, business conditions and other factors. Operating Company does not presently pay dividends.

     After the merger, the separate corporate existence of La Quinta will terminate and dividends on La Quinta common stock will cease.

Q: Will I have to pay federal income taxes as a result of the transaction?

A: The transaction is anticipated to be tax-free to La Quinta shareholders who receive only paired shares of The Meditrust Companies, except to the extent of: (i) the value of the Operating Company portion of the paired shares, which is estimated not to exceed 5% of the total value of the paired shares, and (ii) the earnings and profits distribution referred to above. Cash merger consideration received by La Quinta shareholders in the transaction will generally be taxable as capital gains.


     All or a portion of the earnings and profits distribution received by shareholders of The Meditrust Companies, including former La Quinta shareholders who receive paired shares in the merger, generally will result in the recognition of ordinary income by the shareholders. Any amounts not resulting in the recognition of ordinary income generally will result in the reduction of the shareholders' basis in their Meditrust shares and generally will be taxable as capital gains to the extent in excess of such basis.


Q: What is a paired share?

A: A paired share is a share that represents ownership in two separate companies. This means that shares of both companies trade and are transferable as a single unit.

     For example, a shareholder of The Meditrust Companies owns stock in Meditrust Corporation and Meditrust Operating Company in exactly the same proportion. Accordingly, a sale of stock of one of The Meditrust Companies results in a sale of both companies' stock.

     Presently, the paired share structure is beneficial because it links an operating company with a real estate investment trust, or REIT. A REIT may own and lease real estate but it generally may not conduct an operating business on the real property that it owns. For example, a REIT may own a hotel, but it generally cannot run the operations of the hotel. Instead, it must lease the hotel to a third party operator. By linking a REIT, which can own and lease real estate, with an operating company, which can operate a business on the underlying real estate, the owners of the paired shares receive the economic benefits (and, consequently, assume the related risks) associated with owning and operating real estate. Consequently, operating profits which normally would accrue to a third party operator instead are earned by a company in which you own stock.


   There are currently pending legislative proposals which, if enacted in the form proposed, could substantially limit The Meditrust Companies' ability to use the paired share structure in the future. The Internal Revenue Code currently contains rules which prevent a real estate investment trust from pairing with an operating company. Meditrust Corporation and Meditrust Operating Company acquired their paired share status under a "grandfathering" rule. The proposed legislation if enacted in its current form would limit this "grandfathering" rule and would apply the Internal Revenue Code's anti-pairing rules to real property interests acquired after March 26, 1998 unless those interests were acquired pursuant to a written agreement that was binding on March 26, 1998, or was publicly announced or described in a filing with the Securities and Exchange Commission on or before that date. Under the legislation as currently proposed, the properties to be acquired from La Quinta would not be subject to the anti-pairing rules. See "Risk Factors -- Tax Risks Related to Real Estate Investment Trusts."


Q. Whom should I call with questions?

A. If you would like additional copies of this Joint Proxy Statement/Prospectus or if you have questions about the merger, you should contact D.F. King & Co., Inc., by mail at 77 Water Street, 20th Floor, New York, New York
     10005, or by telephone, toll free, at (800) 549-6746. D.F. King & Co., Inc. is acting as our joint proxy solicitor. In addition, after June 9, 1998, shareholders may call our joint proxy solicitor, toll-free, at (800) 578-5378, to hear announcements regarding the exchange ratio and the amount of the earnings and profits distribution to be made by Meditrust.

     If you are a Meditrust shareholder, you can also call the Investor Relations Department at Meditrust, at (781) 433-6000.

     If you are an Operating Company shareholder, you can also call the Investor Relations Department at Operating Company, at (781) 453-8062.

     If you are a La Quinta shareholder, you can also call Investor Relations at La Quinta, at (210) 302-6000.

                                    SUMMARY



     This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 146.


     This Joint Proxy Statement/Prospectus contains certain forward-looking statements concerning the benefits expected as a result of the merger and the future financial performance of The Meditrust Companies (including the La Quinta hotels) after the merger. Actual results may differ significantly from the forward-looking statements. See "Risk Factors -- Cautionary Statements Concerning Forward-Looking Statements" on page 31.


                                 The Companies

Meditrust Corporation
197 First Avenue, Suite 300
Needham, Massachusetts 02194
(781) 433-6000

       Meditrust Corporation ("Meditrust") is a real estate investment trust, or REIT, incorporated in the State of Delaware. Meditrust has historically invested primarily in health care related real property. Meditrust also invests in other entities outside of the United States which make similar health care related real estate investments. In addition to its health care related real estate investments, Meditrust also owns Santa Anita Park in California and has entered into a definitive merger agreement to acquire Cobblestone Holdings, Inc., parent of Cobblestone Golf Group, Inc. ("Cobblestone").

Meditrust Operating Company
197 First Avenue, Suite 100
Needham, Massachusetts 02194
(781) 453-8062

       Meditrust Operating Company ("Operating Company") is a Delaware corporation which currently operates the thoroughbred horse racing business at Santa Anita Park. Upon completion of the Cobblestone acquisition, Operating Company will operate Cobblestone golf courses and related facilities. Operating Company does not currently conduct any other material operations.

       Meditrust and Operating Company, together referred to as "The Meditrust Companies," have an organizational structure called a "paired share structure." The shares of the capital stock of the two companies are sold and trade together as a single unit, which are referred to as the "paired shares."

       Prior to November 5, 1997, the name of Meditrust Corporation was Santa Anita Realty Enterprises, Inc., and the name of Meditrust Operating Company was Santa Anita Operating Company. On November 5, 1997, the names of these companies were changed in connection with the merger of Meditrust, a Massachusetts business trust ("Meditrust's Predecessor"), with and into Santa Anita Realty Enterprises, Inc. Shareholders of Meditrust's Predecessor received paired shares of The Meditrust Companies through that merger and thereby acquired the benefits of the paired share structure.


La Quinta Inns, Inc.
112 E. Pecan Street
San Antonio, Texas 78205
(210) 302-6000


       La Quinta Inns, Inc. ("La Quinta") is a Texas corporation. La Quinta is a fully integrated lodging company that focuses on the ownership, operation and development of its two hotel products: (i) La Quinta Inns, a chain positioned in the mid-priced segment of the lodging industry, and (ii) La Quinta Inns & Suites, a new lodging concept positioned at the upper end of the mid-priced segment of the lodging industry. As of April 22, 1998, La Quinta owned and operated 274 hotels containing a total of over 35,000 rooms located in 28 states concentrated in the western and southern regions of the United States. Substantially all of these rooms are operated under the company's own La Quinta[RegTM] Inns or La Quinta[RegTM] Inn & Suites brand names.


Recent Developments


       On March 23, 1998, The Meditrust Companies announced that certain shareholders of La Quinta holding approximately 28.9% of the outstanding shares of La Quinta common stock and The Meditrust Companies reached an agreement-in-principle to amend a shareholders agreement entered into concurrently with the merger agreement. The parties have agreed that these shareholders, including Gary L. Mead, Thomas M. Taylor & Co. and certain other entities and individuals associated with the Bass family, may receive paired shares in exchange for their La Quinta shares, are no longer obligated to make the maximum cash election as provided in the shareholders agreement and that the Bass group may own up to 9.25% of the paired shares of The Meditrust Companies. Thomas M. Taylor, the chairman and a principal shareholder of La Quinta, will join the

Boards of Directors of The Meditrust Companies. Definitive documents regarding this agreement-in-principle were executed on April 30, 1998.

       On March 17, 1998, The Meditrust Companies filed a Registration Statement on Form S-3 to register 7.62 million paired shares in connection with the pending Cobblestone acquisition. The paired shares are to be issued to Cobblestone shareholders, who will then have the ability to resell them following the Cobblestone acquisition, subject to certain legal and contractual limitations.


       During the first two weeks of March 1998, Meditrust acquired five golf courses from I.R.I. Golf Group, L.L.C., referred to as "I.R.I.," a privately held owner, operator and developer of golf facilities, for $41 million in cash. The courses will be operated by Cobblestone. I.R.I. and Cobblestone also announced a new strategic alliance under which I.R.I. will develop and build new courses to be owned and operated by Cobblestone. In addition, on May 15, 1998, The Meditrust Companies announced that they have agreed to acquire a total of twelve additional golf courses from several different sellers for an aggregate of $130 million in cash. These twelve golf courses will also be operated by Cobblestone once each of their respective acquisitions are consummated. Further, The Meditrust Companies also announced that they have acquired an additional golf course for $8 million in cash.


       On February 26, 1998, The Meditrust Companies entered into certain transactions with Merrill Lynch International, whereby Merrill Lynch International agreed to purchase 8,500,000 shares of Series A Non-Voting Convertible Common Stock from The Meditrust Companies at a purchase price of $32.625 per share, subject to adjustment in the event that the market price of the paired shares declines. These securities were issued on February 27, 1998. They are initially non-voting and will convert into voting paired shares of The Meditrust Companies on the earlier of (i) the business day following the date on which shareholders of The Meditrust Companies have approved the merger or
(ii) the date of any termination of the merger agreement. See "The Merger -- Opinion of La Quinta Financial Advisor" and "The Companies -- Recent Developments."

       On January 11, 1998, The Meditrust Companies entered into a definitive merger agreement with Cobblestone pursuant to which The Meditrust Companies will acquire all of the outstanding capital stock of Cobblestone for paired shares valued at approximately $241 million. In addition, The Meditrust Companies will assume or refinance approximately $169 million of Cobblestone's debt and associated costs. Cobblestone is one of the nation's leading developers and operators of golf courses and related facilities.


                         The Meditrust Companies' Board
                        Recommendations to Shareholders
                         and Reasons for the Merger and
                           the Issuance of Operating
                             Company Common Stock


       The Boards of Directors of Meditrust and Operating Company believe that the merger and the issuance of paired shares, including shares of Operating Company common stock, are in your best interests and unanimously recommend that you vote for the proposals to approve the merger and the issuance of paired shares to La Quinta shareholders in the merger.


       We recommend the merger and the issuance of paired shares because:


  [bullet] the merger will combine La Quinta's quality hotel portfolio and experienced management team with Meditrust's enhanced access to the capital markets and diversified property portfolio;


  [bullet] the merger will create a diversified owner/operator of various types of real estate properties. We believe this diversification will mitigate the adverse effects of changes in general economic conditions on The Meditrust Companies as a whole;


  [bullet] the transaction is expected to be accretive to The Meditrust Companies' funds from operations per share for the first twelve months of combined operations;


  [bullet] we believe the merger with La Quinta provides an attractive opportunity to put The Meditrust Companies' paired share structure to work in an industry for which it is particularly well suited. The paired share structure is well suited to the hotel business because Meditrust can hold valuable real estate, namely La Quinta's hotels, while at the same time providing its shareholders with the economic benefits of owning the underlying hotel-operating business;


  [bullet] in addition to La Quinta's hotels, The Meditrust Companies will acquire another valuable asset -- the La Quinta[RegTM] brand name. Because La Quinta operates substantially all of its hotels under its own brand name, La Quinta is not required to pay franchise or license fees to third parties for the right to use this recognized brand name in the hotel market; and

  [bullet] many of the La Quinta properties have recently undergone extensive renovations. We expect that the renovations will allow The Meditrust Companies to focus their hotel financing and development efforts on continued expansion of La Quinta's portfolio of hotel properties, through individual developments as well as through acquisitions of other hotel property portfolios.



                               La Quinta's Board
                         Recommendation to Shareholders
                          and Reasons for the Merger


       The Board of Directors of La Quinta believes that the merger is in your best interests and unanimously recommends that you vote for the proposal to approve and adopt the merger agreement and the merger.

We recommend the merger because:

  [bullet] we believe that the merger will enable La Quinta to benefit from diversification into other industries;

  [bullet] we believe the diversification achieved in the merger may allow La Quinta to expand into other segments of the hotel industry, which may enable La Quinta to compete more effectively given the recent consolidation in the lodging industry;

  [bullet] we believe that the merger will give La Quinta improved access to the capital required to continue to execute La Quinta's growth and development plans; and

  [bullet] we believe that the value to be received by shareholders of La Quinta in the merger represents a premium over the trading prices of La Quinta's common stock prior to the execution of the merger agreement.


                             The Meditrust Meeting


       The annual meeting of shareholders of Meditrust Corporation will be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts 02109 on Thursday, June 18, 1998 at 10:00 a.m., local time.


       At the Meditrust meeting, holders of Meditrust common stock will consider and vote upon a proposal to approve the merger of La Quinta into Meditrust and the issuance of Meditrust common stock to holders of La Quinta common stock in the merger and will vote on the election of directors, approval of an amendment to Meditrust's restated certificate of incorporation, approval of performance-based compensation plans, approval of an amendment to the 1995 Share Award Plan, and other annual meeting matters.


       Approval of the merger and the amendment to the restated certificate of incorporation require the affirmative vote of the holders of a majority of all outstanding shares of common stock entitled to vote at the Meditrust meeting. The election of directors and the approval of the performance-based compensation plans require the affirmative vote of the holders of a majority of the shares of Meditrust common stock having voting power, present in person or represented by proxy and voting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Meditrust meeting. Approval of the amendment of the 1995 Share Award Plan requires the affirmative vote of the holders of a majority of the votes cast on each proposal, provided that the total vote cast represents over 50% in interest of all shares entitled to vote on the proposal at the Meditrust meeting.


       Only holders of Meditrust common stock who are holders at the close of business on the Meditrust record date, April 22, 1998, will be entitled to notice of and to vote at the Meditrust meeting. As of April 22, 1998, directors and executive officers of Meditrust and their affiliates were beneficial owners of approximately 2.2% of the outstanding shares of Meditrust common stock.


       As of April 22, 1998, a total of 89,793,293 votes were eligible to be cast at the Meditrust meeting.


                         The Operating Company Meeting


       The annual meeting of shareholders of Operating Company will be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts 02109 on Thursday, June 18, 1998, at 10:30 a.m., local time.


       At the Operating Company meeting, holders of Operating Company common stock will consider and vote upon a proposal to approve the issuance of shares of Operating Company common stock to holders of La Quinta common stock in the merger and will vote on the election of directors, approval of an amendment to the Operating Company restated certificate of incorporation, approval of performance-based compensation plans, approval of an amendment to the 1995 Share Award Plan, and other annual meeting matters.


       Approval of the issuance of Operating Company common stock and the amendment of the 1995 Share Award Plan require the affirmative vote of the holders of a majority of the votes cast on each proposal, provided that the total vote cast represents over 50% in interest of all shares entitled to vote at the Operating Company meeting on each proposal. The adoption and approval of the amendment to the restated certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Operating Company common stock entitled to vote at the Operating Company meeting. The election of directors and the approval of the performance-based compensation plans require the affirmative vote of the holders of a majority of the shares of Operating Company common stock having voting power present in person or represented by proxy and voting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Operating Company meeting.


       Only holders of Operating Company common stock who are holders at the close of business on the Operating Company record date, April 22, 1998, will be entitled to notice of and to vote at the Operating Company meeting. As of April 22, 1998, directors and executive officers of Operating Company and their affiliates were beneficial owners of approximately 2.2% of the outstanding shares of Operating Company common stock.


       As of April 22, 1998, a total of 88,487,916 votes were eligible to be cast at the Operating Company meeting.


                             The La Quinta Meeting


       The special meeting of shareholders of La Quinta will be held at 112 East Pecan Street, Third Floor Conference Room, San Antonio, Texas on Thursday, June 18, 1998 at 9:00 a.m., local time.


       At the La Quinta meeting, holders of La Quinta common stock will consider and vote upon a proposal to approve and adopt the merger agreement and the merger.


       Approval and adoption of the merger agreement and the merger requires the affirmative vote of two-thirds of the outstanding shares of La Quinta common stock that are entitled to vote at the La Quinta meeting.


       Only holders of La Quinta common stock who are holders at the close of business on the La Quinta record date, April 22, 1998, will be entitled to notice of and to vote at the La Quinta meeting. As of April 22, 1998, directors and executive officers of La Quinta and their affiliates were the beneficial owners of approximately 16.3% of the outstanding shares of La Quinta common stock.



       Holders of approximately 22.3 million shares of La Quinta common stock, or approximately 28.9% of the outstanding shares of La Quinta common stock, entered into a shareholders agreement with The Meditrust Companies and La Quinta pursuant to which these shareholders agreed to vote in favor of approval and adoption of the merger agreement and the merger. See "The Merger
Agreement -- Certain Shareholder Arrangements."



       As of April 22, 1998, a total of 77,223,368 votes were eligible to be cast at the La Quinta meeting.


                                  The Merger


       The merger agreement, as amended, is attached as Annex A and Annex A-1 to this Joint Proxy Statement/ Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.


What La Quinta Shareholders Will Receive in the Transaction

       In the merger, La Quinta shareholders will receive either paired shares of The Meditrust Companies, cash or a combination of paired shares and cash. Following the merger, Meditrust will pay a cash earnings and profits distribution on all of its outstanding shares, including those issued to La Quinta shareholders in the merger.

       After June 9, 1998, La Quinta shareholders may call our joint proxy solicitor, toll-free, at (800) 578-5378, to receive information about the exchange ratio and the amount of the earnings and profits distribution to be made by Meditrust.


The Earnings and Profits Distribution


       La Quinta has operated as a taxable corporation for federal income tax purposes since its incorporation. As such, La Quinta generates taxable income and, in some situations, losses. To the extent La Quinta's taxable income (with certain adjustments) in any given year is not distributed to its shareholders, it becomes accumulated earnings and profits. Accumulated earnings and profits are periodically reduced by losses and distributions or dividends to a company's shareholders in excess of the company's current taxable income (with certain adjustments).

       After the merger, Meditrust will succeed to La Quinta's accumulated earnings and profits (to the extent not reduced or eliminated prior to or in connection with the merger). The actual amount of La Quinta's accumulated earnings and profits that Meditrust will succeed to is presently uncertain and could be affected by a number of factors, including, without limitation: the earnings and profits generated by La Quinta prior to the merger; the cash settlement of employee stock options and other compensation expenses provided for in the merger agreement (which would decrease such earnings and profits); the payment of cash and the distribution of

Operating Company shares in the merger (which could decrease such earnings and profits); and a possible sale, or other taxable transfer, at a gain of certain assets of La Quinta pursuant to the merger agreement (which would increase such earnings and profits). Other adjustments may also occur prior to or in connection with the merger. As a REIT, Meditrust is not permitted to complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, as necessary to preserve its REIT status, after the merger, Meditrust will make a distribution of earnings and profits to all Meditrust shareholders who hold paired shares on the record date for the earnings and profits distribution, including La Quinta shareholders who receive paired shares in the merger.



       The merger agreement provides that Meditrust will declare the earnings and profits distribution prior to the merger. The earnings and profits distribution will be payable to those Meditrust shareholders who hold their paired shares on the record date for the earnings and profits distribution. The record date, which will be determined by the Meditrust Board of Directors, will be between fifteen and forty-five days following the completion of the merger. The earnings and profits distribution will be paid within fifteen days of the record date for the earnings and profits distribution.


       Under the merger agreement, the portion of the earnings and profits distribution payable on paired shares issued to La Quinta shareholders reduces the exchange ratio used to calculate the number of paired shares to be received by La Quinta shareholders in the merger. Accordingly, the number of paired shares La Quinta shareholders will receive in the merger decreases as the distribution increases. Conversely, the number of paired shares La Quinta shareholders will receive in the merger increases as the earnings and profits distribution decreases.


       La Quinta shareholders who dispose of their paired shares received in the merger prior to the record date for the earnings and profits distribution will not receive the distribution.


What Current Shareholders of The Meditrust Companies Will Hold After The Merger



       Shareholders of The Meditrust Companies will continue to own their existing paired shares after the merger. All holders of paired shares on the record date for the earnings and profits distribution will receive their pro rata share of the distribution.

       Shareholders of The Meditrust Companies should not send in their stock certificates in connection with the merger.


Effective Time of the Merger


       Under Delaware law and Texas law, the merger will be effective when a certificate of merger is issued by the Texas Secretary of State, unless we specify a later effective time. We expect that the merger will be completed as soon as practicable following the approval by the shareholders of Meditrust, Operating Company and La Quinta at their shareholders meetings, if all other conditions have been satisfied.


Advantages of the Merger to The Meditrust Companies and their Shareholders


       The Meditrust Companies and their shareholders will receive benefits associated with diversification of The Meditrust Companies' real estate portfolio. The Meditrust Companies believe that diversification will mitigate the adverse effects of changes in general economic conditions on The Meditrust Companies. In addition, the transaction is expected to be accretive to The Meditrust Companies' funds from operations per share for the first twelve months of combined operations. See "The Merger--Recommendation of The Meditrust Companies' Board of Directors; The Meditrust Companies' Reasons for the Merger and the Share Issuance."


Disadvantages of the Merger to The Meditrust Companies and their Shareholders


       As The Meditrust Companies diversify, it is likely that Operating Company will rely heavily upon the expertise of the existing management of the acquired company or will need to hire outside management to operate the acquired company. Operating Company may be unable to hire and retain qualified management. In addition, The Meditrust Companies will also need to significantly increase the total amount of debt on their combined balance sheet in order to pay certain of La Quinta's existing debt as well as the cash component of the merger consideration, the earnings and profits distribution and transaction expenses. See "Risk Factors--Financing for the Cash Component of Merger Consideration, Earnings and Profits Distribution and Transaction Expenses Has Not Been Finalized."


       In addition, the issuance of paired shares to acquire La Quinta will result in substantial dilution of the voting power of the current shareholders of The Meditrust Companies. See "Risk Factors--Dilution to Existing Shareholders of the Meditrust Companies."


Advantages of the Merger to La Quinta and its Shareholders

       We believe that La Quinta and its shareholders will benefit from diversification into other industries. As a result of the merger, La Quinta may expand into other segments of the hotel industry. In addition, the La Quinta Board of Directors believes the value received by shareholders in the merger represents a premium over trading prices of La Quinta common stock prior to the execution of the merger agreement. See "The Merger -- Recommendation of the Board of Directors of La Quinta; Reasons for the Merger."


Disadvantages of the Merger to La Quinta and its Shareholders

       Real estate investment trusts have certain tax constraints and other limitations that La Quinta currently does not have. In addition, while the paired share structure of a real estate investment trust has many advantages, those advantages may be limited or eliminated as result of pending legislation. See "Risk Factors--Tax Risks Related to Real Estate Investment Trusts--Pending Litigation May Curb Use of Paired Share Structure."


Ownership of The Meditrust Companies
Following the Merger

       The number of paired shares to be issued by The Meditrust Companies in the merger will be determined by a formula described in the merger agreement and on page 63 of this Joint Proxy Statement/Prospectus. We estimate that current shareholders of The Meditrust Companies will own approximately 70% of the paired shares of The Meditrust Companies after the merger, based on certain assumptions described in this Joint Proxy Statement/ Prospectus. Likewise, the paired shares to be issued to La Quinta shareholders will represent approximately 30% of the outstanding paired shares of The Meditrust Companies after the merger.


Boards of Directors and Management of The Meditrust Companies Following the
Merger

       There will be no change in the management or the Boards of Directors of The Meditrust Companies upon completion of the merger, except that Thomas M. Taylor will join the Boards of Directors of The Meditrust Companies, William G. Byrnes, if re-elected, will serve as a director of Operating Company only, and Philip L. Lowe will be retiring from the Boards of Directors of The Meditrust Companies. We expect that La Quinta's operating management generally will remain in place, with La Quinta operating as a business unit of Operating Company after the merger.

       Gary L. Mead, La Quinta's current president and chief executive officer, will step down after the merger. Ezzat S. Coutry, La Quinta's current executive vice-president and chief operating officer, will become the president and chief executive officer of the La Quinta business unit of Operating Company after the merger.


Other Interests of La Quinta Officers, Directors and Certain Shareholders in the Merger

       Officers, directors and certain shareholders of La Quinta may receive benefits as a result of the merger which are different from the benefits you will receive. You may want to consider these benefits in deciding whether to vote in favor of the transaction.

       For example, unvested stock options and restricted stock awards held by officers and other employees of La Quinta will vest immediately upon completion of the merger. Officers and other employees holding options may choose to have these options purchased for cash or assumed by Meditrust. Options which are not assumed by Meditrust and restricted stock will be cashed out at their spread value at $26. The total value of options and restricted stock which will vest as a result of the merger held by officers and other employees of La Quinta is approximately $14.8 million.

       La Quinta has entered into severance arrangements with all of its officers and certain other employees. Aggregate payments to be paid under severance arrangements to these persons, if all such persons were terminated after the merger, would be approximately $17.7 million. Prior to completion of the merger, Mr. Coutry will enter into an employment agreement with Operating Company to serve as president and chief executive officer of the La Quinta business unit of Operating Company.

       Regardless of whether or not the merger is consummated, certain executives of La Quinta will also benefit from the vesting and full funding of their supplemental retirement benefits and will receive tax gross-up payments from La Quinta. These aggregate amounts are estimated to be approximately $1.5 million and $1.0 million, respectively.

       Certain shareholders of La Quinta holding approximately 28.9% of the outstanding shares of La Quinta common stock, have entered into a shareholders agreement with The Meditrust Companies and La Quinta. These shareholders, including Mr. Mead and Thomas M. Taylor

& Co. and certain other entities and individuals associated with the Bass family, have agreed to vote in favor of the merger. These shareholders have further agreed to certain restrictions on their ability to sell their La Quinta shares and any paired shares received in the merger. Pursuant to an amendment to the shareholders agreement, Thomas M. Taylor will join the Boards of Directors of The Meditrust Companies.

Conditions to the Merger

       A number of conditions must be met before the merger is completed including:

  [bullet] the approval of the merger by the shareholders of Meditrust and La Quinta;

  [bullet] the approval of the issuance of shares of Operating Company common stock by the shareholders of Operating Company;

  [bullet] the authorization for listing on the New York Stock Exchange of the paired shares to be issued in the merger;

  [bullet] the effectiveness of the registration statement filed with the Securities and Exchange Commission relating to the issuance of paired shares in the merger;

  [bullet] the absence of any injunction or other court order which would prohibit or prevent the merger;

  [bullet] the receipt by La Quinta of a legal opinion confirming Meditrust's REIT status;

  [bullet] the receipt of legal opinions regarding treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code; and

  [bullet] the absence of any legislative or regulatory change causing The Meditrust Companies to lose their paired share REIT status immediately before or after the merger.

       All of the conditions to the merger may be waived, if permitted by applicable law, by the company entitled to assert the condition. Shareholders will have the opportunity to vote on the merger even if certain conditions are waived prior to the shareholders meetings. If a material condition is waived following the shareholders meetings, proxies may be resolicited if management determines that it is required under applicable law.

Termination of the Merger Agreement

       The Meditrust Companies and La Quinta may agree to terminate the merger agreement before the merger has been completed, and either Meditrust or La Quinta may terminate the merger agreement if any of the following occurs:

  [bullet]  the merger has not been consummated by July 31, 1998;

  [bullet] by Meditrust if the Board of Directors of La Quinta withdraws or adversely changes its recommendation to shareholders that they vote in favor of the merger;

  [bullet] by La Quinta if the Board of Directors of Meditrust or Operating Company withdraws or adversely changes its recommendation to shareholders that they vote in favor of the merger or the share issuance;

  [bullet]  the required shareholder approvals are not obtained;

  [bullet] a court or other governmental authority permanently prohibits the merger;

  [bullet] the meeting date price (as defined) of the paired shares is below $30.40 but above $28.50, and Meditrust does not elect to increase the transaction consideration (only La Quinta may terminate the merger agreement for this reason);

  [bullet] the meeting date price (as defined) of the paired shares is below $28.50 (only La Quinta may terminate the merger agreement for this reason); or

  [bullet] La Quinta's Board of Directors, under certain circumstances, determines that its fiduciary obligations require acceptance of an acquisition agreement from a third party.

Termination Fee

       Meditrust generally must pay La Quinta $75 million if the merger agreement is terminated because Meditrust's or Operating Company's Board of Directors withdraws or adversely changes its recommendation to shareholders that they vote in favor of the merger or the issuance of Operating Company common stock, as the case may be.

       La Quinta generally must pay The Meditrust Companies $75 million if the merger agreement is terminated because La Quinta's Board of Directors withdraws or adversely changes its recommendation to shareholders that they vote in favor of the merger. In addition, La Quinta must pay $75 million to Meditrust if, under certain circumstances, La Quinta enters into an agreement with a third party for the acquisition of La Quinta by the third party.

Regulatory Approvals

       The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until after we have provided certain information and materials to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and a required waiting period has ended. The waiting period has expired.

Accounting Treatment


       The merger is expected to be accounted for by Meditrust using purchase accounting.


Opinions of Financial Advisors

       Opinion of Financial Advisor to The Meditrust Companies.

       Smith Barney Inc. (now associated with Salomon Brothers Inc and together with Salomon Brothers Inc doing business as, and referred to in this Joint Proxy Statement/ Prospectus as, Salomon Smith Barney) has acted as financial advisor to The Meditrust Companies in connection with the merger. Salomon Smith Barney has delivered to the Boards of Directors of The Meditrust Companies an oral opinion on January 2, 1998, which was confirmed by a written opinion dated January 3, 1998 (the date of the merger agreement prior to its amendment), to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to The Meditrust Companies. The full text of the written opinion of Salomon Smith Barney dated January 3, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. The opinion of Salomon Smith Barney was provided for the information and assistance of the Boards of Directors of The Meditrust Companies and relates only to the fairness of the merger consideration from a financial point of view to The Meditrust Companies, does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any shareholder as to how a shareholder should vote at The Meditrust Companies shareholders meetings.

       Opinion of Financial Advisor to La Quinta.

       Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as financial advisor to La Quinta in connection with the merger and has delivered to the Board of Directors of La Quinta a written opinion dated January 2, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the shareholders of La Quinta pursuant to the merger and the earnings and profits distribution is fair from a financial point of view to the shareholders of La Quinta. The full text of the written opinion of Merrill Lynch dated January 2, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. The opinion of Merrill Lynch is directed to the Board of Directors of La Quinta and addresses only the fairness, from a financial point of view, of the consideration to be received by the La Quinta shareholders pursuant to the merger and the earnings and profits distribution and does not address the merits of the underlying decision by La Quinta to engage in the transaction and does not constitute a recommendation to any shareholder as to how a shareholder should vote at the La Quinta meeting.

Federal Income Tax Considerations

       La Quinta Shareholders. The merger is anticipated to be tax-free to a La Quinta shareholder who receives paired shares of The Meditrust Companies in the merger, except that such shareholder will recognize gain, but not loss, in an amount equal to the lesser of the following amounts: (i) the fair market value of the Operating Company common stock that the shareholder receives, plus the amount of cash received pursuant to the shareholder's election or in lieu of fractional shares of Operating Company common stock, and (ii) the amount by which the fair market value of the paired shares, plus the amount of cash received (whether on account of the cash election or in lieu of fractional paired shares), exceeds the shareholder's tax basis in his or her La Quinta common stock. A La Quinta shareholder also will recognize gain or loss with respect to cash received in lieu of fractional shares of Meditrust common stock, measured by the difference between the amount of cash received and the portion of the basis of the shares of Meditrust common stock allocable to such fractional shares. Any gain or loss recognized by La Quinta shareholders in connection with the merger generally will be characterized as a capital gain or loss. See "Federal Income Tax Considerations--Tax Consequences of the Merger."


       In addition, all or a portion of the earnings and profits distribution received by shareholders of The Meditrust Companies, including former La Quinta shareholders who receive paired shares in the merger, generally will result in the recognition of ordinary income by the shareholders. Any amounts not resulting in the recognition of ordinary income generally will result in the reduction of the shareholders' basis in their Meditrust shares and generally will be taxable as capital gains to the extent in excess of such basis.

       The Meditrust Companies Shareholders. No gain or loss generally will be recognized by Meditrust or Operating Company or by their shareholders as a result of the merger. The earnings and profits distribution will be taxable to Meditrust's taxable U.S. shareholders as ordinary income to the extent it is made out of earnings and profits.

       REIT Status of Meditrust. Meditrust has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. Meditrust expects to continue to operate in a manner so as to qualify for taxation as a REIT after the merger. Meditrust's ability to qualify for taxation as a REIT depends upon its ability to meet certain distribution levels, specified diversity of stock ownership requirements, specified income and asset tests and various other qualifications imposed by the Internal Revenue Code.


No Appraisal Rights

       Under Texas law, La Quinta shareholders have no right to an appraisal of the value of their shares in connection with the merger.


Stock Exchange Listing of Paired Shares

       Meditrust and Operating Company will list the paired shares to be issued to La Quinta shareholders in connection with the merger on the New York Stock Exchange. After the effectiveness of the merger, the La Quinta common stock will be delisted from the New York Stock Exchange and deregistered for purposes of the Securities Exchange Act of 1934.


Dividends

       The current annualized rate of dividends on the paired shares is $2.43. We expect that The Meditrust Companies will maintain this dividend rate after completion of the merger without giving effect to the earnings and profits distribution, subject to approval and declaration by the Boards of Directors of Meditrust and Operating Company. As a REIT, Meditrust is obligated to distribute substantially all of its current taxable earnings to its shareholders on an annual basis. The payment of dividends by Meditrust in the future will depend on tax requirements, business conditions, its financial position and earnings, and other factors.

       The current annualized rate of dividends on shares of La Quinta common stock is $.07. Dividends on shares of La Quinta common stock will cease and the separate corporate existence of La Quinta will terminate when the merger is consummated.

                                 Risk Factors

       This Joint Proxy Statement/Prospectus includes, or incorporates by reference, certain additional factors related to the operations and strategies of The Meditrust Companies, La Quinta and Cobblestone generally, and this transaction and its effect on the combined entities specifically. Shareholders should read carefully the section entitled "Risk Factors."


                      Forward-Looking Statements May Prove
                                  Inaccurate


       Each of the companies has made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of The Meditrust Companies, La Quinta, or Cobblestone, including the anticipated benefits from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Shareholders should note that many factors could affect the future financial results of The Meditrust Companies, La Quinta or Cobblestone, and could cause these results to differ materially from those expressed in our forward-looking statements.


                          Comparative Per Share Market
                               Price Information



       Shares of La Quinta common stock and the paired shares of The Meditrust Companies are listed on the New York Stock Exchange. On January 2, 1998, the last full trading day prior to the public announcement of the signing of the merger agreement, the paired shares closed at $36.37 per share and shares of La Quinta common stock closed at $20.25. On May 15, 1998, the paired shares closed at $29.00 per share and La Quinta common stock closed at $21.125 per share.

           SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                    (in thousands, except per share amounts)


     The following tables set forth historical financial information for The Meditrust Companies and La Quinta and condensed pro forma combined financial information for The Meditrust Companies and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of The Meditrust Companies and La Quinta and the pro forma condensed combined financial statements and notes thereto of The Meditrust Companies.



                                          For the Year Ended December 31, 1997
                                  ----------------------------------------------------
                                   Historical (1)                    Pro Forma (2)(3)
                                    The Meditrust     Historical       The Meditrust
                                      Companies        La Quinta         Companies
                                  ---------------- ---------------- ------------------
STATEMENT OF
 OPERATIONS DATA:
 Total revenue ..................    $  294,355       $  502,569       $    871,683
 Total expenses .................       131,943          415,265            702,624
                                     ----------       ----------       ------------
 Net income (6) .................    $  162,412       $   87,304       $    169,059
                                     ==========       ==========       ============
PER SHARE DATA:
 Basic earnings .................    $     2.14       $     1.13       $       1.24
 Diluted earnings ...............    $     2.12       $     1.09       $       1.24
 Basic weighted average
  shares outstanding ............        76,070           77,426            135,795
 Diluted weighted average
  shares outstanding ............        76,524           80,160            136,249
OTHER AND CASH FLOW
 DATA:
 Funds from operations (4) ......    $  191,511          N/A           $    331,395
 Cash provided by
  operating activities (5) ......    $  184,412       $  161,768           N/A
 Cash used in investing
  activities (5) ................    $  571,325       $  339,109           N/A
 Cash provided by
  financing activities (5) ......    $  387,919       $  177,943           N/A

                                         December 31, 1997
                                  ---------------------------------
BALANCE SHEET DATA:
 Real estate investments,
  net ...........................    $2,935,772       $1,449,215
 Total assets ...................    $3,323,891       $1,502,024
 Total indebtedness, net ........    $1,377,438       $  901,685
 Total liabilities ..............    $1,498,152       $1,069,498
 Total shareholders' equity .....    $1,825,739       $  432,526
 Total shares outstanding .......        88,128           77,137



                                     For the Three Months Ended March 31, 1998
                                                    (unaudited)
                                  ------------------------------------------------
                                     Historical                   Pro Forma (2)(3)
                                   The Meditrust    Historical     The Meditrust
                                     Companies       La Quinta       Companies
                                  --------------- -------------- -----------------
STATEMENT OF
 OPERATIONS DATA:
 Total revenue ..................   $  145,196      $  133,326      $  299,519
 Total expenses .................       93,575         113,831         250,573
                                    ----------      ----------      ----------
 Net income (6) .................   $   51,621      $   19,495      $   48,946
                                    ==========      ==========      ==========
PER SHARE DATA:
 Basic earnings .................   $     0.56      $     0.25      $     0.33
 Diluted earnings ...............   $     0.56      $     0.24      $     0.33
 Basic weighted average
  shares outstanding ............       91,428          77,171         148,320
 Diluted weighted average
  shares outstanding ............       91,907          79,884         148,799
OTHER AND CASH FLOW
 DATA:
 Funds from operations (4) ......   $   59,085         N/A          $   91,870
 Cash provided by
  operating activities (5) ......   $   64,885      $   35,104          N/A
 Cash used in investing
  activities (5) ................   $  100,452      $   91,974          N/A
 Cash provided by
  financing activities (5) ......   $   82,361      $   56,213          N/A
                                             March 31, 1998 (unaudited)
                                  ------------------------------------------------
BALANCE SHEET DATA:
 Real estate investments,
  net ...........................   $3,022,605      $1,523,581      $5,859,053
 Total assets ...................   $3,459,704      $1,580,473      $7,049,292
 Total indebtedness, net ........   $1,242,909      $  960,932      $3,237,472
 Total liabilities ..............   $1,352,991      $1,128,842      $3,489,499
 Total shareholders' equity .....   $2,106,713      $  451,631      $3,559,793
 Total shares outstanding .......       96,921          77,223         148,146


----------------
(1) The historical financial data contained herein includes the historical results of operations of Meditrust's Predecessor from January 1, 1997 through November 5, 1997 and The Meditrust Companies after November 5, 1997 through December 31, 1997, as well as the balance sheets of The Meditrust Companies as of December 31, 1997.

(2) The pro forma information contained herein includes the pro forma adjustments for the La Quinta as well as the Cobblestone transactions.

(3) The unaudited pro forma information does not purport to represent what The Meditrust Companies' results of operations would have been for the fiscal year ended December 31, 1997 and the three months ended March 31, 1998 if the Merger had in fact occurred on January 1, 1997. Such pro forma information should not be used or relied upon to project The Meditrust Companies' combined financial position for any future periods or to project The Meditrust Companies' combined results of operations for any future periods.

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Meditrust Companies believe that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of The Meditrust Companies to incur and service debt, to make capital expenditures and to fund other cash needs. The Meditrust Companies compute Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than The Meditrust Companies. Funds from Operations is unaudited and does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of The Meditrust Companies' financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of The Meditrust Companies' liquidity, nor is it indicative of funds available to fund The Meditrust Companies' cash needs, including its ability to make cash distributions.

(5) Pro forma operating, investing and financing activities are not presented due to the significant number of assumptions required to complete the calculation.

(6) The historical net income amount for fiscal year ended December 31, 1997 for La Quinta represents net income before extraordinary items.

             THE MEDITRUST COMPANIES SUMMARY FINANCIAL INFORMATION

     The following table presents selected financial information with respect to The Meditrust Companies for the five years ended December 31, 1997 and for the three month periods ended March 31, 1998 and March 31, 1997. This financial information has been derived from audited financial statements included in or incorporated by reference in the Meditrust Annual Report on Form 10-K, as amended by amendments on Form 10-K/A for the year ended December 31, 1997, for the fiscal years ended December 31, 1993 through December 31, 1997, and the unaudited financial statements included in the Meditrust Companies' Quarterly Report on Form 10-Q for the three months ended March 31, 1998, and the Meditrust Corporation's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, and should be read in conjunction with such financial statements and the accompanying footnotes. See "Where You Can Find More Information."


                                                            For the
                                                          Three Months
                                                        Ended March 31,
                                                   --------------------------
                                                          (unaudited)
                                                        1998         1997
                                                   ------------- ------------
                                                   (in thousands, except per
                                                         share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenue .........................................   $ 145,196    $  67,965
 Expenses:
  Interest .......................................      25,453       18,115
  Horse racing operations ........................      28,196           --
  Depreciation and amortization ..................      12,847        6,476
  General and administrative .....................       4,384        2,321
  Other ..........................................      22,695           --
                                                     ---------    ---------
 Total expenses ..................................      93,575       26,912
                                                     ---------    ---------
 Net income before extraordinary items ...........      51,621       41,053
 Loss on prepayment of debt ......................          --           --
                                                     ---------    ---------
 Net income ......................................   $  51,621    $  41,053
                                                     =========    =========
PER SHARE DATA:
 Basic earnings
 Net income before extraordinary items ...........   $    0.56    $    0.56
 Loss on prepayment of debt ......................          --           --
                                                     ---------    ---------
 Basic earnings ..................................   $    0.56    $    0.56
                                                     =========    =========
 Diluted earnings
 Net income before extraordinary items ...........   $    0.56    $    0.55
 Loss on prepayment of debt ......................          --           --
                                                     ---------    ---------
 Diluted earnings ................................   $    0.56    $    0.55
                                                     =========    =========
 Distributions paid ..............................        0.606        0.59
 Book value ......................................       21.74        22.54
 Basic weighted average shares outstanding .......      91,428       73,828
 Diluted weighted average shares outstanding .....      91,907       74,094
CASH FLOW DATA:
 Cash provided by operating activities ...........   $  64,885    $  31,956
 Cash used in investing activities ...............     100,452      113,172
 Cash provided by financing activities ...........      82,361       44,156



                                                                      For the Year Ended December 31,
                                                   ---------------------------------------------------------------------
                                                        1997          1996          1995          1994          1993
                                                   ------------- ------------- ------------- ------------- -------------
                                                                 (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenue .........................................   $ 294,355     $ 254,024     $ 209,369     $ 172,993     $ 150,375
 Expenses:
  Interest .......................................      87,428        64,216        64,163        67,479        62,193
  Horse racing operations ........................          --            --            --            --            --
  Depreciation and amortization ..................      27,125        23,207        18,176        17,171        16,277
  General and administrative .....................      10,558         8,625         7,058         7,883         8,269
  Other ..........................................       6,832            --            --            --            --
                                                     ---------     ---------     ---------     ---------     ---------
 Total expenses ..................................     131,943        96,048        89,397        92,533        86,739
                                                     ---------     ---------     ---------     ---------     ---------
 Net income before extraordinary items ...........     162,412       157,976       119,972        80,460        63,636
 Loss on prepayment of debt ......................          --            --        33,454            --            --
                                                     ---------     ---------     ---------     ---------     ---------
 Net income ......................................   $ 162,412     $ 157,976     $  86,518     $  80,460     $  63,636
                                                     =========     =========     =========     =========     =========
PER SHARE DATA:
 Basic earnings
 Net income before extraordinary items ...........   $    2.14     $    2.21     $    2.10     $    2.28     $    2.03
 Loss on prepayment of debt ......................          --            --        ( 0.59)           --            --
                                                     ---------     ---------     ---------     ---------     ---------
 Basic earnings ..................................   $    2.14     $    2.21     $    1.51     $    2.28     $    2.03
                                                     =========     =========     =========     =========     =========
 Diluted earnings
 Net income before extraordinary items ...........   $    2.12     $    2.20     $    2.09     $    1.89     $    1.68
 Loss on prepayment of debt ......................          --            --        ( 0.58)           --            --
                                                     ---------     ---------     ---------     ---------     ---------
 Diluted earnings ................................   $    2.12     $    2.20     $    1.51     $    1.89     $    1.68
                                                     =========     =========     =========     =========     =========
 Distributions paid ..............................   $    2.38     $    2.31     $    2.25     $    2.18     $    2.11
 Book value ......................................   $   20.72     $   22.57     $   20.75     $   19.44     $   17.84
 Basic weighted average shares outstanding .......      76,070        71,445        57,151        35,314        31,310
 Diluted weighted average shares outstanding .....      76,524        71,751        57,457        42,564        37,840
CASH FLOW DATA:
 Cash provided by operating activities ...........   $ 184,412     $ 188,551     $ 149,997     $ 100,819     $  79,291
 Cash used in investing activities ...............     571,325       437,150       310,135       284,996       208,649
 Cash provided by financing activities ...........     387,919       247,077       164,449       207,808       120,806



                                             March 31,                        December 31,
                                    --------------------------- -----------------------------------------
                                         1998          1997          1997          1996          1995
                                    ------------- ------------- ------------- ------------- -------------
                                            (unaudited)                      (in thousands)
BALANCE SHEET DATA:
 Real estate investments, net .....  $3,022,605    $2,293,086    $2,935,772    $2,188,078    $1,777,798
 Total assets .....................  $3,459,704    $2,386,371    $3,323,891    $2,316,875    $1,891,852
 Indebtedness, net ................  $1,242,909    $  942,649    $1,377,438    $  858,760    $  762,291
 Total liabilities ................  $1,352,991    $  999,961    $1,498,152    $  931,934    $  830,097
 Total shareholders' equity .......  $2,106,713    $1,386,410    $1,825,739    $1,384,941    $1,061,755



                                           December 31,
                                    ---------------------------
                                         1994          1993
                                    ------------- -------------
BALANCE SHEET DATA:
 Real estate investments, net .....  $1,484,229    $1,214,308
 Total assets .....................  $1,595,130    $1,310,401
 Indebtedness, net ................  $  765,752    $  658,245
 Total liabilities ................  $  824,983    $  724,606
 Total shareholders' equity .......  $  770,147    $  585,795

                   LA QUINTA SUMMARY COMBINED FINANCIAL DATA
                    (in thousands, except per share amounts)


     The following table sets forth certain combined financial information of La Quinta, its wholly-owned subsidiaries, its combined unincorporated partnerships and joint ventures and is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this Joint Proxy Statement/Prospectus, the combined financial statements and the notes thereto incorporated by reference into this Joint Proxy Statement/Prospectus and other financial, pro forma and statistical information included or incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                                    Three Months
                                                                   Ended March 31
                                                             ---------------------------
                                                                  1998          1997
                                                             ------------- -------------
                                                                     (unaudited)
STATEMENT OF OPERATIONS DATA
 Total revenues ............................................  $  133,326    $  113,353
 Operating income (1) ......................................      44,967        38,032
 Earnings before extraordinary items and cumulative
   effect of accounting change .............................      19,495        16,648
 Net earnings available to shareholders (2) ................      19,495        16,648
PER SHARE DATA
 Basic earnings after conversion of partner's interest
   into common stock and before extraordinary items
   and cumulative effect of accounting change (3) ..........        0.25          0.21
 Basic net earnings available to shareholders (3) ..........        0.25          0.21
 Diluted earnings after conversion of partner's interest
   into common stock and before extraordinary items
   and cumulative effect of accounting change (3) ..........        0.24          0.21
 Diluted net earnings available to shareholders (3) ........        0.24          0.21
 Dividends paid ............................................      0.0175        0.0175
 Basic weighted average number of shares outstanding .......      77,171        77,590
 Diluted weighted average number of shares
   outstanding .............................................      79,884        80,378
CASH FLOW DATA
 Cash provided by operating activities .....................  $   35,104    $   33,866
 Cash used by investing activities .........................      91,974       112,588
 Cash provided by financing activities .....................      56,213        78,099
BALANCE SHEET DATA
 Property and equipment, net ...............................  $1,523,581    $1,237,548
 Total assets ..............................................   1,580,473     1,287,519
 Total debt ................................................     960,932       779,455
 Partners' capital .........................................       2,646         2,548
 Shareholders' equity ......................................  $  451,631    $  381,465



                                                                                    Years Ended December 31
                                                             ---------------------------------------------------------------------
                                                                  1997          1996          1995          1994          1993
                                                             ------------- ------------- ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA
 Total revenues ............................................  $  502,569    $  443,059     $ 413,919     $ 362,242     $ 271,850
 Operating income (1) ......................................     178,727       139,690       132,663       110,757        75,367
 Earnings before extraordinary items and cumulative
   effect of accounting change .............................      87,304        60,719        51,374        37,815        19,420
 Net earnings available to shareholders (2) ................      87,266        60,195         4,293        37,815        20,301
PER SHARE DATA
 Basic earnings after conversion of partner's interest
   into common stock and before extraordinary items
   and cumulative effect of accounting change (3) ..........        1.13          0.78          0.07          0.55          0.29
 Basic net earnings available to shareholders (3) ..........        1.13          0.77          0.06          0.55          0.30
 Diluted earnings after conversion of partner's interest
   into common stock and before extraordinary items
   and cumulative effect of accounting change (3) ..........        1.09          0.75          0.07          0.52          0.27
 Diluted net earnings available to shareholders (3) ........        1.09          0.74          0.06          0.52          0.29
 Dividends paid ............................................        0.07          0.07          0.07          0.05          0.01
 Basic weighted average number of shares outstanding .......      77,426        77,736        74,360        68,914        68,105
 Diluted weighted average number of shares
   outstanding .............................................      80,160        80,961        77,991        72,983        71,212
CASH FLOW DATA
 Cash provided by operating activities .....................  $  161,768    $  148,262     $ 128,798     $  94,233     $  78,043
 Cash used by investing activities .........................     339,109       275,179       158,828       156,492       145,027
 Cash provided by financing activities .....................     177,943       125,835        30,031        41,000        77,971
BALANCE SHEET DATA
 Property and equipment, net ...............................  $1,449,215    $1,148,190     $ 915,750     $ 793,928     $ 678,189
 Total assets ..............................................   1,502,024     1,199,800       964,115       845,781       749,495
 Total debt ................................................     901,685       692,668       531,738       488,234       436,495
 Partners' capital .........................................       2,667         3,293         6,309        92,099        85,976
 Shareholders' equity ......................................  $  432,526    $  365,576     $ 331,713     $ 189,231     $ 149,057

----------------
1) Operating income includes a provision for premature retirement of assets related to La Quinta's Gold Medal[RegTM] rooms program of approximately $18,076 and $12,630 in 1996 and 1995, respectively. Operating income in 1993 includes a charge of approximately $4,407 to record compensation expense related to certain performance stock options.

2) Net earnings available to shareholders in 1995 includes a non-recurring, non-cash charge of approximately $46,364 related to the conversion of partner's interest into common stock.

3) Basic earnings per share reflects the earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. All earnings per share disclosures have been restated to give effect to La Quinta's stock splits effected in the form of stock dividends.

                           COMPARATIVE PER SHARE DATA


     We have summarized below the per share information for our respective companies on an historical, pro forma combined and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for on a purchase basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should also read this information in connection with the pro forma financial information set forth under the heading "Unaudited Pro Forma Financial Statements." You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.



                                         Year Ended December 31, 1997          Three Months Ended March 31, 1998
                                   ---------------------------------------- ---------------------------------------
                                                                                          (unaudited)
                                                 Pro Forma     Pro Forma                  Pro Forma     Pro Forma
                                    Historical    Combined   Equivalent(2)   Historical    Combined   Equivalent(2)
                                   ------------ ----------- --------------- ------------ ----------- --------------
Net income -- basic earnings: (1)
 The Meditrust Companies .........   $  2.14      $ 1.24        $   --      $  0.56       $   0.33      $    --
 La Quinta .......................   $  1.13          --        $ 0.91      $  0.25       $     --      $  0.24
Distributions paid: (3)
 The Meditrust Companies .........   $  2.38          --            --      $  0.606      $     --      $    --
 La Quinta .......................   $  0.07          --            --      $  0.0175     $     --      $    --
Book value: (4)
 The Meditrust Companies .........   $ 20.72          --            --      $ 21.74       $  24.03      $    --
 La Quinta .......................   $  5.61          --            --      $  5.85       $     --      $ 17.65


----------------
(1) The pro forma per share data for The Meditrust Companies for the year ended December 31, 1997 and the three month period ended March 31, 1998 have been prepared as if the merger had occurred on January 1, 1997, resulting in weighted average shares outstanding of 135,795,000 for the year ended December 31, 1997 and 148,320,000 for the three month period ended March 31, 1998.


(2) The pro forma equivalent per share amounts of The Meditrust Companies are calculated by multiplying pro forma net income per share of The Meditrust Companies and pro forma book value per share of The Meditrust Companies by the exchange ratio applicable for an assumed Meeting Date Price of $30.40 which is 0.7346, based on the assumptions described within the section entitled "The Merger Agreement--Transaction Consideration."


(3) For a discussion of the dividend policy of The Meditrust Companies following the merger, see "Comparative Per Share Market Price and Dividend Information."

(4) Book value per common share was calculated using shareholders' equity as reflected in the historical and pro forma financial statements divided by the number of shares of common stock outstanding.

                                 RISK FACTORS


     In addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following risk factors before you decide whether or not you wish to approve the merger or the issuance of Operating Company common stock, as the case may be.


Total Cash Consideration is Limited; Receipt of Cash or Paired Shares Dependent on Elections of Other Shareholders

     The aggregate amount of cash payable by The Meditrust Companies to La Quinta shareholders as (i) the earnings and profits distribution on paired shares received by La Quinta shareholders in the merger, and (ii) cash paid to La Quinta shareholders who elect to receive cash in the merger is limited to approximately $521 million.

     If the combined total amount of cash elected by the La Quinta shareholders and the La Quinta shareholders' portion of the earnings and profits distribution exceeds the maximum cash payable by Meditrust under the merger agreement, the available cash will be prorated among the La Quinta shareholders making cash elections. These La Quinta shareholders will then receive a combination of (i) their prorated portion of the available cash and (ii) paired shares. La Quinta shareholders who hold paired shares on the record date for the earnings and profits distribution will also receive their portion of the earnings and profits distribution.

     La Quinta and Meditrust presently believe that it is unlikely that any La Quinta shareholder who elects to receive cash will receive all cash. Rather, it is likely that La Quinta shareholders who elect to receive cash will receive a combination of cash and paired shares. However, La Quinta shareholders will not know the number of cash elections that have been made or whether, and to what extent, the available cash consideration will be prorated at the time of the La Quinta meeting. See "What La Quinta Shareholders Will Receive in the Transaction" and "The Merger Agreement -- Transaction Consideration" for a discussion of the proration of the cash available for payment to La Quinta shareholders who make cash elections.


La Quinta Shareholders Who Receive Paired Shares Must Hold Their Paired Shares For a Period of Time After the Merger in Order to Receive the Earnings and Profits Distribution

     If the merger is approved, La Quinta shareholders who receive paired shares in the merger will need to hold the shares until the record date for the earnings and profits distribution in order to receive the earnings and profits distribution. The merger agreement contemplates that the record date for the earnings and profits distribution will be between fifteen and forty-five days after the merger is completed. During this period, the paired shares will be subject to market risks and other risks inherent in holding equity securities, including the risk that the market price of the paired shares may decline. In the event a La Quinta shareholder disposes of the paired shares received in connection with the merger prior to the record date for the earnings and profits distribution, he or she will not receive the distribution. See "What La Quinta Shareholders Will Receive in the Transaction" and "The Merger
Agreement --Distribution of Earnings and Profits."


Some La Quinta Shareholders May Vote to Approve the Merger Before the Exchange Ratio is Established; Risk of Decline in Paired Share Price; Effect of Ex-Dividend Date

     The paired share price, referred to as the "Meeting Date Price," establishing the number of paired shares into which shares of La Quinta common stock will be converted, will be determined eight trading days before the La Quinta meeting. As a result, the final exchange ratio may not be determined until after some La Quinta shareholders have voted to approve the merger. Consequently, at the time they vote, these shareholders will not know the amount of paired shares they will receive in exchange for their La Quinta shares. The Meeting Date Price will be based on the average closing price of a paired share on twenty randomly selected trading days during the thirty trading day period preceding the determination date.


     If the Meeting Date Price is below $34.20, the combination of the cash to be received in the earnings and profits distribution and the paired shares to be received by La Quinta shareholders in connection with the merger will have a stated amount of less than $26 per share of La Quinta common stock. Between January 4, 1998 and May 15, 1998, the closing price of the paired shares was below $34.20 on 82 trading days out of a total of 92 trading days during that period. As of

May 15, 1998, the combination of the cash to be received in the earnings and profits distribution and the paired shares to be received by La Quinta shareholders would have a stated amount below $23.11 per share. If the Meeting Date Price is below $30.40 (or below $23.11 in stated amount of combined consideration), La Quinta has the right to elect to terminate the merger agreement, under certain circumstances, subject to a "top-up" right exercisable by Meditrust. In the event that La Quinta does not exercise its right to terminate the merger agreement, then the combined amount may be less than $23.11.


     The closing prices of the paired shares and the La Quinta shares at the effective time of the merger may vary significantly from the prices as of the date of the merger agreement, the date of this Joint Proxy Statement/Prospectus or the date of the shareholders' meetings. These variances may be due to, among other things, changes in the business, operations and prospects of The Meditrust Companies and La Quinta and market assessments of the timing or likelihood that the merger will be consummated. The prices of the paired shares and the shares of La Quinta common stock are also subject to general market conditions and economic and market perception of paired share stocks, REIT stocks, hotel, golf and health care related stocks and the stock market generally. We cannot assure you that the price of the paired shares or the La Quinta common stock will not decline between the date of this Joint Proxy Statement/Prospectus and the effective time of the merger.

     Meditrust will declare the earnings and profits distribution immediately prior to the completion of the merger. The earnings and profits distribution will be payable to holders of record of paired shares as of a date between fifteen and forty-five days following the completion of the merger. Under the rules of the New York Stock Exchange, the paired shares will be traded without the right to receive the distribution two business days prior to the record date. This date is referred to as the ex-dividend date. After the ex-dividend date, a stock's price may decrease by the amount of the expected per share distribution. Holders of paired shares should be aware that as the ex-dividend date for the earnings and profits distribution approaches, the market price of the paired shares may be affected in a similar manner.


Dilution to Existing Shareholders of The Meditrust Companies

     Depending on the number of shares of La Quinta common stock whose holders have elected to receive cash consideration in the merger, the number of paired shares issued in the merger could range from approximately 43 million to 55 million. After the merger, the pre-merger shareholders of The Meditrust Companies will own approximately 64% to 70%, and former La Quinta shareholders will own approximately 30% to 36%, of the outstanding paired shares (based on the number of issued and outstanding shares of La Quinta common stock on April 22, 1998 and assuming, for illustration purposes only, a Meeting Date Price of $30.40) and, accordingly, the voting power of the current shareholders of The Meditrust Companies will be substantially diluted.


The Meditrust Companies Will Have Substantial Debt Obligations Upon
   Consummation of the Merger


     Following the consummation of the merger and the Cobblestone acquisition, The Meditrust Companies will have approximately $3.24 billion of pro forma combined total indebtedness, as compared to combined total indebtedness of The Meditrust Companies, without giving effect to the merger and the Cobblestone acquisition, of approximately $1.24 billion. The Meditrust Companies have also filed a registration statement on Form S-3 for the issuance of up to $2 billion in debt and equity securities, all or a portion of which may be issued as debt. The Meditrust Companies' credit facility bears interest at variable rates based, in part, on The Meditrust Companies' leverage ratio. Consequently, the incurrence of indebtedness in connection with the merger, the earnings and profits distribution, and the issuance of additional debt securities, and the resulting increase in the leverage ratio, may result in increased interest expense under The Meditrust Companies' credit facility. In addition, increases in market interest rates will also result in increased borrowing costs for The Meditrust Companies, which may adversely affect The Meditrust Companies' cash flow and amounts available for distribution to their shareholders.


     The foregoing risks associated with the debt obligations of The Meditrust Companies may adversely affect the market price of the paired shares following the merger and may inhibit the ability of The Meditrust Companies to raise capital in both the public and private markets following the consummation of the merger and the Cobblestone acquisition.


Tax Risks Related to Real Estate Investment Trusts

     Dependence on Qualification as a REIT; General. Meditrust operates and will operate in the future, so as to qualify as a REIT for federal income tax purposes. However, we cannot assure you that Meditrust will continue to qualify as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex pro-visions of the Internal Revenue Code of 1986, as amended, (the "Code"), for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a paired share REIT. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within Meditrust's control. In addition, Meditrust's ability to qualify as a REIT is dependent upon its continued exemption from certain anti-pairing rules provided in the Code which otherwise would prevent Meditrust from qualifying as a REIT. Under a "grandfathering" rule, these anti-pairing rules do not apply to a paired share REIT if the REIT and its paired Operating Company were paired on June 30, 1983. Meditrust was paired with operating company on June 30, 1983. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise. Moreover, if for any reason Meditrust failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to Meditrust, in which case Meditrust would not qualify as a REIT for any taxable year. See "Federal Income Tax Considerations -- REIT Qualification."


     Legislation, as well as regulations, administrative interpretations or court decisions, also could change the tax law with respect to Meditrust's qualification as a REIT and the federal income tax consequence of such qualification. See "--Pending Legislation May Curb Use of Paired Share Structure" below. The adoption of any such legislation, regulations or administrative interpretations or court decisions could have a material adverse effect on the results of operations, financial condition and prospects of The Meditrust Companies and could prevent Meditrust from growing as originally intended at the time of the merger with Santa Anita Realty Enterprises, Inc.

     Qualification of Meditrust as a REIT for periods following the merger also generally depends on the REIT qualification of Meditrust for periods prior to the merger and the REIT qualification of Meditrust's Predecessor, for periods prior to the merger with Santa Anita Realty Enterprises, Inc. See "Federal Income Tax Considerations -- REIT Qualification."


     If Meditrust fails to qualify as a REIT, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if Meditrust failed to qualify as a REIT in 1983, Meditrust also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of Meditrust available for distribution to shareholders because of the additional tax liability to Meditrust for the year or years involved. To the extent that distributions to shareholders would have been made in anticipation of Meditrust's qualifying as a REIT, Meditrust might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of Meditrust. See "Federal Income Tax Considerations -- REIT Qualification."



     Meditrust believes that it has operated (and that prior to the Santa Anita merger, Meditrust's Predecessor operated), and will operate following the merger, in a manner that permits Meditrust to qualify as a REIT under the Code for each taxable year since its formation. Goodwin, Procter & Hoar LLP, counsel for Meditrust, has rendered an opinion that (i) Meditrust's Predecessor since its taxable year ended December 31, 1989 through its final taxable year was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, (ii) Meditrust since its taxable year ended December 31, 1992 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Meditrust's form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (including for periods following the merger). However, no opinion is expressed about regarding Meditrust's qualification as a REIT in its taxable years ended December 31, 1989, 1990, or 1991. If it is subsequently determined that Meditrust did not qualify as a REIT in those years, Meditrust potentially could incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service. However, Meditrust believes that it did in fact qualify as a REIT in those years and, in any event, believes that any such tax would not be material to its shareholders.



     Pending Legislation May Curb Use of Paired Share Structure. On February 2, 1998, the Department of the Treasury (the "Treasury") released an explanation of the revenue proposals included in the Clinton Administration's fiscal 1999 budget (the "Tax Proposals"). The Tax Proposals, among other things, include a freeze on the grandfathered status of paired share REITs such as The Meditrust Companies. Under this proposal, Meditrust and Operating Company would be treated as one entity with respect to properties acquired on or after the date of the first Congressional committee action with respect to such proposal and with respect to activities or services relating to such properties that are undertaken or performed by one of the paired entities on or after such date. The Tax Proposals also would prohibit REITs from holding stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal; provided that the proposal would apply to stock acquired before such effective date if, on or after such date, the subsidiary corporation engaged in a new trade or business or acquired substantial new assets. If the Tax Proposals are enacted in their current form, and the merger closes on or after the date of first committee action, Operating Company (including corporate subsidiaries of Meditrust that are controlled by Operating Company) would not be able to operate the hotels acquired by Meditrust in the merger in the manner currently contemplated without disqualifying Meditrust as a REIT. Moreover, the Treasury's explanation provides only a general description of the Tax Proposals, and the details of the statutory amendments that would implement the Tax Proposals are not known. Consequently, it is impossible to determine all of the ramifications of the Tax Proposals. Restructuring the operations of Meditrust and Operating Company to comply with the rules contemplated by the Tax Proposals could cause The Meditrust Companies to incur substantial tax liabilities or otherwise adversely affect The Meditrust Companies and could prevent Meditrust from growing as originally intended at the time of the merger with Santa Anita Realty Enterprises, Inc.


     On March 26, 1998, Representative William Archer, Chairman of the House Ways and Means Committee, and Senator William V. Roth, Jr., Chairman of the Senate Finance Committee, introduced identical legislation to limit this "grandfathering" rule. Under the proposed legislation, the anti-pairing rules provided in the Code would apply to real property interests acquired after March 26, 1998 by The Meditrust Companies, or a subsidiary or partnership in which a ten percent or greater interest is owned by The Meditrust Companies unless (i) the real property interests are acquired pursuant to a written agreement which was binding on March 26, 1998 and all times thereafter or (ii) the acquisition of such real property interests was described in a public announcement or in a filing with the Securities and Exchange Commission (the "SEC") on or before March 26, 1998.

     Under this legislation as currently proposed, the properties to be acquired from La Quinta would not be subject to these anti-pairing rules. However, we cannot assure you that the legislation will be adopted in its current form, with a consequence that the properties to be acquired from La Quinta or other properties of The Meditrust Companies could become subject to the anti-pairing rules of the Code in the future. In addition, the proposed legislation also provides that a property held by The Meditrust Companies that is not subject to the anti-pairing rules would become subject to such rules in the event of an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200% of
(i) the undepreciated cost of the property (prior to the improvement) or (ii) in the case of property acquired where there is a substituted basis (e.g., the properties to be acquired from La Quinta), the fair market value of the property on the date it was acquired by The Meditrust Companies. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter. This proposed restriction on property improvements would apply to the properties to be acquired from La Quinta, as well as all other properties owned by The Meditrust Companies, and would limit the ability of The Meditrust Companies to improve or change the use of those properties after December 31, 1999.

     Adverse Effects of REIT Minimum Distribution Requirements. In order to qualify as a REIT, Meditrust is generally required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, if Meditrust disposes of assets acquired from La Quinta during the ten-year period following the merger, Meditrust will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets that Meditrust recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. For a further discussion of this requirement, shareholders should see the section of this Joint Proxy Statement/Prospectus entitled "Federal Income Tax
Considerations -- REIT Qualification -- Built-In Gain Tax." Meditrust generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

     Meditrust intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the lodging industry could require Meditrust to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

     Distributions by The Meditrust Companies are determined by their respective Boards of Directors and depend on a number of factors, including the amount of cash available for distribution, financial condition, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of Meditrust Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains (in the case of Meditrust Corporation), return of capital, or a combination thereof. The Meditrust Companies will provide shareholders with annual statements as to the taxability of distributions.


     Requirement to Distribute Accumulated Earnings and Profits. To maintain its qualification as a REIT following the merger, Meditrust will be required to distribute any earnings and profits inherited from La Quinta in the merger. Following the merger, Meditrust will make a distribution of earnings and profits in the amount determined by Meditrust to be necessary for federal income tax purposes. The distribution will be taken into account by Meditrust's taxable U.S. shareholders as ordinary income to the extent it is made out of current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available for corporations. For a further discussion of that requirement, see the section of this Joint Proxy Statement/Prospectus entitled "Federal Income Tax Considerations -- Federal Income Taxation of Holders of Paired Shares."


     In rendering its opinion regarding REIT qualification, Goodwin, Procter & Hoar LLP has relied upon the representations of Meditrust to the effect that it will distribute with respect to the taxable year in which the merger closes all earnings and profits inherited from La Quinta. If the Internal Revenue Service ("IRS") were to determine that La Quinta's actual earnings and profits exceeded the amounts distributed or deemed distributed by Meditrust in 1998 following the merger, Meditrust would be disqualified as a REIT.


Tax Consequences of the Merger


     As discussed under "Federal Income Tax Considerations -- Tax Consequences of the Merger," counsel to Meditrust and La Quinta are of the opinion that the merger will qualify as a reorganization under the applicable provisions of the Internal Revenue Code. However, an opinion of counsel is not binding on the IRS, and no ruling from the IRS regarding the tax treatment of the merger (including the effect of the "Drop-Down" (as described in "Federal Income Tax Considerations -- Tax Consequences of the Merger"), if pursued in the future) has been sought. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more of the positions reflected in such counsels' opinions or that these positions will be upheld by the courts if challenged by the IRS.


Implications of Merger Under ERISA


     ERISA is a broad statutory framework that governs most non-governmental employee benefit plans in the United States. Fiduciaries of pension, profit-sharing or other employee benefit plans subject to ERISA ("ERISA Plans"), in consultation with their advisers, should carefully consider the impact of ERISA and the regulations of the Department of Labor (the "DOL") thereunder on the Plan's decision whether to approve the merger and, in the case of La Quinta shareholders, whether to elect cash. In particular, a fiduciary of an ERISA Plan should consider whether its decisions with respect to these matters would satisfy the requirements set forth in Part 4 of subtitle B of Title I of ERISA, including (i) the diversification and prudence requirements of ERISA, (ii) the requirement that the decisions be in the best interests of the participants and beneficiaries of the ERISA Plan, and (iii) the requirement that the decisions be authorized under the appropriate governing instruments and investment policies of the ERISA Plan.


     An ERISA Plan fiduciary should also consider whether the assets of The Meditrust Companies will constitute "plan assets" subject to ERISA after the merger. The DOL has promulgated a regulation under ERISA, 29 C.F.R. [sec] 2510.3-101 (the "DOL Regulation"), that specifies the circumstances under which the underlying assets of an entity in which an ERISA Plan acquires an equity interest will be considered to be assets of the ERISA Plan for purposes of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975. If the assets of The Meditrust Companies were considered to be assets of an ERISA Plan, management of The Meditrust Companies would be ERISA fiduciaries with respect to such ERISA Plan, and The Meditrust Companies would be subject to ERISA, including ERISA's prohibited transaction rules, and the prohibited transaction rules of the Code.


     Under the DOL Regulation, the assets of an entity will not be considered to be assets of any ERISA Plan that acquires an equity interest in the entity if one or more specified exceptions applies. We believe that one or more of these exceptions will be available with respect to an ERISA Plan's investment in The Meditrust Companies and therefore intends to proceed on the basis that assets of The Meditrust Companies will not constitute ERISA Plan assets.


Risks Associated with Rapid Growth of The Meditrust Companies; Execution of Growth Strategy

     The Meditrust Companies currently are experiencing a period of rapid growth through acquisitions. The Meditrust Companies and Meditrust's Predecessor have recently consummated or entered into merger agreements with Santa Anita Realty, Inc. and Santa Anita Operating Company, La Quinta and Cobblestone. Failure to efficiently manage this growing asset base, or the failure of The Meditrust Companies to successfully integrate La Quinta's and Cobblestone's operations with existing operations and the operations of other acquired businesses could have a material adverse effect on the results of operations and financial condition of The Meditrust Companies. The success of any completed acquisition will depend in large measure on The Meditrust Companies' ability to integrate the properties within The Meditrust Companies' existing portfolio and improve the operating results of the acquired properties. The process of integrating acquired properties, and, in particular, geographically diverse properties, with The Meditrust Companies' existing properties may involve unforeseen difficulties and may require a disproportionate amount of The Meditrust's Companies' financial and other resources, including management time, which could adversely impact The Meditrust Companies' existing operations and their ability to execute their growth strategy. See "The Companies -- The Meditrust Companies."

     The Meditrust Companies' growth strategy depends, in large part, on their ability to identify, finance, acquire and successfully operate additional real estate interests. We cannot assure you that The Meditrust Companies will find suitable acquisitions, that The Meditrust Companies will be able to consummate these acquisitions in a timely manner or at all, or that these acquisitions will not be acquired by The Meditrust Companies' competitors.


The Meditrust Companies Are Heavily Dependent on Health Care Related Properties and Will Need to Rely on New Members of Management as They Diversify Their Operations

     Currently, approximately 93% of The Meditrust Companies' real property portfolio is comprised of health care related real property. Recently, through acquisitions such as Cobblestone, certain I.R.I. golf facilities and La Quinta that are either pending or have been consummated, The Meditrust Companies have begun to diversify their operations as well as their real property portfolio. As The Meditrust Companies diversify into new areas through acquisitions, it is likely that Operating Company will rely heavily upon the expertise of the existing management of the acquired businesses or will need to hire outside management to operate these diversified operations. We cannot assure you that Operating Company will be able to hire and retain experienced management to operate the businesses they acquire or propose to acquire.


Interests of Certain Principal Shareholders, Directors and Officers of La Quinta in the Merger May Be Different From Interests of La Quinta Shareholders Generally

     Shareholders of La Quinta and The Meditrust Companies should be aware that certain members of La Quinta's management and the Board of Directors of La Quinta have interests in, and will receive benefits as a consequence of, the merger that are separate from the interests of, and benefits to, shareholders of La Quinta generally.

     La Quinta has entered into severance agreements and other arrangements with its officers and certain other employees that, under certain circumstances, entitle each such individual to receive payments and other benefits if his or her employment is terminated following the merger. In addition, Gary L. Mead, La Quinta's president and chief executive officer, will step down at the time of the merger. Mr. Mead will receive a severance payment of approximately $2.8 million in connection with the termination of his employment. La Quinta currently estimates that the aggregate required payments to those persons, including Mr. Mead, under the severance arrangements would be approximately $17.7 million, assuming all such persons are terminated within one year following the merger. The merger agreement also provides for the vesting of options and restricted stock awards. The aggregate value of the options and restricted stock of officers and other employees accelerated due to the merger is approximately $14.8 million. The merger agreement provides that holders of La Quinta options, including executive officers and directors, may elect to have their options cashed out rather than converting them into options to purchase paired shares. The options will be cashed out by paying the spread between $26 and the option's exercise price regardless of whether the La Quinta shareholders will receive more or less than $26 in total amount of consideration, based upon the meeting date price of the paired shares.

     Executives of La Quinta are covered under a supplemental retirement plan. Regardless of whether or not the merger is consummated, as a result of the execution of the merger agreement, the executives' benefits under the plan will become fully vested. La Quinta is required to fund the value of these benefits in a separate trust or distribute the allocable funds to the participants. As the executives will then be taxed on the value of their supplemental retirement benefits, La Quinta is also required to provide a tax gross-up payment to each affected executive. See "The Merger -- Interests of Certain Persons in the Merger" for a more detailed discussion of the benefits that certain directors, executive officers and principal shareholders of La Quinta may receive in connection with the merger.


Health Care Industry Risks

     Operating Risks. One of Meditrust's primary businesses is that of buying, selling, financing and leasing health care related properties. The risks of this business include, among other things: competition for tenants; competition from other health care financing providers, a number of which may have greater marketing, financial resources and experience than Meditrust; changes in government regulation of health care; changes in the availability and cost of insurance coverage; increases in operating costs due to inflation and other factors; and adverse effects of general and local economic conditions.

     Government Regulation May Increase. The health care industry is subject to changing political, economic, regulatory and demographic influences that may affect the operators of health care facilities and providers. During the past several years, the health care industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. Some elected officials have announced that they intend to examine certain aspects of the United States health care system including proposals which may further increase governmental involvement in health care. For example, the President and Congress have in the past, and may in the future, proposed health care reforms which could impose additional regulations on The Meditrust Companies and its operators or limit the amounts that operators may charge for services. The Meditrust Companies and its operators are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which they operate or in which they will operate.


     Reliance on Third-Party Payors; Availability of Reimbursement. The cost of many of the services offered by The Meditrust Companies' current operators are reimbursed or paid for by third-party payors such as Medicare and Medicaid programs for elderly, low income and disabled patients and state Medicaid programs for maintenance organizations and managed care organizations. We cannot assure you that third-party reimbursement for The Meditrust Companies' operators will continue to be available or when reimbursement will be offered. The increase in the number of providers contracting to provide per person fixed cost health care to a patient population has increased pressure on third party payors to lower costs.


     These factors could affect the ability of The Meditrust Companies' operators to generate revenues and make payments to Meditrust. This, in turn, could adversely affect The Meditrust Companies' ability to generate revenues and make expected distributions to shareholders.


Lodging Industry Risks


     Following the merger, La Quinta will be operated as a business unit of Operating Company and its real estate assets will be owned by Meditrust.


     Competition. The profitability of La Quinta hotels is subject to general economic conditions, competition, the desirability of particular locations, the relationship between supply of and demand for hotel rooms and other factors. La Quinta hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. The continued success of La Quinta's hotels will be dependent, in large part, upon their ability to compete in such areas as reasonableness of room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in La Quinta's market segment and recent consolidations in the lodging industry generally resulting in the creation of several large, multi-branded hotel chains with diversified operations may adversely impact La Quinta's financial condition, results of operations and business. We cannot assure you that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locations of La Quinta's hotels. Furthermore, we cannot assure you that, in the markets in which La Quinta's hotels operate, competing hotels will not provide greater competition for guests than currently exists, and that new hotels will not enter such markets.

     Geographic Concentration. La Quinta's hotels are concentrated in the western and southern regions of the United States. As a result, La Quinta is sensitive to economic and competitive conditions in those regions.

     Extensive Employment and Other Governmental Regulation. The hotel business is subject to extensive federal, state and local regulatory requirements, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, La Quinta's hotels and Operating Company are subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, work permit requirements and discrimination claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect La Quinta's hotels and The Meditrust Companies.

     Fluctuations in Operating Results. The lodging industry may be adversely affected by changes in economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in demand for hotel space in specific areas, changes in travel patterns, extreme weather conditions, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. Room supply and demand historically have been sensitive to shifts in GNP growth, which has resulted in cyclical changes in average daily room and occupancy rates. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues. Furthermore, the lodging industry is seasonal in nature, with revenues and profitability typically higher in summer periods than in winter periods.

     Expansion Strategy May Not Be Successfully Continued. Meditrust intends to continue La Quinta's strategy of growth through both the construction of new lodging facilities and the opportunistic acquisition of existing lodging facilities. We cannot assure you that Meditrust will find suitable sites for construction or suitable properties for acquisition or that these sites and properties will not be acquired by competitors. Meditrust will incur certain costs in connection with the acquisition of new properties and may be required to provide significant capital expenditures for conversions and upgrades when acquiring a property operating as other than a La Quinta[RegTM] brand property. We cannot assure you that any of the properties Meditrust may construct or acquire will be profitable following such construction or acquisition. The construction or acquisition of a property that is not profitable, or the acquisition of a property that results in significant unanticipated conversion costs, could adversely affect Meditrust's profitability. Meditrust may in the future require additional financing in order to continue to make acquisitions. We cannot assure you that such additional financing, if any, will be available to Meditrust on acceptable terms.

     Construction. Meditrust may from time to time experience shortages of materials or qualified tradespeople or volatile increases in the cost of certain construction materials, resulting in longer than normal construction and remodeling periods, loss of revenue and increased costs. Meditrust will rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform may result in construction or remodeling delays, increased cost and loss of revenue.


Real Estate Investment Risks

     General Risks. Meditrust's investments (including those of La Quinta and Cobblestone, assuming consummation of their respective mergers) will be subject to the risks inherent in owning real estate. The underlying value of Meditrust's real estate investments and Meditrust's income and ability to make distributions to its shareholders will depend on the ability of the lessees, the operators and Operating Company to operate Meditrust's properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases or loan payments in respect of their loans from Meditrust.

     Income from Meditrust's properties may also be adversely affected by:

   [bullet] changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

   [bullet] changes in interest rates and in the availability, cost and terms of mortgage funds;

   [bullet] the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

   [bullet] the ongoing need for capital improvements, particularly in older structures;

   [bullet] changes in real estate tax rates and assessments and other operating expenses;

   [bullet] adverse changes in governmental rules and fiscal policies;

   [bullet] adverse changes in zoning and other land use laws; and

   [bullet] civil unrest, earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond our control.

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. Meditrust's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If Meditrust wants to sell an investment, we cannot assure you that Meditrust will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of Meditrust's investment.

     Increases in Property Taxes Could Affect Ability to Make Expected Shareholder Distributions. Meditrust's health care facilities and real estate investments, La Quinta's and Cobblestone's properties and Meditrust's racing facilities are all subject to real property taxes. The real property taxes on properties in which Meditrust invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. In addition, as a result of the merger, certain of Meditrust's properties may be subject to reappraisal or reassessment. If property taxes increase as a result of such reappraisals or reassessments, Meditrust's ability to make expected distributions to shareholders could be adversely affected.

     Environmental Matters. The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of Meditrust, Operating Company, La Quinta and Cobblestone. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances and whether or not the substances originated from the real property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect Meditrust's ability to borrow by using the real property as collateral.

     Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous or toxic substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by such persons. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials or "ACMs," into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of Meditrust's properties, Meditrust, Operating Company, the lessees or the operators may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect Meditrust's results of operations and financial condition.

     Compliance with the ADA May Affect Expected Distributions to Meditrust's Shareholders. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that Meditrust, Operating Company or La Quinta is not in compliance with the ADA could result in the imposition of fines and/or an award of damages to private litigants. If Meditrust, Operating Company or La Quinta were required to make modifications to comply with the ADA, the ability of Meditrust or Operating Company to make expected distributions to its shareholders could be adversely affected.

     Uninsured and Underinsured Losses. Each of Meditrust's and, to the extent applicable, La Quinta's leases and mortgage loans specifies comprehensive insurance to be maintained on each of the applicable properties, including liability, fire and extended coverage. Meditrust believes such specified coverage is of the type and amount customarily obtained for or by an owner of such properties. Leases and loan documents for new investments (including those leased to Operating

Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of Meditrust, Operating Company, La Quinta and Cobblestone at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of Meditrust or Operating Company. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under those circumstances, the insurance proceeds received by Meditrust or Operating Company might not be adequate to restore its economic position with respect to such property. Additionally, La Quinta has established a paid loss insurance program for commercial general liability, automobile liability and workers' compensation and employer's liability. All of La Quinta's hotels participate in the program. Under the program claims and expenses are shared pro rata, with excess umbrella insurance being maintained to cover losses, claims and costs in excess of the deductible limits.

Financing for the Cash Component of Merger Consideration, Earnings and Profits Distribution and
Transaction Expenses Has Not Been Finalized

     The Meditrust Companies are exploring various alternative means to finance most effectively the earnings and profits distribution, the cash consideration to be paid in the merger pursuant to cash elections by La Quinta shareholders and the other costs associated with the merger, including refinancing and assumption of certain La Quinta debt. This financing may consist of public or private offerings of equity or debt, or a combination thereof. We cannot assure you, however, that The Meditrust Companies will successfully obtain the financing necessary to consummate the merger, or if obtained, that such financing will be on terms and conditions favorable to The Meditrust Companies. The Meditrust Companies' obligations under the merger agreement are not conditioned on the obtaining of financing. See "The Companies -- The Surviving Companies -- Liquidity and Financial Resources."

Potential Dilutive Effect of Issuance by The Meditrust Companies of Capital Stock With Purchase Price Adjustment Mechanism

     In connection with a private placement of 8,500,000 paired shares of Series A Non-Voting Convertible Common Stock to Merrill Lynch International, The Meditrust Companies entered into a Purchase Price Adjustment Mechanism Agreement, dated as of February 26, 1998, with Merrill Lynch International (the "Price Adjustment Agreement"), pursuant to which the parties agreed to adjust the purchase price of the 8,500,000 paired shares on or prior to February 26, 1999 by the difference between (i) the market price for the paired shares at the time of the settlement and (ii) a reference price (the "Reference Price) based on the closing price for the paired shares on February 25, 1998 plus a forward accretion, minus an adjustment to reflect distributions on the paired shares during the transaction period (such difference, the "Price Difference"). If the Price Difference is positive, Merrill Lynch International agrees to deliver paired shares or cash to The Meditrust Companies equal in value to the aggregate Price Difference. If the Price Difference is negative, The Meditrust Companies agree to deliver additional paired shares equal in value to the aggregate Price Difference to Merrill Lynch International. In the event that the market price for the paired shares at the time of settlement is lower than the Reference Price, The Meditrust Companies will have to deliver additional paired shares to Merrill Lynch International, which would have dilutive effects on the capital stock of The Meditrust Companies. Additionally, under certain adverse market conditions, Merrill Lynch International has the right to accelerate the settlement of all or a portion of the obligation under the Price Adjustment Agreement. Such early settlements may force The Meditrust Companies to issue paired shares at a depressed price, which may heighten the dilutive effects on the capital stock of The Meditrust Companies.

Rights of La Quinta Shareholders Will Be Governed By Delaware Law and The Meditrust Companies' Organizational Documents

     Meditrust and Operating Company are organized under the laws of the State of Delaware and La Quinta is incorporated under the laws of the State of Texas. If the merger is consummated, the La Quinta shareholders, whose rights as shareholders are currently governed by the Texas Business Corporation Act, the La Quinta amended and restated articles of incorporation and the La Quinta amended and restated by-laws, will, upon completion of the merger, become holders of paired shares. Their rights as holders of paired shares will be governed by the Delaware General Corporation Law and the restated certificates of incorporation, and the by-laws, as amended and restated, of The Meditrust Companies.

     La Quinta shareholders should be aware that certain provisions of The Meditrust Companies' certificates of incorporation and by-laws could have a potential anti-takeover effect. The following provisions of these governing documents could have the effect of making it more difficult for a third party to acquire control of Meditrust and Operating Company, including certain acquisitions that shareholders may deem to be in their best interests:

   [bullet] the certificates of incorporation and by-laws provide for a classified board of directors;

   [bullet] Delaware law permits removal of directors of Meditrust and Operating Company, other than upon expiration of their term, only for cause;

   [bullet] the certificates of incorporation and the by-laws do not permit shareholders to call a special meeting of shareholders;

   [bullet] the by-laws (and certificates of incorporation if certain proposals described herein are approved) contain restrictions on the number of shares that may be owned by any shareholder or group of shareholders;

   [bullet] the certificates of incorporation permit the issuance of one or more series of a new class of preferred stock or common stock with rights and preferences to be determined by the Board of Directors;

   [bullet] the certificates of incorporation and Delaware law restrict certain business combinations with interested shareholders; and

   [bullet] the by-laws require advance notice of shareholder proposals and director nominations.

     See "Comparison of Shareholder Rights."

Possible Adverse Effects of Failure to Consummate the Cobblestone Acquisition

     The consummation of the Cobblestone acquisition is subject to, among other things, regulatory approval and the approval of the shareholders of Cobblestone. The Meditrust Companies have incurred substantial expenses in connection with the Cobblestone acquisition which will not be recoverable if the Cobblestone acquisition is not consummated. In addition, if the Cobblestone acquisition is not consummated, Cobblestone's expertise in developing, operating and managing golf courses would not be available to The Meditrust Companies as it pursues its strategy to offer recreational opportunities to residents of its senior living communities. We cannot assure you that the Cobblestone acquisition will be consummated.

Golf Course Industry Risks


     Upon consummation of the Cobblestone acquisition, the acquisition of five golf course facilities from I.R.I. and the acquisition of twelve golf courses from several different sellers, The Meditrust Companies will have made a significant investment in golf courses and related facilities. You may wish to consider the following specific risks, among others, associated with this investment.


     Real Estate Investment Considerations. Investments in golf courses and related properties are subject to risks typically associated with investments in real estate. Revenue from golf courses may be affected by many factors, including changes in government regulations, general or local economic conditions, the available local supply of golf courses, a decrease in the number of people playing golf or adverse weather conditions. One factor specifically affecting real estate investments in golf facilities is the availability of water. A severe water shortage could adversely affect the revenue received from these investments.


     Geographic Concentration. The golf courses which The Meditrust Companies will acquire in the Cobblestone acquisition are generally located in sun-belt states. Nine golf facilities are located in Texas, seven in California, four in Arizona, three in Florida, two in Georgia and one in Virginia. The five golf courses acquired in the transaction with I.R.I. are all located in Texas. The remaining twelve golf courses which will be acquired from several different sellers are located in Florida, Georgia, New Jersey, North Carolina, Texas and Virginia. The geographic proximity of many of these golf courses may mean that adverse economic and/or weather conditions in the same geographic area could adversely affect the operating results of a large portion of The Meditrust Companies' golf course facilities.


     Competition. Meditrust intends to continue to acquire golf courses in order to expand its operations and increase its portfolio. The Meditrust Companies will compete with several national and regional golf course companies for the purchase, lease and management of golf courses. We cannot assure you that suitable golf course acquisition opportunities will be available or that, because of competition from other purchasers or other reasons, Meditrust will be able to consummate acquisitions on satisfactory terms or to obtain necessary acquisition financing. In addition, the acquisition of golf courses may become more expensive in the future if demand for properties increases.

     Golf courses are also subject to competition for players and members from other golf courses located in the same geographic areas. The number and quality of golf courses in a particular area could have a material effect on the revenue of a golf course. The availability of sufficient acreage often limits the number of competing courses, particularly in metropolitan areas. However, the parts of Arizona and Texas in which many of Cobblestone's existing properties, and all of the I.R.I. golf course facilities, are clustered have significant open land available, and there has been continued construction of both public and private golf facilities in those areas. In addition, revenue will be affected by a number of factors including the demand for golf and the availability of other forms of recreation.


     Consumer Spending and Trends. The amount spent by consumers on discretionary items, such as those currently offered by, and those expected to be offered by, Cobblestone and I.R.I., has historically been dependent upon levels of discretionary income which may be adversely affected by general economic conditions. A decrease in the number of golfers and in consumer spending on golf and golf associated activities could have a material adverse effect on The Meditrust Companies' golf course division's financial condition and results of operations.



Substantial Expenses Related to the Merger; Termination Fee

     We cannot assure you that the merger will be completed. Meditrust, Operating Company and La Quinta have incurred substantial expenses in connection with the transactions described in this Joint Proxy
Statement/Prospectus. In addition, the merger agreement provides that a termination fee of $75 million may be payable by La Quinta or Meditrust, as the case may be, in the event the merger agreement is terminated for certain reasons or certain other events occur under the merger agreement. For a more complete description of the circumstances under which a termination fee may be payable, see "The Merger Agreement -- Termination; Fees and Expenses."


Year 2000

     The Meditrust Companies and La Quinta are assessing the potential impact on information systems as a result of reaching the year 2000. Presently, Meditrust believes its current systems are Year 2000 compliant and would not expect any costs associated to be material to Meditrust's financial position or results of operations. Operating Company is in the process of determining what, if any, cost would be incurred to make existing information systems Year 2000 compliant. Additionally, The Meditrust Companies will assess what costs, if any, would be required to remedy business operations of acquired companies in the future. La Quinta is currently addressing its Year 2000 issues with modifications to existing programs and conversions to new programs. The total cost of converting all internal systems has not been completely quantified, but it is not expected to be a material cost. However, no estimates can be made as to the potential adverse impact that may result from the financial institutions, software vendors and others with which it conducts business. Costs related to the Year 2000 issue are being expensed as incurred.


Cautionary Statements Concerning Forward-Looking Statements


     Any statements in this Joint Proxy Statement/Prospectus, including the documents that are incorporated by reference as set forth under "Where You Can Find More Information," that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements include, among other things, statements regarding the intent, belief or expectations of The Meditrust Companies and La Quinta and their respective directors and officers with respect to (i) the declaration or payment of distributions by The Meditrust Companies, (ii) the consummation of the merger, (iii) the ownership, management and operation of hotels and health care related facilities, including the integration of the acquisitions effected or proposed by The Meditrust Companies, (iv) potential acquisitions or dispositions of properties, assets or other public or private companies by The Meditrust Companies, including the acquisition of Cobblestone, (v) the policies of The Meditrust Companies and La Quinta regarding investments, acquisitions, dispositions, financings, conflicts of interest and other matters, (vi) Meditrust's qualification as a REIT under the Internal Revenue Code and the paired share "grandfathering" rule, (vii) the health care, real estate and lodging industries and real estate markets in general, (viii) the availability of debt and equity financing, (ix) interest rates, (x) general economic conditions,
(xi) supply and customer demand and (xii) trends affecting the financial condition or results of operations of The Meditrust Companies, La Quinta and Cobblestone. Shareholders are cautioned that, while forward-looking statements reflect the respective companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, including, without limitation, the information set forth above, identifies important factors that could cause such differences.

                                 THE MEETINGS



     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Meditrust and Operating Company common stock by the Meditrust and Operating Company's Boards of Directors for use at the Meditrust Meeting and the Operating Company Meeting (as defined below) and (ii) from the holders of La Quinta common stock by the La Quinta Board of Directors for use at the La Quinta Meeting (as defined below). This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective shareholders of The Meditrust Companies and La Quinta on or about May 20, 1998.



                 The Meditrust and Operating Company Meetings

Purpose of the Meetings

     Meditrust

     At the annual meeting of the shareholders of Meditrust to be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts on June 18, 1998, at 10:00 a.m. local time (together with all adjournments and postponements thereof, the "Meditrust Meeting"), holders of Meditrust common stock, par value $.10 per share, will consider and vote upon (i) a proposal to adopt and approve the merger of La Quinta with and into Meditrust, with Meditrust as the surviving corporation (the "Merger") and the Agreement and Plan of Merger dated as of January 3, 1998, as amended, among Meditrust, Operating Company and La Quinta (the "Merger Agreement"), (ii) the other Meditrust annual meeting proposals (the "Other Meditrust Annual Meeting Proposals") described under "Other Annual Meeting Proposals of The Meditrust Companies," and (iii) such other matters as may properly be brought before the Meditrust Meeting.

     THE MEDITRUST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF MEDITRUST COMMON STOCK, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. IN ADDITION, THE MEDITRUST BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OTHER MEDITRUST ANNUAL MEETING PROPOSALS.

     Operating Company

     At the annual meeting of the shareholders of Operating Company to be held at the Goodwin, Procter & Hoar LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts on June 18, 1998, at 10:30 a.m. local time (together with all adjournments and postponements thereof, the "Operating Company Meeting"), holders of Operating Company common stock, par value $.10 per share, (together with the Meditrust common stock, the "Paired Shares") will consider and vote upon (i) a proposal to approve the issuance of Operating Company common stock in connection with the Merger and pursuant to the subscription agreement, (ii) the other Operating Company annual meeting proposals (the "Other Operating Company Annual Meeting Proposals") described under "Other Annual Meeting Proposals of The Meditrust Companies," and (iii) such other matters as may properly be brought before the Operating Company Meeting.

     THE OPERATING COMPANY BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF OPERATING COMPANY COMMON STOCK IN CONNECTION WITH THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE OF OPERATING COMPANY COMMON STOCK. IN ADDITION, THE OPERATING COMPANY BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OTHER OPERATING COMPANY ANNUAL MEETING PROPOSALS.


Record Date; Voting Rights; Proxies

     The Meditrust Companies have fixed the close of business on April 22, 1998 as the record date ("The Meditrust Companies Record Date") for determining holders of Paired Shares entitled to notice of and to vote at the Meditrust Meeting and the Operating Company Meeting. Only holders of Paired Shares at the close of business on The Meditrust Companies Record Date will be entitled to notice of and to vote at the Meditrust Meeting and the Operating Company Meeting. As of The Meditrust Companies Record Date, there were outstanding and entitled to vote 89,793,293 Paired Shares. Paired Shares held in the treasury of Meditrust or Operating Company are not considered outstanding. There were 13,332 holders of record of Paired Shares as of The Meditrust Companies Record Date.

     All Paired Shares which are entitled to vote and are represented at the Meditrust Meeting and the Operating Company Meeting by properly executed proxies received prior to or at the respective meeting will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a proxy card, it will be voted FOR approval and adoption of the respective proposals set forth thereon.

     A shareholder who has given a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of Meditrust or Operating Company, as the case may be, by signing and returning a later dated proxy, or by voting in person at the Meditrust or Operating Company Meeting, as the case may be; however mere attendance at the Meditrust Meeting or the Operating Company Meeting will not in and of itself have the effect of revoking the proxy.

     If any other matters are properly presented at the Meditrust or Operating Company Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against the Merger will not be voted in favor of adjournment in order to continue to solicit proxies. Pursuant to the by-laws of The Meditrust Companies, no notice of an adjourned meeting need be given other than announcement at the Meditrust or Operating Company Meeting, except where the meeting is adjourned for 30 days or more.

Solicitation of Proxies

     Meditrust and Operating Company will each bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this Joint Proxy Statement/Prospectus will be borne equally by The Meditrust Companies and La Quinta. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Paired Shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of Paired Shares by directors, officers and employees of The Meditrust Companies in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of The Meditrust Companies in connection with the solicitation. In addition, D.F. King & Co., Inc., a proxy solicitation firm, has been engaged by The Meditrust Companies to act as proxy solicitor and will receive fees estimated at $20,000, plus reimbursement of out-of-pocket expenses.

Quorum


     The holders of a majority of the common stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Meditrust Meeting and the Operating Company Meeting. Votes cast in person or by proxy at the Meditrust Meeting and the Operating Company Meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote, other than Operating Company's Proposal 1 and each of The Meditrust Companies' Proposal 5 for which such abstentions will have the effect of a vote against such Proposals. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter. The failure of a Meditrust shareholder to return a proxy will have the effect of a vote against the Merger.


Required Vote

     Meditrust Voting Requirements. The adoption and approval of the Merger Agreement and the Merger and the amendment of the restated certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares of Meditrust common stock entitled to vote at the Meditrust Meeting, which shall be duly convened and at which a quorum was present and acting throughout. The election of directors and the approval of the performance-based compensation plans require the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy and voting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Meditrust Meeting. Approval of the amendment of the 1995 Share Award Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Meditrust Meeting by the holders of Meditrust common stock entitled to vote at the Meditrust Meeting, provided that the total vote cast represents over 50% in interest of all shares entitled to vote on the proposal.

     As of April 22, 1998, the directors and executive officers of Meditrust beneficially owned approximately 2.2% of the outstanding common stock of Meditrust and have expressed their intention to vote in favor of the approval and adoption of the merger agreement and the merger, as well as their intention to vote in favor of the approval of each of the Other Meditrust Annual Meeting Proposals.

     Operating Company Voting Requirements. The approval of the issuance of Operating Company common stock in the Merger and the amendment of the 1995 Share Award Plan require the affirmative vote of the holders of the majority of the votes cast on the proposal provided that the total vote cast represents over 50% in interest of all shares entitled to vote on the proposal. The adoption and approval of the amendment to the restated certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Operating Company common stock entitled to vote at the Operating Company Meeting. The election of directors and approval of the performance-based compensation plans require the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy and voting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Operating Company Meeting.

     As of April 22, 1998, the directors and executive officers of Operating Company beneficially owned approximately 2.2% of the outstanding common stock of Operating Company and have expressed their intention to vote in favor of the approval of the issuance of shares of Operating Company common stock, as well as their intention to vote in favor of the approval of each of the Other Operating Company Annual Meeting Proposals.


                             The La Quinta Meeting


General

     This Joint Proxy Statement/Prospectus is being furnished to holders of La Quinta common stock in connection with the solicitation of proxies by the Board of Directors of La Quinta for use at the special meeting of the shareholders of La Quinta to be held at the corporate offices of La Quinta, 112 E. Pecan Street, Third Floor Conference Room, San Antonio, Texas, on Thursday, June 18, 1998, commencing at 9:00 a.m., local time (together with any adjournments or postponements thereof, the "La Quinta Meeting").


Matters to be Considered

     At the La Quinta Meeting, holders of La Quinta common stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, pursuant to the terms of which (a) La Quinta will be merged with and into Meditrust, with Meditrust as the surviving corporation, and (b) the issuance of a certain number of Paired Shares or the payment of cash, subject to certain limitations, in exchange for each outstanding share of La Quinta, and (ii) such other matters as may properly be brought before the La Quinta Meeting, or any adjournments or postponements thereof. Only business within the purposes described in the La Quinta Notice of Special Meeting of Shareholders may be conducted at the La Quinta Meeting.


Board of Directors Recommendation

     THE BOARD OF DIRECTORS OF LA QUINTA HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- RECOMMENDATION OF THE BOARD OF DIRECTORS OF LA QUINTA; REASONS FOR THE MERGER."


Record Date and Voting

     The Board of Directors of La Quinta has fixed April 22, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the La Quinta Meeting. Accordingly, only holders of record of La Quinta common stock on the record date will be entitled to notice of and to vote at the La Quinta Meeting. As of April 22, 1998, there were 77,223,368 issued and outstanding shares of La Quinta common stock, held by 972 holders of record. Each holder of record of La Quinta common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

     The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of the two-thirds of the La Quinta common stock outstanding on the record date.

     The presence either in person or by properly executed proxy of the holders of a majority of the outstanding La Quinta common stock entitled to vote at the respective La Quinta Meeting is necessary to constitute a quorum at such meeting. Shares of La Quinta represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the La Quinta Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the La Quinta Meeting for purposes of determining whether a quorum exists. Because the Merger Agreement must be approved by the holders of two-thirds of the shares of La Quinta outstanding on the record date, abstentions will have the same effect as a vote against the Merger Agreement.

     Gary L. Mead, Thomas M. Taylor & Co. and entities and individuals associated with certain members of the Bass family, collectively holding approximately 22.3 million shares of La Quinta common stock, representing approximately 28.9% of the outstanding La Quinta common stock as of the record date for the La Quinta Meeting, have entered into a shareholders agreement with Meditrust, Operating Company and La Quinta, pursuant to which such holders have agreed, among other things, to vote their La Quinta common stock in favor of the Merger Agreement. See "The Merger Agreement -- Certain Shareholder Arrangements -- Shareholders Agreement." As of April 22, 1998, directors and executive officers of La Quinta and its affiliates may be deemed to have or share beneficial ownership of approximately 16.3% of the outstanding La Quinta common stock. Each of the directors and executive officers of La Quinta has advised La Quinta that he intends to vote or direct the vote of all of his shares over which he has or shares voting control for approval and adoption of the Merger Agreement. Collectively, as of April 22, 1998, the directors and executive officers and the shareholders of La Quinta subject to the shareholders agreement held rights to vote approximately 28.9% of the outstanding La Quinta common stock and are expected to vote all such shares in favor of the approval and adoption of the Merger Agreement and the Merger. See "Principal and Management Shareholders of La Quinta."


Proxies; Revocation of Proxies

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of La Quinta in connection with the solicitation of proxies by and on behalf of the Board of Directors of La Quinta for use at the La Quinta Meeting, and is accompanied by a form of proxy. The approximate date on which this Joint Proxy Statement/Prospectus and the accompanying form of proxy are first sent or given to security holders is May 20, 1998.

     All shares of La Quinta which are entitled to vote and are represented at the La Quinta Meeting by properly executed proxies received prior to or at such meetings, and not revoked, will be voted at such meetings in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement.

     If any other matters are properly presented at the La Quinta Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against the Merger will not be voted in favor of adjournment in order to continue to solicit proxies. Pursuant to the By-Laws of La Quinta, no notice of an adjourned meeting need be given other than announcement at the La Quinta Meeting, except where the meeting is adjourned for 30 days or more.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of La Quinta, at or before the taking of the vote at the La Quinta Meeting, a written notice of revocation bearing a later date than the proxy, or (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at such meeting or voting in person at the meeting (although attendance at the La Quinta Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent, in the case of La Quinta to La Quinta Inns, Inc. P.O. Box 2636, San Antonio, Texas 78299-2636, Attention: Secretary; or hand delivered to the Secretary at or before the taking of the vote at the La Quinta Meeting.

     All expenses of La Quinta's solicitation of proxies for the La Quinta Meeting will be borne by La Quinta, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by La Quinta and The Meditrust Companies. In addition to solicitation by use of the mails, proxies may be solicited from the La Quinta shareholders by directors, officers and employees of La Quinta in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. La Quinta has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the La Quinta Meeting at a cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to D.F. King & Co., Inc. by telephone, toll free, at (800) 549-6746. Arrangements also will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and La Quinta will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                                  THE MERGER


     This section of the Joint Proxy Statement/Prospectus, as well as the section entitled "The Merger Agreement," describes certain aspects of the Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entity by reference to the Merger Agreement and its amendment, copies of which are attached to this Joint Proxy Statement/Prospectus as Annex A and Annex A-1, respectively, and are incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the amendment in their entirety.


Background of the Merger

     In the third quarter of 1997, management of La Quinta, in consultation with the members of the Executive Committee of the La Quinta Board of Directors, began analyzing various strategies for enhancing long-term shareholder value. These strategies included, among other things: separating La Quinta's real estate business from its hotel management business and converting its real estate business from a taxable corporation into a real estate investment trust; a tax-free spin-off of La Quinta's hotel management operations; and possible strategic combinations involving other lodging companies or real estate investment trusts.

     At a regularly scheduled meeting of the La Quinta Board of Directors held on September 19, 1997, management briefed the board on recent trends in the lodging industry, including growth in the supply of hotel rooms in La Quinta's market segment and consolidation in the industry, which has had the effect of creating several large, multi-branded hotel chains with diversified operations. The La Quinta Board of Directors noted that these factors may have an adverse impact on La Quinta's ability to grow at levels consistent with prior performance.

     Following the La Quinta Board of Directors meeting on September 19, management of La Quinta contacted members of the La Quinta Board of Directors and described the various strategic alternatives under consideration by management.

     In late September and early October, Gary L. Mead, La Quinta's president and chief executive officer, met with representatives of senior management at several lodging companies and real estate investment trusts in an effort to evaluate the level of interest by those companies in a strategic combination with La Quinta. Based on these meetings, management of La Quinta concluded that there were sufficient business reasons for and interest in a strategic combination to warrant further consideration of this alternative.

     In late October, after discussion among the senior management of La Quinta, the Executive Committee, and members of La Quinta's Board, La Quinta engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as La Quinta's financial advisor. Merrill Lynch was engaged to analyze a number of different strategic alternatives, including conversion of La Quinta into a REIT, a tax-free spin-off and a strategic combination.

     During the month of November, as part of management's review with Merrill Lynch of various strategic alternatives, it became apparent that there were significant difficulties and costs associated with converting La Quinta into a REIT or accomplishing a tax-free spin-off of La Quinta's hotel management operations. In order to convert into a REIT, La Quinta would be required first to distribute to its shareholders as a taxable dividend an amount equal to La Quinta's earnings and profits (as defined for tax purposes) accumulated since La Quinta's inception. La Quinta would need to establish financing for such a dividend. In addition, it was unclear whether a spin-off of the hotel management operations could be accomplished in a tax-free transaction. Finally, there was uncertainty as to whether the separation of La Quinta into two public companies would create entities of sufficient size and financial stability that they would be able to attract the capital needed to grow their businesses efficiently. As a result of the foregoing difficulties and uncertainties, management and Merrill Lynch intensified their focus on the strategic combination alternative.

     From October through mid-November, 1997, Merrill Lynch and management identified a list of entities that might be attractive candidates to enter into a strategic combination with La Quinta. This list included over a dozen large lodging companies and real estate investment trusts. These entities were contacted by Merrill Lynch, and several of them entered into confidentiality agreements with La Quinta and received confidential information regarding La Quinta (including The Meditrust Companies, which entered into a confidentiality agreement with La Quinta on November 13, 1997). Representatives from La Quinta and/or Merrill Lynch had discussions with and provided information to representatives from a total of thirteen entities. During the course of these meetings, the parties were instructed that if they had a serious interest in discussing a strategic combination with La Quinta, such interest should be expressed no later than late December, 1997.

     As part of this process, on December 2, 1997, Mr. Mead, William S. McCalmont, chief financial officer of La Quinta, and representatives of Merrill Lynch met in New York City with David F. Benson, president of Meditrust, Laurie Gerber, chief financial officer of Meditrust, representatives from Salomon Smith Barney, and other advisors to Meditrust, to discuss La Quinta's business and the possibility of a strategic business combination with Meditrust.

     On December 5, 1997, the Boards of Directors of The Meditrust Companies held a joint meeting in Boston, Massachusetts to discuss the proposed merger with La Quinta. All of the directors of The Meditrust Companies were present in person or by telephone. Management summarized that, based upon their preliminary analysis of the financial impact to The Meditrust Companies of a transaction with La Quinta, such a transaction would likely be accretive to The Meditrust Companies' funds from operations for the first twelve months of combined operations following the consummation of the Merger. The Board of Directors also discussed engaging a financial advisor for the transaction.

     On or about December 8, 1997, Mr. Abraham Gosman, Chairman of the Board of The Meditrust Companies, contacted Mr. Mead to arrange a meeting between Mr. Gosman and Mr. Mead for December 11, 1997.

     On December 11, 1997, the La Quinta Board of Directors held a regularly scheduled board meeting in Austin, Texas at which all directors were present. Mr. Mead updated the La Quinta Board of Directors on the review of strategic alternatives considered to date by management and Merrill Lynch, and the preliminary outcome of such review. Mr. Mead also reviewed for the La Quinta Board in detail each of the entities (including The Meditrust Companies) that had been contacted by Merrill Lynch and the status of discussion with each of these entities.

     Later that day, Mr. Mead and Mr. Gosman met in Austin, Texas. Mr. Mead and Mr. Gosman discussed their respective businesses in detail, as well as the process and timing related to La Quinta's review of strategic alternatives. Mr. Gosman indicated that The Meditrust Companies were prepared to move quickly to analyze a possible business combination and present La Quinta with a preemptive proposal. Mr. Gosman indicated a desire to have La Quinta negotiate with The Meditrust Companies on an exclusive basis. Mr. Mead stated that exclusive negotiations would not be possible given the fact that several other entities were already actively reviewing the possibility of a combination transaction with La Quinta, and that if The Meditrust Companies wished to present a preemptive proposal, they should do so promptly. Mr. Mead and Mr. Gosman each indicated that they would review the possibility of an expedited transaction with their senior officers, advisors and certain members of their respective Boards of Directors and talk again on December 15. Following such meeting, Mr. Mead reported to members of the La Quinta Board the outcome of the meeting with Mr. Gosman and The Meditrust Companies' desire to pursue a transaction as expeditiously as possible. Management of La Quinta and Merrill Lynch continued to provide information to the other entities that were continuing to review a possible strategic combination.

     On December 15, 1997, Mr. Mead and Mr. Gosman spoke by telephone, and they agreed to meet in Florida the next day. On December 16, Mr. Mead and Mr. Gosman met at length, discussing a wide range of issues, including the businesses of their respective companies, management issues, the overall structure of a potential transaction, tax issues present in the various proposed structures, and the method for valuing the La Quinta common stock in a possible transaction. Mr. Mead and Mr. Gosman continued to meet the following day, and then Mr. Mead traveled to Boston, Massachusetts.

     On December 17, Mr. Mead, Mr. McCalmont, John F. Schmutz, La Quinta's vice president and general counsel, and La Quinta's outside counsel, met in Boston with Mr. Benson, Ms. Gerber, Michael S. Benjamin, Meditrust's senior vice president and general counsel, and Meditrust's outside counsel, to continue discussions regarding the structure of the possible transaction and related tax ramifications. In addition, the parties commenced detailed due diligence on each other's business, and began negotiations on a proposed form of merger agreement. These meetings continued on an uninterrupted basis from December 17 through December 24. During the course of these meetings, Mr. Gosman and Mr. Mead continued to discuss various issues related to valuation of the La Quinta common stock in the context of various proposed transaction structures. Ultimately, Mr. Mead and Mr. Gosman reached a tentative understanding that shares of La Quinta common stock would be entitled to receive $26.50 of total consideration (subject to certain cap and collar mechanisms) in both the Merger and the earnings and profits distribution to all Meditrust shareholders of La Quinta's accumulated earnings and profits, consisting of $19.75 of Paired Shares (valued at an average market price prior to the Merger) and an aggregate of $6.75 of cash (payable in the merger and the earnings and profits distribution).

     On December 26, the Boards of Directors of The Meditrust Companies held a joint special meeting in Boston, Massachusetts to discuss the proposed merger with La Quinta. All of the directors of The Meditrust Companies, except one, were present in person or by telephone. Also present at the meeting were members of The Meditrust Companies management, representatives of Salomon Smith Barney, Goodwin, Procter & Hoar LLP (The Meditrust Companies' outside counsel) and Nutter, McClennen & Fish, LLP (The Meditrust Companies' outside counsel). Management of The Meditrust Companies made presentations to the Boards of Directors with respect to both the lodging industry generally and La Quinta specifically. The Meditrust Companies Boards of Directors also discussed how the proposed acquisition would fit within The Meditrust Companies' growth strategy. Salomon Smith Barney also reviewed with The Meditrust Companies Boards of Directors the lodging industry generally and certain business and financial information relating to La Quinta, as well as discussing its preliminary view of the proposed merger and its potential financial impact on The Meditrust Companies' operations and growth strategy. Goodwin, Procter & Hoar LLP made presentations with respect to the terms of the proposed merger agreement, as well as the process that The Meditrust Companies would need to undertake to pursue the proposed acquisition. After further discussions regarding the proposed acquisition, the Boards of Directors directed The Meditrust Companies' management to pursue, on a confidential basis, a detailed review of the impact of the proposed acquisition on The Meditrust Companies' access to the capital markets in the future, including, specifically, an analysis of the effect of the proposed acquisition on The Meditrust Companies' ratings by Standard & Poors, Moody's and other similar rating agencies. The Meditrust Companies Boards of Directors also directed The Meditrust Companies' management to continue to develop an investor communications plan with respect to the proposed transaction. The Meditrust Companies Boards of Directors did not take further action on the proposed merger at this time and elected to delay the consideration of the proposed merger and the resulting issuance of Paired Shares pending the review of the impact on The Meditrust Companies' access to capital.


     On December 26, the La Quinta Board of Directors held a special meeting near Dallas, Texas to discuss the proposed transaction with The Meditrust Companies. All of the directors were present in person or by telephone. The La Quinta Board of Directors considered a draft merger agreement and the transactions contemplated thereby, including the proposed consideration to be paid to La Quinta's shareholders. Management of La Quinta reported to the La Quinta Board that, although a number of entities other than The Meditrust Companies were reviewing the possibility of a strategic combination with La Quinta, no entity other than The Meditrust Companies had made any offer or proposal for a transaction with La Quinta. Merrill Lynch and Latham & Watkins, La Quinta's outside legal counsel, made presentations to the La Quinta Board of Directors regarding their views and analyses of various aspects of the proposed transactions, the terms of the proposed merger agreement, and the other matters described below under "Recommendation of the Board of Directors of La Quinta; Reasons for the Merger." At this meeting, Merrill Lynch delivered its oral opinion that, based on the matters presented to the La Quinta Board of Directors and as set forth in its opinion, as of the date of the opinion, the consideration proposed to be received by the shareholders of La Quinta pursuant to the proposed merger and the earnings and profits distribution was fair, from a financial point of view, to the La Quinta shareholders. After discussion and consideration, the meeting concluded without any effective action having been taken due to the decision by The Meditrust Companies Boards of Directors to delay their consideration of the proposed merger as described above.


     Thereafter, following presentations to the various rating agencies and further development of investor communication plans, representatives of The Meditrust Companies and La Quinta and their respective financial advisors continued to discuss the valuation of La Quinta's common stock pursuant to the proposed merger transaction, as well as various terms of the proposed merger agreement, including the formula for conversion of La Quinta shares into Paired Shares. On December 31, after considering the impact of the proposed transaction on The Meditrust Companies' ratings by Standard & Poor's, Moody's and other similar ratings agencies, and after a further review of projections of La Quinta's future financial performance and a further consideration of the valuation of La Quinta common stock, senior management of La Quinta and The Meditrust Companies agreed to a reduction in the number of Paired Shares that would be issued in the proposed merger to La Quinta shareholders, which agreement was subject to the approval of the Boards of Directors of La Quinta and The Meditrust Companies. As revised, and as a result of negotiations between the parties with input from their respective senior management and financial advisors, the proposed transaction consideration for the shares of La Quinta common stock consisted of $26.00 of total consideration (subject to certain cap and collar mechanisms), comprised of $19.25 of Paired Shares (valued at an average market price prior to the Merger) and an aggregate of $6.75 of cash (payable in the merger and the earnings and profits distribution).


     On January 2, 1998, the Boards of Directors of The Meditrust Companies held a joint special meeting in Boston, Massachusetts to further discuss and consider the proposed acquisition of La Quinta through a merger with Meditrust. All of the directors, except one, were present in person or by telephone. The Meditrust Companies Boards of Directors considered a draft merger agreement, shareholders agreement and registration rights agreement and the transactions contemplated by each of these agreements. Initial drafts of these documents had been provided to The Meditrust Companies Boards of Directors prior to their joint meeting on December 26, 1997. Management of The Meditrust Companies made presentations to the Boards of Directors with respect to the review of La Quinta's business, operations and properties. Goodwin, Procter & Hoar LLP made presentations to the Boards of Directors regarding their views and analyses of various aspects of the proposed transactions, the terms of the proposed merger agreement and related agreements, as well as the necessary procedures that The Meditrust Companies would need to take in order to complete the proposed merger. At this meeting, Salomon Smith Barney reviewed with The Meditrust Companies Boards of Directors the financial analyses performed by Salomon Smith Barney in respect of the merger consideration and delivered to The Meditrust Companies Boards of Directors its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated January 3, 1998, the date of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration to be paid by The Meditrust Companies pursuant to the Merger Agreement was fair, from a financial point of view, to The Meditrust Companies. See "Opinion of The Meditrust Companies' Financial Advisor." After further discussion and consideration, The Meditrust Companies Boards of Directors unanimously approved the proposed merger agreement, shareholders agreement and registration rights agreement and the transactions contemplated thereby, subject to execution of definitive agreements.

     On January 2, 1998, the Board of Directors of La Quinta held a special telephonic meeting to discuss the revised terms of the proposed transaction with The Meditrust Companies. All of the directors were present. The La Quinta Board of Directors considered the revised consideration proposed to be paid to La Quinta's shareholders. Merrill Lynch and Latham & Watkins made presentations to the La Quinta Board of Directors regarding their views and analyses of various aspects of the revised transactions. Mr. Mead reported to the La Quinta Board of Directors that, as of such date, no entity other than The Meditrust Companies had made any offer or proposal for a transaction with La Quinta. At this meeting, Merrill Lynch delivered its oral opinion (which was subsequently confirmed in writing) that, based on the matters presented to the La Quinta Board of Directors and as set forth in its opinion, as of the date of the opinion, the revised consideration to be received by the shareholders of La Quinta pursuant to the Merger and the earnings and profits distribution was fair, from a financial point of view, to such shareholders. After discussion and consideration, the La Quinta Board of Directors unanimously approved the proposed merger agreement and the transactions contemplated thereby, subject to execution of definitive agreements.

     The Merger Agreement and related documents were executed in the morning of January 3, 1998, and publicly announced on Sunday, January 4, 1998.


Recommendation of The Meditrust Companies Boards of Directors; The Meditrust Companies' Reasons for the Merger and the Share Issuance

     The Meditrust Companies Boards of Directors have unanimously approved the Merger Agreement, have determined that the Merger and the other transactions contemplated thereby, including the issuance of Paired Shares, are advisable and fair and in the best interests of The Meditrust Companies and their respective shareholders and recommend unanimously, (i) in the case of Meditrust shareholders, that they vote "FOR" approval and adoption of the Merger Agreement and the Merger, including the issuance of Meditrust common stock, and
(ii) in the case of Operating Company shareholders, that they vote "FOR" approval of the issuance of Operating Company common stock in the Merger.

     In reaching its decision to approve the Merger Agreement and to recommend that Meditrust shareholders vote to approve and adopt the Merger Agreement and the Merger, including the issuance of Meditrust common stock, and that Operating Company shareholders vote to approve the issuance of Operating Company common stock, The Meditrust Companies Boards of Directors considered, among other things, the following factors:

     (i) The Meditrust Companies Business, Condition and Prospects. The Meditrust Companies Boards of Directors reviewed with The Meditrust Companies management and financial advisor, and considered information with respect to, the financial condition, results of operations and business of The Meditrust Companies, on both an historical and prospective basis, including the potential pro forma financial impact on The Meditrust Companies of the proposed merger with La Quinta, and current industry, economic and market conditions. The Meditrust Companies Boards of Directors also considered the need to diversify Meditrust's real estate portfolio and to make use of their paired share structure through acquisitions such as the proposed transaction with La Quinta. In addition, the Boards of Directors considered the positive impact of diversification and the paired share structure on The Meditrust Companies' financial condition, results of operations and business. Finally, The Meditrust Companies Boards of Directors concluded that the Merger should be accretive to Meditrust's funds from operations for the first year following completion of the Merger.


     (ii) La Quinta's Business, Condition and Prospects; Special Characteristics of La Quinta. The Meditrust Companies Boards of Directors reviewed with The Meditrust Companies' management and financial advisor, and considered information with respect to, the financial condition, results of operations and business of La Quinta, on both an historical and prospective basis, and current industry, economic and market conditions. The Meditrust Companies Boards of Directors considered recent trends in the segment of the lodging industry in which La Quinta competes, including high growth in demand in the mid-price sector without food and beverage facilities and consolidation in the industry which has had the effect of creating several large, multi-branded hotel chains with diversified operations. The Meditrust Companies Boards of Directors also reviewed, however, the overall composition of the industry and noted that, notwithstanding this consolidation, a large number of independent operators still exist in what has historically been a fragmented industry. The Meditrust Companies Boards of Directors also considered the fact that the nature of La Quinta's operations (an owner of its real estate, as well as an operator of the business conducted thereon) were an appropriate fit for The Meditrust Companies paired share structure. The Meditrust Companies Boards of Directors also considered La Quinta's recent capital improvement efforts and the impact that these improvements would have upon The Meditrust Companies liquidity and capital resources after completion of the Merger given the fact that La Quinta's portfolio of properties have recently received extensive capital improvements and would likely require only ordinary course maintenance for the near term. The Meditrust Companies Boards of Directors also considered La Quinta's strong market presence as evidenced by the fact that, in its price segment, La Quinta is the fourth largest chain, based on number of rooms, and the largest owner-operator. Finally, The Meditrust Companies Boards of Directors considered the fact that La Quinta owned both its real estate properties, and its well-recognized brand names. Accordingly, payments to third parties in connection with the operation of La Quinta hotel properties could be minimized.


     (iii) Financial Impact; Diversification of Operations. The Meditrust Companies Boards of Directors considered the fact that the execution of La Quinta's growth and development plans would require substantial additional capital, and that combining with The Meditrust Companies and their greater access to capital would be expected to provide La Quinta with a platform from which to grow within the midpriced segment without food and beverage facilities, of the lodging industry. The Meditrust Companies Boards of Directors also noted that several characteristics of La Quinta's operations made it attractive to The Meditrust Companies, including La Quinta's strong operating margins, La Quinta's recently completed company-wide capital improvement project, La Quinta's significant portfolio of owned lodging properties, La Quinta's historical successful real estate renovation and development efforts and La Quinta's ownership of its brand name. The Meditrust Companies Boards of Directors also considered the fact that La Quinta's operations in the lodging industry will significantly diversify Meditrust's portfolio of real properties as well as its real estate operations. Although the diversification poses risks inherent in entering a new industry, The Meditrust Companies Boards of Directors determined that La Quinta's operations were significantly large enough to provide Meditrust with a substantial entry into the lodging industry, while also providing a strong foundation from which to grow within the industry.


     (iv) Opinion of Salomon Smith Barney. The Meditrust Companies Boards of Directors considered the financial presentation of Salomon Smith Barney, including a comparative analysis of the market values and trading multiples of La Quinta and selected companies in the lodging industry, a comparative analysis of the purchase prices, transaction multiples and premiums paid in selected transactions in the lodging industry with those payable in the Merger, and a review of the projected free cash flows of La Quinta and pro forma financial impact of the Merger on The Meditrust Companies. The Meditrust Companies Boards of Directors also considered the oral opinion of Salomon Smith Barney delivered to them on January 2, 1998 by Salomon Smith Barney (which opinion was subsequently confirmed by delivery of a written opinion dated January 3, 1998, the date of the Merger Agreement prior to its amendment) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration to be paid by The Meditrust Companies pursuant to the Merger Agreement was fair, from a financial point of view, to The Meditrust Companies. See "--Opinion of The Meditrust Companies' Financial Advisor."

     (v) Terms of the Merger. The Meditrust Companies Boards of Directors considered the terms and conditions of the Merger Agreement, including provisions which require the approval of the Merger by the Meditrust shareholders and the approval of the issuance of shares of Operating Company common stock by the Operating Company shareholders. The Boards of Directors also considered provisions relating to the payment of a $75 million termination fee to The Meditrust Companies if the Merger Agreement is terminated under certain circumstances. They also considered the shareholders agreement and the registration rights agreement. The Meditrust Companies Boards of Directors also considered that, pursuant to the shareholders agreement, the holders of approximately 28.9% of the outstanding shares of La Quinta have agreed to vote their shares of La Quinta common stock in favor of the Merger.


     The foregoing discussion of the information and factors considered by The Meditrust Companies Boards of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with the evaluation of the Merger, The Meditrust Companies Boards of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of each of the respective Boards of Directors may have given different weights to different factors.


THE MEDITRUST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MEDITRUST SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, INCLUDING THE ISSUANCE OF MEDITRUST COMMON STOCK.


THE OPERATING COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPERATING COMPANY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF OPERATING COMPANY COMMON STOCK IN CONNECTION WITH, AND AS A RESULT OF, THE MERGER AND THE SUBSCRIPTION AGREEMENT.



Recommendation of the Board of Directors of La Quinta; Reasons for the Merger


     The La Quinta Board of Directors has determined and believes that the terms of the Merger Agreement are fair to, and in the best interests of, La Quinta and its shareholders. Accordingly, the La Quinta Board of Directors has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends its approval and adoption by the shareholders of La Quinta.


     In reaching its determination, the La Quinta Board of Directors consulted with La Quinta management, as well as its legal counsel and financial advisor, and considered a number of positive and negative factors, including:


     (i) La Quinta's Business, Condition and Prospects. The La Quinta Board of Directors considered information with respect to the financial condition, results of operations and business of La Quinta, on both an historical and prospective basis, and current industry, economic and market conditions. The La Quinta Board of Directors considered La Quinta's historical growth strategies, including the current new hotel development program. Management and La Quinta's financial advisors made presentations to and provided the La Quinta Board of Directors with information regarding La Quinta's financial condition and prospects. The La Quinta Board of Directors considered recent trends in the lodging industry, including growth in the supply of hotel rooms in La Quinta's market segment, and consolidation in the industry which has had the effect of creating several large, multi-branded hotel chains with diversified operations. The La Quinta Board of Directors noted that these factors may have an adverse impact on La Quinta's ability to grow at levels consistent with prior performance. The La Quinta Board of Directors also considered the fact that, as an owner and operator of hotel properties, La Quinta's trading multiple range was lower than those companies that simply managed hotel properties.


     (ii) The Meditrust Companies Business, Condition and Prospects. The La Quinta Board of Directors considered information with respect to the financial condition, results of operations and business of The Meditrust Companies on both an historical and prospective basis, and current industry, economic and market conditions. Management and La Quinta's financial advisors made presentations to and provided the La Quinta Board of Directors with information regarding The Meditrust Companies' financial condition and prospects after conducting business, legal and financial due diligence. In evaluating The Meditrust Companies' prospects, the La Quinta Board of Directors considered, among other things, the performance of Meditrust's portfolio of assets, the strength of its management team, its record of funds from operations and dividend growth since its initial public offering in 1985, its investment grade rating on its senior debt, and its status as a "paired share" real estate investment trust. In addition, the La Quinta Board of Directors concluded that the Merger should be accretive to Meditrust's funds from operations in the first full year.

     (iii) Opinion of Merrill Lynch. The La Quinta Board of Directors considered the oral opinion delivered on January 2, 1998 by Merrill Lynch that as of such date, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the shareholders of La Quinta pursuant to the Merger and the earnings and profits distribution (the "Distribution") was fair, from a financial point of view, to such shareholders. The La Quinta Board of Directors also considered the oral and written presentations made to it by Merrill Lynch. See "Opinion of Financial Advisor to La Quinta." A copy of Merrill Lynch's written opinion, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     (iv) Financial Condition. The La Quinta Board of Directors considered the fact that the execution of La Quinta's growth and development plans would require substantial additional capital, and that combining with a large, financially stable company such as The Meditrust Companies would be expected to provide La Quinta with improved access to capital. In addition, the La Quinta Board of Directors noted that there has been significant recent consolidation in the hotel industry, which has had the result of creating several large, multi-branded hotel companies, which could adversely affect La Quinta's competitive position because La Quinta was operating with a single brand in a single segment of the hotel market. By combining with The Meditrust Companies, La Quinta is expected to benefit from diversification into other industries, as well as potentially providing a platform for expansion into other segments of the hotel market. The La Quinta Board of Directors also noted that there were risks to this diversification, as The Meditrust Companies continues to expand into new lines of business outside of its areas of traditional expertise.

     (v) Terms of the Merger. The La Quinta Board of Directors considered the terms and conditions of the Merger Agreement, the shareholders agreement, and the registration rights agreement, including the terms of the Merger Agreement that allows La Quinta to terminate the Merger Agreement under certain circumstances upon payment to Meditrust of a $75 million termination fee. The La Quinta Board of Directors considered such a termination fee in light of the range of fees payable in comparable transactions. The La Quinta Board of Directors also considered that, pursuant to the shareholders agreement, the holders of approximately 29% of the outstanding shares of La Quinta have agreed to vote their shares of La Quinta common stock in favor of the Merger. The La Quinta Board of Directors also considered the fact that the Merger is generally not expected to result in federal income tax to the shareholders of La Quinta with respect to the portion of the merger consideration which consists of Paired Shares (except to the extent of the fair market value of the Operating Company common stock).

     (vi) Alternative Transactions. The La Quinta Board of Directors took into consideration the results of the process undertaken by La Quinta and Merrill Lynch to identify and solicit indications of interest with respect to a strategic combination with other entities. The La Quinta Board of Directors noted that, prior to January 2, 1998, while certain of the third parties contacted by La Quinta or Merrill Lynch demonstrated varied levels of interest in further discussions, none other than The Meditrust Companies formally proposed a transaction involving La Quinta. In addition to considering strategic business combinations, the La Quinta Board of Directors also reviewed alternative transactions which might be available to La Quinta. The possibility of reorganizing La Quinta into a real estate investment trust was considered, as well as the possibility of a tax-free spin-off of La Quinta's hotel management operations. These alternatives involved a number of difficulties and uncertainties, as discussed above under "Background of the Merger."

     (vii) Trading Prices of La Quinta Common Stock. The La Quinta Board of Directors reviewed the trading price of La Quinta's common stock, including recent trends and the effect of La Quinta's announcement of financial results for the quarter ended September 30, 1997. The Board of Directors noted that on January 2, 1998, the last trading day prior to the announcement of execution of the Merger Agreement, La Quinta common stock closed at $20.25 per share on the New York Stock Exchange ("NYSE"). The La Quinta Board considered the fact that the value to be received in the Merger represented a premium over the recent historical trading price of La Quinta's common stock.

     The foregoing discussion of the information and factors considered and given weight by the La Quinta Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement by La Quinta's shareholders, in view of the wide variety of factors considered in connection with its evaluation thereof, the La Quinta Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     THE LA QUINTA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, LA QUINTA AND ITS SHAREHOLDERS. THE LA QUINTA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


Certain Exchanged Information

     In connection with their due diligence, La Quinta provided to Meditrust, Salomon Smith Barney and Merrill Lynch certain financial projections of future financial performance prepared by the management of La Quinta (the "La Quinta Projections"). Meditrust adjusted the La Quinta Projections to reflect more conservative assumptions (the "Adjusted La Quinta Projections") and provided to Salomon Smith Barney and Merrill Lynch the Adjusted La Quinta Projections along with Meditrust's financial projections for 1998 (the "Meditrust Projections"). The Meditrust Projections were also provided to La Quinta. These projections are summarized below. The projections were not examined or compiled by La Quinta's or Meditrust's respective independent accountants and, accordingly, they do not express an opinion or any other form of assurance. Such projections were not prepared in accordance with the standards for prospective financial information established by the American Institute of Certified Public Accountants and were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. Further, there will usually be differences between actual and forecasted results and such differences may be material. Meditrust and La Quinta disclaim any duty to update such projections and make no representations as to whether such projections will be achieved or otherwise. These financial projections were provided as a part of the companies' diligence and their respective ongoing dialogues with their financial advisors for purposes of their analyses, and they were not prepared with a view toward public disclosure. See "Risk Factors--Cautionary Statements Concerning Forward-Looking Statements."

     The La Quinta Projections included revenues of $620 million, $749 million, $880 million and $1.0 billion in the fiscal years ending December 31, 1998, 1999, 2000 and 2001, respectively. Such projections included earnings before interest and taxes of $226 million, $289 million, $358 million and $439 million in the fiscal years ending December 31, 1998, 1999, 2000 and 2001, respectively. Such projections also included earnings before interest, taxes, depreciation and amortization of $303 million, $372 million, $449 million and $542 million in the fiscal years ending December 31, 1998, 1999, 2000 and 2001, respectively.

     The Adjusted La Quinta Projections included revenues of $587 million, $705 million, $817 million and $946 million in the fiscal years ending December 31, 1998, 1999, 2000 and 2001, respectively. Such projections included earnings before interest and taxes of $211 million, $265 million, $323 million and $390 million in the fiscal years ending December 31, 1998, 1999, 2000 and 2001, respectively. Such projections also included earnings before interest, taxes, depreciation and amortization of $286 million, $348 million, $414 million and $492 million in the fiscal years ending December 31, 1998, 1999, 2000 and 2001, respectively.

     The Meditrust Projections included, among other things, revenue of $413 million and funds from operations of $237 million for the year ended 1998.


Opinion of The Meditrust Companies' Financial Advisor

     Salomon Smith Barney was retained by The Meditrust Companies to act as their financial advisor in connection with the Merger. In connection with such engagement, The Meditrust Companies requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to The Meditrust Companies of the consideration to be paid by The Meditrust Companies in the Merger. On January 2, 1998, at a meeting of the Boards of Directors of The Meditrust Companies held to evaluate the Merger, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated January 3, 1998, the date of the Merger Agreement prior to its amendment) to the Boards of Directors of The Meditrust Companies to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration to be paid by The Meditrust Companies pursuant to the Merger Agreement was fair, from a financial point of view, to The Meditrust Companies.

     In arriving at its opinion, Salomon Smith Barney reviewed the Merger Agreement as in effect on January 3, 1998 and held discussions with certain senior officers, directors and other representatives and advisors of The Meditrust Companies and certain senior officers and other representatives and advisors of La Quinta concerning the businesses, operations and prospects of The Meditrust Companies and La Quinta. Salomon Smith Barney examined certain publicly available business and financial information relating to The Meditrust Companies and La Quinta as well as certain financial forecasts and other information and data for The Meditrust Companies and La Quinta which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of The Meditrust Companies and La Quinta, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Paired Shares and La Quinta common stock; the historical and projected earnings and other operating data of The Meditrust Companies and La Quinta; and the capitalization and financial condition of The Meditrust Companies and La Quinta. Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of The Meditrust Companies and La Quinta. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Merger on The Meditrust Companies. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.


     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the managements of The Meditrust Companies and La Quinta advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of The Meditrust Companies and La Quinta as to the future financial performance of The Meditrust Companies and La Quinta and the strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney assumed, with the consent of the Boards of Directors of The Meditrust Companies, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger and the transactions contemplated thereby will not adversely affect the real estate investment trust status of the combined entity resulting from the Merger or the pairing of the Paired Shares. Salomon Smith Barney did not express any opinion as to what the value of the Paired Shares actually will be when issued to La Quinta shareholders pursuant to the Merger or the prices at which the Paired Shares will trade subsequent to the Merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of The Meditrust Companies or La Quinta nor did Salomon Smith Barney make any physical inspection of the properties or assets of The Meditrust Companies or La Quinta. Salomon Smith Barney was not requested to consider, and Salomon Smith Barney's opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for The Meditrust Companies or the effect of any other transaction in which The Meditrust Companies might engage. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between The Meditrust Companies and La Quinta. No other limitations were imposed by The Meditrust Companies on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.


     The full text of the written opinion of Salomon Smith Barney dated January 3, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex B and should be read carefully in its entirety. The opinion of Salomon Smith Barney is directed to the Boards of Directors of The Meditrust Companies and relates only to the fairness of the merger consideration from a financial point of view to The Meditrust Companies, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meditrust and Operating Company Meetings. The summary of the opinion of Salomon Smith Barney set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to The Meditrust Companies, La Quinta, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of The Meditrust Companies and La Quinta. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Boards of Directors of The Meditrust Companies in their evaluation of the Merger and should not be viewed as determinative of the views of the Boards of Directors or management of The Meditrust Companies with respect to the merger consideration or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of La Quinta and the following selected publicly traded companies in the lodging industry: Marriott International, Inc.; Promus Hotel Corporation; Bristol Hotel Company; Prime Hospitality Corp.; Sunburst Hospitality Corporation; Choice Hotels International, Inc.; and Equity Inns, Inc. (collectively, the "Selected Companies"). Salomon Smith Barney compared market values as a multiple of, among other things, estimated calendar 1997 and 1998 earnings per share ("EPS"), and adjusted market values (equity market value, plus total long-term debt, plus current maturities net of cash) as a multiple of, among other things, estimated calendar 1997 and 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA"). All multiples were based on closing stock prices as of December 31, 1997. Estimated financial data for the Selected Companies were based on estimates of selected investment banking firms and estimated financial data for La Quinta were based on internal estimates of the management of La Quinta ("Case I") and certain adjustments to the Case I estimates prepared by the managements of The Meditrust Companies which assumed, among other things, more conservative revenue per available room growth rates for La Quinta ("Case II"). Applying a range of multiples for the Selected Companies of estimated calendar 1997 and 1998 EPS and estimated calendar 1997 and 1998 EBITDA of 22.9x to 30.9x, 17.7x to 25.3x, 9.4x to 12.5x
and 7.1x to 10.5x, respectively, to corresponding financial data for La Quinta resulted in an equity reference range for La Quinta of approximately $19.17 to $29.42 per share (Case I) and $18.27 to $28.12 per share (Case II), as compared to the equity value implied by the merger consideration of approximately $26.00 per share based on a closing price of the Paired Shares on December 31, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Salomon Smith Barney analyzed the purchase price and implied transaction value multiples paid or proposed to be paid in selected transactions in the lodging industry, consisting of (acquiror/target): Patriot American Hospitality, Inc./Interstate Hotels Company; Whitehall Street Real Estate Limited Partnership/Chartwell Leisure Inc.; Starwood Lodging Trust/ITT Corporation; Patriot American Hospitality, Inc./Carnival Hotels and Resorts Inc.; Patriot American Hospitality, Inc./ WHG Resorts & Casino Inc.; Starwood Lodging Trust/Westin Hotel Company; Promus Hotel Corporation/Doubletree Corporation; Sunstone Hotel Investors, Inc./Kahler Realty Corp.; Wyndham Hotel Corp./Clubhouse Hotels Inc.; Patriot American Hospitality, Inc./Wyndham Hotel Corp.; Marriott International, Inc./Renaissance Hotels, Inc.; Starwood Lodging Trust/HEI Hotels; TRT Holdings Inc./Omni Hotels Group; Bristol Hotel Company/Bass PLC-N American Holiday Inn; Interstate Hotels Company/Equity Inns, Inc. (Trust Leasing Inc.); Doubletree Corporation/Red Lions Hotels, Inc.; Doubletree Corporation/RFS Inc.; FelCor Suite Hotels, Inc./Crown Sterling Suites; The Hampstead Group/Harvey Hotels/United Inns, Inc.; and Saudi Prince Al-Waleed/Four Seasons Hotels, Inc. (the "Selected Transactions"). Salomon Smith Barney compared purchase prices in the Selected Transactions as multiples of latest 12 months and one-year forward net income, and transaction values as multiples of, among other things, estimated calendar 1997 and 1998 EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of latest 12 months and one-year forward net income and estimated calendar 1997 and 1998 EBITDA of 23.5x to 29.2x, 19.3x to 22.7x, 10.7x to 14.5x and 8.8x to 11.3x, respectively, to the estimated calendar 1997 and 1998 net income and EBITDA of La Quinta resulted in an equity reference range for La Quinta of approximately $22.95 to $31.00 per share (Case I) and $21.90 to $29.72 per share (Case II), as compared to the equity value implied by the merger consideration of approximately $26.00 per share based on a closing price of the Paired Shares on December 31, 1997.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to The Meditrust Companies, La Quinta or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of the projected free cash flow of La Quinta for fiscal years 1998 through 2001, based both on Case I estimates and Case II estimates. The stand-alone discounted cash flow analysis of La Quinta was determined by
(i) adding (x) the present value of projected free cash flows of La Quinta over the four-year period from 1998 to 2001 and (y) the present value of the estimated terminal value of La Quinta in year 2001 and (ii) subtracting the current net debt of La Quinta. The range of estimated terminal values for La Quinta at the end of the four-year period was calculated by applying terminal value multiples of 10.0x to 12.0x to the projected 2001 EBITDA of La Quinta. The cash flows and terminal values of La Quinta were discounted to present value using discount rates ranging from 11% to 13%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for La Quinta of approximately $26.95 to $39.28 per share (Case I) and $22.30 to $33.45 per share (Case II), as compared to the equity value implied by the merger consideration of approximately $26.00 per share based on a closing price of the Paired Shares on December 31, 1997.

     Pro Forma Merger Analysis. Salomon Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the estimated funds from operations of The Meditrust Companies in fiscal year 1998 based, with respect to La Quinta, on both Case I and Case II estimates and, with respect to The Meditrust Companies, on internal estimates of the respective managements of The Meditrust Companies, after adjustment for certain transaction costs and assuming, among other things, certain cost savings and other potential synergies anticipated by the managements of The Meditrust Companies and La Quinta to result from the Merger were achieved. The results of the pro forma merger analysis suggested that the Merger could be accretive to the funds from operations of The Meditrust Companies in fiscal year 1998. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Premium Analysis. Salomon Smith Barney compared the premiums paid or proposed to be paid in the Selected Transactions with the implied premium payable in the Merger. Applying a range of mean premiums (excluding outliers) for the Selected Transactions of 21.5% to 66.7% to the closing stock price of La Quinta common stock on December 31, 1997 resulted in an equity reference range for La Quinta of approximately $23.46 to $32.19 per share, as compared to the equity value implied by the merger consideration of approximately $26.00 per share based on a closing price of the Paired Shares on December 31, 1997. The trading range of La Quinta common stock over the 52-week period prior to public announcement of the Merger was between approximately $16.00 and $24.38 per share.

     Other Factors and Comparative Analyses. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of The Meditrust Companies and La Quinta, (ii) the implied market value and trading multiples of The Meditrust Companies relative to selected real estate investment trusts, (iii) the historical ratio of the daily closing prices of the Paired Shares and La Quinta common stock and (iv) the pro forma ownership and shareholder profile of the combined company.

     Pursuant to the terms of Salomon Smith Barney's engagement, The Meditrust Companies have agreed to pay Salomon Smith Barney for its services in connection with the Merger an aggregate financial advisory fee based on a percentage of the total consideration (including liabilities assumed) payable in connection with the Merger. The aggregate fee payable to Salomon Smith Barney is currently estimated to be approximately $10.7 million. The Meditrust

Companies have also agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

     Salomon Smith Barney has advised The Meditrust Companies that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of The Meditrust Companies and La Quinta for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to The Meditrust Companies and La Quinta unrelated to the Merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with The Meditrust Companies and La Quinta.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by The Meditrust Companies based on its experience, expertise and familiarity with The Meditrust Companies and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


Opinion of La Quinta Financial Advisor

     Merrill Lynch was engaged by La Quinta to deliver a fairness opinion to assist La Quinta in evaluating a strategic merger between The Meditrust Companies and La Quinta. On January 2, 1998, Merrill Lynch delivered its opinion (the "Merrill Lynch Opinion") to the Board of Directors of La Quinta stating that, as of January 2, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the La Quinta shareholders pursuant to the Merger and the Distribution are fair, from a financial point of view, to the La Quinta shareholders.

     The full text of the Merrill Lynch Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated herein by reference. The description of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion. La Quinta shareholders are urged to read the Merrill Lynch Opinion in its entirety.

     THE MERRILL LYNCH OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF LA QUINTA AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION AND THE DISTRIBUTION TO BE RECEIVED BY THE LA QUINTA SHAREHOLDERS PURSUANT TO THE MERGER AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY LA QUINTA TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY LA QUINTA SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE LA QUINTA MEETING. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN LA QUINTA AND THE MEDITRUST COMPANIES AND WAS APPROVED BY THE LA QUINTA BOARD OF DIRECTORS.

     In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to La Quinta and The Meditrust Companies which Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of La Quinta, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), furnished to Merrill Lynch by La Quinta; (iii) reviewed certain information, including financial forecasts with respect to fiscal year 1998, relating to the business, earnings, cash flow, assets, liabilities and prospects of The Meditrust Companies, furnished to Merrill Lynch by The Meditrust Companies, and certain other information prepared by Merrill Lynch and reviewed by The Meditrust Companies, including financial forecasts relating to the business, operations and prospects of The Meditrust Companies; (iv) conducted discussions with members of senior management of La Quinta and The Meditrust Companies concerning the matters described in clauses (i), (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (v) reviewed the market prices and valuation multiples for the La Quinta common stock and the Paired Shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (vi) reviewed the results of operations of La Quinta and The Meditrust Companies and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (viii) participated in certain discussions and negotiations among representatives of La Quinta and The Meditrust Companies and their financial and legal advisors; (ix) reviewed the potential pro forma impact of the Merger; (x) reviewed a draft, dated January 2, 1998, of the Merger Agreement; and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of La Quinta or The Meditrust Companies or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of La Quinta or The Meditrust Companies. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by La Quinta or The Meditrust Companies, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of La Quinta's or The Meditrust Companies' management as to the expected future financial performance of La Quinta or The Meditrust Companies, as the case may be, and the Expected Synergies. Merrill Lynch also assumed that the final form of the Merger Agreement is substantially similar to the last draft reviewed by Merrill Lynch.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch also assumed that the Merger will not change the REIT status of the pro forma entity.

     Merrill Lynch's Opinion as to the fairness from a financial point of view of the proposed merger consideration and earnings and profits distribution to be received by the La Quinta shareholders addresses the cash consideration and ownership position in the combined entity to be received by the La Quinta shareholders pursuant to the Merger on the terms set forth in the Merger Agreement based upon the relative contributions of La Quinta and The Meditrust Companies to the combined entity. Merrill Lynch expressed no opinion as to prices at which the Paired Shares will trade following the announcement of the execution of the Merger Agreement or the consummation of the Merger or prices which could be obtained for the Paired Shares in a sale of the combined entity following the consummation of the Merger. The Merrill Lynch Opinion does not address the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to La Quinta, including alternative business combinations with third parties, or the effect of any other arrangement in which La Quinta might engage.


     At the meeting of the Board of Directors of La Quinta held on January 2, 1998, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of the Merrill Lynch Opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.


     Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for La Quinta and The Meditrust Companies and, on the basis thereof, calculated their respective trading multiples based on closing stock prices of $18.75 for La Quinta as of December 23, 1997, and $36.06 for the Paired Shares as of December 23, 1997. Merrill Lynch then calculated La Quinta's Enterprise Value ("Enterprise Value" is defined as the product of the number of shares outstanding and market price, plus total financial debt, plus minority interest less cash and marketable securities as of the latest available public disclosure) as multiples of estimated and projected earnings before interest, taxes, depreciation and amortization ("EBITDA"), based on recent research reports. For La Quinta, Enterprise Value as multiples of estimated 1997 EBITDA and projected 1998 EBITDA were 9.9x and 8.5x, respectively. Merrill Lynch then calculated the market value of The Meditrust Companies as a multiple of projected funds from operations (based on mean estimates of funds from operations provided by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call")). The Meditrust Companies' funds from operations multiples for 1997, 1998 and 1999 were 14.4x, 14.1x and 11.9x, respectively.

     Merrill Lynch also reviewed the stock price and trading volume history for La Quinta and The Meditrust Companies for the period December 20, 1996 to December 22, 1997 and compared such information to performance of the Standard & Poor's 500 Index.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from recent research reports, Merrill Lynch compared certain financial and operating information and ratios for both La Quinta and The Meditrust Companies with the corresponding financial and operating information for a group of publicly traded companies, with respect to La Quinta, engaged primarily in the lodging industry and with respect to The Meditrust Companies, operating as REITs having a paired share or paper-clipped structure, which Merrill Lynch deemed to be reasonably comparable to La Quinta and The Meditrust Companies, respectively. For the purposes of its analyses, the following companies were used as comparable companies to La Quinta: Host Marriott Corporation, Bristol Hotel Company, CapStar Hotel Company, Red Roof Inns, Inc., Servico, Inc., Sunburst Hospitality Corporation, John Q. Hammons Hotels, Inc., Hilton Hotels Corporation, Prime Hospitality Corporation and Choice Hotels International, Inc. (collectively, the "La Quinta Comparable Companies"). For the purpose of its analyses, the following companies were used as comparable companies to The Meditrust Companies: Starwood Lodging Corporation, Crescent Real Estate Equities, Vornado Realty Trust and Patriot American Hospitality, Inc. (collectively, the "Meditrust Comparable Companies," and together with the La Quinta Comparable Companies, the "Comparable Companies").

     Merrill Lynch's calculations resulted in the following relevant ranges for the La Quinta Comparable Companies and for La Quinta as of December 23, 1997: a range of Enterprise Value as a multiple of estimated 1997 EBITDA of 6.5x to 16.4x, with a mean of 10.1x and a median of 9.0x (as compared to La Quinta at 9.9x); a range of Enterprise Value as a multiple of estimated 1998 EBITDA of 5.6x to 13.3x, with a mean of 8.1x and a median of 7.3x (as compared to La Quinta at 8.5x); a range of share price as a multiple of estimated 1997 earnings per share of 12.6x to 29.8x, with a mean of 23.9x and a median of 21.8x (as compared to La Quinta at 18.6x); and a range of share price as a multiple of projected 1998 earnings per share of 10.9x to 23.8x, with a mean of 18.5x and a median of 18.0x (as compared to La Quinta at 15.0x). Based on Merrill Lynch's judgment, a range of multiples for the La Quinta Comparable Companies of estimated calendar 1998 earnings per share and 1998 EBITDA of 16.0x to 19.0x and 7.5x to 8.5x was applied, respectively, to corresponding financial data for La Quinta resulting in a range of equity value of $17.25 to $25.00.

     Merrill Lynch's calculations resulted in the following relevant ranges for the Meditrust Comparable Companies and for The Meditrust Companies as of December 23, 1997: a range of market value as a multiple of estimated 1997 funds from operations of 18.8x to 36.8x, with a mean of 25.4x and a median of 22.9x (as compared to The Meditrust Companies at 14.4x); a range of market value as a multiple of projected 1998 FFO of 10.2x to 20.0x, with a mean of 14.3x and a median of 13.6x (as compared to The Meditrust Companies at 14.1x). Based on Merrill Lynch's judgment, a range of multiples for the Meditrust Comparable Companies of projected 1998 funds from operations of 12.0x to 14.0x was applied to corresponding financial data for Meditrust resulting in a range of equity values for The Meditrust Companies of $29.50 to $34.50.

     None of the Comparable Companies is, of course, identical to The Meditrust Companies or La Quinta. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading volume of the Comparable Companies, as well as that of The Meditrust Companies or La Quinta. In addition, Enterprise Value as multiples of estimated 1997 EBITDA and estimated 1998 EBITDA, share price as multiples of estimated 1997 earnings per share and projected 1998 earnings per share, the multiples of market value to estimated 1997 and projected 1998 FFO for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     Comparable Transactions Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of other mergers and strategic transactions involving REITs and/or lodging companies which Merrill Lynch deemed to be relevant. These transactions were the Interstate Hotel Company merger with Patriot American Hospitality, Inc., ITT Corporation merger with Starwood Lodging Trust, CHC International merger with Patriot American Hospitality, Inc., Westin Hotels & Resorts Worldwide, Inc. merger with Starwood Lodging Trust, Promus Hotel Corporation merger with Doubletree Corporation, Wyndham Hotel Corporation merger with Patriot American Hospitality, Inc., Bass Plc - Holiday Inns, Inc. merger with Bristol Hotel Company and Red Lion Hotels, Inc. merger with Doubletree Corporation (collectively, the "Comparable Transactions").

     Merrill Lynch then compared certain financial ratios for the Comparable Transactions to those of the Merger. Merrill Lynch compared the prices paid in the Comparable Transactions in terms of, among other things, the Transaction Value ("Transaction Value" is defined as offer value ("offer value" is defined as offer price per share multiplied by the number of shares and in-the-money options outstanding) plus preferred equity at liquidation value and net debt) as multiples of the last twelve months ("LTM") EBITDA, Forward Year EBITDA (based on annual estimates from pre-transaction research reports), LTM earnings before interest and taxes ("EBIT") and LTM sales. An analysis of the multiples for the Comparable Transactions produced the following results: (i) Transaction Value as a multiple of LTM EBITDA yielded a range of 7.4x to 16.7x, with a mean of 12.6x and median of 13.6x; (ii) Transaction Value as a multiple of Forward Year EBITDA yielded a range of 6.5x to 12.8x, with a mean of 10.0x and a median of 10.4x; (iii) Transaction Value as a multiple of LTM EBIT yielded a range of 12.3x to 20.4x, with a mean of 16.9x and median of 17.9x; and (iv) Transaction Value as a multiple of LTM sales yielded a range of 1.4x to 8.3x, with a mean of 3.5x and median of 3.1x. Based on Merrill Lynch's judgment, a range of multiples for the Comparable Transactions of Forward Year EBITDA of 9.0x to 11.0x was applied to corresponding financial data for La Quinta resulting in a range of equity value for La Quinta of $23.00 to $31.00.

     Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected unlevered free cash flows (EBIT tax effected, plus depreciation and amortization minus capital expenditures minus (plus) increases (decreases) in working capital) for the periods and using the discount rates indicated) of La Quinta based upon 1998-2002 forecasts prepared by La Quinta's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity per share values for La Quinta based upon the sum of the discounted net present value of La Quinta's four-year stream of projected unlevered free cash flows as of December 31, 1997 plus the discounted net present value of the terminal value based on a range of multiples of its projected calendar year 2002 EBITDA less net debt. Based on Merrill Lynch's judgment, discount rates reflecting a weighted average cost of capital ranging from 9.5% to 11.5% and terminal value multiples of calendar year 2002 EBITDA ranging from 7.5x to 8.5x were used to calculate a range of equity per share values for La Quinta common stock of $21.50 to $29.00.

     Further, Merrill Lynch performed discounted cash flow analyses of The Meditrust Companies on a standalone basis, based on 1998 forecasts prepared by Merrill Lynch and reviewed by The Meditrust Companies' management. Utilizing these forecasts, Merrill Lynch calculated a range of equity values per share based upon the sum of the discounted net present value of Meditrust's four-year stream of projected funds from operations per share as of December 31, 1997 plus the present value of the terminal value based on a range of forward multiples of its projected calendar year 2002 funds from operations per share. Based on Merrill Lynch's judgment, discount rates reflecting a cost of equity ranging from 10.5% to 12.5% and terminal value multiples of forward funds from operations (calendar year 2002) ranging from 12.0x to 14.0x were used to calculate a range of equity per share values of Meditrust Paired Shares of $30.00 to $36.00.


     Valuation of Merger Consideration. Based on the aforementioned analysis and Merrill Lynch's collective judgment, Merrill Lynch determined a reference range of equity values for La Quinta of $21.00 to $26.00 and a reference range of equity value of Meditrust of $30.00 to $36.00. Merrill Lynch then calculated the value of the weighted average merger consideration (assuming all shareholders elect maximum cash) at the minimum, midpoint and maximum Meditrust share prices within the collar and compared them to the La Quinta reference range. The range of implied blended values to La Quinta shareholders are $23.65 to $27.03, $21.94 to $24.98 and $20.58 to $23.35, respectively for the minimum, midpoint and maximum collar pricing points.


     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinion. In its analyses,

Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond La Quinta's, The Meditrust Companies' and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     The La Quinta Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with La Quinta and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated October 30, 1997, La Quinta agreed to pay Merrill Lynch fees as follows: (i) a fee of $100,000, payable on the date of such letter agreement; (ii) an additional fee of approximately $7.6 million based on the fair market value of the merger consideration and earnings and profits distribution to be received by the La Quinta shareholders. Any fees previously paid to Merrill Lynch pursuant to the first clause above will be deducted from any fee to which Merrill Lynch is entitled pursuant to the second clause. La Quinta also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under such letter agreement, including certain liabilities under the federal securities laws.

     Merrill Lynch may provide financial advisory and financing services to La Quinta and The Meditrust Companies and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of La Quinta or The Meditrust Companies for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.


     On February 26, 1998, The Meditrust Companies entered into certain transactions with Merrill Lynch International, a UK-based broker/dealer subsidiary of Merrill Lynch, whereby Merrill Lynch International agreed to purchase 8,500,000 shares of Series A Non-Voting Convertible Common Stock (the "Series A Stock") from The Meditrust Companies at a purchase price of $32.625 per share, subject to adjustment in the event of a decline in the market price of the paired shares. The Series A Stock is initially non-voting and will convert into voting Paired Shares on the earlier of (a) the business day following the date on which shareholders of The Meditrust Companies have approved the Merger or (b) the date of any termination of the Merger Agreement. The original purchase price per share is subject to adjustment within one year pursuant to a purchase price adjustment agreement. See "The Companies -- Recent Developments."


     Merrill Lynch International engaged in the foregoing transaction on February 26, 1998. The fairness opinion rendered by Merrill Lynch in connection with the merger of La Quinta with Meditrust had previously been rendered on January 2, 1998. La Quinta was aware that Merrill Lynch International was proposing to engage in the foregoing transaction prior to its execution, and La Quinta consented to Merrill Lynch International engaging in such transaction because the management of La Quinta concluded that Merrill Lynch's work for La Quinta had been substantially completed with the rendering of the fairness opinion on January 2, 1998, and because management of La Quinta believed that Merrill Lynch International has substantial expertise in transactions of this type and was able to offer Meditrust favorable terms which would benefit Meditrust and, ultimately, the La Quinta shareholders who would become shareholders of Meditrust.


Interests of Certain Persons in the Merger

     In considering the recommendation of the Board of Directors of La Quinta with respect to the Merger, holders of La Quinta common stock should be aware that certain members of management of La Quinta and of the La Quinta Board of Directors have interests in the Merger that are different from, or in addition to, the interests of the holders of La Quinta common stock generally. The Board of Directors of La Quinta was aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreement. Prior to the consummation of the Merger, Operating Company will enter into an employment agreement with Mr. Coutry which will become effective as of the closing of the Merger. The terms of

Mr. Coutry's employment agreement are currently under negotiation between Mr. Coutry and Operating Company. No assurance can be given that the final agreement will not differ from the preliminary terms described below. Operating Company will employ Mr. Coutry as president and chief executive officer of the La Quinta business unit of Operating Company for an initial term of four years. Mr. Coutry's initial annual base salary will be an amount to be negotiated, and thereafter will be subject to merit increases to be determined by Operating Company's Compensation Committee. Mr. Coutry's employment agreement will provide for an annual incentive performance bonus based on financial performance goals and an option to acquire a number of Paired Shares to be negotiated, which option shall be subject to vesting.

     Mr. Coutry's employment agreement also provides for certain severance benefits upon the occurrence of the following: (i) termination by Operating Company without "cause;" (ii) termination by Mr. Coutry with "good reason;" or
(iii) termination by Mr. Coutry for any reason or no reason, in the 30-day period following the one-year anniversary of a "change in control" (each as defined in the employment agreement) of Operating Company. Mr. Coutry's severance benefits include extended medical benefits and a lump sum payment equal to three times the sum of (x) his salary at the date of termination, and
(y) his most recent annual bonus. Additionally, upon a termination described in clause (iii) above, all of Mr. Coutry's stock options will immediately vest and Mr. Coutry will receive a lump sum payment equal to three times his current annual bonus. Upon a termination by Operating Company for any reason other than "cause," or a termination by Mr. Coutry with "good reason," all unvested options issued to Mr. Coutry will continue to vest and be exercisable, pursuant to the terms of such options as if such termination had not occurred. Upon termination of Mr. Coutry's employment for "cause" or termination by Mr. Coutry without "good reason," his unvested options will be canceled. Pursuant to the Merger Agreement, Mr. Coutry's options to acquire La Quinta shares will become fully vested and exercisable immediately prior to the Merger. Mr. Coutry will also receive legal fees and costs incurred in obtaining or enforcing any right or benefit under his employment agreement, other than those relating to frivolous claims or those made in bad faith. In the event that Mr. Coutry becomes entitled to payments from Operating Company or La Quinta which constitute a "parachute payment" within the meaning of Section 280G of the Code which are subject to taxation under Section 4999 (the "Excise Tax") of the Code, the employment agreement of Mr. Coutry provides that Meditrust will pay Mr. Coutry an additional amount (the "Gross-Up Payment") such that the net amount retained by Mr. Coutry, after deduction of the Excise Tax on the payments and all Excise Tax and other taxes on the Gross-Up Payment shall equal the initial lump sum amount. For a period of three years after Mr. Coutry's termination of employment, Meditrust shall maintain in effect liability insurance with coverage in amount and scope consistent with coverage existing on the date of the termination of employment.

     Severance Agreements. Prior to the Merger, La Quinta entered into severance agreements with six executive officers and all other officers of La Quinta which provide certain benefits in the event of the termination of such officer's employment without "cause" or by such officer for "good reason" (each as defined in the severance agreements) or, in the case of Messrs. Coutry, Schultz, McCalmont, Hickey and Schmutz, by such officer for any reason, or no reason, within thirty days following the one-year anniversary after a "change of control" of La Quinta) or, in the case of Mr. Mead, in the event of his termination for any reason or no reason within 90 days following a change of control of La Quinta. The Merger will constitute such a "change of control" of La Quinta under the severance agreements. Severance payments under these agreements will equal three times the Base Amount (as defined below) for Messrs. Mead, Coutry and Schultz, two times the Base Amount for Messrs. McCalmont, Hickey and Schmutz and one times the Base Amount for the other vice presidents. "Base Amount" means the sum of (i) such employee's annual base salary at the date of termination or immediately prior to the change of control, whichever is greater, and (ii) such employee's targeted annual bonus at the date of termination or immediately prior to the change in control, whichever is greater. Other severance benefits include (i) family medical coverage for a number of years equal to the applicable multiple, (ii) acceleration of vesting of stock options and restricted stock; (iii) accelerated vesting of certain pension benefits; and (iv) legal fees and costs to the employee in any dispute related to the severance agreement. In the event that Messrs. Mead, Coutry or Schultz becomes entitled to payments which are subject to an excise tax provided under the Code applicable to certain "golden parachute" payments, the severance agreements provide that Operating Company shall pay such employee a gross-up payment such that the net amount retained by the employee after deduction of the excise tax on the payments and all excise tax and other taxes on the gross-up payment shall equal the initial lump sum amount.

     La Quinta also entered into new severance agreements and/or adopted new severance policies with respect to certain other employees of La Quinta.

     Stock Options and Restricted Stock. Each of La Quinta's Amended and Restated 1984 Stock Option Plan, the Non-Qualified Stock Option Plan of Gary L. Mead and the 1997 Equity Participation Plan (collectively, the "La Quinta Plans"), provides for vesting of options and restricted stock upon a "change in control." The Merger will constitute a change in control under the La Quinta Plans. As a result, all of the currently unvested options and restricted stock outstanding under the La Quinta Plans will become fully vested and immediately exercisable upon consummation of the Merger. The treatment in the Merger of outstanding options and restricted stock granted under the La Quinta Plans is described under "The Merger Agreement -- La Quinta Stock Option Plans." Holders of these options may elect to have their options (i) canceled and the spread value ($26 minus the exercise price of such option) paid in cash by La Quinta or (ii) assumed by Meditrust and Operating Company and be exercisable for such number of Paired Shares equal to the exchange ratio (described under "The Merger Agreement -- Transaction Consideration") multiplied by the number of La Quinta shares covered by such option, at an exercise price equal to the exercise price of such option divided by the exchange ratio. In connection with the Merger, a total of approximately 1.9 million La Quinta options will become immediately exercisable. The Merger Agreement provides that executive officers and directors may elect to have their options cashed out rather than converting them into options to purchase Paired Shares. The options will be cashed out by paying the spread between $26 and the exercise price of the option regardless of whether the La Quinta shareholders will receive more or less than $26 in total amount of consideration, based upon the Meeting Date Price (as defined) of the Paired Shares.

     The following table sets forth for each of La Quinta's chief executive officer and the four other most highly compensated executive officers at the end of the last fiscal year: the estimated value of certain severance payments (assuming for purposes of presentation that each of such officers are terminated within the first year following the Merger) and the value of outstanding stock options held by such executive officers which will be accelerated as a result of the Merger.



                                                                              Estimated Value        Estimated Value
                                                         Estimated           of Unvested Stock      of Total Potential
                                                    Value of Contingent     Options Accelerated       Benefits from
Name                                                 Severance Payments        by the Merger            the Merger
------------------------------------------------   ---------------------   ---------------------   -------------------
Gary L. Mead
 President and Chief Executive Officer .........         $2,774,000              $2,215,000             $4,989,000
Ezzat S. Coutry
 Executive Vice President and
 Chief Operating Officer .......................          2,380,000               2,831,000              5,211,000
Steven T. Schultz
 Executive Vice President and Chief
 Development Officer ...........................          1,534,000               1,235,000              2,769,000
Stephen B. Hickey
 Senior Vice President-Marketing ...............            685,000               1,409,000              2,094,000
John F. Schmutz
 Vice President and
 General Counsel ...............................            543,000                 322,000                865,000

     Directors and Officers Insurance; Limitation of Liability of La Quinta Directors and Officers. The Merger Agreement provides that all rights to indemnification and exculpation, to the extent applicable, from liabilities for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of the current or former directors or officers of La Quinta and its subsidiaries as provided in their respective certificates of incorporation and by-laws and existing indemnification contracts to which La Quinta is a party will be assumed by The Meditrust Companies and will continue in effect in accordance with their respective terms for a period of not less than six years from the effective time of the Merger. The Merger Agreement also provides that, for not less than six years after the effective time of the Merger, The Meditrust Companies will provide liability insurance covering acts or omissions existing or occurring at or prior to the effective time of the Merger with respect to those persons who were covered by La Quinta's directors' and officers' liability insurance policy on terms that are no less favorable, as to coverage and amounts, than those in effect on the date of the Merger Agreement, provided that The Meditrust Companies will not be required to pay more than 150% of the current amount paid by La Quinta to maintain its directors' and officers' liability insurance policy on an annual basis.

     Noncompetition and Nonsolicitation Agreement. Mr. Mead has entered into a non-competition agreement with La Quinta for one year following the termination of his employment which provides that he will not become an owner, principal, agent, employee or consultant of any entity that derives more than 20% of its revenues from owning, oper-ating, managing or granting franchise rights with respect to upscale limited service lodging facilities, mid-scale, economy and budget lodging facilities; however this prohibition does not prohibit Mr. Mead from owning up to 5% of the shares of any publicly-held corporation engaged in the lodging business. This agreement also includes a one-year non-solicitation of employees covenant which prohibits the direct or indirect solicitation or inducement by Mr. Mead of any present or future employee of La Quinta to accept employment with Mr. Mead or with any business entity with which Mr. Mead may be associated; however, this prohibition does not apply if Mr. Mead is approached by an employee. The agreement also includes a confidentiality agreement pursuant to which Mr. Mead agrees, for an unlimited term, not to disclose any of La Quinta's business secrets or other matters of a proprietary or confidential nature, including, but not limited to, business opportunities and plans, sales and marketing plans, price and cost information, earnings information and projections, business relationships, joint ventures, finances, various sales techniques and other confidential information.

     Certain Shareholder Arrangements. Shareholders should refer to the section entitled "The Merger Agreement -- Certain Shareholder Arrangements" for a discussion of a shareholders agreement and registration rights agreement entered into with certain shareholders of La Quinta, including Gary L. Mead, La Quinta's president and chief executive officer, and certain shareholders affiliated with Thomas M. Taylor & Co. and certain other entities and individuals associated with the Bass family.

     Retirement Plans. La Quinta's Restated Supplemental Executive Retirement Plan (the "SERP") requires annual funding upon a change of control. The execution of the Merger Agreement is deemed a change of control under the SERP. As a result, certain executives of La Quinta will benefit from the vesting and full funding of their supplemental retirement benefits and will receive tax gross-up payments from La Quinta regardless of whether or not the Merger is consummated. The amounts of the funding and tax gross-up payment are estimated to be approximately $1.5 million and $1.0 million, respectively.

Principal and Management Shareholders of La Quinta


     The following table sets forth, as of April 15, 1998, except as otherwise noted, the number of shares of common stock of La Quinta beneficially owned directly or indirectly, by (i) each person who, to the knowledge of La Quinta, beneficially owns more than 5% of the common stock of La Quinta, and (ii) the chief executive officer and each of the four most highly compensated executive officers of La Quinta, each director and all current directors and executive officers of La Quinta as a group.


                                                Shares of Common Stock     Shares Beneficially Owned as of
                                                  Beneficially Owned       Percentage of Shares Outstanding
Name of Beneficial Owner                         as of April 15, 1998            as of April 15, 1998
--------------------------------------------   ------------------------   ---------------------------------
5% Shareholders:
Thomas M. Taylor & Co. .....................           3,461,280                          4.5%
Portfolio C Investors, L.P. ................           3,223,700                          4.2%
Thomas M. Taylor ...........................             182,250(1)                         *
Sid R. Bass, Inc. ..........................           4,147,957                          5.4%
Lee M. Bass, Inc. ..........................           4,147,957                          5.4%
The Bass Management Trust ..................           1,190,622(2)                       1.5%
The Airlie Group, L.P. .....................             487,500                            *
Annie R. Bass Grandson's Trust
 for Lee M. Bass ...........................             806,305                          1.0%
Annie R. Bass Grandson's Trust
 for Sid. R. Bass ..........................             806,305                          1.0%
Panther City Investment Co. ................           3,101,466(3)                       4.0%
Thomas W. Briggs ...........................              25,312                            *
Michael N. Christodolou ....................              15,187                            *
W. Forrest Tempel ..........................               5,062                            *
William P. Hallman, Jr. ....................             253,125(4)                         *
Peter Sterling Trusts ......................              12,655                            *
Peter Sterling .............................             521,435(5)                         *
Cotham Family Partners, L.P. ...............               7,500                            *
 (as a Group)                                         -----------
                                                      22,395,618(6)                      28.9%
 c/o W. Robert Cotham
 2600 First City Bank Tower
 Fort Worth, Texas 76102

Gary L. Mead ...............................           4,556,876(7)                       5.6%
 c/o La Quinta Inns, Inc.
 112 East Pecan Street
 San Antonio, Texas 78205

Directors and Executive Officers(8):
William H. Cunningham ......................             151,875(9)                         *
William Razzouk ............................              53,156(10)                        *
Kenneth T. Stevens .........................              75,942(11)                        *
Ezzat S. Coutry ............................             125,000(12)                        *
Stephen B. Hickey ..........................             225,000(13)                        *
John F. Schmutz ............................             173,499(14)                        *
Steven T. Schultz ..........................             286,749(15)                        *
All directors and executive officers of
 La Quinta as a group (10 persons) .........          13,524,262(16)                     16.3%

----------
* Less than one percent (1%)

 (1) Mr. Taylor beneficially owns 182,250 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan. In addition, Mr. Taylor may be deemed to beneficially own the shares beneficially owned by Thomas M. Taylor & Co., Portfolio C Investors, L.P. and The Airlie Group, L.P. The aggregate of all of such shares which Mr. Taylor may be deemed to beneficially own is 7,354,730.

 (2) Perry R. Bass, solely in his capacities as sole trustee and as one of two trustees, has sole voting and dispositive power with respect to the 1,190,622 shares owned by The Bass Management Trust.

 (3) Panther City Investment Co., solely in its capacity as Trustee, has sole voting and dispositive power with respect to 1,550,733 shares owned by The Hyatt Anne Bass Successor Trust and has sole voting and dispositive power with respect to the 1,550,733 shares owned by The Samantha Sims Bass Successor Trust.

 (4) A Schedule 13D amendment, dated as of January 3, 1998, provided to La Quinta reflects that William P. Hallman, Jr., because of his position as the trustee, also has "sole voting power" and "sole dispositive power" with respect to the following trusts listed in the table above: (i) Annie
      R. Bass Grandson's Trust for Sid R. Bass with respect to 806,305 shares,
      (ii) Annie R. Bass Grandson's Trust for Lee M. Bass with respect to 806,305 shares, (iii) Peter Sterling Trusts with respect to 12,655 shares and (iv) Matthew Kingston Cotham 1996 Trust, which is the sole general partner of Cotham Family Partners, L.P., with respect to 7,500 shares.

 (5) Mr. Sterling beneficially owns 151,875 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan and 30,375 shares he will have the right to acquire under La Quinta's 1997 Equity Participation Plan.

 (6) Thomas M. Taylor, Sid R. Bass, Lee M. Bass and other investors, including the persons named above, have filed a Schedule 13D amendment, dated as of January 3, 1998, with the SEC. The persons making the Schedule 13D filing have stated that neither the fact of such filing nor anything contained therein shall be deemed an admission by them that a "group" exists within the meaning of Section 13(d)(3) of the Exchange Act.

 (7) Mr. Mead has "sole voting power" and "sole dispositive power" with respect to (i) 303,750 shares which he beneficially owns, (ii) 3,290,625 shares which he presently has the right to acquire pursuant to a non-qualified stock option agreement dated March 3, 1992 (the "Mead Stock Option Agreement") and (iii) 962,501 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan. Shares acquirable pursuant to stock options include options exercisable within 60 days after April 15, 1998. Excluded from this table are the unvested portion of stock options granted in 1996 and 1997.

 (8) Shares held by Mr. Mead, Mr. Sterling and Mr. Taylor, are listed under the heading "5% Shareholders."

 (9) The shares shown as beneficially owned by Dr. Cunningham represent 121,500 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan and 30,375 shares he will have the right to acquire on May 23, 1998 under La Quinta's 1997 Equity Participation Plan.

(10) The shares shown as beneficially owned by Mr. Razzouk represent 22,781 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan and 30,375 shares which he will have the right to acquire on May 23, 1998 under La Quinta's 1997 Equity Participation Plan.


(11) The shares shown as beneficially owned by Mr. Stevens include 45,567 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan and 30,375 shares which he will have the right to acquire on May 23, 1998 under La Quinta's 1997 Equity Participation Plan.


(12) The shares shown beneficially owned by Mr. Coutry, Executive Vice President-Chief Operating Officer of La Quinta reflect 125,000 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996 and 1997.

(13) The shares shown beneficially owned by Mr. Hickey, Senior Vice President-Marketing of La Quinta reflect 225,000 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1995 and 1997.

(14)  The shares shown beneficially owned by Mr. Schmutz, Vice
      President-General Counsel of La Quinta reflect 173,499 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996 and 1997.

(15) The shares shown beneficially owned by Mr. Schultz, Executive Vice President and Chief Development Officer of La Quinta reflect 286,749 shares which he presently has the right to acquire under La Quinta's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996 and 1997.

(16) The holdings shown for all directors and executive officers as a group include 5,708,847 shares which the directors and executive officers have the right to acquire under La Quinta's 1984 Stock Option Plan, 1997 Equity Participation Plan and the Mead Stock Option Agreement (collectively, the "La Quinta Plans") and shares acquirable pursuant to stock options, which are exercisable within 60 days after April 15, 1998.


     The information reflected for certain beneficial owners listed under the heading "5% Shareholders" is based on statements and reports filed with the SEC and furnished to La Quinta by such holders. No independent investigation concerning the accuracy thereof has been made by La Quinta. As of April 15, 1998, all directors and executive officers as a group beneficially owned a total of 7,815,420 shares (10.1%) of La Quinta's outstanding common stock, excluding the 5,708,847 shares referred to in note (16) above which certain directors and executive officers have the right to acquire under the La Quinta Plans.

Certain Regulatory Matters

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger and certain related transactions may not be consummated until notifications have been given and certain information furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Meditrust, Operating Company and La Quinta have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period has expired.

     The Meditrust Companies and La Quinta do not believe that any additional governmental filings in the United States, other than the articles of merger and the certificate of merger to be filed with the Texas and Delaware Secretaries of State, respectively, are required with respect to the Merger and the issuance of Operating Company common stock. The FTC, the Antitrust Division or certain private parties could take such action under the HSR as they deem necessary or desirable, including seeking divestiture of assets of The Meditrust Companies or La Quinta. Consummation of the Merger and the issuance of Operating Company common stock is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other orders issued by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents consummation of the Merger.

Accounting Treatment

     The Merger is expected to be accounted for by Meditrust using the purchase method of accounting.

No Appraisal Rights

     Holders of La Quinta common stock are not entitled to appraisal rights under Texas law in connection with the Merger. Article 5.11 of the Texas Business Corporation Act (the "TBCA") provides, in part, that shareholders are not entitled to appraisal rights in a merger if (i) at the record date for the shareholders' meeting to vote on a merger, the shareholder's shares are part of a class which is listed on a national securities exchange or held of record by at least 2,000 persons, and (ii) under the terms of a merger agreement, the shareholder is not required to accept in exchange for such shareholder's shares anything other than (x) shares of a corporation that, at the effectiveness of the merger, will be listed on a national securities exchange or held of record by at least 2,000 persons and (y) cash in lieu of fractional shares. See "Comparison of Shareholder Rights -- Appraisal/Dissenter's Rights."

Resales of Paired Shares Received Pursuant to the Merger Agreement


     The Paired Shares issued pursuant to the Merger Agreement will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any La Quinta shareholder who may be deemed to be an affiliate of The Meditrust Companies (or either of them) for purposes of Rule 144 promulgated under the

Securities Act ("Rule 144") or an affiliate of La Quinta for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each, an "Affiliate"). Affiliates will include persons (including all directors of The Meditrust Companies and former directors of La Quinta) who control, are controlled by, or under common control with (i) The Meditrust Companies (or either of them) or La Quinta at the time of the La Quinta Meeting, or (ii) The Meditrust Companies (or either of them) at or after the effective time.

     Rule 144 and Rule 145 will restrict the sale of Paired Shares received pursuant to the Merger Agreement by Affiliates and certain of their families and related interests. Generally speaking, during the year following the effective time, persons who are affiliates of La Quinta at the time of the La Quinta Meeting (assuming that they are not Affiliates of The Meditrust Companies (or either of them) at or after the effective time) may publicly resell any Paired Shares received by them pursuant to the Merger Agreement, subject to certain limitations as to, among other things, the amount of Paired Shares, sold by them in any three-month period and as to the manner of sale. After the one-year period following the effective time, these Affiliates may resell their Paired Shares without restriction so long as there is adequate public information with respect to The Meditrust Companies as required by Rule
144. Persons who become Affiliates of The Meditrust Companies (or either of them) prior to, or at or after the Effective Time, may publicly resell the Paired Shares received by them pursuant to the Merger Agreement subject to similar limitations, and subject to certain holding period and filing requirements specified in Rule 144.

     The ability of Affiliates to resell Paired Shares received pursuant to the Merger Agreement under Rule 144 or Rule 145 as summarized herein generally will be subject to The Meditrust Companies having satisfied their respective reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for specified periods of time prior to the time of sale. Affiliates also would be permitted to resell Paired Shares received pursuant to the Merger Agreement pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     This Joint Proxy Statement/Prospectus does not cover any resales of Paired Shares to Affiliates of The Meditrust Companies (or either of them) or La Quinta pursuant to the Merger Agreement. However, Gary L. Mead and Thomas M. Taylor & Co. and certain other entities and individuals associated with the Bass family (collectively, the "Principal Shareholders"), who may be deemed to be Affiliates, have entered into a shareholders agreement with The Meditrust Companies and La Quinta. Pursuant to the shareholders agreement, Mr. Mead and the Principal Shareholders have agreed to further restrictions on the disposition of Paired Shares received by Mr. Mead and the Principal Shareholders in the Merger beyond those provided for in Rule 144 and Rule 145. See "The Merger Agreement -- Certain Shareholder Arrangements -- Shareholders Agreement." The Principal Shareholders have been granted resale registration rights in connection with the shareholders agreement. Upon effectiveness of a registration statement covering resales of the Paired Shares by these shareholders, they will have the ability, subject to other legal requirements and restrictions, to sell their Paired Shares as freely as other La Quinta shareholders. See "The Merger Agreement-- Certain Shareholder
Arrangements -- Registration Rights Agreement."


Stock Exchange Listing of Paired Shares; Delisting and Deregistration of La Quinta Common Stock

     It is a condition to the Merger that the Paired Shares to be issued in the Merger (including the Operating Company common stock) be authorized for listing on the NYSE. La Quinta common stock is currently listed on the NYSE under the symbol "LQI." Upon consummation of the Merger, La Quinta common stock will be delisted from the NYSE and deregistered under the Exchange Act. See "Comparative Per Share Market Price and Dividend Information."


Dividends

     The Meditrust Companies expect to declare regularly scheduled dividends on the Paired Shares, including those dividends necessary for Meditrust to maintain its status as a REIT. The current annualized rate of dividends on the Paired Shares is $2.43 (without giving effect to the earnings and profits distribution). It is expected that The Meditrust Companies will continue to pay similar quarterly dividends, including dividends required to maintain Meditrust's status as a REIT, after the effective time of the Merger, subject to approval and declaration by the respective Boards of Directors of The Meditrust Companies. See "Comparative Per Share Market Price and Dividend Information."

     La Quinta expects to continue to declare regularly scheduled dividends on the La Quinta common stock until the effective time of the Merger. The current annualized rate of dividends on the La Quinta common stock is $.07.

Dividends on La Quinta common stock will end at the effective time of the Merger when the separate corporate existence of La Quinta will terminate. See "Comparative Per Share Market Price and Dividend Information."

     Meditrust also expects to declare the earnings and profits distribution, immediately prior to the Merger, in order to distribute earnings and profits accumulated through the date of the Merger as necessary to preserve its REIT status. La Quinta shareholders who receive Paired Shares in the Merger will need to hold them until the record date of the distribution in order to receive the distribution. The Merger Agreement provides that the record date for the distribution must occur between fifteen and forty-five days following completion of the Merger. La Quinta shareholders who sell or otherwise dispose of Paired Shares received in the Merger before the record date will not receive the distribution. See "What La Quinta Shareholders Will Receive in the Transaction."


Pending Litigation Regarding the Merger


     In January 1998, two lawsuits purporting to be class actions were filed in the District Court of Bexar County, Texas (the "Texas Court") on behalf of shareholders of La Quinta against La Quinta, certain directors and officers of La Quinta, and Meditrust. In April 1998 the two lawsuits were consolidated under the caption Robbins and Brody v. Razzouk, et al., No. 98CI-00192 (the "Action") and an amended petition was filed adding as defendants Merrill Lynch and certain individuals and entities allegedly controlled by or associated with the Bass family (collectively with the previously named defendants, the "Defendants"). The amended petition in the Action alleges, among other things, that certain Defendants (other than Meditrust and Merrill Lynch) have breached their fiduciary duties to La Quinta shareholders by agreeing in the Merger Agreement to merger consideration which is "grossly inadequate," by failing to solicit competing bids or to provide a "market check," by failing to conduct a full and thorough investigation, by failing to make adequate public disclosure regarding the transaction, and by making allegedly false and misleading statements to La Quinta shareholders in connection with this Joint Proxy Statement/Prospectus. The amended petition also alleges that the directors of La Quinta and Merrill Lynch, as financial adviser to La Quinta, have conflicts of interest based on dealings with Meditrust and that the recommendation to La Quinta's shareholders by the directors of La Quinta and the fairness opinion by Merrill Lynch are tainted by such conflicts. The petition alleges that Meditrust and Merrill Lynch aided and abetted the alleged breaches of duty by the other Defendants, and that Merrill Lynch acted negligently in rendering advice to La Quinta's Board of Directors. The petition also alleges that certain option payments and/or alleged special treatment of certain defendants in connection with such options violate Article 2.12 of the Texas Business Corporation Act by providing extra compensation and/or special treatment for such defendants in connection with shares of La Quinta stock. The petition in the Action seeks, among other things: (i) a declaration that Defendants have breached their fiduciary duties to members of the alleged class; (ii) a declaration that the proposed transaction is a legal nullity; (iii) an order preliminarily and permanently enjoining consummation of the proposed transaction; (iv) if the proposed transaction is consummated, an order to rescind it; (vi) the award of compensatory damages; and (v) the award of costs, disbursements and attorneys' fees.



     The Defendants and counsel for the class plaintiffs have negotiated and entered into an agreement in principle to settle the Action, which was executed and delivered on May 13, 1998 (the "Memorandum of Understanding"). The Memorandum of Understanding sets forth the principal bases for the settlement which include: (i) The Meditrust Companies will issue a press release announcing the average Paired Share price which will be used to determine the exchange ratio at least seven trading days prior to the La Quinta Meeting; at least six trading days prior to the La Quinta Meeting, The Meditrust Companies will issue a press release announcing a preliminary exchange ratio and the preliminary amount of the adjusted earnings and profits distribution to be distributed to shareholders; and at least two trading days prior to the La Quinta meeting, the Meditrust Companies and La Quinta will issue a press release announcing the final exchange ratio and the final amount of the adjusted earnings and profits distribution--in addition, beginning seven trading days prior to the La Quinta Meeting, La Quinta shareholders may call the joint proxy solicitor, toll free, to hear announcements regarding the substance of these press releases; (ii) the press release announcing the preliminary exchange ratio will be released three trading days prior to the date on which La Quinta shareholders must make their cash election and La Quinta shareholders who wish to elect cash will have until three trading days prior to the La Quinta Meeting to return their cash election forms to The Meditrust Companies' exchange agent in Boston; and (iii) the Joint Proxy Statement/Prospectus includes a section disclosing and describing a recent transaction between Merrill Lynch International and The Meditrust Companies relating to the sale of certain securities by The Meditrust Companies to Merrill Lynch International and setting forth facts demonstrating why such transaction did not create any disabling conflict with respect to Merrill Lynch's rendering of a fairness opinion and other financial advisory services to La Quinta's Board of Directors. The Memorandum of Understanding and the proposed settlement will be contingent upon execution of an appropriate and satisfactory stipulation of settlement (the "Stipulation") and related documents, and Final Court Approval of the settlement (as defined in the Memorandum of Understanding) by the Texas Court. In the Stipulation, the parties will request that the Texas Court certify, for purposes of settlement, a non-opt out, binding class of all persons (exclusive of Defendants and their affiliates) who owned shares of La Quinta on or after January 3, 1998, and their successors in interest and transferees, immediate and remote, through and including the closing of the Merger (the "Class"); that the Texas Court approve the settlement, including the release of all claims by Class members against the Defendants; and that the Texas Court enter final judgment dismissing with prejudice all claims of the plaintiffs and the Class against the Defendants. It is expected that counsel for class plaintiffs will submit a fee application to the Texas Court for an award of attorney's fees and expenses. Such an application will not exceed $700,000, and La Quinta has agreed to pay such an award of attorney's fees and expenses if ordered by the Texas Court to the extent that it does not exceed $700,000. There is no assurance that the proposed settlement will be successfully completed.


Financing


     The Meditrust Companies are negotiating with certain lenders the terms of a revolving credit facility of up to $1.5 billion and a term loan of $750 million. Additionally, The Meditrust Companies are exploring various alternative means by which to most effectively finance the earnings and profits distribution and the cash consideration to be paid in the Merger pursuant to cash elections made by La Quinta shareholders. Such financing may consist of public or private offerings of equity or debt, or a combination thereof. We cannot assure you that The Meditrust Companies will successfully obtain this financing or, if obtained, that such financing will be on terms and conditions favorable to The Meditrust Companies.

                             THE MERGER AGREEMENT


     This description of the Merger Agreement is not complete. We refer you to the copy of the Merger Agreement and its amendment attached to this Joint Proxy Statement/Prospectus as Annex A and Annex A-1, respectively. We urge all shareholders of Meditrust, Operating Company and La Quinta to read the entire Merger Agreement for a complete description of the terms and conditions of the Merger.


General

     The Merger Agreement provides for the merger of La Quinta with and into Meditrust. At the time of the Merger, the separate corporate existence of La Quinta will cease and Meditrust will be the surviving corporation. The Merger will be effective after all conditions in the Merger Agreement are met, including receipt of shareholder approval, and after merger documents are filed with the Texas and Delaware Secretaries of State and a certificate of merger has been issued by the Texas Secretary of State (the "Effective Time"). We currently expect that the Merger will be effective within two business days after receipt of the requisite shareholder approvals.


Distribution of Earnings and Profits

     La Quinta has operated as a taxable corporation for federal income tax purposes since its incorporation. As such, La Quinta generates taxable income and, in some situations, losses. To the extent La Quinta's taxable income (with certain adjustments) in any given year is not distributed to its shareholders, it becomes accumulated earnings and profits. Accumulated earnings and profits are periodically reduced by losses and distributions or dividends to a company's shareholders in excess of the company's current taxable income (with certain adjustments).


     Immediately prior to the Effective Time, Meditrust will declare a distribution payable on its common stock in an amount which Meditrust determines is necessary to disburse undistributed accumulated and current earnings and profits in order to preserve its REIT status. The actual amount of La Quinta's earnings and profits that Meditrust will succeed to after the Merger is presently uncertain and could be affected by a number of factors, including, without limitation: the earnings and profits generated by La Quinta prior to the Merger; the cash settlement of employee stock options and other compensation expenses provided for in the Merger Agreement (which would decrease such earnings and profits); the payment of cash and the distribution of Operating Company shares in the Merger (which could decrease such earnings and profits); and a possible sale of certain assets of La Quinta pursuant to the Merger Agreement (which would increase such earnings and profits). Other adjustments may also occur prior to or in connection with the Merger.


     The record date for the earnings and profits distribution will be between the fifteenth and the forty-fifth day following the Effective Time. Former La Quinta shareholders who receive Paired Shares and who hold Paired Shares until the record date of the distribution will be entitled to receive the distribution. The distribution will be paid within fifteen days following the record date. In the event a La Quinta shareholder who receives Paired Shares in connection with the Merger sells or otherwise disposes of these shares prior to the record date for the distribution, he or she will not receive the distribution.


Subscription Agreement

     Before the Effective Time, The Meditrust Companies and La Quinta will enter into a subscription agreement. Pursuant to the subscription agreement, immediately prior to the consummation of the Merger, La Quinta (or Meditrust, at Meditrust's option) will pay Operating Company for a number of shares of Operating Company common stock equal to the number of shares of Meditrust common stock to be issued to La Quinta shareholders in the Merger.


Transaction Consideration

     In the Merger, La Quinta shareholders may receive Paired Shares or may elect to receive cash (subject to limitations on the total amount of cash to be paid in the Merger). The stock consideration will be payable in Paired Shares under an exchange ratio determined based on the average closing price of the Paired Shares for 20 randomly determined trading days in a 30 trading day period ending the eighth trading day prior to La Quinta's meeting (the "Meeting Date Price").

     Determination of the Exchange Ratio. In the Merger, La Quinta shareholders who do not elect to receive cash consideration in the Merger will receive Paired Shares in an amount, based on the Meeting Date Price, equal to the difference between $26.00 and the distribution to be received per La Quinta share exchanged for Paired Shares in the Merger, so long as the Meeting Date Price is between $34.20 and $41.80. La Quinta shareholders who receive Paired Shares in the Merger will also receive the distribution so long as they hold the Paired Shares on the record date for the distribution. The distribution is expected to be declared immediately prior to the Merger. Shareholders of record of the Paired Shares on the record date for the distribution, which will be a date to be determined by Meditrust between the fifteenth and the forty-fifth day following the Merger, will receive the distribution within fifteen days of the record date.

     If the Meeting Date Price is greater than or equal to $41.80 but less than or equal to $45.60, the exchange ratio for each share of La Quinta common stock exchanged into Paired Shares will be 0.6220, reduced by the amount of the distribution to be received per La Quinta share exchanged for Paired Shares in the Merger (resulting in total consideration based on the Meeting Date Price ranging from $26.00 to $28.36 per share of La Quinta common stock, including the distribution, as the Meeting Date Price increases from $41.80 to $45.60). If the Meeting Date Price is greater than $45.60, then each La Quinta share will be entitled to receive $28.36 in total consideration based on the Meeting Date Price, comprised of Paired Shares and the distribution.


     If the Meeting Date Price is less than $34.20 but greater than or equal to $30.40, the exchange ratio for each share of La Quinta common stock exchanged into Paired Shares in the Merger will be 0.7602, reduced by the amount of the distribution to be received per La Quinta share exchanged for Paired Shares in the Merger (resulting in total consideration based on the Meeting Date Price ranging from $26.00 to $23.11 per share of La Quinta common stock, including the distribution, as the Meeting Date Price decreases from $34.20 to $30.40). If the Meeting Date Price is below $30.40 (or $23.11 in total consideration per La Quinta share exchanged for Paired Shares in the Merger), La Quinta will have the right to terminate the Merger Agreement under certain circumstances, subject to a "top-up" right exercisable by Meditrust which is designed to return total consideration per La Quinta share based on the Meeting Date Price to $23.11 inclusive of the distribution. If the Meeting Date Price is below $28.50 (or $21.67 in total consideration per La Quinta share exchanged for Paired Shares in the Merger), La Quinta will have the unilateral right to terminate the Merger Agreement. In the event that La Quinta does not exercise its right to terminate the Merger Agreement, then the combined amount may be less than $23.11. In any event, unless the Merger Agreement has been terminated, La Quinta shareholders may vote to approve and adopt the Merger Agreement and the Merger.


     Cash Election. All La Quinta shareholders will have the right to elect cash consideration for their shares of La Quinta common stock. The Merger Agreement provides that La Quinta shareholders electing to receive cash will receive, subject to the maximum cash limitations, $26.00 per exchanged share of La Quinta common stock. The aggregate amount of cash payable to La Quinta shareholders in the Merger plus that portion of the distribution to be paid with respect to Paired Shares issued to La Quinta shareholders in the Merger is limited to approximately $521 million (representing approximately 24% to 28% of the total transaction consideration depending on the Meeting Date Price). In the event that the amount to be paid to former La Quinta shareholders both pursuant to cash elections in the Merger and pursuant to the distribution exceeds approximately $521 million, the cash merger consideration in excess of the distribution received by former La Quinta shareholders will be distributed pro rata among those shares submitted for cash election and all other La Quinta shares will receive Paired Shares in the Merger. The maximum cash amount limitation of approximately $521 million is not subject to adjustment based on the Meeting Date Price.

     Illustration of Meeting Date Price and Exchange Ratio. Based on (a) an assumed aggregate distribution to all Meditrust shareholders in an amount equal to $150 million (see below), (b) an assumption that the number of La Quinta shares and Paired Shares outstanding on the date of this Joint Proxy Statement/Prospectus remains constant through the record date of the distribution, and (c) an assumption that maximum cash elections are made in the Merger, the table set forth below indicates at various illustrative Meeting Date Prices: (i) the "Adjusted E&P Distribution", which is the amount of the distribution that would be payable to a holder of one share of La Quinta common stock who holds the Paired Shares received in the Merger through the record date of the distribution, (ii) the "Exchange Ratio," which is the number of Paired Shares which each La Quinta share not electing to receive cash consideration and each La Quinta share electing cash but not eligible to receive cash as a result of the "Maximum Cash Shares" limitation will be exchanged for, (iii) the "Stock Consideration," which is the number of Paired Shares to be received upon conversion of one share of La Quinta common stock, times the Meeting Date Price, (iv) the Adjusted E&P Distribution plus the

Stock Consideration, and (v) the "Maximum Cash Shares," which is the maximum number of shares of La Quinta common stock which may elect to receive the $26.00 cash merger consideration.



     All of the assumptions relied upon in creating the table set forth below are being used solely for illustrative purposes. No assurances can be given that all or any of these assumptions will prove to be accurate at or prior to the closing of the Merger. There is a high degree of uncertainty associated with each assumption. For example, it was assumed in creating the table that the earnings and profits distribution will equal $150 million in aggregate value. The actual amount of the accumulated and current earnings and profit ("E&P") of La Quinta (as determined for federal income tax purposes) that Meditrust will succeed to after the Merger is presently uncertain and could be affected by a number of factors, including without limitation: the earnings and profit generated by the operations of La Quinta prior to the Merger; the cash settlement of employee stock options and other compensation expenses of La Quinta called for in the Merger Agreement (which would decrease such earnings and profits); the payment of cash and the distribution of Operating Company shares in the Merger (which could decrease such earnings and profits); and the possible sale, or other taxable transfer, at a gain of certain assets by La Quinta prior to the Merger as contemplated by Section 5.15 of the Merger Agreement (which would increase such earnings and profits). Other adjustments may also occur prior to or in connection with the Merger which cannot be contemplated at this time. In addition, accountants for La Quinta and The Meditrust Companies are currently reviewing calculations of La Quinta's accumulated and current earnings and profits for tax purposes and no assurances can be given that this analysis will not result in further adjustments. Accordingly, it is essential that investors not rely on any given assumption prior to the time at which results are actually determined and announced, including, without limitation, the assumption regarding the amount of the distribution of $150 million. Finally, it should be noted that it is currently the intention of The Meditrust Companies and La Quinta to minimize the amount of the distribution.




                                                                                        Stock
    Meeting                                                  Adjusted               Consideration           Maximum
      Date         Exchange            Stock                    E&P                 Plus Adjusted             Cash
    Price(1)       Ratio(2)     Consideration(2)(3)     Distribution(2)(4)     E&P Distribution(2)(4)     Shares(2)(5)
---------------   ----------   ---------------------   --------------------   ------------------------   -------------
    $45.60           0.6071           $27.68                 $.68                      $28.36             18,512,636
    $41.80           0.6058           $25.32                 $.68                      $26.00             18,515,136
    $38.00           0.6651           $25.27                 $.73                      $26.00             18,405,475
    $34.20           0.7374           $25.22                 $.78                      $26.00             18,278,918
    $30.40           0.7346           $22.33                 $.78                      $23.11(6)          18,283,713
    $28.50           0.7324           $20.89                 $.78                      $21.67(7)          18,286,549

----------
(1) Meeting Date Price represents the average closing price of a Paired Share for 20 randomly selected trading days in a 30 trading day period ending the eighth trading day prior to the La Quinta shareholders meeting.


(2) Assumes 98.3 million Paired Shares outstanding as of the date of the earnings and profits distribution including 8.5 million Series A Paired Shares.


(3) Stock consideration is stated based on the applicable Meeting Date Price.


(4) Based on an assumed accumulated and current earnings and profits distribution of La Quinta of $150 million, which amount is being used only for illustrative purposes.


(5) Maximum number of La Quinta shares which would be entitled to elect to receive $26.00 in cash merger consideration.

(6) In the event that the total consideration is less than $23.11, La Quinta may have the right to terminate the Merger Agreement, as discussed above.


(7) In the event that the total consideration is less than $21.67, La Quinta will have the right to terminate the Merger Agreement, as discussed above.



     Announcement of the Exchange Ratio and the Meeting Date Price. Meditrust and Operating Company will issue a press release announcing the average closing price of the Paired Shares on June 9, 1998. On June 10, 1998, they will issue a press release announcing a preliminary exchange ratio and the preliminary amount of the earnings and profits distribution. These preliminary numbers will be subject to change based on the number of La Quinta shares electing to receive cash in the Merger. On June 16, 1998, they will issue a press release announcing the final exchange ratio and the final amount of the earnings and profits distribution. In addition, beginning on June 9, 1998, shareholders may call our joint proxy solicitor, toll-free, at (800) 578-5378, to hear announcements regarding the substance of these press releases.


Cash Election Procedure

     A cash election form is being separately mailed to holders of record of La Quinta common stock at the same time as this Joint Proxy Statement/Prospectus. For an election to receive the cash consideration (a "Cash Election") to be effective, holders of La Quinta common stock must properly complete a cash election form. The cash election form, together with certificates ("Certificates") representing all shares of La Quinta common stock as to which a Cash Election has been made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of La Quinta (or an appropriate guarantee of delivery as set forth in such form of election), must be received by the exchange agent, BankBoston, N.A. (the "Exchange Agent"), at the address listed on the form of election, and not withdrawn, by 5:00 p.m., Boston time, on June 15, 1998.

     A Cash Election may be revoked by a La Quinta shareholder only by written notice received by the Exchange Agent prior to 5:00 p.m., Boston time, on June 15, 1998. In addition, all Cash Elections will automatically be revoked if the Exchange Agent is notified by Meditrust and La Quinta that the Merger has been abandoned. If a Cash Election is revoked, the Certificate(s) (or guarantee(s) of delivery, as appropriate) to which such Cash Election relates will be promptly returned to the shareholder who submitted it or them to the Exchange Agent.


Exchange of La Quinta Certificates

     The Exchange Agent will exchange certificates representing La Quinta common stock for certificates representing Paired Shares. As of the Effective Time, The Meditrust Companies will deposit with the Exchange Agent certificates representing the Paired Shares issuable in connection with the Merger for shares of La Quinta common stock. The Meditrust Companies will also deposit with the Exchange Agent, the cash payable pursuant to Cash Elections made by La Quinta shareholders which, together with the La Quinta shareholders' portion of the distribution, cannot exceed the maximum cash consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each La Quinta shareholder entitled to receive Paired Shares a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of La Quinta common stock who surrender their certificates to the Exchange Agent, together with a properly executed letter of transmittal and any other required documentation, will receive certificates representing the number of Paired Shares to which they are entitled. No fractional shares will be issued. Shareholders entitled to fractional shares will instead receive cash from sales of these combined fractional shares in the market.

     Until their certificates are surrendered, holders of unexchanged shares of La Quinta common stock will not be entitled to receive any dividends or distributions payable by The Meditrust Companies after the Effective Time. Upon surrender of the certificates, and subject to applicable laws, accumulated dividends, distributions and cash in lieu of any fractional shares will be payable without interest. La Quinta shareholders may surrender certificates to the Exchange Agent until six months after the Effective Time, and to Meditrust thereafter.


La Quinta Stock Option Plans

     At the Effective Time, each outstanding option (the "Options") to purchase La Quinta common stock under each of La Quinta's Amended and Restated 1984 Stock Option Plan, the 1997 Equity Participation Plan, as amended and the Non-Qualified Stock Option Plan of Gary L. Mead (collectively, the "La Quinta Plans"), and each outstanding stock appreciation right, share of restricted stock or other award (collectively, "Awards") will become fully vested and exercisable.

     Holders of Options will be entitled, at their election, to have any or all of their Options assumed by Meditrust or canceled or repurchased. All Options that are assumed will have the same terms and conditions as are set forth in the applicable La Quinta Plan and related option or grant agreement (as in effect immediately prior to the Effective Time) under which the assumed options were issued. All Options that are not assumed will be canceled or repurchased.

In consideration of the cancellation or repurchase, La Quinta will, immediately prior to the Effective Time, pay for each Option an amount equal to the product of (i) the positive difference between (A) $26.00 and (B) the exercise price of such Option, multiplied by (ii) the number of shares of La Quinta common stock subject to such Option (net of applicable withholding taxes).

     At any time before the Effective Time, each Option that will not be assumed, canceled, or repurchased may be exercised in accordance with the terms of the applicable La Quinta Plan, provided, however, that La Quinta, unless contractually obligated to do so, may not (i) allow a cashless exercise of any Option, or (ii) accept a note or other instrument evidencing debt in exchange for the exercise price of such Option. In addition, Meditrust has agreed to certain employee benefit matters and arrangements as described below under "-- Covenants -- Employee Benefit Matters" and above under "The
Merger -- Interests of Certain Persons in the Merger."


Representations and Warranties

     The Merger Agreement contains substantially reciprocal representations and warranties, subject to identified exceptions, made by The Meditrust Companies and La Quinta relating to, among other things: (i) due organization, corporate power and good standing; (ii) ownership of subsidiaries; (iii) capital structure; (iv) corporate authority to enter into the Merger Agreement, and noncontravention of certain organization documents, material agreements or governmental orders; (v) reports and other documents filed with the Securities and Exchange Commission (the "SEC"); (vi) the accuracy of the information contained in the documents and undisclosed liabilities; (vii) absence of certain changes or events; (viii) litigation; (ix) compliance with laws; (x) tax matters; (xi) employee benefit plans; (xii) real property; (xiii) labor matters; (xiv) environmental matters; (xv) intellectual property; and (xvi) in the case of Meditrust, its REIT status.


Covenants


     Conduct of Business by La Quinta Pending the Merger. From January 3, 1998 (the date of execution of the Merger Agreement) until the Effective Time, La Quinta and its significant subsidiaries are required to conduct their business, with certain exceptions, in all material respects in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws. La Quinta has agreed, and will cause its significant subsidiaries to agree, to use all reasonable efforts to preserve their current business organizations, keep available the services of their current officers and other key employees and preserve their business relationships so that their goodwill and ongoing businesses will be unimpaired at the Effective Time.


     La Quinta agrees that it will not, and it will not permit its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than normal quarterly dividends and certain other dividends and distributions); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of La Quinta capital stock, capital stock or other securities of its subsidiaries or any rights, warrants or options to acquire those or other securities (other than pursuant to Awards outstanding as of the date of the Merger Agreement); or (iv) issue, deliver, sell, pledge or otherwise encumber, any shares of its capital stock or any other voting securities or any securities convertible into, or any rights, warrants or options to acquire the same (other than pursuant to Awards outstanding as of the date hereof).


     La Quinta agrees that it will not, and it will not permit its subsidiaries to: (i) amend its articles of incorporation, by-laws or other organizational documents; (ii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or (iii) enter into any franchise agreement with respect to any real property or any agreement under which La Quinta or any of its subsidiaries would provide hotel management services (without the prior consent of Meditrust which will not be unreasonably withheld or delayed).


     La Quinta agrees that it will not, and it will not permit its subsidiaries to: (i) except as required by law or as contemplated in the Merger Agreement, enter into, adopt or materially amend or terminate any La Quinta employee benefit plan or any other agreement, plan or policy or materially change any actuarial or other assumptions used to calculate funding obligations of any La Quinta pension plans, or change the manner in which contributions to any La Quinta pension plans are made or the basis on which the contributions are determined; or (ii) except as contemplated in the Merger Agreement, enter into or amend any employment agreement with, or increase the compensation of, or pay any benefit or amount not required by a plan or arrangement to, any director, officer or other employee of La Quinta or any of its subsidiaries earning more than $100,000 per annum.

     La Quinta agrees that it will not, and it will not permit its subsidiaries to: (i) acquire any assets (including acquisitions of undeveloped land) of, or acquire any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof (subject to specific exceptions); (ii) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business (subject to certain exceptions);
(iii) incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of La Quinta or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any amendments of existing credit and financing arrangements) (subject to certain exceptions), or issue notes or other debt instruments under any indenture to which La Quinta or any subsidiary is a party prior to the Effective Time; (iv) make any loans, advances or capital contributions to, or investments in, any other person, other than to La Quinta or any of its subsidiaries or to officers and employees of La Quinta or any of its subsidiaries for travel, business, relocation or similar costs and expenses in the ordinary course of business; or (v) incur additional debt, unless necessary to satisfy La Quinta's obligations under the subscription agreement and the debt is incurred immediately prior to the time for satisfying the obligation (subject to certain exceptions). La Quinta will, however, be permitted to: (A) incur additional borrowings, and/or increase amounts available under La Quinta's existing $325 million and $75 million credit facilities, (B) incur additional short-term debt obligations, and (C) incur additional medium term debt obligations consistent with La Quinta's past practice with respect to medium term note issuances. In addition, La Quinta agrees that it will not permit its subsidiaries to make or agree to make any capital expenditure or capital expenditures, excluding land purchases, other than in accordance with the capital budgets previously furnished to The Meditrust Companies, provided that the amount of such capital expenditures may exceed budgeted amounts by not more than, as to any specifically budgeted matter, 10% or, as to all such capital expenditures, 5% in the aggregate, or as permitted by the Merger Agreement.

     La Quinta agrees that it will not, and it will not permit its subsidiaries to: (i) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement; (ii) voluntarily take any action that could reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in any material respect (or becoming untrue with respect to its representations and warranties which are qualified as to materiality) or any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied; or (iii) authorize, or commit or agree to take, any of the foregoing actions.

     Conduct of Business by Meditrust Pending the Merger. From January 3, 1998 (the date of execution of the Merger Agreement) until the Effective Time, The Meditrust Companies and their significant subsidiaries are required to conduct their business, with certain exceptions, in all material respects in the ordinary course consistent with past practice and in compliance with applicable laws. They are also required to use all reasonable efforts to preserve intact their current business organization, to keep available the services of their current officers and other key employees and preserve their business relationships with persons having business dealings with them so that their goodwill and ongoing businesses will be unimpaired at the Effective Time; provided, however, that The Meditrust Companies and their respective subsidiaries may engage in any acquisition, merger, exchange offer, equity or debt financing or other similar corporate transaction unless prohibited by the Merger Agreement.

     The Meditrust Companies agree that they will not, and they will not permit their respective subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (subject to certain exceptions); (ii) split, combine or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;
(iii) purchase or offer to purchase any capital stock of either of The Meditrust Companies (subject to certain exceptions); (iv) incur or guarantee any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing, such that the consolidated indebtedness of Meditrust and Operating Company, would cause Meditrust's debt to market capitalization ratio to exceed an amount equal to 50%; (v) directly, or indirectly enter into any agreement, or participate in active negotiations with any third party, relating to any tender or exchange offer, merger, consolidation, sale of all or substantially all of the capital stock or assets of either of The Meditrust Companies or other form of business transaction the reasonably foreseeable effect of which would be to (A) delay the Effective Time beyond July 31, 1998 or to prevent the Effective Time from occurring, or (B) result in the Merger not being treated as a tax-free reorganization for federal income tax purposes; (vi) take any action or fail to take any action which could reasonably be expected to terminate Meditrust's status as a REIT; (vii) voluntarily take any action that could reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in any material respect (or becoming untrue with respect to its representations and warranties which are qualified as to materiality) or any of the conditions to the Merger set forth on Article VII of the Merger Agreement not being satisfied; or (viii) authorize, or commit or agree to take, any of the foregoing actions.

     No Solicitation. La Quinta has agreed in the Merger Agreement that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of La Quinta or any of its subsidiaries to: (i) solicit, initiate, or encourage the submission of, any La Quinta takeover proposal; (ii) except as described below, enter into any agreement with respect to any La Quinta takeover proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any La Quinta takeover proposal; provided, however, that prior to the La Quinta Meeting, to the extent required by the fiduciary obligations of the Board of Directors of La Quinta, La Quinta may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person. The term "La Quinta takeover proposal" means any proposal, other than a proposal by The Meditrust Companies, for a merger, consolidation, share exchange, business combination or other similar transaction involving La Quinta or any of its significant subsidiaries or any proposal or offer, other than a proposal or offer by The Meditrust Companies, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or a substantial portion of the assets of, La Quinta or any of its significant subsidiaries.

     Neither the Board of Directors nor any committee of La Quinta's Board of Directors shall: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to The Meditrust Companies, the approval or recommendation by La Quinta's Board of Directors or any committee of the Merger Agreement or the Merger; or (ii) approve or recommend, or propose to approve or recommend, any La Quinta takeover proposal. However, the Board of Directors of La Quinta, to the extent required by its fiduciary obligations and subject to certain conditions, may approve or recommend (and in connection, therewith, withdraw or modify its approval or recommendation of the Merger) a bona fide written proposal from a third party to acquire La Quinta which La Quinta's Board of Directors determines in its good faith judgment to be more favorable to La Quinta and its shareholders than the Merger and for which financing, to the extent required, is then fully committed or which is reasonably capable of being financed by the third party. La Quinta will promptly advise Meditrust orally and in writing of any La Quinta takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any La Quinta takeover proposal.

     Necessary Filings and Cooperation. The Merger Agreement provides that each of The Meditrust Companies and La Quinta and their respective subsidiaries: (i) will prepare and file all necessary filings with respect to the Merger Agreement and the transactions contemplated thereby, including filings with the SEC and pursuant to the HSR Act; (ii) will use all reasonable efforts to take all actions to do and to assist and cooperate with the other parties in doing all things necessary to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement including (A) obtaining all necessary actions, waivers, consents and approvals and making all necessary registrations and filings, and (B) defending any lawsuits, injunctions or other legal proceedings challenging the Merger or the Merger Agreement; and (iii) subject to certain conditions, La Quinta will cooperate with, and use its reasonable best efforts to obtain for the benefit of, The Meditrust Companies any consents, waivers, approvals or agreements necessary to preserve Meditrust's status as a REIT.

     Employee Benefit Matters. The Merger Agreement provides that The Meditrust Companies will honor all obligations under existing La Quinta benefits plans and arrangements in effect immediately prior to the Effective Time and will, for not less than one year following the Effective Time: (i) maintain compensation and employee benefit plans and arrangements for employees of La Quinta and its subsidiaries that are in the aggregate on terms no less favorable than terms provided by the La Quinta plans and arrangements as in effect on the date of the Merger Agreement; and (ii) provide severance pay and benefits according to the terms of the Merger Agreement. Prior to the effective time, Operating Company shall offer to enter into an employment agreement with Mr. Ezzat S. Coutry, La Quinta's


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

executive vice president and chief operating officer. Nothing in the Merger Agreement grants to any employee any rights of continuing employment or any other enforceable rights. In addition, Meditrust has agreed to certain employee benefits matters and arrangements as described under "-- La Quinta Stock Option Plans" and "The Merger -- Interests of Certain Persons in the Merger."

     Indemnification. The Merger Agreement provides with respect to matters occurring on or prior to the Effective Time, that Meditrust will, for a period not less than six years from the Effective Time: (i) assume all rights to indemnification and, to the extent applicable, exculpation from liabilities for acts or omissions, existing in favor of the current or former directors or officers of La Quinta or each of its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts; and (ii) maintain in effect one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and officers of La Quinta that is substantially similar to current policies maintained by La Quinta and its subsidiaries; provided, however, that Meditrust will only be required to provide the maximum coverage that will be available at a cost not to exceed 150% of annual premium currently paid by La Quinta and its subsidiaries for such insurance.

     From and after the Effective Time, any officers and directors of La Quinta who become officers or directors of any subsidiary of Meditrust or Operating Company will be entitled to the same indemnity rights and protections (including under officers' and directors' liability insurance) as are afforded to officers and directors of The Meditrust Companies or their respective subsidiaries.

     Certain Other Covenants. The Merger Agreement contains certain other covenants of the parties including, but not limited to: (i) the preparation and distribution of this Joint Proxy Statement/Prospectus; (ii) The Meditrust Companies and La Quinta holding their respective shareholder meetings and recommending that their respective shareholders approve and adopt the Merger Agreement and the issuance of Paired Shares, as applicable; (iii) using reasonable efforts to announce the final amount of the earnings and profits distribution and the final exchange ratio at least six trading days before the La Quinta Meeting; (iv) identifying affiliates and delivery of affiliate letters; (v) retiring La Quinta's senior subordinated notes; (vi) requesting the IRS private letter ruling contemplated by the Merger Agreement; (vii) cooperation in issuing public announcements; (viii) qualifying the Merger as a reorganization under Section 368 of the Code; (ix) access to information; (x) confidentiality; (xi) The Meditrust Companies entering into a registration rights agreement; and (xii) listing the Paired Shares on the NYSE.


Conditions to Consummate the Merger

     Conditions to Each Party's Obligation To Consummate the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including: (i) obtaining the approval of the La Quinta, Meditrust and Operating Company shareholders; (ii) the absence of injunctions or legal restraints preventing the consummation of the Merger; (iii) expiration or earlier termination of the applicable waiting period under the HSR Act; (iv) the registration statement on Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (v) the delivery of opinions (A) to The Meditrust Companies and La Quinta to the effect that the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Meditrust and La Quinta will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (B) to La Quinta regarding Meditrust's REIT status; (vi) the Paired Shares issuable to La Quinta's shareholders pursuant to the Merger Agreement and under the La Quinta Plans shall have been approved for listing on the NYSE; and (vii) there shall not have been any federal legislative or regulatory change that would cause Meditrust to cease to qualify (either immediately before or immediately after the consummation of the Merger) as a paired share REIT for federal income tax purposes.

     Conditions to the Obligations of Meditrust and Operating Company. The obligations of Meditrust and Operating Company to consummate the Merger are further subject to satisfaction or waiver of the following conditions: (i) each of the representations and warranties of La Quinta in the Merger Agreement that are qualified as to materiality will be true and correct, and each of the representations and warranties of La Quinta in the Merger Agreement that are not so qualified will be true and correct in all material respects, in each case as of the closing date (except for representations and warranties made as of a specified date which will be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date); (ii) La Quinta will have performed in all material respects all obligations required to be performed by it under the Merger Agreement


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

at or prior to the closing date, and Meditrust will have received a certificate signed on behalf of La Quinta by the chief executive officer and the chief financial officer of La Quinta to that effect; (iii) at any time after the date of the Merger Agreement, there will not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a material adverse effect on La Quinta; (iv) Meditrust will have received certain letters from La Quinta affiliates; (v) La Quinta will have received to Meditrust's reasonable satisfaction certain consents to the consummation of the Merger the absence of which, individually or in the aggregate, would have a material adverse effect on La Quinta or, following consummation of the merger, a material adverse effect on The Meditrust Companies, as a result of a failure to obtain the consent (subject to certain exceptions); (vi) La Quinta and Meditrust will have obtained the report of the earnings and profits calculation from KPMG; and (vii) the shareholders who are parties to the shareholders agreement will have complied in all material respects with their respective obligations under the shareholders agreement.

     Conditions to the Obligation of La Quinta. The obligation of La Quinta to consummate the Merger is further subject to satisfaction or waiver of the following conditions: (i) each of the representations and warranties of The Meditrust Companies in the Merger Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of The Meditrust Companies in the Merger Agreement that are not so qualified will be true and correct in all material respects (except for representations and warranties made as of a specified date which will be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date); (ii) Meditrust and Operating Company will have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date, including, without limitation, the declaration of the earnings and profits distribution, and La Quinta will have received a certificate signed on behalf of Meditrust by the president and the chief financial officer of Meditrust to such effect; and (iii) at any time after the date of the Merger Agreement there will not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a material adverse effect on The Meditrust Companies.


Termination; Fees and Expenses

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the La Quinta shareholders or The Meditrust Companies shareholders: (i) by mutual written consent of Meditrust and La Quinta; (ii) by either Meditrust or La Quinta (A) if the Merger has not been consummated by July 31, 1998, so long as the terminating party did not fail to perform any of its obligations under the Merger Agreement resulting in the failure of the Merger to be consummated by that time, (B) if the approval of the La Quinta shareholders is not obtained at the La Quinta Meeting or at any adjournment or postponement thereof, (C) if the approval of The Meditrust Companies share-holders is not obtained at the Meditrust Meeting and Operating Company Meeting or at any adjournment or postponement thereof, or (D) if any governmental entity has issued a final, nonappealable restraint or other action, permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; (iii) by Meditrust, if the La Quinta Board of Directors or any committee thereof has (A) withdrawn, modified or amended in a manner adverse to Meditrust its approval or recommendation of the Merger or the Merger Agreement, (B) failed to include the recommendation in this Joint Proxy Statement/Prospectus, (C) approved or recommended, or proposed publicly to approve or recommend, any La Quinta takeover proposal other than the Merger, or
(D) caused La Quinta to enter into a La Quinta acquisition agreement; (iv) by La Quinta, if The Meditrust Companies Boards of Directors or any committee of either of them have (A) withdrawn, modified or amended in a manner adverse to La Quinta its approval or recommendation of the Merger or the Merger Agreement, or (B) failed to include such recommendation in this Joint Proxy Statement/Prospectus; (v) by La Quinta, if Meditrust or Operating Company have breached or failed to perform in any material respect any of their representations, warranties or covenants under the Merger Agreement, and the breach or failure to perform cannot be or has not been cured within 30 days after written notice to Meditrust and Operating Company of such breach (provided that La Quinta is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that cannot or has not been cured within 30 days after giving notice to La Quinta of such breach); (vi) by La Quinta if it approves a superior proposal, provided that La Quinta has complied with the covenant of the Merger Agreement prohibiting certain solicitations; (vii) by La Quinta if (A) the Meeting Date Price is less than $30.40 (subject to Meditrust's right to adjust the exchange ratio which, if exercised, will rescind La Quinta's notice of termination) or
(B) the Meeting Date Price is less than $28.50; and (viii) by Meditrust, if La Quinta has breached or failed to perform in any material respect any of its representations, warranties or covenants under the Merger Agreement,


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

and the breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to La Quinta of such breach (provided that neither Meditrust nor Operating Company is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that cannot or has not been cured within 30 days after giving notice to Meditrust of such breach).


     The Merger Agreement provides that La Quinta will pay a $75 million termination fee to Meditrust if the Merger is terminated by (x) Meditrust pursuant to clause (ii)(A), (ii)(B) or (iii) of the preceding paragraph or (y) by La Quinta pursuant to clause (vii) of the preceding paragraph. Meditrust may only receive that amount of the termination fee which does not interfere with or cause it to lose its REIT status. The remaining portion will be held in escrow for fifteen years and, to the extent permitted under the Code, will be distributed to Meditrust or, if not so distributed, will be returned to La Quinta at the end of the fifteen year period. Meditrust will pay a $75 million termination fee to La Quinta in the event the Merger is terminated by La Quinta pursuant to clause (iv) of the preceding paragraph.


     Other Fees and Expenses. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the related transactions will be paid by the party incurring the fees or expenses, whether or not the Merger is consummated, except that each of Meditrust and La Quinta will pay one-half of the costs and expenses incurred in connection with the preparing, filing, printing and mailing of this Joint Proxy Statement/Prospectus (including SEC filing fees).


Amendment; Waiver

     The Merger Agreement may be amended in writing by the parties at any time before or after approval by the La Quinta shareholders or The Meditrust Companies shareholders; provided, however, that, after any such approval, there may not be made any amendment that by applicable law requires further approval by the shareholders of La Quinta, Meditrust or Operating Company without the further approval of such shareholders.

     At any time prior to the Effective Time, a party may in writing: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (subject to the proviso in the paragraph above).


Certain Shareholder Arrangements

     Shareholders Agreement. In connection with the Merger Agreement, The Meditrust Companies entered into a shareholders agreement, a copy of which is attached as Annex D hereto, with the Principal Shareholders and Mr. Mead. Under the shareholders agreement, the Principal Shareholders and Mr. Mead granted Meditrust, (i) an irrevocable proxy to, among other things, vote their shares in favor of the Merger and against any competing transaction during the proxy term, and (ii) an option to purchase the shares held by the Principal Shareholders and Mr. Mead in the event that Meditrust believes in good faith that the exercise of the option is necessary to avoid certain unfavorable tax events or a violation of Meditrust's certificate of incorporation. These shareholders have also agreed not to sell any of their shares of La Quinta during the proxy term. If the Merger Agreement is terminated, the voting provisions of the shareholders agreement will remain in effect with respect to 10% of the outstanding shares for 12 months after the termination of the Merger Agreement. The shareholders agreement contains certain restrictions governing the purchase and sale of Paired Shares received by Mr. Mead and the Principal Shareholders in the Merger. These restrictions, among other things, prohibit the disposition of Paired Shares during the first 90 calendar days following the Effective Time, and, after such time period, open market sales by Mr. Mead, the Principal Shareholders and their respective Affiliates shall not exceed 1.3 million, 2.0 million, 2.0 million, 2.5 million and 2.5 million Paired Shares, respectively, in any of the 90-day periods beginning on the 91st, 181st, 271st, 361st and 451st day, respectively, after the Effective Time, subject to additional limitations and exceptions. On March 23, 1998, Mr. Mead and the Principal Shareholders reached an agreement-in-principle with The Meditrust Companies to amend the shareholders agreement. The agreement-in-principle provides that these shareholders may elect to receive paired shares in exchange for their La Quinta shares, are no longer obligated to make the maximum cash election and that certain entities and individuals associated with the Bass family may own up to 9.25% of the Paired Shares. In addition, Thomas M. Taylor, La Quinta's Chairman of the Board and a Principal Shareholder will join the Boards of Directors of The Meditrust Companies. Definitive documents regarding this agreement-in-principle were executed on April 30, 1998.


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

     Registration Rights Agreement. In connection with the Merger Agreement, The Meditrust Companies and La Quinta entered into a registration rights agreement with the Principal Shareholders and Mr. Mead. Under the registration rights agreement, The Meditrust Companies have agreed, subject to certain limitations and under certain conditions, to give the Principal Shareholders and Mr. Mead certain registration rights. The Meditrust Companies have agreed to file a shelf registration statement with the SEC to register the Paired Shares issuable to the Principal Shareholders and Mr. Mead in the Merger within sixty days after the Effective Time and to have such registration statement be declared effective within ninety days after the Effective Time.


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

                                 THE COMPANIES


The Meditrust Companies

     General. Meditrust is a REIT incorporated in the State of Delaware which (taking into account the activities of Meditrust's Predecessor) has historically invested primarily in health care related real property. Meditrust also invests in other entities outside of the United States which make similar health care related real property investments. In addition to its health care related real property investments, Meditrust also owns Santa Anita Park in California.

     Operating Company is a Delaware corporation which currently operates the thoroughbred horse racing business at Santa Anita Park.

     In addition to the acquisition of La Quinta, on January 11, 1998, Meditrust entered into a definitive agreement to acquire Cobblestone, one of the nation's leading golf course owners and operators. Operating Company will operate Cobblestone golf courses and related facilities. A more complete discussion of the Cobblestone acquisition is set forth in "-- Recent Developments" below.

     Meditrust and Operating Company have an organizational structure called a "paired share structure" such that the shares of capital stock of both companies trade and are transferable as a single unit. The paired share structure allows the shareholders of The Meditrust Companies to enjoy the economic benefits of owning both a company that owns and leases real estate and a company that operates a business that uses the real estate. This structure generally permits the combined companies to reduce the amount of payments to third parties who traditionally would operate, for a fee, the business conducted on the REIT's real estate, because the operating company whose shares are paired with those of the REIT is permitted to operate the business and receive the operating and management fees that would otherwise be paid to third parties.

     The ownership of the paired share structure by the shareholders of Meditrust's Predecessor began on November 5, 1997 when Meditrust's Predecessor and the predecessor to Meditrust Operating Company merged with and into Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company, respectively (the "Santa Anita Mergers"). Upon consummation of the Santa Anita Mergers, Santa Anita Realty changed its name to "Meditrust Corporation" and Santa Anita Operating changed its name to "Meditrust Operating Company."

     Indebtedness. As of April 22, 1998, The Meditrust Companies had combined total outstanding indebtedness of approximately $1.2 billion. Substantially all of The Meditrust Companies' combined debt bears interest at variable rates.

     Address. Meditrust's principal executive offices are located at 197 First Avenue, Suite 300, Needham, Massachusetts 02194, and the telephone number is
(781) 433-6000. Operating Company's principal executive offices are located at 197 First Avenue, Suite 100, Needham, Massachusetts 02194, and the telephone number is (781) 453-8062.


La Quinta

     General. La Quinta is a Texas corporation which is a fully integrated lodging company that focuses on the ownership, operation and development of its two hotel products: (i) La Quinta Inns, a chain positioned in the mid-priced segment of the lodging industry and (ii) La Quinta Inns & Suites, a new concept positioned at the upper end of the mid-priced segment of the lodging industry. As of April 22, 1998, La Quinta owned, and operated 274 hotels, containing a total of approximately 35,000 rooms located in 28 states, concentrated in the western and southern regions of the United States. Substantially all of these rooms are operated under La Quinta's own La Quinta[RegTM] Inns or La Quinta[RegTM] Inns & Suites brand names. Further, La Quinta owns substantially all of the real estate on which its hotels are operated.

     Address. La Quinta's principal executive offices are located at 112 E. Pecan Street, San Antonio, Texas, 78205 and the telephone number is (210) 302-6000.


Surviving Companies

     General. Immediately prior to the Merger, La Quinta's real estate assets and its brand names will be separated from its other assets. La Quinta's other assets will be sold to Operating Company, and La Quinta, with its real estate assets and its brand names, will be merged with and into Meditrust. Alternatively, if Meditrust has obtained a favorable private letter ruling from the IRS on the Independent Contractor Issue (as defined in the Merger Agreement) or if


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

Goodwin, Procter & Hoar LLP, special counsel to Meditrust, has provided and Meditrust has accepted a favorable legal opinion on this issue, in lieu of the asset sale to Operating Company, Meditrust may contribute certain of such assets to a subsidiary in which Meditrust owns non-voting common stock and Operating Company owns the voting common stock. After the Merger, The Meditrust Companies will own, operate or manage a diverse portfolio of real estate properties, operations and interests, including the following:


Health Care Related:

  [bullet] Investments in more than 500 geographically dispersed health care related facilities operated by a diverse group of nearly 20 operators.

  [bullet] Diverse portfolio of health care related properties including long-term care, retirement and assisted living facilities, rehabilitation hospitals and medical office buildings.

Entertainment:


  [bullet] Upon completing the Cobblestone acquisition and the acquisition of an additional twelve golf courses from several different sellers, a portfolio of 42 facilities with 47 golf courses in major golf markets in Arizona, California, Florida, Georgia, New Jersey, North Carolina, Texas and Virginia.


  [bullet]  Santa Anita Park and related properties.

Lodging:

  [bullet] Approximately 35,000 rooms, excluding rooms in facilities currently under development by La Quinta.

  [bullet] Recognized brand names in the mid-priced segment including La Quinta[RegTM] Inns and La Quinta[RegTM] Inns & Suites.

     Business Strategy. Set forth below is a discussion of The Meditrust Companies' strategy for near-term growth. The Meditrust Companies believe that this strategy offers unique synergies for The Meditrust Companies and its existing and future properties and operations. In addition to the Merger, The Meditrust Companies have recently entered into agreements to acquire Cobblestone, parent of one of the nation's leading developers and operators of golf courses and related facilities and has acquired certain I.R.I. golf course facilities. Upon consummation of the acquisition of Cobblestone and the further implementation of The Meditrust Companies' growth and diversification strategy, The Meditrust Companies will own, operate and manage a diverse portfolio of real estate properties, operations and interests, including the following:


Health Care Related:

  [bullet] Investments in more than 500 geographically dispersed health care related facilities operated by a diverse group of nearly 20 operators.

  [bullet] A diverse portfolio of health care related properties, including long-term care, retirement and assisted living facilities, rehabilitation hospitals and medical office buildings.

  [bullet]  Investments in in-patient and out-patient health care facilities.


Entertainment:


  [bullet] Ownership of 42 golf related facilities with 47 golf courses in major golf markets in Arizona, California, Florida, Georgia, New Jersey, North Carolina, Texas and Virginia.


  [bullet] Santa Anita Park, one of the nation's premier thoroughbred horse racing facilities.


  [bullet] Approximately 85 acres of land at the Santa Anita facility which The Meditrust Companies intend to improve in order to begin generating funds from operations with this property. Current plans being developed or considered to improve this land include an entertainment center, a health club and/or a medical office building.



Lodging:

  [bullet] Approximately 35,000 rooms, excluding rooms in facilities currently under development by La Quinta. Many of these existing rooms have recently undergone substantial refurbishment, which will limit near-term capital expenditures on these rooms.


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

  [bullet] Recognized brand names in the mid-priced segment, including La Quinta[RegTM] Inns and La Quinta[RegTM] Inns & Suites.

  [bullet] Properties which will be available for operation and marketing as time sharing, or interval vacation ownership, facilities.

     The primary business objective of The Meditrust Companies is to maximize the long-term total return to their shareholders. This objective is predicated on the following two factors:

  [bullet] Positive Spread Investment. Management will seek to maximize shareholder value through positive spread investment opportunities which provide an accretive cash flow return. Through its paired share structure, The Meditrust Companies will be able to acquire operating companies and assets thereby reducing economic "leakage." The Meditrust Companies will utilize their sound capital structure to facilitate the acquisition of growth oriented companies.

  [bullet] Quality of Management. The Meditrust Companies will seek to employ a strong management team available for each line of business which is acquired, properly motivating each team and providing them with appropriate financial and capital resources. For example, The Meditrust Companies' acquisitions of Cobblestone and La Quinta bring with them a group of seasoned professionals in the golf and lodging industries, respectively.

The key elements of The Meditrust Companies diversification strategy are the following:

     Continue to Expand Core Sale/Leaseback and Mortgage Financing
Portfolio. The Meditrust Companies intend to expand their portfolio of investments in the health care industry by continuing to expand The Meditrust Companies traditional core business of providing financing to operators of real estate intensive businesses primarily in the health care industry. The Meditrust Companies currently manage a portfolio of more than $2.8 billion in income-producing, health care-related facilities, including nursing homes, assisted living facilities, medical office buildings and other health care-related facilities. The Meditrust Companies intend to continue to expand and diversify this portfolio through (i) additional acquisitions in their current geographic base, (ii) providing financing to additional operators and to other sectors of the health care related industry and (iii) increasing the number of health care facilities in their portfolio.

     Over its 12-year history, The Meditrust Companies have developed, and currently maintain, strong relationships with the operators to whom they provide capital. The Meditrust Companies intend to continue to build and expand those relationships by providing additional capital to existing and new operators. The Meditrust Companies historical ability to provide mortgage and sale/leaseback financing both for operating facilities and for the development of new facilities has provided them with a competitive advantage in expanding their core financing business. The Meditrust Companies intend to continue their practice of structuring transactions to accommodate the unique characteristics of the operators and their facilities, a practice which The Meditrust Companies believe has made them an attractive source of financing for operators of health care related facilities.

     Make Strategic Acquisitions of Operating Companies in the Health Care Sector. The Meditrust Companies' management has significant experience investing in the health care industry and has developed expertise in key areas, including knowledge of reimbursement systems and extensive perspective on the fundamental changes that affect the ways in which health care is delivered. As a paired share REIT, The Meditrust Companies are able to pursue a wide variety of strategic acquisitions, including acquisitions of operating companies. The Meditrust Companies will focus primarily on traditional health care related real estate such as nursing homes, assisted living facilities and medical office buildings. The Meditrust Companies also intend to pursue opportunities to acquire ancillary health care providers such as magnetic resonance imaging centers and other ancillary modalities.

     In evaluating potential strategic acquisitions, The Meditrust Companies expect to consider such factors as: (i) historical performance of the acquisition candidate; (ii) the long-term outlook of the sector in which the candidate operates in terms of sustainable profitability and growth prospects;
(iii) the extent to which such an acquisition candidate complements The Meditrust Companies' portfolio of then existing investments and business relationships; (iv) the cost of such an acquisition relative to its expected contribution to the consolidated earnings and funds from operations of The Meditrust Companies; and (v) The Meditrust Companies' confidence that an appropriate management team or partnership structure will be in place to effectively manage the acquired operations.


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

     Develop and Make Strategic Acquisitions of Senior Living Communities. The Meditrust Companies intend to embark on a program of owning, developing, operating and managing senior living communities, which will include nursing homes, assisted living facilities and active adult living communities. In the case of nursing homes and assisted living facilities, The Meditrust Companies intend to offer fully integrated self-contained senior living communities with a continuum of care that will enable residents to age in place. In the case of active adult living communities, The Meditrust Companies anticipate addressing the needs of senior adults by developing properties that offer residents recreational opportunities as well as serving their medical needs.

     The Meditrust Companies believe their continuing care communities will emerge as a preferred alternative for meeting the growing demands of the elderly as they age in place. Continuing care communities require large capital infusions and companies, such as The Meditrust Companies, that have access to such capital have a competitive advantage in financing the development, operation and marketing of these continuing care communities. The Meditrust Com- panies believe that the stability of future senior housing demand for this sector will be less dependent on economic and business cycles than many other industries due to the growing demand of an aging population and the fact that many people will gravitate towards integrated communities. The industry is need driven rather than discretionary.


     Make Strategic Acquisitions of Golf and Other Entertainment
Facilities. The Meditrust Companies also intend to pursue acquisition and development opportunities in entertainment focused properties, such as golf courses, which in some cases will complement their senior living communities or lodging properties. The Meditrust Companies have purchased five golf courses from I.R.I., an owner, operator and developer of quality golf course facilities, and have agreed to acquire Cobblestone, one of the leading owners and operators of golf course facilities in the United States. The Meditrust Companies have also agreed to acquire a total of twelve additional golf courses from several different sellers and have completed the acquisition of an additional golf course in Virginia. Cobblestone, including the I.R.I. golf courses and the additional thirteen golf courses, will operate 42 golf related facilities with 47 golf courses in major golf markets in Arizona, California, Florida, Georgia, New Jersey, North Carolina, Texas and Virginia.


     The Meditrust Companies intend to acquire and develop golf courses and golf course related properties through a three prong approach. First, The Meditrust Companies will acquire and develop free standing golf course facilities. These facilities will be expected to contribute to The Meditrust Companies' funds from operations. Second, The Meditrust Companies will acquire golf course related properties with additional land available for future development of residential living communities. The Meditrust Companies believe that there will be certain synergies inherent in integrating a senior living community with recreational opportunities, which may include golf courses and related golf services. Third, The Meditrust Companies will review opportunities to integrate golf with hospitality properties, such as hotel, time share and interval ownership properties.

     The Meditrust Companies intend to commit up to one billion dollars to the development and acquisition of golf related properties as they seek to offer residents of their communities and guests of their hospitality facilities additional ancillary services, while also pursuing a business that is intended to contribute on a stand-alone basis to the Companies' funds from operations.

     Make Strategic Acquisitions of Operating Companies in the Lodging Sector. As a paired share REIT, The Meditrust Companies are currently able to pursue a wider range of strategic acquisitions in the lodging industry than traditional REITs. The lodging industry is particularly well suited to the paired share structure as it is both real estate and operationally intensive. Lodging REITs have historically owned the real estate upon which hotels are operated but have been required to pay third parties to operate and manage their hotels. Currently, as a paired-share REIT, The Meditrust Companies are permitted to both own the real estate and operate the hotel business.

     La Quinta is an example of one of the types of lodging companies that fit particularly well into the paired share structure as it both owns and operates its hotels. In this regard, The Meditrust Companies intend to further develop and grow the La Quinta[RegTM] brand name. This growth will include the further development of the current La Quinta[RegTM] Suites & Inns product, as well as the introduction of an upscale version of this product. The Meditrust Companies also intend to add a resorts product to its portfolio as a set of destination properties.

     The Meditrust Companies intend to continue to identify and evaluate appropriate acquisition candidates with an objective of acquiring, if and when available, lodging businesses that are appropriate for the paired share structure currently available to The Meditrust Companies. The Meditrust Companies also intend to acquire real estate assets that would fit appropriately in a traditional REIT operating in the lodging industry.

     The Meditrust Companies intend to integrate their lodging facilities with other assets, including golf course facilities and senior living communities. The Meditrust Companies believe that the ability to offer hotel guests added ancillary services will provide a competitive advantage as the lodging industry continues to consolidate.

     The Meditrust Companies also intend to pursue development, ownership, operation and management opportunities in the time share, or interval ownership, industry within their hospitality operations.


     Maximize the Value of the Santa Anita Horse Racing and Real Estate
Assets. The Meditrust Companies anticipate continuing the historical commitment to high quality thoroughbred horse racing at Santa Anita Park, as well as maintaining the Park's leadership in the horse racing industry. The Meditrust Companies also intend to maximize the value of the approximately 85 acres of underutilized land at Santa Anita Park. The Meditrust Companies are currently developing or considering several plans to improve this land, including an entertainment center, a medical office building and a health club.


     There is no assurance that The Meditrust Companies will be able to meet any or all of these objectives. See "Risk Factors -- Tax Risks Related to Real Estate Investment Trusts." In addition, The Meditrust Companies' acquisition candidates and joint venture partners may include companies in which Abraham D. Gosman, the Chairman of the Boards of The Meditrust Companies, has an interest. Any such acquisitions or joint ventures would be subject to the approval of the disinterested directors of The Meditrust Companies. Depending upon the circumstances surrounding a particular transaction, The Meditrust Companies may also obtain a fairness opinion from an investment banking firm.

     Operations Following the Merger. Assuming receipt of shareholder approval of the proposals related to the Merger set forth in this Joint Proxy Statement/Prospectus, La Quinta will merge with and into Meditrust and the companies will continue their combined operations within the paired share structure. Following the Merger, the lodging facilities that are owned by La Quinta or its subsidiaries will be owned by Meditrust or its subsidiaries and will be leased by Meditrust to Operating Company. Following the Merger, it is contemplated that all of these lodging facilities will be managed by corporate subsidiaries controlled by Operating Company.


     Surviving Companies Indebtedness. Following completion of the Merger and the Cobblestone acquisition, The Meditrust Companies will have approximately $3.24 billion of pro forma combined total indebtedness, as compared to historical indebtedness of The Meditrust Companies, without giving effect to the Merger or the Cobblestone acquisition, of approximately $1.24 billion. Based on a Paired Share price of $30.40 and pro forma Paired Shares of 148,146,000, The Meditrust Companies would have equity market capitalization of $4.50 billion for a total market capitalization of $7.74 billion. The pro forma ratio of combined total indebtedness to total market capitalization of The Meditrust Companies will be approximately 42%. The Meditrust Companies may issue additional equity securities in an attempt to lower their debt to market capitalization ratio, although no assurance can be given with respect to the ability of The Meditrust Companies to issue additional equity securities on terms acceptable to them, if at all.

     Liquidity and Financial Resources. As of April 22, 1998, The Meditrust Companies' gross real estate investments totaled approximately $3.2 billion, consisting of 216 long-term care facilities, 186 retirement and assisted living facilities, 31 medical office buildings, 26 rehabilitation hospitals, six alcohol and substance abuse treatment facilities and psychiatric hospitals, one acute care hospital campus, one racetrack, five golf courses, a 50% interest in a fashion mall and land held for development. As of April 22, 1998, The Meditrust Companies' outstanding commitments for additional financing totaled approximately $219 million for the completion of 5 medical office buildings, eight long-term care facilities and 36 assisted living facilities currently under construction and additions to existing facilities in the portfolio.

     Executive Officers and Directors. The executive officers and directors of The Meditrust Companies following the Merger will be the current executive officers and directors of Meditrust and Operating Company, respectively, except that William G. Byrnes, a current director of Meditrust and Operating Company, will serve as a director of Operating Company only and Philip L. Lowe will be retiring from the Boards of Directors of The Meditrust Companies. In addition, it is currently contemplated that the existing officers of La Quinta, other than Gary L. Mead, La Quinta's current president and chief executive officer, generally will become officers of the La Quinta business unit of Operating Company.


Recent Developments

     Modification to Shareholders Agreement. On March 23, 1998, certain shareholders of La Quinta holding approximately 28.9% of the outstanding shares of La Quinta common stock and The Meditrust Companies reached an agreement-in-principle to amend the shareholders agreement. The parties have agreed that these shareholders, including Gary L. Mead,

Thomas M. Taylor & Co. and certain other entities and individuals associated with the Bass family, may elect to receive Paired Shares in exchange for their La Quinta shares, are no longer obligated to make the maximum cash election and that the Bass group may own up to 9.25% of the Paired Shares of The Meditrust Companies. Thomas M. Taylor, the chairman and a principal shareholder of La Quinta, will join the Boards of Directors of The Meditrust Companies. Definitive documents regarding this agreement-in-principle were executed on April 30, 1998.

     Cobblestone Registration Statement. On March 17, 1998, The Meditrust Companies filed a Registration Statement on Form S-3 to register 7.62 million Paired Shares in connection with the pending Cobblestone acquisition. The Paired Shares are to be issued to Cobblestone shareholders, who will then have the ability to resell them following the Cobblestone acquisition, subject to certain legal and contractual limitations.


     I.R.I. and Additional Golf Course Acquisitions. During the first two weeks of March 1998, The Meditrust Companies purchased five golf courses in Texas from I.R.I. for $41 million in cash. The I.R.I. transaction provides The Meditrust Companies with a group of quality private, semi-private and daily fee golf courses. After completion of the Cobblestone acquisition, Cobblestone will operate these golf courses. The I.R.I. golf courses will provide The Meditrust Companies and their operator, Cobblestone, with an expanded presence in the Dallas/Ft. Worth area. In addition, on May 15, 1998, The Meditrust Companies announced that they have agreed to acquire a total of twelve additional golf courses from several different sellers for an aggregate of $130 million in cash. These twelve golf courses will also be operated by Cobblestone once each of their respective acquisitions are consummated. Further, The Meditrust Companies also announced on such date that they had acquired an additional golf course for $8 million in cash.


     Equity Placement. On February 26, 1998, The Meditrust Companies entered into two transactions with Merrill Lynch International, a UK-based broker/dealer subsidiary of Merrill Lynch. Pursuant to the terms of a stock purchase agreement, Merrill Lynch International agreed to purchase 8,500,000 shares of Series A Stock from The Meditrust Companies at a purchase price of $32.625 per share. The Series A Stock which was issued on February 27, 1998, is initially non-voting and will convert into voting Paired Shares on the earlier of (a) the business day following the date on which shareholders of The Meditrust Companies have approved the Merger or (b) the date of any termination of the Merger Agreement. Additionally, pursuant to the stock purchase agreement, Merrill Lynch International is prohibited from disposing of these Paired Shares during the period in which the Meeting Date Price is determined. Pursuant to the terms of a purchase price adjustment agreement, The Meditrust Companies will, within one year from the date of the purchase of the Series A Stock, adjust the original purchase price per share based on a decrease in market price of the Paired Shares at the time of the adjustment, by receiving Paired Shares or cash from Merrill Lynch International or by issuing additional Paired Shares to Merrill Lynch International. See "The Merger -- Opinion of La Quinta Financial Advisor."

     Acquisition of Cobblestone. On January 11, 1998, The Meditrust Companies and Cobblestone entered into an agreement and plan of merger, referred to as the "Cobblestone Merger Agreement." Pursuant to the Cobblestone Merger Agreement, The Meditrust Companies will acquire all of the outstanding common stock of Cobblestone in exchange for Paired Shares. The Meditrust Companies have the option to acquire all of the outstanding preferred stock of Cobblestone for either Paired Shares or cash. The aggregate value of the merger consideration is approximately $241 million. In addition, approximately $154 million in Cobblestone debt and associated costs will be refinanced or assumed as a condition of closing. The Cobblestone merger is expected to close early in the second quarter of 1998.

     Cobblestone is one of the leading owners and operators of golf courses in the U.S. It has 25 golf facilities with 29 golf courses in major golf markets in Arizona, California, Florida, Georgia, Texas and Virginia. The portfolio includes eleven private country clubs, six semi-private clubs and eight daily fee golf courses.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax consequences of the Merger to Meditrust, Operating Company and La Quinta and their respective U.S. shareholders (as defined below in "-- Federal Income Taxation of Holders of Paired Shares -- Taxation of Taxable U.S. Shareholders") as well as certain other tax considerations for U.S. holders of Paired Shares. The following discussion is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to shareholders of Meditrust, Operating Company and La Quinta. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular shareholder of Meditrust, Operating Company or La Quinta.

     THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF MEDITRUST COMMON STOCK, OPERATING COMPANY COMMON STOCK OR LA QUINTA COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. SHAREHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. SHAREHOLDERS OF MEDITRUST, OPERATING COMPANY AND LA QUINTA ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER, OR OF ANY POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Tax Consequences of the Merger

     In connection with the mailing of this Joint Proxy Statement/Prospectus, Goodwin, Procter & Hoar LLP, counsel for Meditrust, and Latham & Watkins, counsel for La Quinta, have each delivered an opinion to Meditrust and La Quinta, respectively (collectively, the "Proxy Opinions"), and expect to reaffirm the Proxy Opinions at the closing of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The Proxy Opinions have been filed as exhibits to the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part. Assuming the Merger is so treated, no gain or loss will be recognized by La Quinta as a result of the Merger. Shareholders of La Quinta will recognize gain, but not loss, on the exchange of shares of La Quinta common stock for Paired Shares and/or cash pursuant to the Merger in an amount equal to the lesser of (a) the fair market value of the Operating Company common stock that they receive as of the Effective Time, plus the amount of cash received in connection with the Merger (pursuant to a Cash Election or in lieu of fractional shares of Operating Company common stock) (such value and cash received by a shareholder is referred to herein as the shareholder's "boot") or (b) the amount by which the fair market value of the Paired Shares that they receive as of the Effective Time, plus the amount of cash received in connection with the Merger pursuant to a Cash Election or in lieu of fractional Paired Shares, exceeds the shareholder's adjusted tax basis in the La Quinta common stock exchanged therefor. Any such gain will be characterized as capital gain (assuming the La Quinta common stock exchanged was a capital asset in the hands of the shareholder) unless the boot received has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend to the extent of the shareholder's ratable share of La Quinta's undistributed earnings and profits (see below). Operating Company's estimate of the value of a share of Operating Company common stock is discussed below. No gain or loss will be recognized by Meditrust as a result of the Merger. Neither Operating Company, which is not a constituent corporation in the Merger, nor the shareholders of Meditrust and Operating Company will recognize gain or loss as a result of the Merger. An opinion of counsel is not binding on the IRS, and no ruling from the IRS regarding the treatment of the Merger (including the effect of any Drop-Down, as defined below) has been sought. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more positions reflected in the Proxy Opinions or that these positions will be upheld by the courts if challenged by the IRS.

     Following the Merger, Meditrust may, but is not obligated to, transfer all of La Quinta's assets and liabilities to an operating partnership, the ("Operating Partnership") (the "Drop-Down"). In addition, Meditrust and/or the Operating Partnership may transfer some of the former La Quinta assets to one or more corporations in which Meditrust or the Operating Partnership, respectively, holds stock. Immediately following the Drop-Down, Meditrust will own in excess of 80% of the interests in the Operating Partnership and will be the sole general partner with full managerial authority over the affairs and operations of the Operating Partnership.


     Subsequent to the execution of the Merger Agreement on January 3, 1998, the IRS issued final regulations (the "Final Regulations") addressing asset transfers following mergers intended to constitute "reorganizations" under provisions of the Code. Asset transfers such as the Drop-Down are covered by the Final Regulations, which generally provide that such asset transfers will not disqualify transactions otherwise qualifying as reorganizations.

     The Final Regulations have a prospective effective date and are applicable only to transactions occurring on or after January 28, 1998, except that the Final Regulations do not apply to transactions occurring pursuant to a written agreement which is (subject to customary conditions) binding on such date (such as the Merger Agreement). Accordingly, the Final Regulations are not, by their terms, applicable to the Merger. The Treasury Decision promulgating the Final Regulations states, however, that no inference should be drawn from the Final Regulations as to whether transactions not subject to the Final Regulations otherwise qualify as reorganizations. In addition, the Final Regulations provide that in determining whether certain asset transfers such as the Drop-Down would prevent a transaction from qualifying as a reorganization, other relevant provisions of law must be considered, including the "step-transaction" doctrine. In general, under the step transaction doctrine, and under appropriate circumstances, purportedly separate and independent "steps" may be considered together for purposes of analyzing the federal income tax consequences of a transaction. In this regard, Meditrust has represented that (i) while it has considered and may subsequently effect the Drop-Down, Meditrust has no present plan or intention to effect the Drop-Down; and (ii) it will not effect the Drop-Down unless it has received a favorable ruling from the IRS or an opinion of its counsel providing that the Drop-Down will not adversely affect the Merger's satisfaction of certain requirements for treatment as a reorganization set forth in applicable Treasury Regulations.

     Each of the Proxy Opinions of Goodwin, Procter & Hoar LLP and Latham & Watkins was based, in part, upon a representation by the management of La Quinta to the effect that, to the best knowledge of La Quinta's management, there is no plan or intention on the part of the shareholders of La Quinta to dispose of a number of Paired Shares received in the Merger that would reduce the aggregate value of the Meditrust common stock held by La Quinta shareholders to less than 50% of the value of the La Quinta common stock as of the Effective Time, and upon counsel's assumption to the effect that such representation was correct as if made without such "best knowledge" qualification.


     The obligation of the parties to consummate the Merger is conditioned upon the receipt of opinions from Goodwin, Procter & Hoar LLP (the "GP&H Closing Opinion") and Latham & Watkins (the "L&W Closing Opinion"), dated as of the Closing Date of the Merger, regarding the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Both of the GP&H Closing Opinion and the L&W Closing Opinion will be based in part upon representations, made as of the Closing Date of the Merger, by La Quinta, The Meditrust Companies, and certain shareholders of La Quinta, which both of Goodwin, Procter & Hoar LLP and Latham & Watkins will assume to be true, correct, and complete. If the representations are inaccurate, either or both of the GP&H Closing Opinion and the L&W Closing Opinion could be adversely affected. In addition, the discussion above regarding the Drop Down and the Final Regulations will be applicable to both of the GP&H Closing Opinion and the L&W Closing Opinion. No ruling has been sought from the IRS as to the United States federal income tax consequences of the Merger (including the effect of any Drop-Down), and neither the GP&H Closing Opinion nor the L&W Closing Opinion will be binding on the IRS or any court. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more positions reflected in either or both of the GP&H Closing Opinion and the L&W Closing Opinion or that either or both of such opinions will be upheld by the courts if challenged by the IRS.


     In general, the determination as to whether the gain recognized by a La Quinta shareholder in the Merger will be treated as capital gain or dividend income depends upon whether and to what extent the transactions related to the Merger will be deemed to reduce the shareholder's percentage stock ownership of Meditrust following the Merger. For purposes of that determination, the shareholder is treated as if he or she first exchanged all of his or her shares of La Quinta common stock solely for Meditrust common stock and then Meditrust immediately redeemed (the "deemed redemption") a portion of such

Meditrust common stock in exchange for the boot the shareholder actually received. If, under Section 302 of the Code, the deemed redemption is "not essentially equivalent to a dividend" with respect to the shareholder, then any gain recognized by the shareholder in the transaction will be capital gain. In general, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of Meditrust following the Merger. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Meditrust the shareholder owned or is considered to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Meditrust the shareholder owns immediately after the deemed redemption. Stock owned for this purpose includes stock actually owned as well as stock treated as being owned under the constructive ownership rules of Section 318 of the Code. The IRS has indicated in a published ruling that, in the case of a small minority holder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the holder's proportionate interest in the corporation from
 .0001118% to .0001081% would constitute a meaningful reduction. In addition, the deemed redemption will not be essentially equivalent to a dividend if it is "substantially disproportionate." The deemed redemption will be "substantially disproportionate" with respect to a La Quinta shareholder if the percentage of the outstanding voting stock of Meditrust (following the Merger and the deemed redemption) actually owned by the shareholder and constructively owned by the shareholder under the constructive ownership rules of Section 318 of the Code (treating the Meditrust common stock acquired by Meditrust in the deemed redemption as not outstanding) is less than 80% of the percentage of the outstanding voting stock of Meditrust actually and constructively owned by the shareholder following the Merger but immediately before the deemed redemption (treating the Meditrust common stock acquired by Meditrust in the deemed redemption as outstanding).


     In applying the foregoing tests, under the attribution rules of Section 318 of the Code, a shareholder is deemed to own (i) stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, and (ii) stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, shareholders that believe they may be subject to these rules should consult their tax advisors.


     La Quinta shareholders should be aware that the Taxpayer Relief Act of 1997 (the "Relief Act") recently modified the capital gain rates applicable to individuals, trusts and estates. See "-- Federal Income Taxation of Holders of Paired Shares -- Taxation of Taxable U.S. Shareholders."


     The aggregate tax basis of the shares of Meditrust common stock received by a La Quinta shareholder in the Merger (including any fractional shares of Meditrust common stock for which cash is received) will be the same as the aggregate tax basis of his or her shares of La Quinta common stock exchanged therefor, increased by any gain recognized in the transaction (whether as capital gain or dividend income), and decreased by (i) the fair market value of the Operating Company common stock received and (ii) any cash received in connection with the Merger pursuant to a Cash Election or in lieu of fractional shares of Operating Company common stock. Assuming the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the holding period for shares of Meditrust common stock received by a shareholder will include the period that such shares of La Quinta common stock were held by the holder, provided such shares were held as a capital asset at the Effective Time.


     If a La Quinta shareholder has differing bases and/or holding periods in respect of his or her shares of La Quinta common stock, he or she should consult his or her tax advisor prior to the exchange with regard to computing his or her gain with respect to particular blocks of La Quinta common stock and identifying the particular bases and/or holding periods of the particular shares of Meditrust common stock he or she receives in the exchange.


     The aggregate tax basis of the shares of Operating Company common stock received by a La Quinta shareholder in the Merger will be equal to the fair market value of the Operating Company common stock as of the Effective Time. The holding period for shares of Operating Company common stock received by a shareholder will begin on the day after the Effective Time.


     Cash received in lieu of fractional shares of Meditrust common stock will be treated as received in redemption for such fractional interest, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Meditrust common stock allocable to such fractional shares. Such gain or loss will constitute capital gain or loss from the sale of stock if the shareholder holds his or her La Quinta common stock as a capital asset at the Effective Time.

     Under the terms of the pairing agreement, The Meditrust Companies are obligated to agree on the relative values of a share of Meditrust common stock and a share of Operating Company common stock that comprise a Paired Share. As of the date of the mailing of this Joint Proxy Statement/Prospectus, the companies have determined that the value of a share of Operating Company common stock should have a value not to exceed 5% of the value of a Paired Share. There can be no assurance, however, that the IRS will agree with such valuation or that these relative values will not have changed by the Effective Time. See "Description of Capital Stock of The Meditrust Companies -- The Pairing."

     The by-laws of each of The Meditrust Companies provide that if the Board of Directors of either of The Meditrust Companies at any time determines in good faith that direct or indirect ownership of shares of stock of Meditrust has or may become concentrated to an extent which would cause Meditrust to fail to qualify or be disqualified as a REIT by virtue of the requirements of the Code which generally preclude five or fewer individuals from owning more than 50% in value of the equity of a REIT (with look-through rules applicable to corporations and most other non-individual shareholders) and which require a REIT to have at least 100 shareholders, The Meditrust Companies may repurchase shares (including Paired Shares) from any shareholder or refuse to recognize a purported transfer of shares (including Paired Shares) to the extent necessary to maintain the qualification of Meditrust as a REIT. Similarly, the by-laws of each of The Meditrust Companies also provide that if the Board of Directors of either of The Meditrust Companies at any time determines in good faith that direct or indirect ownership of shares of stock of Meditrust or Operating Company has or may become concentrated to an extent which would cause Meditrust to own constructively 10% or more of a lessee (for example, if a shareholder of The Meditrust Companies owns 10% or more of the outstanding Paired Shares), The Meditrust Companies may repurchase shares (including Paired Shares) from any shareholder or refuse to recognize a purported transfer of shares (including Paired Shares) to the extent necessary in order to avoid such constructive ownership. See "Description of Capital Stock of The Meditrust Companies." Although not entirely free from doubt, any such repurchases from former La Quinta shareholders in connection with or immediately following the Merger likely would be treated as "boot" in the same manner as cash received in the Merger pursuant to a cash election for purposes of the foregoing rules.


     The conclusion above that La Quinta will not recognize gain or loss as a result of the Merger assumes that Meditrust makes an election pursuant to IRS Notice 88-19 with respect to the Merger and that the availability or nature of such election is not modified as proposed in the Clinton Administration's fiscal year 1999 budget proposal. Meditrust will make the election pursuant to IRS Notice 88-19 if such election is available. If Meditrust failed to make the election (or it were no longer available) La Quinta would recognize gain on the Merger notwithstanding that the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. Such gain would be measured by the difference between the fair market value of La Quinta properties and their adjusted tax basis and would become an obligation of Meditrust by operation of law pursuant to the Merger.



Distribution of Earnings and Profits


     To maintain its qualification as a REIT, following the Merger, Meditrust will be required to distribute any earnings and profits inherited from La Quinta in the Merger. The distribution will be taken into account by Meditrust's taxable U.S. shareholders as ordinary income to the extent it is made out of Meditrust's current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available for corporations. See "-- Federal Income Taxation of Holders of Paired Shares."

     La Quinta has agreed to deliver to Meditrust a report prepared by KPMG of the accumulated and current earnings and profits of La Quinta (as determined for federal income tax purposes) as of the most recent date through which earnings and profits are ascertainable as well as a reasonable estimate of any earnings and profits from such most recent date through the closing date, and that Coopers & Lybrand L.L.P. shall review and approve in the exercise of its reasonable judgment the report and workpapers of KPMG. La Quinta further has provided a report of the earnings and profits calculation through December 31, 1996 from KPMG.



REIT Qualification

     General. If certain detailed conditions imposed by the provisions of the Code are met, entities such as Meditrust that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and shareholder levels) that ordinarily results from the use of corporations.

     Prior to the consummation of the Merger, Meditrust has been and will continue to be operated in a manner intended to allow it to qualify as a REIT. Meditrust intends to operate following the Merger in a manner so that Meditrust will continue to qualify as a REIT. If Meditrust fails to qualify as a REIT in any taxable year, Meditrust will be subject to federal income taxation as if it were a domestic corporation, and Meditrust's shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Meditrust could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to shareholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, Meditrust also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of Meditrust's Predecessor to have qualified as a REIT also could disqualify Meditrust as a REIT and/or subject Meditrust to significant tax liabilities.



     Meditrust's qualification and taxation as a REIT following the Merger will depend upon Meditrust's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code. Counsel has not reviewed and will not review Meditrust's compliance with these tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Meditrust's control. The complexity of these provisions is greater in the case of a REIT that owns real estate and leases it to a corporation with which its stock is paired. Accordingly, no assurance can be given that Meditrust will satisfy such tests on a continuing basis following the Merger. See "Risk Factors -- REIT Tax Risks."


     In connection with the mailing of this Joint Proxy Statement/Prospectus, Goodwin, Procter & Hoar LLP has rendered an opinion (the "REIT Opinion") to the effect that (i) Meditrust's Predecessor since its taxable year ended December 31, 1989 through its final taxable year was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) Meditrust since its taxable year ended December 31, 1992 has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and Meditrust's form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (including for periods following the Merger). The REIT Opinion is filed as an exhibit to the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part. The REIT Opinion is based upon factual representations from Meditrust regarding Meditrust's Predecessor and Meditrust's compliance with the requirements for REIT qualification, and it will not be binding on the IRS. In addition, the REIT Opinion relies upon the opinions of counsel of Meditrust and Meditrust's Predecessor, each dated November 5, 1997 and issued in connection with the merger of Meditrust's Predecessor into Meditrust, regarding their qualification as a REIT and related matters. To the extent the REIT Opinion relates to the qualification of Meditrust's Predecessor or Meditrust as a REIT with respect to periods on or prior to November 5, 1997, or the effect of a failure to so qualify, the REIT Opinion relies upon an opinion of Nutter, McClennen & Fish, LLP.


     The REIT Opinion does not address the qualification of Meditrust as a REIT with respect to taxable years prior to the taxable year ended December 31, 1992. However, a revocation or termination of Meditrust's qualification as a REIT in its taxable years ended December 31, 1989, 1990, or 1991 could potentially have prevented Meditrust from qualifying as a REIT through its taxable years ended December 31, 1994, 1995, or 1996, respectively (even if otherwise organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code), but would not have precluded its qualification as a REIT for later years. This is true because a revocation or termination of Meditrust's qualification as a REIT could preclude Meditrust from re-electing REIT status for five years. However, Meditrust believes that any revocation or termination of Meditrust's qualification as a REIT in its taxable years ended December 31, 1989, 1990, or 1991 or other failure to qualify as a REIT in such years would not have a material adverse tax effect on Meditrust or its shareholders, even if such event caused Meditrust to fail to qualify as a REIT in its taxable years ended December 31, 1994, 1995, or 1996. A failure of Meditrust to have qualified as a REIT in its taxable years ended December 31, 1994 and 1996 could not have an adverse tax effect on Meditrust or its shareholders, because Meditrust sustained a net loss for those years, as indicated on its federal income tax returns, and thus would not have incurred any federal income tax even if it had been precluded from qualifying as a REIT for such years. With respect to Meditrust's taxable year ended December 31, 1995, any failure to have qualified as a REIT for such year would not have a material adverse tax effect on Meditrust or its shareholders because Meditrust's tax liability would have been nominal on a per share basis. Any adjustment to tax for years prior to 1994 generally would be precluded by the statute of limitations.

     Each of Meditrust's Predecessor's and Meditrust's qualification as a REIT depends on its having met or meeting, as the case may be, through actual operating results, the various requirements for qualification as a REIT under the Code. Counsel has not verified and will not verify the respective companies' compliance with those tests. Accordingly, no assurance can be given that the IRS will not challenge the status of Meditrust or Meditrust's Predecessor as a REIT prior to the Merger or the status of Meditrust as a REIT following the Merger. In addition, in rendering the REIT Opinion, Goodwin, Procter & Hoar LLP relied upon the representations of Meditrust that it will distribute, with respect to the taxable year in which the Merger closes, all earnings and profits inherited from La Quinta. If the IRS were to determine that La Quinta's actual earnings and profits exceeded the amount distributed, Meditrust would be disqualified as a REIT.


     Paired Shares. Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to Meditrust and Operating Company, then Meditrust would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) did not apply to Santa Anita Realty for periods prior to the merger of Meditrust's Predecessor into Santa Anita Realty, and, by its terms, this "grandfathering" rule continued to apply to Meditrust after that merger and will continue to apply to Meditrust after the merger of La Quinta with and into Meditrust because for corporate law and federal income tax purposes The Meditrust Companies are a continuation of The Santa Anita Companies. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar LLP regarding Meditrust's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason Santa Anita Realty failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to Meditrust, and Meditrust would not qualify as a REIT for any taxable year. In addition, proposed legislation if enacted in its current form would limit this "grandfathering" rule and would apply the Code's anti-pairing rules to real property interests acquired after March 26, 1998 unless those interests were acquired pursuant to a written agreement that was binding on March 26, 1998, or was publicly announced or described in a filing with the Securities and Exchange Commission on or before that date. Under the legislation as currently proposed, the properties to be acquired from La Quinta would not be subject to the anti-pairing rules. For a discussion of the pending legislation, including its potential impact on the future use of the paired share structure, see "Risk Factors -- REIT Tax Risks -- Dependence on Qualification as a REIT."



     Potential Reallocation of Income. Due to the paired share structure, Meditrust and Operating Company and their respective subsidiary entities are and will be controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. Meditrust and Operating Company believe that all material transactions between them, and among them and/or their subsidiary entities, have been and will be negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on Meditrust or Operating Company. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

     Built-In Gain Tax. If Meditrust recognizes gain on the disposition of an asset acquired from La Quinta during the ten-year period beginning at the Effective Time, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the Effective Time over its then tax basis), Meditrust will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. Meditrust would have to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain its qualification as a REIT. The foregoing assumes that Meditrust makes an election pursuant to IRS Notice 88-19 with respect to the Merger and that the availability or nature of such election is not modified as proposed in the Clinton Administration's fiscal year 1999 budget proposal. Meditrust will make the election pursuant to IRS Notice 88-19 if such election is available. See "-- Tax Consequences of the Merger."

Effects of Compliance with REIT Requirements

     Operating income derived from health care related properties, hotels, golf courses or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of Meditrust's health care related properties, other than properties held by taxable entities in which Meditrust does not hold voting control, have been leased to

Operating Company and other lessees, and Meditrust will continue to lease such properties after the Merger, as well as any hotels acquired in the Merger. Similarly, Meditrust has subleased the land underlying Santa Anita Park and leased the related improvements to Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving Meditrust a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined, low level. Meditrust also may not provide services, other than customary services and de minimis non-customary services, to the lessees or their subtenants. In addition, the leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to the leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

     Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if Meditrust owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, Meditrust is deemed to own the assets of shareholders who own 10% or more in value of the stock of Meditrust. The by-laws are therefore designed to prevent a shareholder of Meditrust from owning Meditrust stock or Operating Company stock that would cause Meditrust to own, actually or constructively, 10% or more of the ownership interests in a lessee (including Operating Company). Thus, Meditrust should never own, actually or constructively, 10% or more of a lessee solely because of a Meditrust shareholder's ownership of Paired Shares. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the by-laws provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which Meditrust has no knowledge, will not cause Meditrust to own constructively 10% or more of one or more lessees at some future date.

     In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of Meditrust. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require Meditrust to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit Meditrust's ability to acquire non-real estate assets.


Non-Deductibility of Parachute Payment

     It is anticipated that certain members of La Quinta management will receive "parachute payments" in connection with the Merger that exceed the limits determined by Section 280G of the Code. The "excess" parachute payments are not deductible by La Quinta (or its successor employer). It is estimated that excess parachute payments will aggregate approximately $8.0 million.


Taxation of Operating Company; Non-Controlled Subsidiaries

     As a "C" corporation under the Code, Operating Company will be subject to federal income tax on its taxable income at corporate rates. Certain other corporate subsidiaries of Meditrust also will be subject to federal income tax.



Federal Income Taxation of Holders of Paired Shares

     Separate Taxation. Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for federal income tax purposes as holding equal numbers of shares of Meditrust common stock and of Operating Company common stock. The tax treatment of distributions to shareholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Meditrust common stock and each share of Operating Company common stock contained within each Paired Share. The tax basis and holding period for each share of Meditrust common stock and each share of Operating Company common stock also must be determined separately. See "-- Tax Consequences of the Merger." Upon a taxable sale of a Paired Share, the amount realized should be allocated between Meditrust common stock and the Operating Company common stock based on their then-relative values.

     Taxation of Taxable U.S. Shareholders. As used herein, the term "U.S. Shareholder" means a holder of Paired Shares that for federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, part-nership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

     As long as Meditrust qualifies as a REIT, distributions made to Meditrust's taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on the Meditrust common stock are out of current or accumulated earnings and profits, the earnings and profits of Meditrust will be allocated first to Meditrust's outstanding preferred stock (if any) and then allocated to the Meditrust common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed Meditrust's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her Meditrust common stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Meditrust common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Meditrust common stock, such distributions will be taxable as gain realized from the sale of such shares. Any distribution declared by Meditrust in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Meditrust and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Meditrust during January of the following calendar year.

     Distributions from Operating Company up to the amount of Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of Operating Company) will be taken into account by U.S. Shareholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of Operating Company's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Operating Company common stock, but rather will reduce the adjusted basis of such Operating Company common stock. To the extent that such distributions exceed the adjusted basis of a holder's Operating Company common stock, such distributions will be taxable as gain realized from the sale of such shares.

     Meditrust may elect to retain all or a portion of its net long-term capital gains recognized during a taxable year (the "Retained Gains") and pay a corporate-level income tax on such Retained Gains. Corporations are currently subject to a maximum 35% tax on recognized capital gains. If Meditrust so elects for a taxable year, a shareholder owning shares of Meditrust stock on December 31st of a taxable year in which Meditrust has Retained Gains would be required to include in income as long-term capital gains his or her proportionate share of such portion of Meditrust's Retained Gains as Meditrust may designate (the "Designated Retained Gains"). The amount of any corporate-level tax paid by Meditrust in respect of such Designated Retained Gains (the "Company Tax") would be treated as having been paid by the shareholders owning shares of Meditrust stock on December 31st of the taxable year, and each such shareholder would receive a credit for his or her proportionate share of the Company Tax. A shareholder's basis in his or her shares of Meditrust stock would increase by the excess of such shareholder's proportionate share of the Designated Retained Gains over the shareholder's share of the Company Tax.

     Taxable distributions from Meditrust or Operating Company and gain or loss from the disposition of shares of Meditrust common stock and Operating Company common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from Meditrust and Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends from Meditrust, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a shareholder's basis and any deemed capital gain dividends to a Meditrust shareholder on account of Designated Retained Gains of Meditrust, will be treated as investment income for purposes of the investment interest deduction limitation only if and to the extent the shareholder so elects, in which case such capital gain dividends and capital gains will be taxed at ordinary income rates to the extent of such election. Shareholders may not include in their individual tax returns any net operating losses or capital losses of Meditrust or of Operating Company.

     The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of certain long-term capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of assets by, and sales of interests in, "pass-through entities," which include REITs such as Meditrust. Pursuant to this grant of regulatory authority, the IRS has announced that it will issue temporary regulations providing that a REIT such as Meditrust may designate a capital gain dividend as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution. If no such designation is made regarding a capital gain dividend, it is a 28% rate gain distribution. In general, a REIT determines the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal rate of at least 28 percent. Similar rules apply in the case of Designated Retained Gains. Meditrust will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured section 1250 gain distributions, and 28% rate gain distributions), as well as the amounts of any Designated Retained Gains (including the amounts thereof constituting 20% rate gain, unrecaptured section 1250 gain, and 28% rate gain) and related Company Tax. Operating Company will notify shareholders after the close of its taxable year as to the portions of the distributions from Operating Company attributable to that year that constitute ordinary income and return of capital.

     Taxation of Shareholders on the Disposition of Paired Shares. On the sale or other taxable disposition of Paired Shares, gain or loss generally will be recognized by the shareholder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) the shareholder's adjusted basis in the Paired Shares. In general and subject to the discussion above regarding the Relief Act, and assuming the taxpayer has the same holding period for the Meditrust common stock and Operating Company common stock that comprise his or her Paired Shares, any gain or loss realized upon a taxable disposition of Paired Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than one year and otherwise as short-term capital gain or loss. As discussed above, however, existing La Quinta shareholders who receive Paired Shares in the Merger will have different holding periods with respect to their shares of Meditrust common stock and their Operating Company common stock that comprise their Paired Shares. Accordingly, the portion of the gain or loss recognized on the disposition of Paired Shares attributable to Meditrust common stock or Operating Company common stock may not have the same character for federal income tax purposes. In addition, any loss upon a sale or exchange of Meditrust common stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Meditrust or undistributed capital gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Share are purchased within 30 days before or after the disposition.

     Information Reporting Requirements and Backup Withholding. Meditrust and Operating Company will each report to their U.S. Shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide Meditrust and Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Meditrust may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Meditrust.

     Taxation of Tax-Exempt Shareholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by Meditrust to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from Meditrust and Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. In addition, under some circumstances certain pension plans (including section 401(k) plans but not, for example, individual retirement accounts) that own more than 10 percent (by value) of Meditrust's outstanding capital stock, including Paired Shares, could be subject to tax on a portion of their dividends from Meditrust even if their Meditrust shares are held for investment and are not treated as acquired with borrowed funds. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Meditrust and Operating Company as UBTI.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     The Paired Shares are listed on the NYSE under the ticker symbol "MT." Following the Merger, the Paired Shares will continue to be listed on the NYSE and traded under the symbol "MT."


     La Quinta's common stock is listed on the NYSE under the ticker symbol "LQI." Following the Merger, La Quinta's common stock will be delisted from the NYSE.


     The following table sets forth, for the fiscal quarters indicated (i) the range of high and low sale prices of La Quinta's common stock and the Paired Shares on the NYSE and (ii) the amount of cash dividends declared per share:



                             La Quinta Common Stock (1)(3)       The Meditrust Companies Shares (2)(3)
                         -------------------------------------   --------------------------------------
                               Market Price            Cash             Market Price            Cash
                         -----------------------    Dividends    -------------------------    Dividends
                             High         Low        Declared        High          Low        Declared
                         -----------   ---------   -----------   -----------   -----------   ----------
1995
 1st Quarter .........   $19-3/8        13-1/8       $.0167        $26.74        $24.55        $.5555
 2nd Quarter .........    20-1/8        16-7/8        .0167         28.40         24.13         .5597
 3rd Quarter .........    20-1/2        17-1/2        .0167         29.54         27.15         .5638
 4th Quarter .........    19-5/8        16-3/8        .0167         29.54         26.01         .5680
1996
 1st Quarter .........    19-3/4        15-5/8        .0167         30.48         27.67         .5721
 2nd Quarter .........    24            17-5/8        .0167         28.61         26.42         .5763
 3rd Quarter .........    23-5/8        16-3/8        .0175         29.44         27.57         .5805
 4th Quarter .........    21-7/8        17-3/4        .0175         33.29         28.71         .5846
1997
 1st Quarter .........    23            16-5/8        .0175         33.81         30.48         .5888
 2nd Quarter .........    24-3/8        20-1/8        .0175         33.19         29.54         .5929
 3rd Quarter .........    23-9/16       19-7/8        .0175         34.54         31.21         .5971
 4th Quarter .........    23-15/16      17-1/8        .0175
 Oct. 1, 1997 to Nov. 4, 1997 (2)                                   36.98         34.59         .6013
 Nov. 5, 1997 to Dec. 31, 1997 (2)                                  39.00         35.75
1998
 1st Quarter .........    24-1/16       19-9/16       .0175         36.75         29.19         .6063
 2nd Quarter through
   May 15 .. .            22-7/16       20-11/16                    31.56         28.31         .6113

----------
(1) Amounts adjusted to reflect four 3-for-2 stock splits since 1993.

(2) The information presented in this table under the heading "The Meditrust Companies Shares" for periods prior to November 5, 1997 consists of information pertaining to shares of common stock of Meditrust's Predecessor. The information presented in this table under the heading "The Meditrust Companies Shares" for periods on and after November 5, 1997 (following completion of the Santa Anita Mergers) consists of the Paired Shares of Meditrust Corporation and Meditrust Operating Company. Amounts presented are adjusted to reflect the effect of the exchange of shares upon the completion of the mergers with The Santa Anita Companies on November 5, 1997.


(3) On January 2, 1998, the last full trading day prior to the public announcement of the proposed Merger, the closing price of Paired Shares was $36.37 per Paired Share; the closing price of the La Quinta shares was $20.25 per share. On May 15, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of the Paired Shares was $29.00 per Paired Share and the closing price of La Quinta shares was $21.125 per share. Shareholders are urged to obtain current market quotations prior to making any decisions with respect to the Merger.

     As of April 22, 1998, there were 13,332 holders of record of The Meditrust Companies Paired Shares and 972 holders of record of La Quinta common stock.

     The Meditrust Companies expect to declare regularly scheduled dividends on the Paired Shares, including those dividends necessary for Meditrust to maintain its status as a REIT. The current annualized rate of dividends on the Paired Shares is $2.43 (without giving effect to the distribution). We expect that The Meditrust Companies will continue to pay similar quarterly dividends, including dividends required to maintain Meditrust's status as a REIT, after the effective time of the Merger, subject to approval and declaration by the respective Boards of Directors of The Meditrust Companies.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     On January 3, 1998, La Quinta, Meditrust and Operating Company entered into the Merger Agreement, pursuant to which La Quinta will merge with and into Meditrust with Meditrust being the surviving corporation. As a result of the Merger, Meditrust will acquire all of the assets and liabilities of La Quinta and will assume or retire La Quinta's existing indebtedness.


     In addition, on January 11, 1998, The Meditrust Companies and Cobblestone entered into the Cobblestone Merger Agreement, pursuant to which Cobblestone will merge with and into Meditrust (the "Cobblestone Merger" and, together with the Merger, the "La Quinta/Cobblestone Mergers"). Cobblestone is a privately held company and one of the leading owners/operators of golf courses in the United States. Cobblestone has a portfolio of 25 facilities with 29 courses in major golf markets in Arizona, California, Florida, Georgia, Texas and Virginia.

     Under the terms of the Cobblestone Merger Agreement, The Meditrust Companies will acquire all of the outstanding common stock of Cobblestone for Paired Shares and all of the outstanding preferred stock of Cobblestone for either Paired Shares or, at The Meditrust Companies' option, cash, with an aggregate value of approximately $241 million. The number of Paired Shares to be issued in the Cobblestone Merger is expected to be 7,928,000 shares using $30.40 as the assumed Paired Share stock price, subject to adjustment in the manner described in the Cobblestone Merger Agreement. In addition, approximately $169 million of Cobblestone debt and associated costs will be refinanced or assumed as a condition of the closing. The Cobblestone Merger is subject to customary closing conditions.

     The Pro Forma Financial Statements have been adjusted for the purchase method of accounting whereby the hotels, golf courses and related improvements and other assets and liabilities owned by La Quinta and Cobblestone are adjusted to estimated fair market value. The fair market value of the assets and liabilities of La Quinta and Cobblestone have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities of La Quinta and Cobblestone will materially change; however, the allocation of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value as of the close of the transactions. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Statements may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Condensed Statements of Operations presented assume the La Quinta/
Cobblestone Mergers had been consummated on terms set forth in the respective merger agreement at the beginning of the period presented. The results of the operations of The Santa Anita Companies for periods prior to the Santa Anita Merger, which occurred on November 5, 1997, are not included in the unaudited Pro Forma Condensed Statement of Operations because such results are not significant. In addition, the unaudited Pro Forma Condensed Combined Balance Sheet presented assumes the La Quinta/Cobblestone Mergers had occurred on March 31, 1998.

     Separate Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 are presented for both Meditrust and Operating Company as they are legally separate registrants. In addition, Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 are presented to show the impact of the La Quinta/Cobblestone Mergers on The Meditrust Companies taken as a whole.

     The following unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 of The Meditrust Companies, Meditrust and Operating Company are derived from historical financial information and pro forma information based in part upon the Combined and Separate Statements of Operations of The Meditrust Companies, filed on The Meditrust Companies' Form 10-K, as amended by amendments filed on Form 10-K/A, for the year ended December 31, 1997 and Form 10-Q for the three months ended March 31, 1998, and in part upon the Combined Statements of Operations of La Quinta filed on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the three months ended March 31, 1998 and the Consolidated Statements of Operations of Cobblestone Holdings, Inc. filed on Form 10-K for the year ended September 30, 1997 and Form 10-Q for the three and six months ended March 31, 1998. The following unaudited Pro Forma Condensed Combined Balance Sheet is based in part upon The Meditrust Companies unaudited Combined and Separate Balance Sheets as of March 31, 1998 and should be read in conjunction with the La Quinta and Cobblestone unaudited financial statements as of March 31, 1998. In management's opinion, all material adjustments necessary to reflect the effects of the La Quinta/Cobblestone Mergers have been made.

     The following unaudited Pro Forma Condensed Statements of Operations are not necessarily indicative of what the actual results of The Meditrust Companies would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results for future periods.

     The following unaudited Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming that the La Quinta/Cobblestone Mergers had been completed as of March 31, 1998, nor does it purport to represent the future financial position of The Meditrust Companies.

      THE MEDITRUST COMPANIES PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                  (UNAUDITED)


                                              The Meditrust
                                                Companies          La Quinta         Cobblestone
                                            (Historical) (A)   (Historical) (B)   (Historical) (C)
                                           ------------------ ------------------ ------------------
(In thousands)
ASSETS
Real estate investments ..................     $3,022,605         $1,523,581         $ 176,830
Cash and cash equivalents ................         90,526              1,453               400
Trade, notes and other receivables .......         41,662             18,612             9,714
Deferred charges, prepaid expenses,
 inventory and other assets ..............        111,655             28,502            11,053
Deferred income taxes ....................             --              8,325                --
Intangible assets ........................             --                 --             3,489
Goodwill .................................        193,256                 --                --
                                               ----------         ----------         ---------
  Total assets ...........................     $3,459,704         $1,580,473         $ 201,486
                                               ==========         ==========         =========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Liabilities:
Debt .....................................     $1,242,909         $  960,932         $ 154,631
Accounts payable, accrued expenses
 and other liabilities ...................        109,581            125,973            12,989
Deferred income taxes ....................            501             39,291             4,184
Minority interest ........................             --              2,646               337
                                               ----------         ----------         ---------
  Total liabilities ......................      1,352,991          1,128,842           172,141
                                               ----------         ----------         ---------
Redeemable preferred stock ...............             --                 --            42,241
Shareholders' equity:
Series A Non-Voting Convertible
 Common Stock ............................          1,700                 --                --
Common stock .............................         17,684              8,509                17
Additional paid-in-capital ...............      2,282,226            250,496             5,389
Unearned officer's compensation ..........             --               (948)               --
Retained earnings (loss) .................             --            288,607           (18,302)
Distributions in excess of net income.....       (194,897)                --                --
Treasury stock, at cost ..................             --            (95,033)               --
                                               ----------         ----------         ---------
  Total shareholders' equity .............      2,106,713            451,631           (12,896)
                                               ----------         ----------         ---------
  Total liabilities and shareholders'
   equity ................................     $3,459,704         $1,580,473         $ 201,486
                                               ==========         ==========         =========



                                                La Quinta           Cobblestone          Total
                                                Pro Forma            Pro Forma         Pro Forma       Total
                                             Adjustments (D)     Adjustments (AA)     Adjustments    Pro Forma
                                           ------------------- -------------------- -------------- -------------
(In thousands)
ASSETS
Real estate investments ..................    $  1,083,673 (E)    $     86,364(BB)    $1,170,037    $5,893,053
Cash and cash equivalents ................              --                  --                --        92,379
Trade, notes and other receivables .......          42,000 (F)              --            42,000       111,988
Deferred charges, prepaid expenses,
 inventory and other assets ..............          (5,862)(G)              --            (5,862)      145,348
Deferred income taxes ....................          (8,325)(H)              --            (8,325)           --
Intangible assets ........................         112,543 (I)           7,511 (CC)      120,054       123,543
Goodwill .................................         331,129 (J)         158,596 (DD)      489,725       682,981
                                              ------------        ------------        ----------    ----------
  Total assets ...........................    $  1,555,158        $    252,471        $1,807,629    $7,049,292
                                              ============        ============        ==========    ==========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Liabilities:
Debt .....................................    $    834,000(K)     $     45,000(EE)    $  879,000    $3,237,472
Accounts payable, accrued expenses
 and other liabilities ...................              --                  --                --       248,543
Deferred income taxes ....................         (39,291)(H)          (4,184)(FF)      (43,475)          501
Minority interest ........................              --                  --                --         2,983
                                              ------------        ------------        ----------    ----------
  Total liabilities ......................         794,709              40,816           835,525     3,489,499
                                              ------------        ------------        ----------    ----------
Redeemable preferred stock ...............              --             (42,241)(GG)      (42,241)           --
Shareholders' equity:
Series A Non-Voting Convertible
 Common Stock ............................              --                  --                           1,700
Common stock .............................             150 (L)           1,569 (HH)        1,719        27,929
Additional paid-in-capital ...............       1,102,925 (M)         234,025 (II)    1,336,950     3,875,061
Unearned officer's compensation ..........             948 (N)              --               948            --
Retained earnings (loss) .................        (288,607)(O)          18,302 (JJ)     (270,305)           --
Distributions in excess of net income.....        (150,000)(P)              --          (150,000)     (344,897)
Treasury stock, at cost ..................          95,033 (N)              --            95,033            --
                                              ------------        ------------        ----------    ----------
  Total shareholders' equity .............         760,449             253,896         1,014,345     3,559,793
                                              ------------        ------------        ----------    ----------
  Total liabilities and shareholders'
   equity ................................    $  1,555,158        $    252,471        $1,807,629    $7,049,292
                                              ============        ============        ==========    ==========

See accompanying notes to the unaudited pro forma condensed combined balance sheet.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the historical combined balance sheet of Meditrust and Operating Company as of March 31, 1998.

(B) Represents the historical balance sheet of La Quinta as of March 31, 1998.

(C) Represents the historical balance sheet of Cobblestone as of March 31, 1998.


Adjustments for the La Quinta Transaction:

(D) Represents adjustments to record the Merger between Meditrust and La Quinta. The Merger will be accounted for using the purchase method of accounting, based upon the estimated purchase price of $3,007,012 assuming a Meeting Date Price of $30.40 per Paired Share, as follows:


Issuance of 43,297 Paired Shares of The Meditrust Companies, and cash of $475,384 in exchange
 for 77,223 shares of La Quinta common stock (see Note M) ................................    $1,837,464
Assumption of mortgage debt and other liabilities ........................................       960,932
Merger costs (see calculation below) .....................................................       208,616
                                                                                              ----------
                                                                                              $3,007,012
                                                                                              ==========

The following is a calculation of the estimated fees and other expenses related to the Merger:


Buyout of options and restricted stock (8,339 common stock options and 25 shares of
 restricted stock) .......................................................................    $132,000
Employment and non-compete agreements ....................................................      12,000
Severance agreements .....................................................................       7,000
Adjustment of pension plan liability to fair value .......................................       5,000
Estimated call premium for retirement of $120,000 La Quinta 9.25% Senior Subordinated
 Notes, plus interest on defeasance of debt ..............................................      10,000
Estimated loan costs in connection with increasing the availability under The Meditrust
 Companies' Revolving Credit Facility ....................................................       5,000
Advisory fees ............................................................................      28,616
Legal and accounting fees ................................................................       5,000
Other, including printing and filing costs ...............................................       4,000
                                                                                              --------
                                                                                              $208,616
                                                                                              ========

(E) Represents adjustments for the purchase method of accounting whereby the investment in La Quinta hotel properties is adjusted to its estimated fair market value, as follows:


Purchase price (see Note D) ..................................................    $3,007,012
Less: pre-Merger historical basis of La Quinta real estate ...................     1,523,581
Allocation of pro forma basis of La Quinta net assets acquired as follows:
Intangible assets ............................................................       112,543
Goodwill .....................................................................       331,129
Other assets .................................................................        84,705
Other liabilities ............................................................      (128,619)
                                                                                  ----------
 Subtotal ....................................................................     1,923,339
                                                                                  ----------
Step-up to record fair value of La Quinta's real estate investments ..........    $1,083,673
                                                                                  ==========

(F) Represents adjustment for the purchase method of accounting to record a receivable associated with the tax benefit provided from the realization of a preacquisition net operating loss carry back resulting from the buyout of La Quinta stock options and restricted stock.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(G) Represents adjustments for the purchase method of accounting to write off deferred costs of $10,862 and record $5,000 of deferred loan costs expected to be incurred in connection with increasing the availability under The Meditrust Companies' Revolving Credit Facility.

(H) Represents adjustments for the purchase method of accounting to write off the deferred tax assets and liabilities of La Quinta.

(I) Represents adjustments for the purchase method of accounting whereby the tradename, assembled work force and customer reservation system of La Quinta are adjusted to their estimated fair market values.

(J) Represents purchase consideration in excess of the fair market value of the net assets of La Quinta.

(K) Represents additional borrowings assumed to be incurred in connection with the Merger as follows:


Cash consideration for La Quinta shares ..................................    $475,384
Assumed current and accumulated earnings and profits distribution ........     150,000
Merger costs (see calculation above in Note D) ...........................     208,616
                                                                              --------
Total additional borrowings ..............................................    $834,000
                                                                              ========

(L) Represents adjustments to record the exchange of La Quinta common stock for Paired Shares of The Meditrust Companies. Pursuant to the Merger Agreement, La Quinta shareholders may elect to receive either (i) $26.00 cash per share of La Quinta common stock; or (ii) Paired Shares, for which the Exchange Ratio, as defined in the La Quinta Merger Agreement, is based upon the Meeting Date Price of a Paired Share of The Meditrust Companies. For purposes of these statements, the Meeting Date Price is assumed to be $30.40 and the earnings and profits distribution is assumed to be $150,000. At March 31, 1998, there were 77,223 shares of La Quinta common stock outstanding. Assuming approximately 18,284 outstanding shares of La Quinta are exchanged for cash, the remaining 58,939 shares will be exchanged for 43,297 Paired Shares of The Meditrust Companies. The change in common stock is summarized as follows:


Paired Shares issued in connection with the Merger .........      43,297
Par value of each Paired Share .............................    $   0.20
                                                                --------
Increase in common stock ...................................       8,659
Less: La Quinta historical common stock ....................      (8,509)
                                                                --------
Adjustment to common stock .................................    $    150
                                                                ========

(M) Represents adjustments to eliminate La Quinta's historical additional paid-in-capital and record equity based upon the number of Paired Shares issued in connection with the Merger as follows:


Consideration for La Quinta outstanding shares (58,939 shares of La Quinta common stock for $23.11 per share in Paired Shares and earnings and profits distribution; 18,284
 shares for $26.00 cash per share) .......................................................    $1,837,464
Less: 18,284 shares of La Quinta common stock to be exchanged for cash ...................      (475,384)
                                                                                              ----------
Remaining consideration ..................................................................     1,362,080
Book value of La Quinta's additional paid-in-capital .....................................      (250,496)
Increase in common stock .................................................................        (8,659)
                                                                                              ----------
Adjustment to additional paid-in-capital .................................................    $1,102,925
                                                                                              ==========

(N) Represents adjustments to eliminate unearned officer's compensation and treasury stock of La Quinta of $948 and $95,033, respectively.

(O) Represents adjustment to eliminate La Quinta's historical retained earnings of $288,607.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(P) Represents adjustment to record the distribution of current and accumulated earnings and profits, which is assumed to be $150,000, to the shareholders of The Meditrust Companies after consummation of the Merger. The estimated earnings and profits distribution has been presented as if the transaction had been consummated based on the terms and assumptions set forth in the Merger Agreement. For a discussion of the assumed amount of the earnings and profits distribution, see "The Merger Agreement--Transaction Consideration."


Adjustments for the Cobblestone Transaction

(AA) Represents adjustments to record the merger between Meditrust and Cobblestone. The merger will be accounted for using the purchase method of accounting, based upon the estimated purchase price of $440,631, assuming an exchange price of $30.40 per Paired Share of The Meditrust Companies, as follows:


Issuance of 7,928 Paired Shares of The Meditrust Companies in exchange for 5,220 redeemable
 preferred shares at $8.25 per share and 1,722 common shares at $114.94 per share ........    $241,000
Assumption of mortgage debt and other liabilities ........................................     154,631
Merger costs (see calculation below) .....................................................      45,000
                                                                                              --------
                                                                                              $440,631
                                                                                              ========

The following is a calculation of the estimated fees and other expenses related to the Cobblestone Merger:


Buyout of stock options (113 options at an average strike price of $15.80) .......    $13,000
Estimated cash required for tender premium to retire outstanding Cobblestone debt      15,000
Employment and severance costs ...................................................      3,000
Advisory fees ....................................................................     10,000
Legal and accounting fees ........................................................      3,000
Other, including printing and filing costs .......................................      1,000
                                                                                      -------
                                                                                      $45,000
                                                                                      =======

(BB) Represents adjustments for the purchase method of accounting whereby the investment in Cobblestone golf properties is adjusted to its estimated fair market value, as follows:


Purchase price of Cobblestone (see Note AA) ...........................    $440,631
Less: pre-merger basis of Cobblestone real estate investments .........     176,830

Allocation of pro forma basis of Cobblestone to net assets acquired, as follows:


Intangible assets ....................................................       11,000
Goodwill .............................................................      158,596
Other assets .........................................................       21,167
Other liabilities ....................................................      (13,326)
                                                                            -------
 Subtotal ............................................................      354,267
                                                                            -------
Step-up to record fair value of Cobblestone's real estate investments     $  86,364
                                                                          =========

(CC) Represents adjustments for the purchase method of accounting to write off certain intangible assets of Cobblestone of $3,489 and record the tradename, assembled work force and other intangible assets of $11,000 acquired in the Cobblestone Merger at their estimated fair market values.

(DD) Represents purchase consideration in excess of the fair market value of the net assets of Cobblestone.

(EE) Represents additional borrowings assumed to be incurred in connection with the Cobblestone Merger as follows:


Merger costs -- (see calculation above) .........    $45,000
                                                     =======

                             The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(FF) Represents adjustment for the purchase method of accounting to write off the deferred tax liability of Cobblestone.

(GG) Represents the exchange of 5,220 shares of redeemable preferred stock of Cobblestone with a historical value of $42,241 for 1,390 Paired Shares of The Meditrust Companies based on a redemption price of $8.25 per redeemable preferred share and an assumed exchange price of $30.40 per Paired Share of The Meditrust Companies.

(HH) Represents adjustments to record the exchange of redeemable preferred stock and common stock of Cobblestone for Paired Shares. Pursuant to the Cobblestone Merger Agreement, each share of outstanding Cobblestone common stock will be converted into the right to receive Paired Shares based on the Exchange Ratio, as defined in the Cobblestone Merger Agreement, and each share of outstanding Cobblestone redeemable preferred stock will be converted into $8.25 per share payable in cash, or Paired Shares. At the balance sheet date, The Meditrust Companies will exchange 7,928 Paired Shares for 5,220 and 1,722 shares of redeemable preferred stock and common stock of Cobblestone, respectively, based upon an assumed exchange price of $30.40.

The increase in common stock is summarized as follows:


Paired Shares issued in connection with the Cobblestone Merger .........      7,928
Par value of each Paired Share .........................................    $  0.20
                                                                            -------
Increase in common stock ...............................................      1,586
Less: Cobblestone's historical common stock ............................        (17)
                                                                            -------
Adjustment to common stock .............................................      1,569
                                                                            =======

(II) Represents adjustments to eliminate Cobblestone's historical additional paid-in capital and record equity based upon the number of Paired Shares issued in the Cobblestone Merger as follows:


Purchase consideration for outstanding shares of Cobblestone redeemable preferred stock and common stock (5,220 redeemable preferred shares at $8.25 per share and 1,722 common
 shares at $114.94 per share) ............................................................    $241,000
Book value of Cobblestone's additional paid-in-capital ...................................      (5,389)
Increase in common stock .................................................................      (1,586)
                                                                                              --------
Adjustment to additional paid-in-capital .................................................    $234,025
                                                                                              ========

(JJ) Represents the adjustment to eliminate Cobblestone's historical retained loss of $18,302.

                             THE MEDITRUST COMPANIES
                          PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)


                                                                                                                       The
                                                                             Operating                              Meditrust
                                                           Meditrust          Company           Eliminating         Companies
                                                         Pro Forma (A)     Pro Forma (B)          Entries           Pro Forma
                                                        ---------------   ---------------   -------------------   ------------
(In thousands, except per share amounts)
Revenue:
 Rental .............................................     $  137,868        $       --         $        --          $137,868
 Rent from Operating Company ........................        248,292                --            (248,292)(C)            --
 Interest ...........................................        151,315                --                (193)(D)       151,122
 Horse racing revenue ...............................             --             5,228                  --             5,228
 Hotel revenue ......................................             --           494,494                  --           494,494
 Restaurant rent, food & beverage revenue ...........             --            21,158                  --            21,158
 Golf club revenue ..................................             --            58,333                  --            58,333
 Other ..............................................             --             3,480                  --             3,480
                                                          ----------        ----------         -----------          --------
  Total revenue .....................................        537,475           582,693            (248,485)          871,683
Expenses:
 Interest expense ...................................        190,920               209                (193)(D)       190,936
 Amortization of goodwill ...........................         26,700               135                  --            26,835
 Depreciation, amortization & asset
   retirements ......................................        144,309             6,438                  --           150,747
 General and administrative .........................         10,111            22,905                  --            33,016
 Rental expense due to Meditrust ....................             --           248,292            (248,292)(C)            --
 Horse racing operations ............................             --             4,263                  --             4,263
 Hotel and restaurant operations ....................             --           244,501                  --           244,501
 Golf club operations ...............................             --            57,984                  --            57,984
 Property operations ................................            220                --                  --               220
 Net gain on property transactions ..................             --            (8,808)                 --            (8,808)
 Partners' equity in earnings .......................             --               860                  --               860
                                                          ----------        ----------         -----------          --------
  Total expenses ....................................        372,260           576,779            (248,485)          700,554
                                                          ----------        ----------         -----------          --------
Income before income taxes ..........................        165,215             5,914                  --           171,129
Income tax provision ................................             --             2,070                  --             2,070
                                                          ----------        ----------         -----------          --------
Net income ..........................................        165,215             3,844                  --           169,059
                                                          ----------        ----------         -----------          --------
Basic earnings per share ............................     $     1.21        $     0.03                              $   1.24
Basic weighted average shares outstanding ...........        135,999(E)        135,795(E)                            135,795
Diluted earnings per share ..........................     $     1.21        $     0.03                              $   1.24
Diluted weighted average shares outstanding .........        136,732(E)        136,249(E)                            136,249

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

                            The Meditrust Companies
          Notes to Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the pro forma results of operations of Meditrust for the year ended December 31, 1997 as adjusted for the Merger and the Cobblestone Merger.

(B) Represents the pro forma results of operations of Operating Company for the year ended December 31, 1997 as adjusted for the Merger and the Cobblestone Merger.

(C) Represents the elimination of rental income and expense related to the race track, hotels and golf course properties leased by Operating Company from Meditrust.

(D) Represents the elimination of interest income and expense related to the operating note between Meditrust and Operating Company.

(E) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a Forward Equity Transaction on February 27, 1998.

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Company's Common Stock; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the shareholders will be included in an adjustment amount under a purchase price adjustment agreement. The Company expects the annual dividend to exceed the Libor plus 75 basis points.

This Forward Equity Transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task force
(EITF). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Company's, the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                             THE MEDITRUST COMPANIES
                          PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)


                                                                                                                      The
                                                                             Operating                             Meditrust
                                                           Meditrust          Company           Eliminating        Companies
                                                         Pro Forma (A)     Pro Forma (B)          Entries          Pro Forma
                                                        ---------------   ---------------   ------------------   ------------
(In thousands, except per share amounts)
Revenue:
 Rental .............................................     $   43,656        $       --         $       --         $  43,656
 Rent from Operating Company ........................         73,265                --            (73,265)(C)            --
 Interest ...........................................         39,004                --               (290)(D)        38,714
 Horse racing revenue ...............................             --            36,511                 --            36,511
 Hotel revenue ......................................             --           131,297                 --           131,297
 Restaurant rent, food & beverage revenue ...........             --             5,279                 --             5,279
 Golf club revenue ..................................             --            17,019                 --            17,019
 Other ..............................................         26,000             1,043                 --            27,043
                                                          ----------        ----------         ----------         ---------
  Total revenue .....................................        181,925           191,149            (73,555)          299,519
Expenses:
 Interest expense ...................................         56,088               528               (290)(D)        56,326
 Amortization of goodwill ...........................          7,496               201                 --             7,697
 Depreciation, amortization & asset
   retirements ......................................         39,797             4,088                 --            43,885
 General and administrative .........................          3,794             7,248                 --            11,042
 Rental expense due to Meditrust ....................             --            73,265            (73,265)(C)            --
 Horse racing operations ............................             --            28,196                 --            28,196
 Hotel and restaurant operations ....................             --            65,959                 --            65,959
 Golf club operations ...............................             --            14,569                 --            14,569
 Property operations ................................          1,265                --                 --             1,265
 Other ..............................................         21,430                --                 --            21,430
 Partners' equity in earnings .......................             --               204                 --               204
                                                          ----------        ----------         ----------         ---------
  Total expenses ....................................        129,870           194,258            (73,555)          250,573
                                                          ----------        ----------         ----------         ---------
Income before income taxes ..........................         52,055            (3,109)                --            48,946
Income tax provision ................................             --                --                 --                --
                                                          ----------        ----------         ----------         ---------
Net income ..........................................         52,055            (3,109)                --            48,946
                                                          ----------        ----------         ----------         ---------
Basic earnings per share ............................     $     0.35        $    (0.02)                           $    0.33
Basic weighted average shares outstanding ...........        149,626(E)        148,320(E)                           148,320
Diluted earnings per share ..........................     $     0.35        $    (0.02)                           $    0.33
Diluted weighted average shares outstanding .........        150,105(E)        148,799(E)                           148,799

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

                            The Meditrust Companies
          Notes to Pro Forma Condensed Combined Statement of Operations
                    for the Three Months Ended March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the pro forma results of operations of Meditrust for the three months ended March 31, 1998 as adjusted for the Merger and the Cobblestone Merger.

(B) Represents the pro forma results of operations of Operating Company for the three months ended March 31, 1998 as adjusted for the Merger and the Cobblestone Merger.

(C) Represents the elimination of rental income and expense related to the race track, hotels and golf course properties leased by Operating Company from Meditrust.

(D) Represents the elimination of interest income and expense related to the operating note between Meditrust and Operating Company.

(E) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a Forward Equity Transaction on February 27, 1998.

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Company's Common Stock; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the shareholders will be included in an adjustment amount under a purchase price adjustment agreement. The Company expects the annual dividend to exceed the Libor plus 75 basis points.

This Forward Equity Transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task force
(EITF). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Company's, the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                              MEDITRUST CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)


                                                              La Quinta
                                             Meditrust          Merger
                                          Historical (A)   Adjustments (B)
                                         ---------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Rental ................................    $ 137,868       $        --
 Rent from Operating Company ...........          740           234,753 (D)
 Interest ..............................      151,315                --
                                            ---------       -----------
  Total revenue ........................      289,923           234,753
Expenses:
 Interest expense ......................       87,412           110,408 (E)
 Amortization of goodwill ..............        2,214            16,556 (G)
 Depreciation and amortization .........       26,954           107,383 (H)
 General and administrative ............       10,111                --
 Property operations ...................          220                --
                                            ---------       -----------
  Total expenses .......................      126,911           234,347
                                            ---------       -----------
Net income .............................      163,012               406
                                            =========       ===========
Basic earnings per share ...............    $    2.14
Basic weighted average shares
   outstanding .........................       76,274
Diluted earnings per share .............    $    2.12
Diluted weighted average shares
 outstanding ...........................       77,007



                                            Cobblestone            Other
                                               Merger            Pro Forma          Meditrust
                                          Adjustments (C)       Adjustments         Pro Forma
                                         ----------------- -------------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Rental ................................    $       --        $         --        $   137,868
 Rent from Operating Company ...........        12,799 (D)              --            248,292
 Interest ..............................            --                  --            151,315
                                            ----------        ------------        -----------
  Total revenue ........................        12,799                  --            537,475
Expenses:
 Interest expense ......................        13,500 (F)         (20,400) (I)       190,920
 Amortization of goodwill ..............         7,930 (G)              --             26,700
 Depreciation and amortization .........         9,972 (H)              --            144,309
 General and administrative ............            --                  --             10,111
 Property operations ...................            --                  --                220
                                            ----------        ------------        -----------
  Total expenses .......................        31,402             (20,400)           372,260
                                            ----------        ------------        -----------
Net income .............................       (18,603)             20,400            165,215
                                            ==========        ============        ===========
Basic earnings per share ...............                                          $      1.21
Basic weighted average shares
   outstanding .........................                                              135,999(J)
Diluted earnings per share .............                                          $      1.21
Diluted weighted average shares
 outstanding ...........................                                              136,732(J)

See accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

                             Meditrust Corporation
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the historical statement of operations of Meditrust for the year ended December 31, 1997.

(B) Represents adjustments to Meditrust's results of operations assuming the Merger had occurred as of January 1, 1997.

(C) Represents adjustments to Meditrust's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(D) Represents the pro forma lease revenue from Operating Company to Meditrust for the use of assets that Meditrust will have ownership of subsequent to the La Quinta/Cobblestone Mergers. The respective lease revenue is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the period presented.

(E) Represents adjustments to historical interest expense of Meditrust based on the Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $ 49,186
   Adjustment to reflect the increase in interest expense as a result of additional borrowings of $834,000 at an assumed rate of 7.5% partially offset by the effect of refinancing the existing La Quinta $120,000 9.25% Senior Subordinated Notes from an
    effective rate of 9.58% to 7.5% ......................................................      60,222
   Amortization of additional deferred loan costs ........................................       1,000
                                                                                              --------
   Adjustment to interest expense ........................................................    $110,408
                                                                                              ========

(F) Represents adjustments to historical interest expense of Meditrust based on the Cobblestone Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $ 15,273
   Adjustment to reflect the net decrease in interest expense as a result of additional
    borrowings of $45,000 and refinancing the existing debt at 7.5% ......................      (1,773)
                                                                                              --------
   Adjustment to interest expense ........................................................    $ 13,500
                                                                                              ========

(G) Represents adjustments to reflect amortization of goodwill of $16,556 and $7,930 pertaining to the mergers with La Quinta and Cobblestone, respectively. Goodwill represents purchase consideration in excess of the fair market value of the net assets of La Quinta and Cobblestone. Amortization of goodwill is computed using the straight line method over a 20 year estimated useful life.

(H) Represents adjustment to increase depreciation of real estate and personalty and amortization of intangible assets acquired. Depreciation is computed using the straight line method and is based upon the estimated useful lives of 30 years for buildings and improvements, 20 years for land improvements and 5 to 7 years for personal property. Amortization of the tradename asset is computed using the straight line method over a 20 year estimated life. Intangible assets for the assembled work force and customer reservation system are amortized on a straight line basis over a 3 year estimated life. These estimates are based upon management's knowledge of the properties and the hotel and golf course industries in general.

(I) Represents adjustments to interest expense based upon the reduction in additional borrowings assumed to be incurred in connection with the La Quinta/Cobblestone Mergers, effected through the receipt of approximately $272,000 on February 27, 1998 from the issuance of 8,500 shares of Series A Non-Voting Convertible Common Stock in a Forward Equity Transaction, which is assumed to have occurred as of January 1, 1997 for pro forma purposes.

Interest expense on additional borrowings under The Meditrust Companies' Revolving Credit Facility assumes an average interest rate of 7.5%. An increase of 25 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $2,217, decrease net income to $162,998 and decrease basic earnings per share by $0.02 based upon 135,999 basic weighted average common shares outstanding.

(J) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a Forward Equity Transaction on February 27, 1998.

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Company's Common Stock; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the shareholders will be included in an adjustment amount under a purchase price adjustment agreement. The Company expects the annual dividend to exceed the Libor plus 75 basis points.

This Forward Equity Transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task force
(EITF). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Company's, the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Consolidated Statement of Operations.

                              MEDITRUST CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)


                                                              La Quinta
                                             Meditrust          Merger
                                          Historical (A)   Adjustments (B)
                                         ---------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Rental ................................    $  43,656        $       --
 Rent from Operating Company ...........        6,781            60,554 (D)
 Interest ..............................       39,004                --
 Other .................................       26,000                --
                                            ---------        ----------
  Total revenue ........................      115,441            60,554
Expenses:
 Interest expense ......................       25,417            29,369 (E)
 Amortization of goodwill ..............        1,375             4,139 (G)
 Depreciation and amortization .........       10,458            26,846 (H)
 General and administrative ............        3,794                --
 Property operations ...................        1,265                --
 Other .................................       21,430                --
                                            ---------        ----------
  Total expenses .......................       63,739            60,354
                                            ---------        ----------
Net income .............................       51,702               200
                                            =========        ==========
Basic earnings per share ...............    $    0.56
Basic weighted average shares
   outstanding .........................       92,734
Diluted earnings per share .............    $    0.56
Diluted weighted average shares
 outstanding ...........................       93,213



                                            Cobblestone           Other
                                               Merger           Pro Forma          Meditrust
                                          Adjustments (C)      Adjustments         Pro Forma
                                         ----------------- ------------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Rental ................................    $      --         $        --        $    43,656
 Rent from Operating Company ...........        5,930 (D)              --             73,265
 Interest ..............................           --                  --             39,004
 Other .................................           --                  --             26,000
                                            ---------         -----------        -----------
  Total revenue ........................        5,930                  --            181,925
Expenses:
 Interest expense ......................        4,702 (F)          (3,400) (I)        56,088
 Amortization of goodwill ..............        1,982 (G)              --              7,496
 Depreciation and amortization .........        2,493 (H)              --             39,797
 General and administrative ............           --                  --              3,794
 Property operations ...................           --                  --              1,265
 Other .................................           --                  --             21,430
                                            ---------         -----------        -----------
  Total expenses .......................        9,177              (3,400)           129,870
                                            ---------         -----------        -----------
Net income .............................       (3,247)        $     3,400             52,055
                                            =========         ===========        ===========
Basic earnings per share ...............                                         $      0.35
Basic weighted average shares
   outstanding .........................                                             149,626(J)
Diluted earnings per share .............                                         $      0.35
Diluted weighted average shares
 outstanding ...........................                                             150,105(J)

See accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

                             Meditrust Corporation
        Notes to Pro Forma Condensed Consolidated Statement of Operations
                    for the Three Months Ended March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the historical statement of operations of Meditrust for the three months ended March 31, 1998.

(B) Represents adjustments to Meditrust's results of operations assuming the Merger had occurred as of January 1, 1997.

(C) Represents adjustments to Meditrust's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(D) Represents the pro forma lease revenue from Operating Company to Meditrust for the use of assets that Meditrust will have ownership of subsequent to the La Quinta/Cobblestone Mergers. The respective lease revenue is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the period presented.

(E) Represents adjustments to historical interest expense of Meditrust based on the Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $14,063
   Adjustment to reflect the increase in interest expense as a result of additional borrowings of $834,000 at an assumed rate of 7.5% partially offset by the effect of refinancing the existing La Quinta $120,000 9.25% Senior Subordinated Notes from an
    effective rate of 9.58% to 7.5% ......................................................     15,056
   Amortization of additional deferred loan costs ........................................        250
                                                                                              -------
   Adjustment to interest expense ........................................................    $29,369
                                                                                              =======

(F) Represents adjustments to historical interest expense of Meditrust based on the Cobblestone Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $5,145
   Adjustment to reflect the net decrease in interest expense as a result of additional
    borrowings of $45,000 and refinancing the existing debt at 7.5% ......................      (443)
                                                                                              ------
   Adjustment to interest expense ........................................................    $4,702
                                                                                              ======

(G) Represents adjustments to reflect amortization of goodwill of $4,139 and $1,982 pertaining to the mergers with La Quinta and Cobblestone, respectively. Goodwill represents purchase consideration in excess of the fair market value of the net assets of La Quinta and Cobblestone. Amortization of goodwill is computed using the straight line method over a 20 year estimated useful life.

(H) Represents adjustment to increase depreciation of real estate and personalty and amortization of intangible assets acquired. Depreciation is computed using the straight line method and is based upon the estimated useful lives of 30 years for buildings and improvements, 20 years for land improvements and 5 to 7 years for personal property. Amortization of the tradename asset is computed using the straight line method over a 20 year estimated life. Intangible assets for the assembled work force and customer reservation system are amortized on a straight line basis over a 3 year estimated life. These estimates are based upon management's knowledge of the properties and the hotel and golf course industries in general.


(I) Represents adjustments to interest expense based upon the reduction in additional borrowings assumed to be incurred in connection with the La Quinta/Cobblestone Mergers, effected through the receipt of approximately $272,000 on February 27, 1998, from the issuance of 8,500 shares of Series A Non-Voting Convertible Common Stock in a Forward Equity Transaction, which is assumed to have occurred as of January 1, 1997 for pro forma purposes.


Interest expense on additional borrowings under The Meditrust Companies' Revolving Credit Facility assumes an average interest rate of 7.5%. An increase of 25 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $554, decrease net income to $51,501 and decrease basic earnings per share by $0.00 based upon 149,626 basic weighted average common shares outstanding.

(J) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a Forward Equity Transaction on February 27, 1998.

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Company's Common Stock; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the shareholders will be included in an adjustment amount under a purchase price adjustment agreement. The Company expects the annual dividend to exceed the Libor plus 75 basis points.

This Forward Equity Transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task force
(EITF). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Company's, the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Consolidated Statement of Operations.

                           MEDITRUST OPERATING COMPANY
                        PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)


                                                 Operating
                                                  Company          La Quinta        Cobblestone
                                              (Historical)(A)   (Historical)(B)   (Historical)(C)
                                             ----------------- ----------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue ......................      $ 5,228          $     --          $     --
 Hotel revenue .............................           --           494,494                --
 Restaurant rent, food & beverage
  revenue ..................................           --             8,075            13,083
 Golf club revenue .........................           --                --            65,515
 Other .....................................          137                --             3,343
                                                  -------          --------          --------
  Total revenue ............................        5,365           502,569            81,941
Expenses:
 Interest expense ..........................          209            49,186            15,273
 Amortization of goodwill ..................          135                --                --
 Depreciation, amortization & asset
  retirements ..............................          171            60,817             8,909
 General and administrative ................          447            18,524             4,030
 Rent expense due to Meditrust .............          740                --                --
 Horse racing operations ...................        4,263                --                --
 Hotel operations ..........................           --           244,501                --
 Golf club operations ......................           --                --            58,786
 Net gain on property transactions .........           --            (8,808)               --
 Partners' equity in earnings ..............           --               860                --
                                                  -------          --------          --------
  Total expenses ...........................        5,965           365,080            86,998
                                                  -------          --------          --------
(Loss) income before income taxes ..........         (600)          137,489            (5,057)
Income tax provision .......................           --            50,185                49
                                                  -------          --------          --------
Net (loss) income ..........................      $  (600)         $ 87,304          $ (5,106)
                                                  =======          ========          ========

Basic earnings per share ...................      $ (0.01)
Basic weighted average shares
 outstanding ...............................       82,490
Diluted earnings per share .................      $ (0.01)
Diluted weighted average shares
 outstanding ...............................       83,223



                                                  La Quinta         Cobblestone        Total         Operating
                                                  Pro Forma          Pro Forma       Pro Forma        Company
                                               Adjustments(D)     Adjustments(E)    Adjustments      Pro Forma
                                             ------------------ ------------------ ------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue ......................    $        --        $        --      $       --     $     5,228
 Hotel revenue .............................             --                 --              --         494,494
 Restaurant rent, food & beverage
  revenue ..................................             --                 --              --          21,158
 Golf club revenue .........................             --             (7,182)(F)      (7,182)         58,333
 Other .....................................             --                 --              --           3,480
                                                -----------        -----------      ----------     -----------
  Total revenue ............................             --             (7,182)         (7,182)        582,693
Expenses:
 Interest expense ..........................        (49,186)(G)        (15,273)(G)     (64,459)            209
 Amortization of goodwill ..................             --                 --              --             135
 Depreciation, amortization & asset
  retirements ..............................        (58,592)(G)         (4,867)(G)     (63,459)          6,438
 General and administrative ................             --                (96)(J)         (96)         22,905
 Rent expense due to Meditrust .............        234,753 (H)         12,799 (H)     247,552         248,292
 Horse racing operations ...................             --                 --              --           4,263
 Hotel operations ..........................             --                 --              --         244,501
 Golf club operations ......................             --               (802)(F)        (802)         57,984
 Net gain on property transactions .........             --                 --              --          (8,808)
 Partners' equity in earnings ..............             --                 --              --             860
                                                -----------        -----------      ----------     -----------
  Total expenses ...........................        126,975             (8,239)        118,736         576,779
                                                -----------        -----------      ----------     -----------
(Loss) income before income taxes ..........       (126,975)             1,057        (125,918)          5,914
Income tax provision .......................        (48,164)(I)             --         (48,164)          2,070
                                                -----------        -----------      ----------     -----------
Net (loss) income ..........................    $   (78,811)       $     1,057      $  (77,754)    $     3,844
                                                ===========        ===========      ==========     ===========

Basic earnings per share ...................                                                       $      0.03
Basic weighted average shares
 outstanding ...............................                                                           135,795(K)
Diluted earnings per share .................                                                       $      0.03
Diluted weighted average shares
 outstanding ...............................                                                           136,249(K)

See accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

                          Meditrust Operating Company
        Notes to Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the historical statement of operations of Operating Company for the period ended December 31, 1997.

(B) Represents the historical statement of operations of La Quinta for the year ended December 31, 1997.

(C) Represents the historical statement of operations of Cobblestone for the year ended September 30, 1997.

(D) Represents adjustments to Operating Company's results of operations assuming the Merger had occurred as of January 1, 1997.

(E) Represents adjustments to Operating Company's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.


(F) Represents the adjustment to defer all initiation fee revenue from the sale of club memberships along with the direct incremental costs of selling the memberships, and to amortize deferred revenue over the expected term of memberships and supported by a course by course analysis of member attrition. The incremental direct costs incurred with the selling of memberships will be deferred and capitalized in a manner similar to deferred loan costs in accordance with SFAS No. 91.


(G) Represents the adjustment to reclassify interest, depreciation and amortization expenses related to the ownership of real estate assets from Operating Company to Meditrust.

(H) Represents the pro forma lease expense of Operating Company for the use of assets that Meditrust will have ownership of subsequent to the La
Quinta/Cobblestone mergers. The respective lease expense is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the periods presented.

(I) Represents the adjustment to La Quinta's and Cobblestone's income tax provisions necessitated by the impact to taxable income from the effects of the Merger.

(J) Represents the adjustment to eliminate semi-annual investment banking and service fees to an affiliate of the majority shareholder of Cobblestone.

(K) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a Forward Equity Transaction on February 27, 1998.

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Company's Common Stock; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the shareholders will be included in an adjustment amount under a purchase price adjustment agreement. The Operating Company expects the annual dividend to exceed the Libor plus 75 basis points.

This Forward Equity Transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task force
(EITF). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Operating Company's, the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                               MEDITRUST OPERATING
                    COMPANY PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)


                                                Operating
                                                 Company          La Quinta        Cobblestone
                                             (Historical)(A)   (Historical)(B)   (Historical)(C)
                                            ----------------- ----------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue .....................      $36,511           $     --         $     --
 Hotel revenue ............................           --            131,297               --
 Restaurant rent, food & beverage
  revenue .................................           --              2,029            3,250
 Golf club revenue ........................          341                 --           17,701
 Other ....................................          176                 --              867
                                                 -------           --------         --------
  Total revenue ...........................       37,028            133,326           21,818
Expenses:
 Interest expense .........................          528             14,063            5,145
 Amortization of goodwill .................          201                 --               --
 Depreciation, amortization & asset
  retirements .............................          813             16,823            2,706
 General and administrative ...............          590              5,577            1,081
 Rent expense due to Meditrust ............        6,781                 --               --
 Horse racing operations ..................       28,196                 --               --
 Hotel operations .........................           --             65,959               --
 Golf club operations .....................           --                 --           14,686
 Partners' equity in earnings .............           --                204               --
                                                 -------           --------         --------
  Total expenses ..........................       37,109            102,626           23,618
                                                 -------           --------         --------
(Loss) income before income taxes .........          (81)            30,700           (1,800)
Income tax provision ......................           --             11,205               --
                                                 -------           --------         --------
Net (loss) income .........................      $   (81)          $ 19,495         $ (1,800)
                                                 =======           ========         ========

Basic earnings per share ..................      $ (0.00)
Basic weighted average shares
 outstanding ..............................       91,428
Diluted earnings per share ................      $ (0.00)
Diluted weighted average shares
 outstanding ..............................       91,907



                                                 La Quinta        Cobblestone       Total         Operating
                                                 Pro Forma         Pro Forma      Pro Forma        Company
                                              Adjustments(D)    Adjustments(E)   Adjustments      Pro Forma
                                            ------------------ ---------------- ------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue .....................    $        --       $       --       $      --    $    36,511
 Hotel revenue ............................             --               --              --        131,297
 Restaurant rent, food & beverage
  revenue .................................             --               --              --          5,279
 Golf club revenue ........................             --           (1,023)(F)      (1,023)        17,019
 Other ....................................             --               --              --          1,043
                                               -----------       ----------       ---------    -----------
  Total revenue ...........................             --           (1,023)         (1,023)       191,149
Expenses:
 Interest expense .........................        (14,063)(G)       (5,145)(G)     (19,208)           528
 Amortization of goodwill .................             --               --              --            201
 Depreciation, amortization & asset
  retirements .............................        (13,548)(G)       (2,706)(G)     (16,254)         4,088
 General and administrative ...............             --               --              --          7,248
 Rent expense due to Meditrust ............         60,554 (H)        5,930(H)       66,484         73,265
 Horse racing operations ..................             --               --              --         28,196
 Hotel operations .........................             --               --              --         65,959
 Golf club operations .....................             --             (117)(F)        (117)        14,569
 Partners' equity in earnings .............             --               --              --            204
                                               -----------       ----------       ---------    -----------
  Total expenses ..........................         32,943           (2,038)         30,905        194,258
                                               -----------       ----------       ---------    -----------
(Loss) income before income taxes .........        (32,943)           1,015         (31,928)        (3,109)
Income tax provision ......................        (11,205)(I)           --         (11,205)          --
                                               -----------       ----------       ---------    -----------
Net (loss) income .........................    $   (21,738)      $    1,015       $ (20,723)     $  (3,109)
                                               ===========       ==========       =========    ===========

Basic earnings per share ..................                                                      $   (0.02)
Basic weighted average shares
 outstanding ..............................                                                        148,320(J)
Diluted earnings per share ................                                                      $   (0.02)
Diluted weighted average shares
 outstanding ..............................                                                        148,799(J)

See accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

                          Meditrust Operating Company
        Notes to Pro Forma Condensed Consolidated Statement of Operations
                    For the Three Months Ended March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

(A) Represents the historical statement of operations of Operating Company for the three months ended March 31, 1998.

(B) Represents the historical statement of operations of La Quinta for the three months ended March 31, 1998.

(C) Represents the historical statement of operations of Cobblestone for the three months ended March 31, 1998.

(D) Represents adjustments to Operating Company's results of operations assuming the Merger had occurred as of January 1, 1997.

(E) Represents adjustments to Operating Company's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.


(F) Represents the adjustment to defer all initiation fee revenue from the sale of club memberships along with the direct incremental costs of selling the memberships, and to amortize deferred revenue over the expected term of memberships and supported by a course by course analysis of member attrition. The incremental direct costs incurred with the selling of memberships will be deferred and capitalized in a manner similar to deferred loan costs in accordance with SFAS No. 91.


(G) Represents the adjustment to reclassify interest, depreciation and amortization expenses related to the ownership of real estate assets from Operating Company to Meditrust.

(H) Represents the pro forma lease expense of Operating Company for the use of assets that Meditrust will have ownership of subsequent to the La
Quinta/Cobblestone mergers. The respective lease expense is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the periods presented.

(I) Represents the adjustment to La Quinta's income tax provision necessitated by the impact to taxable income from the effects of the Merger.

(J) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a Forward Equity Transaction on February 27, 1998.

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Company's Common Stock; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the shareholders will be included in an adjustment amount under a purchase price adjustment agreement. The Operating Company expects the annual dividend to exceed the Libor plus 75 basis points.

This Forward Equity Transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task force
(EITF). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Operating Company's, the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                THE MEDITRUST COMPANIES SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)


     The following table presents selected financial information with respect to The Meditrust Companies for the five years ended December 31, 1997 and for the three month periods ended March 31, 1998 and 1997. This financial information has been derived from audited financial statements included or incorporated by reference from The Meditrust Companies' Form 10-K, as amended by amendments on Form 10-K/A for the year ended December 31, 1997, for the fiscal years ended December 31, 1993 through December 31, 1997, and the unaudited financial statements included in the Meditrust Companies' Quarterly Report on Form 10-Q for the three months ended March 31, 1998, and should be read in conjunction with such financial statements and the accompanying footnotes. See "Where You Can Find More Information."




                                                       At and for the
                                                        Three Months
                                                      Ended March 31,
                                                 --------------------------
                                                        (unaudited)
                                                      1998         1997
                                                 ------------- ------------
STATEMENT OF OPERATIONS DATA:
 Revenue .......................................   $ 145,196    $  67,965
 Expenses:
  Interest .....................................      25,453       18,115
  Horse racing operations ......................      28,196           --
  Depreciation and amortization ................      12,847        6,476
  General and administrative ...................       4,384        2,321
  Other ........................................      22,695           --
                                                   ---------    ---------
 Total expenses ................................      93,575       26,912
                                                   ---------    ---------
 Net income before extraordinary item ..........      51,621       41,053
 Loss on prepayment of debt ....................          --           --
                                                   ---------    ---------
 Net income ....................................   $  51,621    $  41,053
                                                   =========    =========
PER SHARE DATA:
 Basic earnings per Paired Common Share
 Net income before extraordinary items .........   $    0.56    $    0.56
 Loss on prepayment of debt ....................          --           --
                                                   ---------    ---------
 Basic earnings per Paired Common Share ........   $    0.56    $    0.56
                                                   =========    =========
 Diluted earnings per Paired Common Share
 Net income before extraordinary items .........   $    0.56    $    0.55
 Loss on prepayment of debt ....................          --           --
                                                   ---------    ---------
 Diluted earnings per Paired Common Share ......   $    0.56    $    0.55
                                                   =========    =========
 Distributions paid ............................   $   0.606    $    0.59
 Book value ....................................   $  21.74     $   22.54
 Basic weighted average shares outstanding .....      91,428       73,828
 Diluted weighted average shares outstanding ...      91,907       74,094
CASH FLOW DATA:
 Cash provided by operating activities .........   $  64,885    $  31,956
 Cash used in investing activities .............     100,452      113,172
 Cash provided by financing activities .........      82,361       44,156



                                                                    For the Year Ended December 31,
                                                 ---------------------------------------------------------------------
                                                      1997          1996          1995          1994          1993
                                                 ------------- ------------- ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA:
 Revenue .......................................   $ 294,355     $ 254,024     $ 209,369     $ 172,993     $ 150,375
 Expenses:
  Interest .....................................      87,428        64,216        64,163        67,479        62,193
  Horse racing operations ......................          --            --            --            --            --
  Depreciation and amortization ................      27,125        23,207        18,176        17,171        16,277
  General and administrative ...................      10,558         8,625         7,058         7,883         8,269
  Other ........................................       6,832            --            --            --            --
                                                   ---------     ---------     ---------     ---------     ---------
 Total expenses ................................     131,943        96,048        89,397        92,533        86,739
                                                   ---------     ---------     ---------     ---------     ---------
 Net income before extraordinary item ..........     162,412       157,976       119,972        80,460        63,636
 Loss on prepayment of debt ....................          --            --        33,454            --            --
                                                   ---------     ---------     ---------     ---------     ---------
 Net income ....................................   $ 162,412     $ 157,976     $  86,518     $  80,460     $  63,636
                                                   =========     =========     =========     =========     =========
PER SHARE DATA:
 Basic earnings per Paired Common Share
 Net income before extraordinary items .........   $    2.14     $    2.21     $    2.10     $    2.28     $    2.03
 Loss on prepayment of debt ....................          --            --        ( 0.59)           --            --
                                                   ---------     ---------     ---------     ---------     ---------
 Basic earnings per Paired Common Share ........   $    2.14     $    2.21     $    1.51     $    2.28     $    2.03
                                                   =========     =========     =========     =========     =========
 Diluted earnings per Paired Common Share
 Net income before extraordinary items .........   $    2.12     $    2.20     $    2.09     $    1.89     $    1.68
 Loss on prepayment of debt ....................          --            --        ( 0.58)           --            --
                                                   ---------     ---------     ---------     ---------     ---------
 Diluted earnings per Paired Common Share ......   $    2.12     $    2.20     $    1.51     $    1.89     $    1.68
                                                   =========     =========     =========     =========     =========
 Distributions paid ............................   $    2.38     $    2.31     $    2.25     $    2.18     $    2.11
 Book value ....................................   $   20.72     $   22.57     $   20.75     $   19.44     $   17.84
 Basic weighted average shares outstanding .....      76,070        71,445        57,151        35,314        31,310
 Diluted weighted average shares outstanding ...      76,524        71,751        57,457        42,564        37,840
CASH FLOW DATA:
 Cash provided by operating activities .........   $ 184,412     $ 188,551     $ 149,997     $ 100,819     $  79,291
 Cash used in investing activities .............     571,325       437,150       310,135       284,996       208,649
 Cash provided by financing activities .........     387,919       247,077       164,449       207,808       120,806



                                               March 31,
                                      ---------------------------
                                           1998          1997
                                      ------------- -------------
                                       (unaudited)
BALANCE SHEET DATA:
 Real estate investments, net .......  $3,022,605    $2,293,086
 Total assets .......................  $3,459,704    $2,386,371
 Indebtedness, net ..................  $1,242,909    $  942,649
 Total liabilities ..................  $1,352,991    $  999,961
 Total shareholders' equity .........  $2,106,713    $1,386,410



                                                                  December 31,
                                      ---------------------------------------------------------------------
                                           1997          1996          1995          1994          1993
                                      ------------- ------------- ------------- ------------- -------------
                                                                 (in thousands)
BALANCE SHEET DATA:
 Real estate investments, net .......  $2,935,772    $2,188,078    $1,777,798    $1,484,229    $1,214,308
 Total assets .......................  $3,323,891    $2,316,875    $1,891,852    $1,595,130    $1,310,401
 Indebtedness, net ..................  $1,377,438    $  858,760    $  762,291    $  765,752    $  658,245
 Total liabilities ..................  $1,498,152    $  931,934    $  830,097    $  824,983    $  724,606
 Total shareholders' equity .........  $1,825,739    $1,384,941    $1,061,755    $  770,147    $  585,795

                       LA QUINTA SELECTED FINANCIAL DATA
         (in thousands, except per share amounts and hotel statistics)


     The following table sets forth certain combined financial information of La Quinta, its wholly-owned subsidiaries, its combined unincorporated partnerships and joint ventures and is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this Joint Proxy Statement/Prospectus, the combined financial statements and the notes thereto incorporated by reference into this Joint Proxy Statement/Prospectus and other financial, pro forma and statistical information included or incorporated by reference in this Joint Proxy Statement/Prospectus.


                                           Three Months Ended
                                                March 31,
                                       ---------------------------
                                               (unaudited)
                                            1998          1997
                                       ------------- -------------
STATEMENT OF OPERATIONS
DATA
 Total revenues ......................  $  133,326    $  113,353
 Operating income (1) ................      44,967        38,032
 Net earnings available to
   shareholders (2) ..................      19,495        16,648
 Basic earnings per share
   available to shareholders (3) .....  $     0.25    $     0.21
 Basic weighted average number
   of shares outstanding .............      77,171        77,590
 Diluted earnings per share
   available to shareholders (3) .....  $     0.24    $     0.21
 Diluted weighted average
   number of shares outstanding             79,884        80,378
 Number of hotels (4) ................         272           250
 Occupancy percentage ................        66.6%         65.4%
 Average daily room rate .............  $    60.92    $    56.65
BALANCE SHEET DATA
 Total assets ........................  $1,580,473    $1,237,548
 Total shareholders' equity ..........     451,631       381,465
 Current installments of long-
   term debt .........................      91,780        11,083
 Long-term debt, excluding
   current installments ..............     869,152       768,372
 Partners' capital ...................  $    2,646    $    2,548



                                                             Years Ended December 31,
                                       ---------------------------------------------------------------------
                                            1997          1996          1995          1994          1993
                                       ------------- ------------- ------------- ------------- -------------
STATEMENT OF OPERATIONS
DATA
 Total revenues ......................  $  502,569    $  443,059      $413,919      $362,242      $271,850
 Operating income (1) ................     178,727       139,690       132,663       110,757        75,367
 Net earnings available to
   shareholders (2) ..................      87,266        60,195         4,293        37,815        20,301
 Basic earnings per share
   available to shareholders (3) .....  $     1.13    $     0.77      $   0.06      $   0.55      $   0.30
 Basic weighted average number
   of shares outstanding .............      77,426        77,736        74,360        68,914        68,105
 Diluted earnings per share
   available to shareholders (3) .....  $     1.09    $     0.74      $   0.06      $   0.52      $   0.29
 Diluted weighted average
   number of shares outstanding             80,160        80,961        77,991        72,983        71,212
 Number of hotels (4) ................         267           248           237           226           220
 Occupancy percentage ................        69.4%         68.9%         70.8%         70.1%         65.1%
 Average daily room rate .............  $    56.83    $    53.83      $  51.07      $  47.65      $  46.36
BALANCE SHEET DATA
 Total assets ........................  $1,502,024    $1,199,800      $964,115      $845,781      $749,495
 Total shareholders' equity ..........     432,526       365,576       331,713       189,231       149,057
 Current installments of long-
   term debt .........................      29,400        33,299        13,322        39,976        22,491
 Long-term debt, excluding
   current installments ..............     872,285       659,369       518,416       448,258       414,004
 Partners' capital ...................  $    2,667    $    3,293      $  6,309      $ 92,099      $ 85,976

----------------
1) Operating income includes a provision for premature retirement of assets related to the La Quinta's Gold Medal[RegTM] rooms program of approximately $18,076 and $12,630 in 1996 and 1995, respectively. Operating income in 1993 includes a charge of approximately $4,407 to record compensation expense related to certain performance stock options.

2) Net earnings available to shareholders in 1995 includes a non-recurring, non-cash charge of approximately $46,304 related to the conversion of partner's interest into common stock.

3) Basic earnings per share reflects the earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. All earnings per share disclosures have been restated to give effect to La Quinta's stock splits effected in the form of stock dividends.

4) As of March 31, 1998, La Quinta owned and operated 270 hotels through wholly-owned subsidiaries and partnerships, one hotel through an unincorporated partnership and one hotel through an unincorporated joint venture.

            DESCRIPTION OF CAPITAL STOCK OF THE MEDITRUST COMPANIES


Authorized Capital Stock

     Each of The Meditrust Companies' authorized capital stock consists of 270,000,000 shares of common stock, par value $.10 per share, 30,000,000 shares of series common stock, par value $.10 per share, 10,000,000 shares of which have been designated as Series A Stock and 6,000,000 shares of preferred stock, par value $.10 per share. If the amendments to each of The Meditrust Companies' restated certificates of incorporation are approved by shareholders of each of The Meditrust Companies, each of The Meditrust Companies' authorized capital stock will include 25,000,000 shares of excess stock, par value $.10 per share. The Board of Directors of each company is authorized, without further shareholder approval, to issue the preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences. Such preferred and series common shares may be subject to the pairing agreement described below.

     The Meditrust Companies Paired Shares are traded on the NYSE under the ticker symbol "MT." As of April 22, 1998 there were issued and outstanding 89,793,293 shares of Meditrust common stock, 88,487,916 shares of Operating Company common stock and 8,500,000 paired shares of Series A Stock. No shares of preferred stock were issued and outstanding.


Common Stock

     Subject to provisions of law and the preferences of any series of preferred stock which may be issued, holders of the Paired Shares are entitled to receive dividends at times and in amounts as are declared from time to time by The Meditrust Board of Directors or the Operating Company Board of Directors out of funds legally available for dividends. To maintain eligibility as a REIT, Meditrust must in general distribute to its shareholders at least 95% of its "real estate investment trust taxable income" before deduction of dividends paid (less any net long-term capital gain and certain other adjustments). See "Federal Income Tax Consideration -- Effects of Compliance with REIT Requirements."

     Holders of Paired Shares are entitled to one vote for each share held on each matter submitted to a shareholder vote. Except as otherwise provided by law, or by the certificates of incorporation or by resolutions of the Board of Directors providing for the issuance of any series of preferred stock, the holders of the Paired Shares of common stock of each company have sole voting power.


Series Common Stock

     Series common stock may be issued from time to time in one or more series. The Boards of Directors of The Meditrust Companies are authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of series common stock and the number of shares constituting any such series and the designation thereof, or all or any of them.


Series A Non-Voting Convertible Common Stock

     Meditrust and Operating Company have each designated 10,000,000 shares of series common stock as Series A Stock. The holders of Series A Stock shall have the same rights and privileges as the holders of common stock including dividend and liquidation rights except that they have no right to vote. The Series A Stock will convert into common stock on the earlier of (i) the next business day after Meditrust and Operating Company shareholders approve the Merger or (ii) termination of the Merger Agreement. The Series A Stock is subject to the pairing agreement, as amended, between Meditrust and Operating Company.


Preferred Stock

     Each of the Meditrust Board of Directors and the Operating Company Board of Directors is authorized to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because each of the Meditrust board and the Operating Company board has the power to establish the preferences and rights of each class or series of preferred stock, each such board may afford the shareholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Meditrust common stock or Operating Company common stock, respectively. The issuance of shares of preferred stock could have the effect of delaying or preventing a change in control of The Meditrust Companies. See "Comparison of Shareholder Rights -- Anti-Takeover Provisions of The Meditrust Companies -- Shareholder Rights Plan."


Rights Agreement


     Meditrust has distributed to each holder of Meditrust common stock, and has authorized, with respect to each additional share of Meditrust common stock that shall become outstanding between the date of such distribution and the earliest of the distribution date, the expiration date or the date, if any, on which rights may be redeemed, the distribution of one right for each share of Meditrust common stock. Each right entitles the registered holder to purchase from Meditrust, initially, one one-hundredth of a share of junior participating preferred stock at a price of $100, subject to adjustment. The description and terms of the rights are set forth in a rights agreement among Meditrust, Operating Company and State Street Bank and Trust Company, as rights agent, dated as of June 15, 1989.


     Junior preferred stock purchasable upon exercise of the rights will be entitled to dividends of 100 times the dividends per share declared on Meditrust common stock and, in the event of liquidation, will be entitled to a minimum preferential liquidating distribution of $100 per share and an aggregate liquidating distribution per share of 100 times the distribution made with respect to each share of Meditrust common stock. Each share of the junior participating preferred stock is entitled to 100 votes on all matters submitted to a vote of shareholders. The junior participating preferred stock will vote together with Meditrust common stock and in the event of any merger, consolidation or other transaction in which Meditrust common stock is exchanged, each share of junior participating preferred stock will be entitled to receive 100 times the amount received per share of Meditrust common stock.


     Because of the voting, dividend and liquidation rights of the junior participating preferred stock, the value when issued of the one one-hundredth interest in a share of junior participating preferred stock purchasable upon exercise of each right should approximate the value of one share of Meditrust common stock.


     Until the earlier to occur of: (i) 10 business days following a public announcement that an acquiring person has acquired beneficial ownership of 10% or more of Meditrust's general voting power other than pursuant to a qualified offer (as defined below), the date of such public announcement being called the "stock acquisition date," or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of Meditrust's general voting power (the date of such earlier occurrence being called the "distribution date"), the rights will be evidenced by the certificates representing Meditrust common stock and will be transferred with and only with Meditrust common stock. The surrender for transfer of any certificate for Meditrust common stock will also constitute the transfer of the rights associated with the Meditrust common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of Meditrust common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.


     The rights are not exercisable until the distribution date. The rights will expire on August 31, 1999 unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Meditrust, as described below.


     The purchase price payable, the number of shares or other securities or property issuable upon exercise of the rights, and the number of outstanding rights, are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, junior participating preferred stock; (ii) upon the grant to holders of Meditrust common stock or junior participating preferred stock of certain rights or warrants to subscribe for Meditrust common stock or junior participating preferred stock at a price, or securities convertible into Meditrust common stock or junior participating preferred stock with a conversion price, less than the then current per share market price; or (iii) upon the distribution to holders of Meditrust common stock or junior participating preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable on Meditrust common stock) or of subscription rights or warrants (other than those referred to above).



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

     A qualified offer is a tender offer or exchange offer for all outstanding Meditrust common stock which is determined by a majority of the independent directors to be adequate and otherwise in the best interests of Meditrust and its shareholders.

     If any person becomes an acquiring person other than by a purchase pursuant to a qualified offer, each holder of a right, other than rights beneficially owned by the acquiring person (which will not be entitled to the benefit of such adjustment), will thereafter have the right to receive upon exercise that number of shares of Meditrust common stock or Meditrust common stock equivalents having a market value of two times the exercise price of the right. Such an adjustment will also be made in the event that (i) an acquiring person merges with or otherwise consolidates or combines with Meditrust in a transaction in which Meditrust is the surviving corporation, (ii) an acquiring person engages in one or more self-dealing transactions specified in the rights agreement, or (iii) during such time as there is an acquiring person, an event specified in the rights agreement occurs which results in the acquiring person's ownership interest in Meditrust being increased by more than 1%.

     In the event that, at any time after an acquiring person has become such, Meditrust is acquired in a merger or other business combination transaction (other than a merger which follows a qualified offer at the same or a higher price) or 50% or more of its consolidated assets or earning power are sold, each holder of a right (other than an acquiring person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

     At any time after an acquiring person has become such, the Meditrust Board of Directors may exchange the rights (other than rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Meditrust common stock per right (subject to adjustment).

     The rights agreement provides that, during such time as the pairing agreement shall remain in effect, Operating Company will issue, on a share for share basis, Operating Company common stock or, as the case may be, Operating Company junior participating preferred stock to each person receiving Meditrust common stock or junior participating preferred stock upon exercise of or in exchange for one or more rights.

     With certain exceptions, no adjustments in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of Meditrust common stock or junior participating preferred stock, as the case may be, on the last trading day prior to the date of exercise.

     Up to and including the tenth business day after a stock acquisition date, the Meditrust Board of Directors may redeem the rights in whole, but not in part, at a price of $.001 per right. The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive $.001 per right.

     The terms of the rights may be amended by the Meditrust Board of Directors without the consent of the holders of the rights at any time prior to the distribution date. Thereafter the rights may be amended to make changes which do not adversely affect the interests of the holders of the rights, or which shorten or lengthen time periods, subject to certain limitations set forth in the rights agreement.

     Until a right is exercised, the holder thereof, as such, will have no rights as a Meditrust shareholder, including, without limitation, the right to vote or to receive dividends. See "Comparison of Shareholder
Rights -- Anti-Takeover Provisions of The Meditrust Companies -- Shareholder Rights Plan."


The Pairing

     Pursuant to a pairing agreement by and between Meditrust and Operating Company, dated as of December 20, 1979, as amended, the shares of capital stock of Meditrust and Operating Company are transferable and tradeable only in combination as units, each unit consisting of one share of Meditrust stock and one share of Operating Company stock. These restrictions on the transfer of shares of Meditrust stock and Operating Company stock are imposed by The Meditrust Companies' by-laws. The pairing is evidenced by "back-to-back" stock certificates; that is, certificates evidencing shares of Operating Company stock are printed on the reverse side of certificates evidencing shares of



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

Meditrust stock. The certificates bear a legend referring to the restrictions on transfer imposed by The Meditrust Companies' by-laws. To permit proper allocation of the consideration received in connection with the sale of Paired Shares, the pairing agreement provides that Meditrust and Operating Company shall, as decided from time to time but not less than once a year, jointly make arrangements to determine the relative value of the stock of each company.


Restrictions on Transfers

     Under the Code, Meditrust may not own, directly or indirectly, after application of the attribution rules of the Code, 10% or more of the outstanding shares of Operating Company common stock, if Meditrust is to qualify as a REIT. Moreover, Meditrust common stock must be held by 100 or more shareholders and 50% or more of the Meditrust common stock may not be held by or for five or fewer individuals. The by-laws of The Meditrust Companies provide that if a shareholder obtained or obtains any ownership interest which is not in conformity with the requirements of the Code pertaining to a REIT, the Board of Directors of Meditrust or Operating Company may call for the purchase from such shareholder of such number of shares sufficient to reduce his or her holdings to conform to the requirements of the Code. The purchase price for the shares called for purchase shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed, or if such shares are not listed, then the last bid quotation for shares of such stock as of the close of business on the date fixed by the relevant Board of Directors for such purchase. In addition, any transfer of shares which would cause a shareholder to own, as determined under the provisions of the Code, such an amount of the outstanding voting power or total number of outstanding shares as would cause Meditrust not to be in conformance with the requirements of the Code shall be void; or, if such provision is determined to be invalid, the transferee of such shares shall be deemed to have acted as agent on behalf of Meditrust or Operating Company, as applicable in acquiring such shares and to hold such shares on behalf of Meditrust or Operating Company, as applicable. See "Federal Income Tax Considerations -- Effects of Compliance with REIT Requirements."


Registrar and Transfer Agent

     The Meditrust Companies' Registrar and Transfer Agent is BankBoston, N.A.


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

                       COMPARISON OF SHAREHOLDER RIGHTS


General

     La Quinta is incorporated under the laws of the State of Texas and The Meditrust Companies are incorporated under the laws of the State of Delaware. If the Merger is consummated, the holders of La Quinta common stock, whose rights as shareholders are currently governed by the Texas Business Corporation Act (the "TBCA") and the La Quinta amended and restated articles of incorporation ("La Quinta's Articles ") and the amended and restated by-laws ( "La Quinta's By-laws"), will, at the Effective Time, become holders of Paired Shares. As holders of Paired Shares their rights will be governed by the Delaware General Corporation Law (the "DGCL") and The Meditrust Companies' restated certificates of incorporation (the "Meditrust Companies' Certificates of Incorporation") and amended and restated by-laws (the "Meditrust Companies' By-laws").

     Summarized below are the material differences between the rights of holders of La Quinta common stock and the rights of holders of Paired Shares. The summary is not a complete statement of the rights of holders of Paired Shares under the DGCL, The Meditrust Companies' Certificates of Incorporation and Meditrust Companies' By-laws or a comprehensive comparison with the rights of the holders of La Quinta common stock under the TBCA, La Quinta's Articles and La Quinta's By-laws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of The Meditrust Companies, and to the TBCA and the governing corporate instruments of La Quinta. The holders of The Meditrust Companies and La Quinta common stock should refer to those documents. Copies of the governing corporate instruments of The Meditrust Companies and La Quinta are available, without charge, by following the instructions listed under "Where You Can Find More Information."


Authorized Capital Stock

     The Meditrust Companies. Each of The Meditrust Companies' authorized capital stock consists of 270,000,000 shares of common stock, par value $.10 per share, 30,000,000 shares of series common stock, par value $.10 per share, of which 10,000,000 shares have been designated as "Series A Stock," and 6,000,000 shares of preferred stock, par value $.10 per share. If the amendments to each of The Meditrust Companies' Certificates of Incorporation are approved by shareholders of each of The Meditrust Companies, each of The Meditrust Companies' authorized capital stock will include 25,000,000 shares of excess stock, par value $.10 per share. As of April 22, 1998 there were no shares of preferred stock outstanding.

     La Quinta. La Quinta's authorized capital stock consists of 200,000,000 shares of common stock, par value $.10 per share.


Shareholder Voting

     The Meditrust Companies. Each Paired Share entitles the holder to one vote per share on each matter submitted to the respective company's shareholders. Directors are elected by a majority of shares voting in person or by proxy and entitled to vote and voting at a shareholder meeting at which a quorum is present provided that such majority is at least a majority of the number of shares required to constitute a quorum. Cumulative voting for directors is not allowed under the Meditrust Companies' Certificates of Incorporation. Under the DGCL and The Meditrust Companies' By-laws, shareholder approval for most matters requires the affirmative vote of a majority of the shares present and entitled to vote, represented in person or by proxy, and voting at a meeting at which a quorum is present provided that such majority is at least a majority of the number of shares required to constitute a quorum. The DGCL requires a higher vote for sales or leases of all or substantially all of a corporation's assets, mergers, consolidations and certain other transactions (as set forth in the DGCL) between a corporation and an interested shareholder (as defined in the DGCL). Authorized but unissued classes or series shares of stock will entitle the holder to the voting rights which are specified in the certificates of designation establishing such shares.

     La Quinta. Each share of La Quinta's common stock entitles the shareholder to one vote per share on each matter submitted to shareholders, including the election of directors. Under the TBCA and La Quinta's By-laws, shareholder approval for most matters requires the affirmative vote of a majority of shares entitled to vote on, and which vote or abstain with respect to a matter, at a shareholder meeting at which a quorum is present. However, the TBCA requires that amendments to a corporation's articles of incorporation, mergers, combinations and sales or all or substantially


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all of the assets outside the usual and regular course of business or the dissolution of the corporation be approved by a higher percentage of the outstanding shares entitled to vote. Directors are elected by a plurality of votes cast in person or by proxy by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present. Cumulative voting for directors is not allowed under La Quinta's Articles.

Special Meetings of Shareholders

     The Meditrust Companies. The Meditrust Companies' By-laws provide that a special meeting of the shareholders may be only called by the Boards of Directors.

     La Quinta. La Quinta's By-laws provide that a special meeting of the shareholders may be called by either the Chairman of the Board, the Board of Directors, the president or by the holders of at least 10% of the shares outstanding and entitled to vote at such meeting.

Directors

     The Meditrust Companies. The Meditrust Companies' By-laws provide that the number of directors constituting the Boards of Directors is ten, or that a different number may be established by resolution of the Boards of Directors. Under the DGCL, a corporation's certificate of incorporation or by-laws may provide that directors be elected in one, two or three classes whose terms expire at different times, provided that no single term may exceed three years. The Meditrust Companies' Certificates of Incorporation provide that the Boards of Directors are classified into three classes of approximately equal size, with one class to be elected for a three-year term at each annual meeting of the shareholders. This type of classified or "staggered" board may have the effect of delaying a change in control of the Meditrust Companies or the removal of the incumbent management.

     La Quinta. La Quinta's Articles provide that the number of directors is six. These directors serve until the next annual meeting of shareholders, or until their successors are elected and qualified. La Quinta's Articles do not provide for a classified Board of Directors.

Removal of Directors

     The Meditrust Companies. Pursuant to the DGCL, unless the certificate of incorporation provides otherwise, if the board is classified as described above, the directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. The Meditrust Companies' Certificates of Incorporation and By-laws do not contain any provision relating to the removal of directors.

     La Quinta. La Quinta's By-laws provide that any director or directors may be removed, but only for cause, by the affirmative vote of a majority of the outstanding shares entitled to vote at a special meeting called expressly for the purpose of removing a director.

Vacancies on the Board of Directors

     The Meditrust Companies. The Meditrust Companies' By-laws provide that vacancies in each Board of Directors may be filled by the majority vote of the remaining members of that Board of Directors, although less than a quorum. Each director elected to fill a vacancy shall hold office for the unexpired term of his predecessor.

     La Quinta. La Quinta's By-laws provide that any vacancy occurring in the Board of Directors or any directorship to be filled because of an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. However, under the TBCA, the director's power to fill vacancies due to an increase in the authorized number of directors is limited to two directorships during any period between consecutive annual meetings. Any director appointed to fill a vacancy shall hold office for the unexpired term of his predecessor. Under La Quinta's By-laws, any vacancy created by the removal of a director or directors by a shareholder vote shall be filled by the shareholders at a special meeting, which can be the same meeting at which the shareholders removed the director(s).

Amendment to Articles/Certificates of Incorporation

     The Meditrust Companies. The DGCL provides that amendments to a corporation's certificate of incorporation must be approved by the Board of Directors and by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote. Currently, the amendment or repeal of Article Tenth of The Meditrust Companies' Certificates of Incorporation (which authorizes a classified board) requires an affirmative vote of 80% of all issued and outstanding shares entitled to vote.



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

     La Quinta. The TBCA provides that amendments to a corporation's articles of incorporation must be adopted by the Board of Directors and approved by the affirmative vote of two-thirds of the shares entitled to vote.


Amendment to By-laws

     The Meditrust Companies. Except for Section 7.5 of Meditrust's By-laws and
Section 6.5 of Operating Company's By-laws (relating to restrictions on stock transfer and ownership to ensure compliance with the REIT provisions) which require an 80% affirmative vote of outstanding shares entitled to vote, The Meditrust Companies' By-laws may be amended, altered or repealed by the Boards of Directors. Currently, The Meditrust Companies' By-laws may be altered, amended or repealed by shareholders only by the affirmative vote of 80% of all issued and outstanding shares entitled to vote.

     La Quinta. La Quinta's Articles provide that its By-laws may be amended or repealed by the Board of Directors, LaQuinta's By-laws provide that the By-laws may be amended or repealed by the Board of Directors at any meeting or by the shareholders at any meeting.


Mergers and Other Fundamental Transactions

     The Meditrust Companies. Under the DGCL, transactions such as mergers, consolidations, sales of substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares.

     However, the ability of The Meditrust Companies to merge with or be acquired by another corporation is limited by the DGCL. Under the DGCL, with certain exceptions, a publicly-held corporation may not engage, in a business combination with an interested shareholder (as defined below) for a period of three years following the time of the transaction in which the person became an interested shareholder. Subject to certain exceptions, the DGCL defines an interested shareholder as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the provision restricting business combinations with interested shareholders (The Meditrust Companies have not adopted such an amendment).

     La Quinta. The TBCA requires that a merger, consolidation, sale of all or substantially all of the assets outside the usual and regular course of business or dissolution of a corporation be approved by the board of directors and by the holders of at least two-thirds of the outstanding shares entitled to vote. Under La Quinta's By-laws, in the case of a merger, the board of directors may pass a resolution requiring shareholder approval of greater than two-thirds affirmative vote of the outstanding shares entitled to vote.

     Furthermore, subject to certain exceptions, the Texas Business Combination Law places a three year moratorium on business combinations between publicly-held companies and affiliated shareholders unless (i) the Board of Directors approves the business combination or (ii) two-thirds of the outstanding non-affiliated shares approve the business combination.


Anti-Takeover Provisions of The Meditrust Companies

     The Meditrust Companies.

     Business Combination Provisions. The Meditrust Companies' Certificates of Incorporation restrict certain "business combinations" (as defined below) with interested shareholders (the "Business Combination Provisions"). An interested shareholder for the purposes of the Business Combination Provision includes any person or entity who is, together with its affiliates and associates, the beneficial owner of more than 10% of the voting stock of the corporation. This Business Combination Provision provides that business combinations with interested shareholders (without regard to the length of time a shareholder has been an interested shareholder) may not be consummated without: (i) the affirmative vote of the holders of 80% of all issued and outstanding shares entitled to vote in the election of directors; (ii) if less than 90% of the shares approve the business combination, affirmative approval by a majority of the combined voting power of the then outstanding shares entitled to vote held by persons who are not interested shareholders.



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

     The Business Combination Provision does not apply to business combinations approved by a majority of the directors unaffiliated with the interested shareholder and elected prior to such an interested shareholder becoming an interested shareholder or if certain price and procedural requirements are met. A "business combination" includes: (i) a merger or consolidation; (ii) the sale or disposition of assets by either of The Meditrust Companies having an aggregate fair market value of $5,000,000 or more; (iii) the issuance of stock by either of The Meditrust Companies having a fair market value of $5,000,000 or more; (iv) the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested shareholder; and (v) any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an interested shareholder.


     Shareholder Rights Plan. In addition, Meditrust adopted a shareholder rights plan as of June 1989 (the "Rights Plan"). The Rights Plan operates so that there is attached to each outstanding share of Meditrust common stock one right which entitles the holder to purchase from Meditrust, initially, one one-hundredth (1/100) of a share of junior participating preferred stock having economic and voting rights equivalent to one share of Meditrust common stock, at a price of $100, subject to adjustment. No separate right certificates have been distributed.


     The Rights Plan becomes effective upon a person becoming an acquiring person or the occurrence of certain other specified events involving the acquiring person or upon a business combination involving an acquiring person where Meditrust is not the surviving corporation. When effective, each holder of a right, other than the acquiring person, would be entitled to purchase shares of Meditrust common stock, or an acquiring corporation's common stock, having a market value of two times the exercise price of the right. Operating Company will issue, on a share-for-share basis, shares of common stock or shares of Operating Company junior participating preferred stock to each person receiving shares of Meditrust common stock or preferred stock upon exercise or in exchange for one or more rights. At any time after a person or group has become an acquiring person, The Meditrust Companies Boards of Directors may exchange the rights not owned by the acquiring person, in whole or in part, at an exchange ratio of one share of The Meditrust Companies' common stock per right, subject to adjustment. The Meditrust Companies are entitled to redeem the rights in whole, but not in part, at a price of $.001 per right prior to the earlier of the expiration of the rights on August 31, 1999 or the close of business ten days after the announcement that a person has become an Acquiring Person. See "Description of Capital Stock of The Meditrust Companies -- Rights Agreement."


     The higher percentage of shareholder approval required for a business combination with interested shareholders under the DGCL and The Meditrust Companies' Certificates of Incorporation in combination with the Rights Plan may make it more difficult for a person or entity to acquire control of The Meditrust Companies.


     La Quinta. Neither La Quinta's Articles nor La Quinta's By-laws contain any specific anti-takeover provisions.


Appraisal/Dissenter's Rights


     The Meditrust Companies. Under the DGCL, no appraisal rights are granted to shareholders who dissent from a sale, lease or exchange of all or substantially all of the assets of a corporation. The DGCL further provides that generally no appraisal rights are granted to shareholders who dissent from a merger or consolidation for which a shareholder vote is required and the shares of the class of stock voting are listed on a national securities exchange or NASDAQ or held of record by more than 2,000 shareholders. However, shareholders will have appraisal rights if they are required in connection with the merger or consolidation to accept for their stock anything other than: (i) stock of the corporation surviving or resulting from the merger or consolidation; (ii) stock of any other corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) and (iii) above. The stock of The Meditrust Companies is traded on a national securities exchange, the NYSE.


     La Quinta. Under the TBCA, shareholders who dissent from certain mergers have the right to demand an appraisal of the fair value of their shares. However, under the TBCA shareholders of publicly traded corporations have



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no appraisal rights if they are not required to receive merger consideration other than publicly traded stock of the surviving corporation and if they are not treated differently than other shareholders of the same class of stock. Under the terms of the Merger Agreement, La Quinta shareholders will not have any appraisal rights.


Restrictions on Ownership

     The Meditrust Companies' By-laws provide that if a shareholder obtains any ownership interest which would cause Meditrust to fail to conform with the requirements of the Code pertaining to a REIT, the Boards of Directors of The Meditrust Companies may call for the purchase from that shareholder of the number of shares sufficient to reduce his holdings to conform to the requirements of the Code. Meditrust may refuse to register the transfer of shares to any person whose acquisition of such shares would result in Meditrust being unable to conform to the REIT requirements of the Code. If any shareholder accumulates sufficient shares which may cause Meditrust to be disqualified as a REIT, The Meditrust Companies will redeem that shareholder's common stock so as to conform to the REIT requirements. For further information see "Description of Capital Stock of The Meditrust Companies -- Restrictions on Transfers." In addition, if certain proposals as described herein are approved, The Meditrust Companies' Certificates of Incorporation will be amended to provide for restrictions on the ownership and transfer of equity securities of each of The Meditrust Companies. For further information see "Proposal 3--Approval of Amendments to The Meditrust Companies' Restated Certificates of Incorporation to Provide for Restrictions on Ownership and Transfer of Equity Securities and Authorization of Excess Stock."


Indemnification of Directors and Officers

     La Quinta. La Quinta's Articles, La Quinta's By-laws and indemnification agreements entered into with its officers and directors indemnify directors and officers to the maximum extent allowed by the TBCA. La Quinta must indemnify to the maximum extent permitted by applicable law any director or officer (former or present) who was, is, or is threatened to be made a named defendant or respondent in any litigation or proceeding. In addition, the right to indemnification conferred by La Quinta's By-laws does not restrict the power of La Quinta to make any other type of indemnification permitted by law.

     The Meditrust Companies. The Meditrust Companies' Certificates of Incorporation and By-laws provide that The Meditrust Companies shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding by reason of the fact that such person is or was a director or officer of The Meditrust Companies, including for breaches of fiduciary duty. The DGCL allows indemnification for expenses (including attorneys' fees) incurred in the defense or settlement of a derivative action (a suit brought on behalf of the corporation). However, with respect to officers and directors, there must be a determination by a majority vote of disinterested directors or a disinterested directors committee, independent legal counsel or a majority vote of the shareholders that the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification may be made with respect to any matter in which the person seeking indemnification has been adjudged liable in the performance of his duty to the corporation without court approval.

     In non-derivative actions, the DGCL permits, in addition to indemnification against expenses, indemnification against judgments, fines and amounts paid in settlement, upon a determination made with respect to officers and directors, in the manner described above, that the person seeking indemnification acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful.

       PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF THE MEDITRUST COMPANIES


     The following table sets forth, as of May 5, 1998, except as otherwise noted, the number of Paired Shares beneficially owned, directly or indirectly, by the chief executive officers, current executive officers, each of the four most highly compensated executive officers for the year ended December 31, 1997 and each Director, as well as all Directors and current executive officers of The Meditrust Companies as a group. To the knowledge of The Meditrust Companies, no person owns 5% or more of the Paired Shares as of May 5, 1998.



                                                                                           Shares Beneficially Owned as a
                                                                        Shares Subject to       Percentage of Shares
                                                 Shares Beneficially   Options Exercisable           Outstanding
                                                     Owned as of        Within 60 days of  ------------------------------
Name of Beneficial Owner                           May 5, 1998 (1)         May 5, 1998      Pre-Merger   Post-Merger (2)
----------------------------------------------- --------------------- -------------------- ------------ ----------------
Directors and Executive Officers:
Abraham D. Gosman .............................       1,222,404(3)           277,994            1.4%             *
Donald J. Amaral ..............................               0                    0              *              *
William C. Baker ..............................         281,400                    0              *              *
David F. Benson ...............................         109,721(4)            90,968              *              *
Nancy G. Brinker ..............................           1,500                    0              *              *
Edward W. Brooke ..............................         165,817(5)            72,096              *              *
William G. Byrnes .............................           5,182                    0              *              *
James P. Conn .................................           2,300                    0              *              *
John C. Cushman, III ..........................         159,906                    0              *              *
C. Gerald Goldsmith ...........................               0                    0              *              *
Philip L. Lowe ................................          75,700               72,096              *              *
Thomas J. Magovern ............................          56,775               48,064              *              *
Stephen E. Merrill ............................               0                    0              *              *
Gerald Tsai, Jr ...............................          58,065               48,064              *              *
Michael S. Benjamin ...........................          45,285               32,043              *              *
Michael F. Bushee .............................          46,936               32,043              *              *
John G. Demeritt ..............................           1,450               28,038              *              *
Laurie T. Gerber ..............................           1,634                    0              *              *
Clifford C. Goodrich ..........................          96,227               74,000              *              *
Thomas S. Robbins .............................          17,328               13,000              *              *
All Directors and current executive officers of
 The Meditrust Companies as a group (17)              2,232,625(6)           673,368            2.6%           1.6%

----------
 * Less than 1%.

(1) Unless otherwise indicated, the number of Paired Shares stated as being owned beneficially includes (i) Paired Shares beneficially owned by spouses, minor children and/or other relatives in which the Director or officer may share voting power and (ii) any of Paired Shares listed as being subject to options exercisable within 60 days of May 5, 1998.

(2) Assumes 43.2 million Paired Shares are issued and the maximum allowable amount of cash is elected in the Merger, which assumptions are being used solely for illustrative purposes. See "The Merger Agreement -- Transaction Consideration."
(3) Includes 194,659 Paired Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.
(4) Does not include 120 Paired Shares owned by Mr. Benson's children, as to which Paired Shares Mr. Benson disclaims any beneficial interest.
(5) Does not include 1,201 Paired Shares owned by Mr. Brooke's wife, 2,763 Paired Shares owned of record by Mr. Brooke as custodian for his son and 1,321 Paired Shares owned of record by Mr. Brooke as trustee for his grandchildren, as to which Paired Shares Mr. Brooke disclaims any beneficial interest.
(6) Does not include an aggregate of 5,405 Paired Shares owned by or for parents, spouses or children, as to which Paired Shares the Directors or officers disclaim any beneficial interest.

           OTHER ANNUAL MEETING PROPOSALS OF THE MEDITRUST COMPANIES

Annual Report


     The Annual Report of The Meditrust Companies for the fiscal year ended December 31, 1997, including financial statements, audited and reported upon by Coopers & Lybrand L.L.P., independent accountants, is being mailed herewith to each of The Meditrust Companies' shareholders of record at the close of business on April 22, 1998.


General


     As used in this section of the Joint Proxy Statement/Prospectus, Meditrust means Meditrust Corporation or, as the context may require, Meditrust's Predecessor, and the term "Shares" means shares of beneficial interest of Meditrust's Predecessor or Paired Shares, as the context may require. All Share prices and numbers of Shares have been adjusted to reflect the Santa Anita Mergers.


Executive Compensation--Meditrust


     The following table sets forth the compensation paid to those individuals who served as Meditrust's Chief Executive Officer, or in a similar capacity, and the four other most highly compensated executive officers other than the Chief Executive Officer, or such individuals who served in a similar capacity, in 1997 for services rendered in all capacities to Meditrust and its subsidiaries during the fiscal years ended December 31, 1997, 1996 and 1995.



                          Summary Compensation Table

                                                                                                            Long-Term
                                                                                                           Compensation
                                                            Annual Compensation                               Awards
                                    -------------------------------------------------------------------   -------------
                                                                                           All Other        Securities
                                                                                         Compensation       Underlying
   Name and Principal Position            Year         Salary($)        Bonus($)            ($)(1)         Options (#)
---------------------------------   ---------------   -----------   ----------------   ----------------   -------------
Abraham D. Gosman ...............         1997(2)     759,420        726,562(3)         148,568(4)        1,201,600
 Chairman and former Chief                1996        900,000        885,938(3)         179,249(4)                0
 Executive Officer                        1995        767,559        834,375(3)         375,754(4)                0

David F. Benson .................         1997        350,000        391,384(5)           6,610             480,640
 President and Treasurer                  1996        290,000        335,997(5)           6,370                   0
 and current Chief Executive              1995        275,000        123,060(5)           6,240                   0
 Officer

Michael S. Benjamin .............         1997        200,000        238,141(6)           6,536             360,480
 Senior Vice President, Secretary         1996        175,000        240,318(6)           6,305                   0
 and General Counsel                      1995        165,000         84,459(6)           6,175                   0

Michael F. Bushee ...............         1997        200,000        238,141(6)           6,377             360,480
 Chief Operating Officer                  1996        175,000        240,318(6)           6,305                   0
                                          1995        165,000         84,459(6)           6,175                   0

Laurie T. Gerber ................         1997        155,000        149,525(7)           5,907             120,160
 Chief Financial Officer                  1996(8)       6,458         13,370(7)               0                   0

John G. Demeritt ................         1997         77,000         25,000(9)           5,308                   0
 Controller                               1996         70,000         11,521(9)           5,258                   0
                                          1995(10)     23,333              0                  0                   0

----------------
(1)  Includes 401(k) plan contributions of $4,008, $4,750, $4,750, $4,750,
     $4,750 and $4,750 in 1997, $4,750, $4,750, $4,750, $4,750, $0 and $4,750
     in 1996, and $4,620, $4,620, $4,620, $4,620, $0 and $0 in 1995, and term life insurance premium payments of $737, $1,860, $1,785, $1,627, $1,157 and $558 in 1997, $785, $1,620,

     $1,555, $1,555, $0 and $508 in 1996, and $0, $1,620, $1,555, $1,555, $0
     and $0 in 1995, on behalf of Messrs. Gosman, Benson, Benjamin, Bushee, Ms. Gerber and Mr. Demeritt, respectively.

(2) Mr. Gosman became an employee of Operating Company on November 5, 1997 and ceased to be the Chief Executive Officer of, or otherwise employed by, Meditrust on such date. Information provided with respect to 1997 is for the period January 1, 1997 through November 4, 1997. After such date, Mr. Benson began serving in a similar capacity for Meditrust for the remainder of the fiscal year ended December 31, 1997.

(3) For the years 1997, 1996 and 1995, relates to Meditrust's issuance to Mr. Gosman of (i) 22,530 Shares in three equal installments valued at $30.27, $31.89 and $34.59 per Share on April 1, 1997, July 1, 1997 and October 1, 1997; (ii) 30,040 Shares in four equal installments valued at $27.88, $28.09, $29.23 and $32.77 per Share on April 12, 1996, July 8, 1996,
     October 3, 1996 and January 3, 1997; and (iii) 30,040 Shares in four equal installments valued at $24.55, $28.50, $28.82 and $29.23 per Share on April 4, 1995, July 3, 1995, October 2, 1995 and January 2, 1996. All issuance prices are the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance.


(4) $143,822, $173,714 and $371,134 of which reflects the current dollar value of the benefit to Mr. Gosman of the portion of the premium paid by Meditrust in 1997, 1996 and 1995, respectively, with respect to a split-dollar life insurance agreement (see "Further Information Regarding the Boards of Directors and Executive Officers" below for a description of such agreement). The benefit for each of 1997, 1996 and 1995 was determined by calculating the time value of money (using the applicable short-term federal funds rate of 5.68%, 5.76% and 6.62%, respectively) of the portion of the premium paid by Meditrust in 1997 ($2,532,082) relating to non-term life insurance for the period from May 19, 1997 (the date on which the premium was paid) until June 18, 1998 (which is the earliest date on which Meditrust could terminate the agreement and obtain a refund of the premium paid); in 1996 ($2,951,045) for the period from May 19, 1996 until June 18, 1997; and in 1995 ($2,969,260) for the period from May 19, 1995 to June 18, 1997. Operating Company assumed the obligations of Meditrust under such split-dollar life insurance agreement on November 5, 1997.

(5)  For the years 1997, 1996 and 1995, $167,286, $121,832 and $48,060 of which relates to Meditrust's issuance to Mr. Benson of (i) 5,097 Shares in three installments valued at $30.27, $31.89 and $36.31 per Share on April 1, 1997, July 1, 1997 and October 10, 1997; (ii) 514 Shares and 3,827 Shares valued at $27.88 and $28.09 per Share on April 12, 1996 and July 8, 1996; and 1,730 Shares in four equal quarterly installments valued at $24.55, $28.50, $28.82 and $29.23 per Share on April 4, 1995, July 3, 1995,
     October 2, 1995 and January 2, 1996. All issuance prices are the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance.

(6)  For the years 1997, 1996 and 1995, $86,875, $130,318 and $29,459 of which relates to Meditrust's issuance to Messrs. Benjamin and Bushee of (i) 2,734 Shares in installments valued at $30.27, $31.89 and $36.38 per Share on April 1, 1997, July 1, 1997 and January 2, 1998; (ii) 308, 2,792, 1,135
     and 307 Shares valued at $27.88, $28.09, $29.23 and $32.77 per Share on April 12, 1996, July 8, 1996, October 3, 1996 and January 3, 1997; and
     (iii) 1,017 Shares in four equal quarterly installments valued at $24.55, $28.50, $28.82 and $29.23 per Share on April 4, 1995, July 3, 1995,
     October 2, 1995 and January 2, 1996. All issuance prices are the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance.

(7) For the years 1997 and 1996, $39,472 and $13,370 of which relates to Meditrust's issuance to Ms. Gerber of (i) 1,224 Shares in three equal installments valued at $30.27, $31.89 and $34.59 per Share on April 1, 1997, July 1, 1997 and October 10, 1997 and (ii) 408 Shares valued at $32.77 per Share on January 3, 1997. All issuance prices are the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance.

(8)  Ms. Gerber commenced her employment with Meditrust in December 1996.

(9) For the years 1997 and 1996, $37,957 and $6,488 of which relates to Meditrust's issuance to Mr. Demeritt of (i) 664 Shares in four equal quarterly installments valued at $30.27, $31.89, $34.59 and $36.375 per Share on April 1, 1997, July 1, 1997, October 1, 1997 and January 2, 1998; and (ii) 220 Shares in four equal quarterly installments valued at $27.88, $28.09, $29.23 and $32.77 per Share on April 12, 1996, July 8, 1996,
     October 3, 1996 and January 3, 1997. All issuance prices are the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance.

(10) Mr. Demeritt commenced his employment with Meditrust in September 1995.

     The following table sets forth information concerning the grant of stock options to the following persons during the fiscal year ended December 31, 1997:


                       Option Grants in Last Fiscal Year



                                  Number of
                                 Securities     Percent of Total      Exercise
                                 Underlying      Options Granted       Based                       Grant Date
                                   Options        to Employees         Price       Expiration       Present
             Name                Granted(#)          in 1997         ($/Share)        Date        Value ($)(1)
-----------------------------   ------------   ------------------   -----------   ------------   -------------
Abraham D. Gosman ...........    1,201,600             46               32.77         8/07         4,049,392
David F. Benson .............      480,640             18               32.77         8/07         1,619,757
Michael S. Benjamin .........      360,480             14               32.77         8/07         1,214,818
Michael F. Bushee ...........      360,480             14               32.77         8/07         1,214,818
Laurie T. Gerber ............      120,160              5               32.77         8/07           404,939
John G. Demeritt ............            0              0                 --            --                 0

----------------
(1) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. The option pricing model assumed an estimated volatility of 16%, dividend yield of 7.9%, risk-free rate of return ranging from 5.9 to 6.7% and an expected life of four years from the date of grant.

     The following table sets forth information concerning exercises of stock options by the following persons during the fiscal year ended December 31, 1997 and the number and value of their stock options at December 31, 1997:


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values



                                                           Number of Securities     Value of Unexercised
                                                          Underlying Unexercised    In-the-Money Options
                                  Shares        Value    Options at 12/31/97 (#)       at 12/31/97($)
                                Acquired on   Realized         Exercisable/             Exercisable/
             Name              Exercise (#)    ($)(1)         Unexercisable           Unexercisable(2)
----------------------------- -------------- ---------- ------------------------- ------------------------
Abraham D. Gosman ...........          0      $     0   277,994/1,201,600         $4,036,136/$4,633,610
David F. Benson .............          0            0    90,968/480,640            1,111,980/ 1,853,444
Michael S. Benjamin .........          0            0    32,043/360,480              370,234/ 1,390,083
Michael F. Bushee ...........          0            0    32,043/360,480              370,234/ 1,390,083
Laurie T. Gerber ............          0            0         0/120,160                    0/ 463,361
John G. Demeritt ............     14,018       48,696    28,038/0                    230,624/ 0

----------------
(1) Market value of underlying securities at exercise, less the exercise price.

(2) Market value of $36.625 as of December 31, 1997, less the exercise price.

                    Report of the Compensation Committee(1)

     The Santa Anita Mergers occurred on November 5, 1997. In the Santa Anita Mergers, Meditrust's Predecessor was treated as the acquiring entity for accounting purposes, even though it was not the surviving legal entity. Accordingly, this report of the Compensation Committee discusses the compensation paid by the acquiring entity, Meditrust's Predecessor, for the period prior to the Santa Anita Mergers and by the surviving entity, Meditrust, for the period subsequent to the Santa Anita Mergers.

     Following the Santa Anita Mergers, a new Compensation Committee was appointed and the strategic direction of Meditrust changed significantly. The Compensation Committee retained the services of an independent consulting and research firm, Strategic Compensation Research Associates, to review the total compensation programs of the executives whom Meditrust would need to attract and retain. The consultant advised the Compensation Committee that the total compensation programs were significantly below the levels necessary to attract and retain the future talent needed, and were insufficient in the key areas of strong interest to investors, specifically performance-based long-term incentives and stock ownership by the executives.

     Upon review of the consultant's recommendations, the Compensation Committee has determined to implement a compensation program for executives that provides significant rewards for strong financial performance by providing cash payments contingent upon attaining performance targets and by increasing the level of executives' stock ownership of Meditrust. To that end, the Compensation Committee has determined to adopt a short-term and long-term cash bonus program and to make grants of options and restricted stock to designated executives.

     Under the annual bonus program (the "Annual Bonus Program"), eligible employees will receive a specified percentage of their base salary if preestablished performance targets are met. Under the long-term bonus program (the "Long-Term Bonus Program"), eligible employees will receive "cash units" that will appreciate in value depending upon the attainment of preestablished performance targets over a four year period. Finally, the Compensation Committee anticipates making significant grants of options and restricted stock to certain executives to increase their stake in Meditrust and more closely align their interests with that of shareholders. In furtherance of this objective and after consultation with the consultant, the Compensation Committee has approved the granting of options to purchase approximately 1,200,000 Shares to employees of Meditrust.

     As described more fully below, shareholders of Meditrust are being asked to approve (i) the adoption of the Annual Bonus Program and the Long-Term Bonus Program and (ii) the amendment of Meditrust's 1995 Share Award Plan. Shareholder approval will permit Meditrust to implement its compensation strategy and, to the extent possible, preserve deductibility of the compensation under the Code.

     The following report concerns the earlier 1997 philosophy and compensation actions during the period prior to the Santa Anita Mergers.

     In determining the compensation to be paid to Meditrust's executive officers, the Compensation Committee strives to (i) reward executives for achievement of Meditrust's strategic goals and the enhancement of shareholder value, (ii) recognize superior performance as compared to that of competing businesses and (iii) attract, motivate and retain highly-trained and talented executives who are vital to Meditrust's long-term success. Individual compensation packages are generally set at levels believed by the Compensation Committee to correspond to the median range of compensation paid to individuals serving in comparable positions at other real estate investment trusts with publicly-traded securities and other entities with which Meditrust must compete for executive and professional resources. In 1997, Meditrust's compensation package was comprised of a base salary, an annual cash bonus, long-term incentives in the form of stock options and stock grants and other benefits typically offered to executives by major corporations.

Salaries

     During 1997, the Board of Trustees of Meditrust's Predecessor, on the recommendation of the Compensation Committee, increased the salaries paid to each of the four most highly compensated executive officers of Meditrust

----------------
(1) The report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filings of The Meditrust Companies pursuant to the Securities Act or the Exchange Act, except to the extent The Meditrust Companies specifically incorporate this report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

other than Mr. Gosman (collectively, the "Senior Executives"). These salary increases, as well as those of other Meditrust executives, were based on cost-of-living adjustments, position tenure, subjective assessments of individual performance, comparability considerations (including Meditrust's financial performance relative to its competitors) and competitive data, including asset growth, revenue growth, cash flow growth and total return to shareholders. In setting compensation levels for 1997, the Compensation Committee gave considerable weight to Meditrust's favorable 1996 financial results (including the 43% increase in Meditrust's assets, 16% increase in Meditrust's revenues and 7% increase in cash flow). Performance assessments were also given greater weight in the Compensation Committee's determinations relative to the other factors.

     Mr. Gosman's 1997 base salary was paid pursuant to the provisions of his employment agreement (the "Employment Agreement") with Meditrust which was entered into on January 1, 1993 with an original term of four years, and which was extended for one additional year. The terms of the Employment Agreement, including salary terms, were determined through negotiations between Mr. Gosman and the Compensation Committee. Factors considered by the Compensation Committee in the course of those negotiations included Mr. Gosman's unique insight and experience in the health care industry, his leadership abilities, his past contributions to the success of Meditrust, his perceived importance to the continued success of Meditrust, his original four-year commitment to lead Meditrust and Meditrust's financial performance, as measured by asset growth, revenue growth, cash flow growth and total return to shareholders, under Mr. Gosman's leadership. Subsequent to the Santa Anita Mergers, Mr. Gosman was employed by Operating Company and not by Meditrust, and the Employment Agreement was assumed by Operating Company.

     Under certain circumstances, Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to an individual who is the chief executive officer or one of the four next most highly paid officers of a corporation. In general, compensation from all sources is taken into account, including salary, bonus and income realized from the exercise of non-qualified stock options. Because it is a real estate investment trust, and based on the advice of counsel, Meditrust believes that the denial of deductions by Section 162(m) is not likely to have any material adverse impact on Meditrust. A real estate investment trust is subject to tax on its "real estate investment trust taxable income," which is taxable income subject to adjustments and reduced by a deduction for dividends paid. Meditrust expects to pay sufficient dividends such that it will have no real estate investment trust taxable income even if Section 162(m) were to be applicable to compensation paid to one or more of its officers.


Bonus Awards

     Executive officers of Meditrust were awarded cash bonuses in 1997 based on the Compensation Committee's assessment of Meditrust's and the employees' performance. The performance measures reviewed by the Compensation Committee included Meditrust's revenue growth, cash flow growth and total return to shareholders compared to that of its competitors. These measures were assigned approximately equal weight in the Compensation Committee's determinations. Meditrust's performance in each of these measures generally compared favorably to its competitors' corresponding results. The increases in the bonuses paid to executive officers in 1997 over those paid in 1996 were based in large part on these results.

     Pursuant to the Employment Agreement, Mr. Gosman received bonus compensation in 1997 which consisted of Shares. In its 1992 negotiations regarding the amount of bonus compensation to be paid to Mr. Gosman each year during the original four-year term of the Employment Agreement, the Board of Directors considered the performance measures listed above, Mr. Gosman's unique abilities and experience and his perceived contributions to Meditrust's financial performance in 1991 and 1992. Mr. Gosman's annual bonus under the Employment Agreement is paid in Shares in order to further align his interests with those of Meditrust's shareholders.


Equity Incentive Plans

     The Compensation Committee administers Meditrust's 1995 Share Award Plan. Stock options and stock grants are awarded under this plan in order to provide incentives to Directors, officers and key employees of Meditrust to maximize their efforts on behalf of Meditrust, to attract and retain those highly competent individuals upon whose judgment, initiative and leadership Meditrust's continuing success largely depends and to align the interests of the Directors, officers and key employees of Meditrust with those of Meditrust's shareholders. The size of individual option and stock grants is determined by the Compensation Committee based on its comparison of option and stock grants to executives with similar responsi-bilities in other companies and the executive's level of responsibility and relative importance to the operations of Meditrust. In recognition of Meditrust's favorable 1996 financial results, the Compensation Committee granted stock awards in 1997 to the Senior Executives, as reflected in certain of the tables appearing above.

     It is the present policy of the Compensation Committee to review periodically Meditrust's stock option and stock grant award levels and the over-all effectiveness of Meditrust's equity incentive plans in achieving the objectives of Meditrust.


Other Compensation Plans

     Meditrust maintains certain broad-based employee benefit plans in which Mr. Gosman and the Senior Executives participated. These plans include a 401(k) savings plan, life, disability and health insurance plans and allowances for automobile use. These plans are not directly or indirectly tied to Meditrust's performance.


                                         Submitted by,



                                         C. Gerald Goldsmith, Chairman
                                         Thomas J. Magovern
                                         Gerald Tsai, Jr.

Executive Compensation--Operating Company

     The following table sets forth the compensation paid to any individual who served as Operating Company's (or its predecessor's) Chief Executive Officer and the two other most highly compensated executive officers other than the Chief Executive Officers who served as Executive Officers during 1997 for services rendered in all capacities to Operating Company and its subsidiaries during the fiscal years ended December 31, 1997, 1996 and 1995.


                          Summary Compensation Table


                                                                        Annual Compensation
                                                  ----------------------------------------------------------------
                                                                                                      All Other
                                                                                                     Compensation
          Name and Principal Position                  Year        Salary($)        Bonus($)            ($)(1)
-----------------------------------------------   -------------   -----------   ----------------   ---------------
Abraham D. Gosman .............................    1997(2)         140,580              0            26,616(3)
 Chairman, Chief Executive Officer, President
 and Treasurer

William C. Baker ..............................    1997            300,000        350,000(4)          4,352
 former Chairman and Chief Executive Officer;      1996            225,000        250,000             3,264
 currently Chief Executive Officer of The Santa    1995                  0              0                 0
 Anita Companies,
 a division of Operating Company

Clifford C. Goodrich ..........................    1997            252,000         60,000(4)          1,987
 Executive Vice President                          1996            252,000         70,000             1,987
                                                   1995            242,000         50,000             1,987

Thomas S. Robbins .............................    1997            174,000         10,000(4)            853
 Vice President                                    1996            174,000         27,000               925
                                                   1995            161,333         23,000               721

----------------
(1) Includes 401(k) plan contribution of $741, $0, $0 and $265 in 1997, $0, $0,
    $0 and $370 in 1996, and $0, $0, $0 and $186 in 1995, and term life insurance premium payments of $136, $4,352, $1,987 and $588 in 1997, $0, $3,264, $1,987 and $535 in 1996, and $0, $0, $1,987 and $535 in 1995, on
    behalf of Messrs. Gosman, Baker, Goodrich and Robbins, respectively.

(2) Mr. Gosman became the Chief Executive Officer of Operating Company on November 5, 1997. He was not otherwise employed by Operating Company until that date. Information provided with respect to 1997 is for the period November 5, 1997 through December 31, 1997.

(3) Reflects the current dollar value of the benefit to Mr. Gosman of the portion of the premium paid by Operating Company in 1997 with respect to a split-dollar life insurance agreement (see "Further Information Regarding the Boards of Directors and Executive Officers" below for a description of such agreement). The benefit for 1997 was determined by calculating the time value of money (using the applicable short-term federal funds rate of 5.68%) of the portion of the premium paid by the employer in 1997 ($468,600) relating to non-term life insurance for the period from May 19, 1997 (the date on which the premium was paid) until June 18, 1998 (which is the earliest date on which the employer could terminate the agreement and obtain a refund of the premium paid). Operating Company assumed the obligations of Meditrust under such split-dollar life insurance agreement on November 5, 1997.

(4) Does not include severance payments of $1,583,233, $786,138 and $451,256 paid in 1997 to Messrs. Baker, Goodrich and Robbins.

     The following table sets forth information concerning exercises of stock options by the following persons during the fiscal year ended December 31, 1997 and the number and value of their stock options at December 31, 1997:


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values



                                                         Number of Unexercised      Value of Unexercised
                                   Shares       Value     Options at 12/31/97       In-the-Money Options
                                Acquired on   Realized      (#) Exercisable/     at 12/31/97($) Exercisable/
             Name               Exercise(#)    ($)(1)        Unexercisable            Unexercisable(2)
------------------------------ ------------- ---------- ----------------------- ----------------------------
Abraham D. Gosman ............      0            0             0                          0
William C. Baker .............      0            0      75,000/0                1,603,125/0
Clifford C. Goodrich .........      0            0      74,000/0                1,291,450/0
Thomas S. Robbins ............      0            0      27,500/0                  518,943/0

----------------
(1) Market value of underlying securities at exercise, less the exercise price.

(2) Market value of $36.625 as of December 31, 1997, less the exercise price.

                    Report of the Compensation Committee(2)

     The Santa Anita Mergers occurred on November 5, 1997. In the Santa Anita Mergers, Meditrust Acquisition Company merged with and into Operating Company, with Operating Company as the surviving legal entity. Prior to the Santa Anita Mergers, Meditrust Acquisition Company conducted virtually no business other than entering into the various transactions necessary to consummate the Santa Anita Mergers. Accordingly, this report of the Compensation Committee of Operating Company (the "Operating Company Compensation Committee") discusses the compensation paid by the surviving entity, Operating Company (formerly known as Santa Anita Operating Company), and not by Meditrust Acquisition Company, since Meditrust Acquisition Company had no operations or employees prior to the Santa Anita Mergers. Upon the consummation of the Santa Anita Mergers, the Board of Directors appointed all new members to serve on the Operating Company Compensation Committee. Accordingly, none of the current members of the Operating Company Compensation Committee was a member prior to the Santa Anita Mergers and, therefore, none took part in the compensation decisions prior to the Santa Anita Mergers.

     Also following the Santa Anita Mergers, the strategic direction of Operating Company changed significantly. The Operating Company Compensation Committee retained the services of an independent consulting and research firm, Strategic Compensation Research Associates, to review the total compensation programs, for current executives and for executives whom Operating Company would need to attract and retain in a variety of industries. The consultant advised the Operating Company Compensation Committee that the total compensation programs were significantly below the levels necessary to attract and retain the future talent needed, and were insufficient in key areas of strong interest to investors, especially in the area of performance-based long-term incentives and stock ownership by the executives.

     The consultant recommended extensive changes to the total compensation programs for Operating Company executives. Upon review of the consultant's recommendations, the Compensation Committee has determined to implement a performance-based compensation program for executives that provides significant rewards for strong financial performance by providing cash payments contingent upon attaining performance targets and by increasing the level of executives' stock ownership in Operating Company. To that end, the Compensation Committee has determined to adopt a short-term and long-term cash bonus program and to make grants of options and restricted stock to designated executives.

     Under the annual bonus program (the "Annual Bonus Program"), eligible employees will receive a specified percentage of their base salary if preestablished performance targets are met. Under the long-term bonus program (the "Long-Term Bonus Program"), eligible employees will receive "cash units" that will appreciate in value depending upon the attainment of preestablished performance targets over a four year period. Finally, the Compensation Committee anticipates making relatively large grants of options and restricted stock to certain executives to increase their stake in Operating Company and more closely align their interests with that of shareholders. In furtherance of this objective and after consultation with the consultant, the Compensation Committee has approved the granting options to purchase 5,158,000 Shares to employees of Operating Company, including the grant to Mr. Gosman of an option to purchase 1,600,000 Shares at $30.75 per Share, a portion of which (i.e., the portion of the option to purchase shares in excess of the Stock Plan's current annual limit) is contingent upon approval of the amendment to Operating Company's 1995 Share Award Plan by Operating Company shareholders.

     As described more fully below, shareholders of Operating Company are being asked to approve (i) the adoption of the Annual Bonus Program and the Long-Term Bonus Program and (ii) the amendment of Operating Company's 1995 Share Award Plan. Shareholder approval will permit Operating Company to implement its compensation strategy and, to the extent possible, preserve deductibility of the compensation under the Code.

     The consultant advised that these changes should focus on future retention and motivation, not on past events.

----------------
(2) The report of the Operating Company Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filings of The Meditrust Companies pursuant to the Securities Act or the Exchange Act, as amended, except to the extent The Meditrust Companies specifically incorporate this report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The following report concerns the earlier 1997 philosophy and compensation actions during the period prior to the Santa Anita Mergers.


Salaries

     As a result of the Santa Anita Mergers, Mr. Gosman become an employee of Operating Company, rather than Meditrust, as of November 5, 1997. Mr. Gosman's 1997 base salary was paid pursuant to the provisions of the Employment Agreement with Meditrust which was entered into on January 1, 1993 with an original term of four years, and which was extended for one additional year. Operating Company assumed the obligations of Meditrust under the Employment Agreement effective November 5, 1997. The terms of the Employment Agreement, including salary terms, were determined through negotiations between Mr. Gosman and Meditrust's Predecessor's Compensation Committee. Factors considered by Meditrust's Predecessor's Compensation Committee in the course of those negotiations included Mr. Gosman's unique insight and experience, his leadership abilities, his past contributions to the success of Meditrust, his perceived importance to the continued success of Meditrust, his initial four-year commitment to lead Meditrust and Meditrust's financial performance, as measured by asset growth, revenue growth, cash flow growth and total return to shareholders, under Mr. Gosman's leadership.

     To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Operating Company Compensation Committee considers the anticipated tax treatment to Operating Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further interpretations of and changes in the tax laws and other factors beyond the Operating Company Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Operating Company Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.


Bonus Awards

     Executive officers of Operating Company were awarded cash bonuses in 1997 based on the Operating Company Compensation Committee's assessment of Operating Company's performance in 1997. The performance measures reviewed by the Operating Company Compensation Committee included Operating Company's financial performance compared to that of its competitors. In addition, certain executive officers received severance payments in connection with the Santa Anita Mergers.


Equity Incentive Plans

     The Operating Company Compensation Committee administers Operating Company's 1995 Share Award Plan. Stock options and stock grants are awarded under this plan in order to provide incentives to Directors, officers and key employees of Operating Company to maximize their efforts on behalf of Operating Company, to attract and retain those highly competent individuals upon whose judgment, initiative and leadership Operating Company's continuing success largely depends and to align the interests of the Directors, officers and key employees of Operating Company with those of Operating Company's shareholders. The size of individual option and stock grants is determined by the Operating Company Compensation Committee based on its comparison of option and stock grants to executives with similar responsibilities in other companies and the executive's level of responsibility and relative importance to the operations of Operating Company.

     It is the present policy of the Operating Company Compensation Committee to review periodically Operating Company's stock option and stock grant award levels and the over-all effectiveness of Operating Company's equity incentive plans in achieving the objectives of Operating Company.

Other Compensation Plans

     Operating Company maintains certain broad-based employee benefit plans in which Mr. Gosman and senior executives participated. These plans include a 401(k) savings plan, life, disability and health insurance plans and allowances for automobile use. These plans are not directly or indirectly tied to Operating Company's performance.


                                         Submitted by,


                                         C. Gerald Goldsmith, Chairman
                                         Thomas J. Magovern
                                         Gerald Tsai, Jr.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to The Meditrust Companies during its most recent fiscal year, Forms 5 and amendments thereto furnished to The Meditrust Companies with respect to its most recent fiscal year and written representations furnished to The Meditrust Companies, no officer, Director or 10% beneficial owner of The Meditrust Companies failed to timely file a required Form except for Mr. John
G. Demeritt, Controller of Meditrust who, prior to November 5, 1997 was a reporting person. Mr. Demeritt failed to file a Form 5 for 1996 to reflect the grant of 35,000 options on September 1, 1996. A Form 4 disclosing this grant was filed on August 27, 1997.


Performance Graph(1)

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the shares of Meditrust's Predecessor and The Meditrust Companies against the cumulative market-weighted return of the Standard & Poor's Composite 500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") All REIT Total Return Index (which is comprised of all tax-qualified real estate investment trusts, without regard to investment focus, listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System) for the period of five fiscal years commencing January 1, 1993 and ending December 31, 1997.


[LINE CHART]



                 12/31/92         1993           1994           1995           1996           1997
 Meditrust       $ 100.00       $ 113.18       $ 114.84       $ 141.97       $ 174.15       $ 204.05
 S&P 500         $ 100.00       $ 109.99       $ 111.43       $ 153.13       $ 188.29       $ 251.13
 NAREIT          $ 100.00       $ 118.55       $ 119.50       $ 141.38       $ 191.93       $ 228.13

----------------
(1) Assumes that the value of an investment in Shares and each index was $100 on December 31, 1992 and that all dividends were reinvested on a monthly basis.

Proposal 2--Election of Directors of The Meditrust Companies

     The respective Boards of Directors of each of The Meditrust Companies are divided into three classes. Each class has a term of three years and the terms are staggered so that in each year only one class of Directors for each of The Meditrust Companies is elected. The nominees standing for re-election in 1998 for each of The Meditrust Companies and, in the case of William G. Byrnes, standing for re-election in 1998 for Operating Company only, together with the Directors whose terms do not expire, are listed below. It is the intention of the persons named as proxies in the accompanying forms of proxy (unless otherwise indicated) to vote such proxies to elect the nominees for Director named in the following table, all of whom are currently members of the Boards of Directors. If elected, the nominees will serve as Directors until the next scheduled annual meeting and until their successors are chosen and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by The Meditrust Companies), the persons named as proxies have discretionary authority to vote for a substitute or to reduce the number of Directors to be fixed and elected. The Boards of Directors have no reason to believe that any of said persons will be unwilling or unable to serve if elected. Election of each of the nominees will require the affirmative vote of a majority of the stock having voting power present in person or represented by proxy and voting at the Meditrust Meeting or the Operating Company Meeting, provided that such majority is at least a majority of the number of shares required to constitute a quorum. Abstentions and broker non-votes will not be treated as votes cast with regard to the Other Meditrust Annual Meeting Proposals and the Other Operating Company Annual Meeting Proposals.

                             Nominees for Director

                                                                                          Director of
               Name and Principal                                                     Named Entity or its
            Occupation or Employment              Age           Director of            Predecessor Since   Term Expires
------------------------------------------------ ----- ----------------------------- -------------------- --------------
David F. Benson ................................  49   Meditrust and Operating          1991 and 1997     1998 and 1998
 President and Treasurer of                            Company
 Meditrust
Nancy G. Brinker ...............................  51   Meditrust and Operating          1998 and 1998     1998 and 1998
 Founding Chairman, Susan G.                           Company
 Komen Breast Cancer Foundation
William G. Byrnes ..............................  47   Meditrust and Operating          1998 and 1998     1998 and 1998
 Professor of Finance, Georgetown                      Company (nominated for
 University Business School                            re-election as a Director of
                                                       Operating Company only)
Thomas J. Magovern .............................  55   Meditrust and Operating          1985 and 1997     1998 and 1998
 Regional Vice President, Real Estate                  Company
 Asset Management, Summit Bank, a
 New Jersey banking institution

The Boards of Directors of The Meditrust Companies recommends that you vote "FOR" the Nominees for
 Director.
                                                                            Continuing Directors
Abraham D. Gosman ..............................  69   Meditrust and Operating          1985 and 1997     2000 and 2000
 Chairman of The Meditrust                             Company
 Companies and Chief Executive
 Officer, President and Treasurer of
 Operating Company
Donald J. Amaral ...............................  45   Meditrust and Operating          1997 and 1997     1999 and 1999
 President and Chief Executive                         Company
 Officer of Coram HealthCare
 Corp., a health care provider
William C. Baker ...............................  64   Operating Company                     1991              2000
 Chief Executive Officer of The
 Santa Anita Companies, a division
 of Operating Company

                                                                         Director of
         Name and Principal                                          Named Entity or its
      Occupation or Employment       Age         Director of          Predecessor Since   Term Expires
----------------------------------- ----- ------------------------- -------------------- --------------
Edward W. Brooke ..................  78   Meditrust and Operating      1985 and 1997     2000 and 2000
 Retired                                  Company
James P. Conn .....................  60   Meditrust                         1995              1999
 Managing Director and Chief
 Investment Officer of Financial
 Security Assurance, Inc., an
 insurance company
John C. Cushman, III ..............  57   Meditrust                         1996              2000
 President and Chief Executive
 Officer of Cushman Realty
 Corporation, a commercial real
 estate brokerage firm
C. Gerald Goldsmith ...............  70   Meditrust and Operating      1997 and 1997     2000 and 2000
 Independent investor and financial       Company
 consultant
Stephen E. Merrill ................  51   Meditrust and Operating      1998 and 1998     1999 and 1999
 Of Counsel, Choate, Hall & Stewart       Company
Gerald Tsai, Jr. ..................  69   Meditrust and Operating      1992 and 1997     1999 and 1999
 Chairman, Chief Executive Officer        Company
 and President of Delta Life
 Corporation, an annuity company

     Abraham D. Gosman is the Chairman of the Boards of Directors of The Meditrust Companies and Chief Executive Officer, President and Treasurer of Operating Company. Mr. Gosman has been the Chairman of the Boards of Directors of The Meditrust Companies since November 1997. Prior to such time, Mr. Gosman was Chairman of Meditrust's Predecessor from its organization in 1985 through the completion of the Santa Anita Mergers and became Chief Executive Officer of Meditrust's Predecessor in February 1991. Mr. Gosman is also the Chairman of the Board, Chief Executive Officer and President of PhyMatrix Corp., a publicly traded physician practice management company which renders managerial and administrative services to a variety of specialized medical care and treatment providers. Additionally, Mr. Gosman is Chairman of the Board of CareMatrix Corporation, a publicly traded company which provides a full range of quality senior residential services in assisted living settings. Mr. Gosman was the Chief Executive Officer of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from its inception in 1983 until 1988 and from 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc. Mr. Gosman has been in the health care and development business for more than 30 years.


     Donald J. Amaral has been a Director of The Meditrust Companies since October 1997. Mr. Amaral has served as director, President and Chief Executive Officer of Coram HealthCare Corp. since October 13, 1995. Previously, he was President and Chief Operating Officer of OrNda Healthcorp from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Prior to joining Summit, Mr. Amaral was President and Chief Operating Officer of Mediplex from 1986 until October 1989. Mr. Amaral is also a member of the Board of Directors of Summit Care Corporation.


     William C. Baker has been a Director of Operating Company since November 1997. Prior to such date, he served as Chairman of the Board of Santa Anita Realty Enterprises, Inc., and Chairman of the Board and Chief Executive Officer of Santa Anita Operating Company from August 1996 through the completion of the Santa Anita Mergers and as a Director from 1991 through the completion of the Santa Anita Mergers. Mr. Baker was Chief Executive Officer of Santa Anita Realty Enterprises from April l996 to August 1996. Mr. Baker was the President of Red Robin International, Inc. (restaurant company) from 1993 to 1995, a private investor from 1988 to 1992 and Chairman of the

Board and Chief Executive Officer of Del Taco, Inc. (restaurant franchises) from 1976 to 1988. He has also served as Chairman of the Board of Coast Newport Properties (real estate brokers) since 1991. Mr. Baker is a Director of Callaway Golf Company (golf equipment) and Public Storage, Inc. (REIT).


     David F. Benson has been a Director of The Meditrust Companies since November 1997. Mr. Benson has been President and Treasurer of Meditrust since November 1997. Prior to such time, Mr. Benson served as a Trustee and President of Meditrust's Predecessor from September 1991 and Treasurer from October 1996, in each case through the completion of the Santa Anita Mergers. Mr. Benson also served as Treasurer of Meditrust from January 1986 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand independent accountants, from 1979 to 1985. Mr. Benson is a trustee of Mid-Atlantic Realty Trust and a member of the Board of Directors of Harborside Healthcare Corporation and Nursing Home Properties, Plc.


     Nancy G. Brinker has been a Director of The Meditrust Companies since April 1998. She has served as Founding Chairman of the Susan G. Komen Breast Cancer Foundation since 1982, and she has been a healthcare consultant since 1992. She was Chief Executive Officer of In Your Corner, Inc., a health and wellness products and information company from October 1995 to April 1998. She is a member of the Board of Directors of Physician Reliance Network, Inc.

     Edward W. Brooke has been a Director of The Meditrust Companies since November 1997. Prior to such date, he served as a Trustee of Meditrust's Predecessor from 1985 through the completion of the Santa Anita Mergers. Mr. Brooke was a partner of O'Connor & Hannan, a Washington, D.C. law firm, from 1979 until January 1997. From 1979 until October 1990 he was Of Counsel to Csaplar & Bok, a Boston law firm. He was United States Senator from Massachusetts from January 1967 to January 1979 and the Massachusetts Attorney General from 1963 to 1967.

     William G. Byrnes has been a Director of The Meditrust Companies since April 1998. He has been appointed a Distinguished Teaching Professor of Finance at the Georgetown University Business School, effective July 1998. He was a Managing Director of BT Alex. Brown (and its predecessor, Alex. Brown & Sons Incorporated) from 1981 through February 1998. He is a member of the Board of Directors of JDN Realty Corporation.

     James P. Conn has been a Director of Meditrust since November 1997. Prior to such date, he served as a Director of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company from 1995 through the completion of the Santa Anita Mergers. Mr. Conn has been the Managing Director and Chief Investment Officer of Financial Security Assurance, Inc. (insurance) since 1992. He was also the President and Chief Executive Officer of Bay Meadows Operating Company (horse racing) from 1988 to 1992. Mr. Conn is a Trustee of Gabelli Equity Trust and Gabelli Global Multimedia Trust (investment companies).

     John C. Cushman, III has been a Director of Meditrust since November 1997. Prior to such date, he served as a Director of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company from 1996 through the completion of the Santa Anita Mergers. Mr. Cushman has been the President and Chief Executive Officer of Cushman Realty Corporation since 1978. He is a Director of National Golf Properties, Inc. (golf course owner).

     C. Gerald Goldsmith has been a Director of The Meditrust Companies since November 1997. Prior to such date, he served as a Trustee of Meditrust's Predecessor from August 1997 through the completion of the Santa Anita Mergers. Mr. Goldsmith was Chairman and President of I.C.D., a New York Stock Exchange listed company from 1972 to 1976, and since then he has been an independent investor and financial advisor. He currently serves as a Director of Nine West Group, Inc., Palm Beach National Bank & Trust Company, American Banknote Corporation and Innkeepers USA Trust. He also serves as Chairman of the Board of Intercoastal Health Foundation.

     Thomas J. Magovern has been a Director of The Meditrust Companies since November 1997. Prior to such date, he served as a Trustee of Meditrust's Predecessor from 1985 through the completion of the Santa Anita Mergers. Mr. Magovern has been a Regional Vice President, Real Estate Asset Management of Summit Bank (successor to United Jersey Bank), a New Jersey banking institution, since November 1995. He was a principal of Nationwide Financial Corp., a real estate consulting firm from September 1993 to October 1995. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years.

     Stephen E. Merrill has been a Director of The Meditrust Companies since May 1998. Mr. Merrill has been Of Counsel to the law firm Choate, Hall & Stewart since March 1997. Previously, Mr. Merrill served as Governor of the

State of New Hampshire from 1993 through 1997. He was senior partner in the law firm Merrill & Broderick from 1989 through 1993 and served as Attorney General for the State of New Hampshire from 1985 through 1989.

     Gerald Tsai, Jr. has been a Director of The Meditrust Companies since November 1997. Prior to such date, he served as a Trustee of Meditrust's Predecessor from 1992 through the completion of the Santa Anita Mergers. Mr. Tsai, the Chairman, Chief Executive Officer and President of Delta Life Corporation, an annuity company, since February 1993. Mr. Tsai retired in 1991 as Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, which position he held since December 1988. From January 1987 to December 1988, Mr. Tsai was Chairman, and from April 1986 to December 1988, he was Chief Executive Officer of Primerica Corporation. He is a director of Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Proffitt's, Inc. and Zenith National Insurance Corp. Mr. Tsai is also a Trustee of Boston University and New York University Medical Center.

     In the event that the Merger is consummated, the Boards of Directors of The Meditrust Companies intend to elect Thomas M. Taylor, age 55, as a Director of each of The Meditrust Companies, with his terms to expire in 2000. Mr. Taylor has been President of each of Thomas M. Taylor & Co., a Texas based investment consulting firm, and TMI-FW, Inc., an investment advisor to Tundra Investors L.P., since 1985. He is Chairman of the Board of La Quinta and also serves on the Board of Directors of each of Encal Energy Limited, MacMillan Bloedel Limited, Moore Corporation, Kirby Corporation and John Wiley & Sons.

Information Regarding the Board of Directors of Meditrust

     The Board of Directors of Meditrust (including Meditrust's Predecessor) met 20 times in 1997. Each Director of Meditrust attended at least 75% of the meetings of the Board of Directors and all committees on which he served in 1997 except for Mr. Tsai. The structure and composition of the committees of the Board of Directors of Meditrust were changed upon the consummation of the Santa Anita Mergers. The information set forth below describes committees that ceased to exist on November 5, 1997 and the current committee structure and composition.

     The Executive Committee of Meditrust's Predecessor, consisting of Messrs. Brooke, Gosman and Frederick Zuckerman, exercised all the powers of the Board of Trustees between meetings of the Board of Trustees, except such powers as were reserved to the Board of Trustees by law. The Executive Committee of Meditrust's Predecessor met 18 times in 1997.

     The Nominating Committee of Meditrust's Predecessor, consisting of Messrs. Gosman and Brooke, made recommendations to the Board of Trustees concerning the Board's size and composition and suggested prospective candidates for Trustees. The Nominating Committee of Meditrust's Predecessor met 4 times during 1997.

     The Executive/Nominating Committee of Meditrust, consisting of Messrs. Brooke, Gosman and Philip L. Lowe, exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive/Nominating Committee also makes recommendations to the Board of Directors concerning the Board's size and composition and suggests prospective candidates for Director. The Executive/ Nominating Committee will consider shareholder recommendations for nominees for Director. Shareholders of Meditrust wishing to make recommendations should write to the Executive/Nominating Committee c/o Michael
S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust Corporation, 197 First Avenue, Suite 300, Needham Heights, Massachusetts 02194. The newly constituted Executive/Nominating Committee did not meet in 1997.

     The Audit Committee of Meditrust, consisting of Messrs. Amaral, Conn and Lowe, confers with Coopers & Lybrand L.L.P., independent accountants, regarding the plans, scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters relating to accounting procedures and the books and records of Meditrust. The Audit Committee (including that of Meditrust's Predecessor) met 3 times in 1997.

     The Compensation Committee of Meditrust, consisting of Messrs. Goldsmith, Magovern and Tsai, reviews the compensation of and other employment matters relating to Meditrust's officers and administrative employees and grants awards under Meditrust's Share Award Plan. The Compensation Committee (including that of Meditrust's Predecessor) met 2 times in 1997.

     The Stock Option Committee of Meditrust's Predecessor, consisting of Messrs. Tsai and Brooke, administered Meditrust's Predecessor's 1988 Stock Option Plan and Amended and Restated 1992 Equity Incentive Plan. The Stock Option Committee of Meditrust's Predecessor did not hold any formal meetings during 1997.

     The Finance Committee of Meditrust's Predecessor, consisting of Messrs. Zuckerman, Benson and Tsai, reviewed and recommended to the Board debt and equity financing opportunity available to Meditrust's Predecessor. The Finance Committee of Meditrust's Predecessor did not hold any formal meetings during 1997.

     The Investment Committee of Meditrust, consisting of Messrs. Amaral, Brooke, Cushman and Gosman, has general oversight and review of all of Meditrust's real estate financing transactions, and has authority to approve financing transactions of up to $10 million. The Investment Committee was formed in November 1997 and met 2 times in 1997.


Information Regarding the Board of Directors of Operating Company

     The Board of Directors of Operating Company met 4 times in 1997 after the Santa Anita Mergers. Each Director of Operating Company attended at least 75% of the meetings of the Board of Directors and all committees on which he served in 1997. The structure and composition of the committees of the Board of Directors of Operating Company were changed upon the consummation of the Santa Anita Mergers. The information set forth below describes the current committee structure and composition.

     The Executive/Nominating Committee, consisting of Messrs. Brooke, Gosman and Philip L. Lowe, exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive/Nominating Committee also makes recommendations to the Board of Directors concerning the Board's size and composition and suggests prospective candidates for Director. The Executive/Nominating Committee will consider shareholder recommendations for nominees for Director. Shareholders of Operating Company wishing to make recommendations should write to the Executive/Nominating Committee c/o Michael
J. Bohnen, Esq., Secretary, Meditrust Operating Company, 197 First Avenue, Suite 100, Needham Heights, Massachusetts 02194. The newly constituted Executive/Nominating Committee did not meet in 1997.

     The Audit Committee, consisting of Messrs. Amaral and Lowe, confers with Coopers & Lybrand L.L.P., independent accountants, regarding the plans, scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters relating to accounting procedures and the books and records of Operating Company. The Audit Committee met once in 1997.

     The Compensation Committee, which in 1997 consisted of Messrs. Goldsmith, Magovern, Tsai and J. Terrence Lanni, reviews the compensation of and other employment matters relating to Operating Company's officers and administrative employees and grants awards under Operating Company's Share Award Plan. The Compensation Committee did not meet in 1997.

     The Acquisition Committee, which in 1997 consisted of Messrs. Baker, Benson, Goldsmith, Gosman and Lanni, reviews and recommends to the Board of Directors all transactions involving business acquisitions. The Acquisition Committee was formed in November 1997 and did not meet in 1997.


Further Information Regarding the Boards of Directors and Executive Officers

     The Meditrust Companies pay each Director who is not otherwise an employee of The Meditrust Companies a fee of $30,000 per year for services as a Director plus $1,000 per day for attendance at each meeting of the full Boards of Directors. In addition, the Chairman and each member of a committee of the Boards of Directors are paid $1,250 and $1,000, respectively, for attendance at a committee meeting. The Meditrust Companies reimburse the Directors for travel expenses incurred in connection with their duties as Directors of The Meditrust Companies. In addition, The Meditrust Companies from time to time pay Directors additional fees in connection with various special projects. On November 1, 1997, Meditrust's Predecessor issued to Mr. Brooke 6,033 Shares, valued at approximately $250,747, for services to Meditrust's Predecessor during 1997.

     Prior to the Santa Anita Mergers, Meditrust's Predecessor maintained a Trustee Retirement Plan for Trustees of Meditrust's Predecessor who had served on the Board for at least five years and who were not employed by Meditrust's Predecessor upon their retirement from the Board. Pursuant to the plan, Meditrust's Predecessor was obligated to issue to each eligible retired Trustee annual installments of Shares having a fair market value equal to the amount of the basic Trustee fee paid to such Trustee (most recently $30,000) during the last full year of such Trustee's service on the Board plus the amount payable to such Trustee for attendance at six Board meetings (most recently $6,000) during such year. Annual benefits will be paid for the number of years equal to the number of years that the retired Trustee



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served on the Board. During 1997, Meditrust's Predecessor paid $36,000 to each of Messrs. Cataldo and Carey, former Trustees of Meditrust's Predecessor, in the form of shares of beneficial interest, pursuant to such plan. The Board has decided to terminate such plan as it relates to existing Directors and to replace it with a stock-based compensation program consisting of Share grants and future stock options.



     During 1996, Meditrust granted secured loans aggregating up to $240,000 to David F. Benson, with a weighted average interest rate of approximately 6% per annum. As of December 31, 1997, the balance outstanding on these loans was $163,278. The loans are due May 19, 1999.



     There are no family relationships among any of the Directors or executive officers of The Meditrust Companies.


     Effective January 1, 1993, Abraham D. Gosman entered into the Employment Agreement pursuant to which he served as Chief Executive Officer of Meditrust's Predecessor. The Employment Agreement had an initial term of four years and was extended through December 31, 1997. Effective upon the completion of the Santa Anita Mergers on November 5, 1997, the Employment Agreement was assumed by Operating Company. Mr. Gosman's base compensation was $900,000 per year. In addition, Mr. Gosman received annually 30,040 Shares during the term of the Employment Agreement pursuant to Meditrust's or Operating Company's equity incentive plans. In the event of a "Change of Control" (which was defined as the acquisition by any person or group of 20% or more of the Shares, but only if a majority of the "Continuing Directors" (defined in the Employment Agreement generally as the current Directors and any Director nominated or elected by the current Directors) disapproved of such acquisition), Mr. Gosman would be paid his base salary through the remaining term of the Employment Agreement, less the amount of salary and benefits payable to Mr. Gosman by a new employer. Mr. Gosman could, upon 30 days' prior written notice to Operating Company, demand the present value of such amount in a lump sum. Mr. Gosman was also entitled to participate in benefit plans of Operating Company until he was employed by a new employer. In the event of a termination resulting from a cause other than death, disability or a "Termination For Cause" (defined in the Employment Agreement as a termination due to a material breach of the Employment Agreement or the commission of certain other wrongful acts), Mr. Gosman would have been paid his base salary for one year, less the amount of compensation payable to Mr. Gosman by a new employer. In the event of a Termination For Cause or termination after such annual review of the Board of Directors, Mr. Gosman would not be entitled to receive any severance payments.


     In May 1995, Meditrust's Predecessor entered into a split-dollar agreement with a trust established by Mr. Gosman (the "Insurance Trust"), pursuant to which Meditrust and the Insurance Trust share in the premium costs of a life insurance policy purchased by the Insurance Trust that will pay a benefit of approximately $50 million upon the death of Mr. Gosman. Effective upon the completion of the Santa Anita Mergers on November 5, 1997, the split-dollar agreement was assumed by Operating Company. Pursuant to such agreement, Operating Company has agreed to advance the portion of the policy premiums not related to the term life insurance portion of the policy. Operating Company is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (i) Mr. Gosman ceasing to be employed by Operating Company,
(ii) the death of Mr. Gosman or (iii) the surrender of the policy. The balance of the benefit is payable to the Insurance Trust. Operating Company's right to reimbursement is secured by an assignment of the life insurance policy and a promissory note of Mr. Gosman in the amount of the excess, if any, of the premiums paid by Operating Company over the cash surrender value of the insurance policy.


     In connection with the split-dollar agreement, Mr. Gosman agreed with Operating Company that if the split-dollar agreement is in effect at the time of his death and the net death benefit payable to the Insurance Trust is at least $24 million, then no Shares owned by Mr. Gosman at his death will be sold by any of his heirs during the first year following his death and no more than 120,160 of such Shares will be sold during any three-month period in the second, third and fourth years following his death.


Proposal 3--Approval of Amendments to The Meditrust Companies' Restated Certificates of Incorporation to Provide for Restrictions on Ownership and Transfer of Equity Securities and Authorization of Excess Stock


     The Boards of Directors of The Meditrust Companies have proposed an amendment to the respective Certificates of Incorporation which would provide for restrictions on the ownership and transfer of equity securities of each of The Meditrust Companies and would authorize 25,000,000 shares of Excess Stock (as defined in the proposed amendment) for each of The Meditrust Companies.



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     Background

     For Meditrust to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of Meditrust's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) and, 100 or more persons must beneficially own Meditrust. In addition, in order to qualify as a REIT, at least 75% of Meditrust's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by Meditrust from Operating Company will not qualify as rents from real property if Meditrust owns, actually or constructively, 10% or more of the ownership interests in Operating Company within the meaning of Section 856(d)(2)(B) of the Code, the result of which would be the loss of REIT status for Meditrust. See "Federal Income Tax Considerations--REIT Qualification."

     Section 7.5(c) of Meditrust's By-laws currently provides, among other things, that if a shareholder obtained or obtains any ownership interest that is not in conformity with the requirements of the Code pertaining to a REIT, the Board of Directors of Meditrust may call for the purchase from such shareholder of the number of shares sufficient to reduce his holdings to conform to the requirements of the Code. In addition, any transfer of shares that would cause a shareholder to own, as determined under the provisions of the Code, an amount of the outstanding voting power or total number of outstanding shares as would cause Meditrust not to be in conformance with the requirements of the Code would in certain cases be void ab initio. A similar provision is set forth in Section 6.5 of Operating Company's By-laws, with such restrictions operative to the extent necessary to ensure Meditrust's conformity with the REIT qualification requirements of the Code.

     The Boards of Directors of The Meditrust Companies believe that (i) it would be in the best interest of The Meditrust Companies to add provisions which are consistent with, but more stringent and more explicit than, those currently contained in their By-laws in order to protect the status of Meditrust as a REIT and (ii) these new provisions should be set forth in Meditrust's Certificate of Incorporation and in Operating Company's Certificate of Incorporation. In order for the proposed amendments to operate as described, The Meditrust Companies must be authorized to issue Excess Stock (as defined in each proposed amendment). The Boards of Directors propose that each of The Meditrust Companies be authorized to issue up to 25,000,000 shares of Excess Stock as required in order to comply with the provisions of the proposed amendments.

     The proposed amendment to Meditrust's Certificate of Incorporation, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex E, would add a new Article Thirteenth to Meditrust's Certificate of Incorporation. The proposed amendment to Operating Company's Certificate of Incorporation, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex F, would add a new Article Thirteenth to Operating Company's Certificate of Incorporation and is identical in all material respects to the proposed amendment to Meditrust's Certificate of Incorporation (with its terms generally applicable as if Operating Company were a REIT). The description set forth herein is qualified by reference to the Annexes. The proposed amendment to authorize 25,000,000 shares of Excess Stock would amend existing Article Fourth to each of Meditrust's Certificate of Incorporation and Operating Company's Certificate of Incorporation.

     Proposed Article Thirteenth

     The proposed Article Thirteenth provides, in substance, as follows:

     The Ownership Limit provides that, no person or entity (other than a Look-Through Entity) may Beneficially Own or Constructively Own (as those terms are defined in the proposed amendment) in excess of 9.25%, and no Look-Through Entity may Beneficially Own or Constructively Own (each as defined in the proposed amendment) in excess of 9.8%, of the outstanding shares of any class or series of Equity Stock of Meditrust or Operating Company, unless the Ownership Limit is waived by the Board of Directors of Meditrust or Operating Company, as applicable, in accordance with Meditrust's Certificate of Incorporation or Operating Company's Certificate of Incorporation. Any transfer of Equity Stock of Meditrust or Operating Company that would violate the ownership limits described above or violated certain other REIT restrictions, would be void ab initio, and the intended transferee will acquire no right or interest in the shares of Equity Stock.

     The Ownership Limit can be violated as a result of a transfer or a non-transfer event. Upon the violation of the Ownership Limit, the number of shares of any class or series of Equity Stock (as defined in the proposed amendment) of Meditrust or Operating Company, as applicable, that violate the transfer or ownership restrictions, will automatically



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

be converted into an equal number of shares of Excess Stock of Meditrust or Operating Company, as applicable, and transferred to a trust (a "Trust"). The shares of Excess Stock held in trust would remain outstanding shares of stock of Meditrust or Operating Company, as applicable, and would be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). The Trustee, as record holder of the Excess Stock, would be entitled to vote all shares of Excess Stock as if the Excess Stock was a share of Equity Stock of the same class or series from which the Excess Stock was converted. Any vote taken by a Prohibited Owner (as defined in the amendment) prior to the discovery by Meditrust or Operating Company, as the case may be, that the shares of Equity Stock were exchanged for shares of Excess Stock will be rescinded as void ab initio. The Trustee would also receive dividends and distributions (which will be held in trust for the benefit of the Beneficiary of the Trust). The Trustee would have the right to designate a Permitted Transferee (as defined in the proposed amendment) of any and all shares of Excess Stock. Upon the sale of shares of Excess Stock to either a permitted transferee under Meditrust's Certificate of Incorporation or Operating Company's Certificate of Incorporation, as applicable (the "Permitted Transferee") or to Meditrust or Operating Company, as applicable, the shares of Excess Stock will be automatically converted into an equal number of shares of Equity Stock of the same class or series from which the Excess Stock was converted.

     Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner would provide to Meditrust or Operating Company or both, in the case of Paired Shares, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine Meditrust's status as a REIT and to ensure compliance with the Ownership Limit. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of Meditrust or Operating Company would, within 30 days after January 1 of each year, provide to Meditrust or Operating Company, as the case may be, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how the shares are held.

     The transfer restrictions will continue to apply until the Board of Directors of Meditrust determines that it is no longer in the best interests of Meditrust to attempt to qualify, or to continue to qualify, as a REIT.

     Required Vote

     The amendment of Meditrust's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of Meditrust. The amendment of Operating Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of Operating Company.

     The Boards of Directors of The Meditrust Companies recommend a vote "FOR" the amendments to The Meditrust Companies' Restated Certificates of Incorporation.


Proposal 4--Approval of Performance-Based Compensation Plans

     The Compensation Committees of The Meditrust Companies have retained the services of an independent consulting and research firm, Strategic Compensation Research Associates, to assist in the development of a total compensation program for executive officers. The Compensation Committees, working with, and upon the recommendation of, the consultant, have determined to pursue a strategy designed to increase incentives for executive officers by granting them short- and long-term cash bonuses the payment of which is contingent upon attaining specified financial performance targets and by increasing the level of their equity interest in The Meditrust Companies. The components of this strategy described below must be approved by the shareholders of Meditrust and Operating Company to ensure, to the extent possible, the deductibility of the compensation under the Code.

     Annual Bonus. The Boards of The Meditrust Companies approved an annual bonus program (the "Annual Bonus Program"). Under the Annual Bonus Program, key employees designated by the Compensation Committees of Meditrust or Operating Company will be eligible to receive an annual cash bonus equal to a specified percentage of their base salary if such Compensation Committee certifies that previously established performance targets have been satisfied. Awards that may be made under the Annual Bonus Program can range from 25% to a maximum of 100% of a participating employee's base salary. The relevant Compensation Committee will condition the payment of an annual bonus upon attainment of preestablished performance targets which may be determined with reference to funds from operations, earnings per share,


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EBITDA, return on shareholders' equity, gain on sales or price per Share paid upon a change in control of Meditrust or Operating Company. The actual performance target will be determined with reference to The Meditrust Companies as a whole or with reference to Meditrust or Operating Company or any subsidiary or business unit of The Meditrust Companies. In addition, in setting the applicable performance targets, the relevant Compensation Committee has the discretion to exclude or include extraordinary items (including the payment of performance-related compensation).


     Long-Term Bonus--Performance Units. The Boards of The Meditrust Companies have approved a long-term bonus program (the "Long-Term Bonus Program"). Under the Long-Term Bonus Program, key employees designated by the Compensation Committees of Meditrust or Operating Company will be eligible to receive a grant of "cash units." The cash units will entitle participants to receive a cash payment if such Compensation Committee certifies that previously established performance targets have been satisfied. The amount of the cash payment will depend upon the value of the cash unit at the end of a four year cycle. The cash units will initially have a value of $0 but can grow to a value of $50 if the preestablished performance targets have been attained. In addition, if there is a change in control of The Meditrust Companies during a performance cycle, all outstanding cash units will vest and be paid out at a price equal to up to 200% of the maximum value of the cash unit. No more than 900,000 cash units may be granted to an individual in the Long-Term Bonus Program in any one year. The relevant Compensation Committee will condition the payment of a long-term bonus upon attainment of preestablished performance targets which may be determined with reference to funds from operations (either on an aggregate or per share basis), earnings per share, EBITDA or return on shareholders' equity, gain on sales or price per share paid upon a change in control of Meditrust or Operating Company. The actual performance targets will be determined with reference to The Meditrust Companies as a whole or with reference to Meditrust or Operating Company or any subsidiary or business unit of The Meditrust Companies. In addition, in setting the applicable performance targets, the relevant Compensation Committee has the discretion to exclude or include extraordinary or one-time items (including the payment of performance-related compensation).



     Shareholder Approval. The Boards of The Meditrust Companies are seeking approval of the Annual Bonus Program and the Long-Term Bonus Program (collectively, the "New Programs") to qualify, to the extent possible, for deductibility of the compensation paid pursuant to the New Programs under
Section 162(m) of the Code. The approval of the New Programs requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy and voting at each company's meeting, provided that such majority is at least a majority of the number of shares required to constitute a quorum at the Meditrust and Operating Company Meeting.



     Recommendation of the Boards of Directors. The Boards of The Meditrust Companies believe that the New Programs are in the best interests of The Meditrust Companies and their shareholders.


     The Boards of Directors of The Meditrust Companies recommend that you vote "FOR" the approval of the performance-based compensation plans.


Proposal 5--Approval of Amendment to the Meditrust 1995 Share Award Plan and the Operating Company 1995 Share Award Plan


     The Boards of The Meditrust Companies have determined that the interests of shareholders will be best served by increasing the level of beneficial ownership of The Meditrust Companies by key employees. Accordingly, the Boards of The Meditrust Companies are seeking approval of the shareholders to the amendment of The Meditrust 1995 Share Award Plan and the Operating Company 1995 Share Award Plan (the "Stock Plans") to increase the annual limit on the number of shares that can be granted to eligible employees in any one year (The "Amendment"). Currently, the Stock Plans provide that an eligible employee can receive options to purchase no more than 450,000 shares in one year. The Amendment, if approved by shareholders, would permit the relevant Compensation Committee to grant to key employees over any consecutive two year period options to acquire up to 2,500,000 shares. The Amendment does not increase the aggregate amount of shares that may be issued pursuant to the Stock Plans.


     In furtherance of its objective to increase the ownership interest of executives and after consultation with, and upon the recommendation of, the consultant, the Compensation Committees of The Meditrust Companies have approved the granting of options to purchase approximately 6,300,000 Paired Shares to employees of Meditrust or the Operating Company, including the grant to Mr. Gosman of an option to purchase 1,600,000 Paired Shares at $30.75 per Paired Share, a portion of which (i.e., the portion of the option to purchase shares in excess of the Stock Plan's



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current annual limit) is contingent upon approval of the Amendment by the shareholders of The Meditrust Companies. The option vests in 25% increments on the first four anniversaries of the date of grant and expires ten years after grant.

     Shareholder Approval. The Boards of The Meditrust Companies are seeking approval of the Amendment to (i) qualify, to the extent possible, for deductibility of the compensation paid pursuant to the New Programs under
Section 162(m) of the Code and (ii) comply with the New York Stock Exchange rules concerning awards of stock options. The affirmative vote of the holders of a majority of the vote cast on the proposal at the Operating Company and Meditrust Meetings, provided that the total vote cast represents over 50% in interest of all shares entitled to vote on the proposal, is required to approve the New Programs.

     Recommendation of the Boards of Directors. The Boards of The Meditrust Companies believe that the Amendment is in the best interests of The Meditrust Companies and their shareholders.

     The Boards of Directors of The Meditrust Companies recommend that you vote "FOR" the approval of the amendment of the Meditrust 1995 Share Award Plan and the Operating Company 1995 Share Award Plan.

Certain Transactions

     Meditrust currently subleases its principal executive offices from Continuum Care of Massachusetts, Inc. ("CCM"), which is wholly-owned by Mr. Gosman and his two adult sons, on the same terms and conditions as CCM's lease with its landlord. The lease provides for an average annual rental fee of $181,776 over the initial five-year term of the lease, which expires on March 31, 1999. The lease term may be extended for an additional term of one year and ten months. Operating Company currently subleases its office from Meditrust.

     In April 1995, Meditrust provided $11,287,581 of financing to an affiliate of Life Care Centers of America, Inc. ("Life Care") for the construction of a health care facility in West Bridgewater, Massachusetts. Life Care retained CCM to construct the facility pursuant to a turnkey development agreement in such amount, of which approximately $561,943 remains payable under the terms of the agreement. Final payment will occur upon the achievement of specified performance criteria by the facility.

     During 1995, 1996 and 1997, Meditrust agreed to provide mortgage and sale/leaseback financing in the aggregate amount of $262,953,180 (of which $206,486,473 had been funded through March 23, 1998) to entities controlled directly or indirectly by Mr. Gosman and which are currently outstanding for the construction and/or permanent financing of 10 health care facilities located in Palm Beach, Florida (four facilities), Princeton, New Jersey, Needham, Massachusetts, Dedham, Massachusetts, Park Ridge, New Jersey, Deerfield Beach, Florida, Boynton Beach, Florida, Jensen Beach, Florida and Bonita Springs, Florida.

     During 1996 and 1997, Meditrust provided mortgage financing in the aggregate amount of $118,750,000 (of which $90,005,000 had been funded through January 22, 1998) to certain limited partnerships in which Mr. Gosman holds a minority equity interest, for the construction and/or permanent financing of 13 medical office buildings in the States of Nevada, Arizona, Florida and Texas. Mr. Gosman owns from 7.125% to 47.5% of the aggregate interests in such limited partnerships. On January 22, 1998 and on January 30, 1998, Meditrust acquired all of the assets of, or all of the partnership interests in, 11 of such limited partnerships for an aggregate purchase price of $110,527,841, and currently leases the medical office buildings directly to the occupants thereof. As of March 23, 1998, two of such limited partnerships remained financed by Meditrust in the aggregate amount of $36,480,000 (of which $19,788,000 had been funded through March 23, 1998) for the construction and/or permanent financing of two medical office buildings located in Phoenix, Arizona and Las Vegas, Nevada.

     On February 23, 1998, Meditrust entered into a letter of intent for the construction and permanent financing of a medical office building to be located in Morristown, New Jersey, with a committed amount of $25,695,000, with an entity in which Mr. Gosman holds a 12% minority equity interest. This transaction is expected to close in April 1998.

     On March 4, 1998 Meditrust provided acquisition financing in the amount of $24,228,723 to an entity in which Mr. Gosman owns a 42.5% equity interest and Mr. Bushee owns a 2.5% equity interest, for the development of 134 acres of land in Jupiter, Florida, $17,835,216 of which had been funded as of March 23, 1998.

     Operating Company paid $500,000 and $250,000 to Chancellor Aviation Corporation and Magnum Aviation Services Corporation, respectively, each of which is owned by Mr. Gosman, in connection with certain services rendered to Meditrust in 1997.



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     All of the terms and conditions of the above transactions and arrangements were approved by the disinterested Directors of the Meditrust or Operating Company, as applicable. Such Boards of Directors believe that Meditrust or Operating Company entered into the above transactions in the ordinary course of its business, and the terms of these transactions and arrangements are fair as to Meditrust or Operating Company and were made on terms not less favorable to Meditrust or Operating Company than those prevailing at the time for comparable transactions and arrangements with other persons.


Independent Accountants

     Coopers & Lybrand L.L.P. were the independent accountants of The Meditrust Companies for fiscal 1997. The Boards of Directors intend to select them as independent accountants of The Meditrust Companies for fiscal 1998 at its annual meeting on June 18, 1998. Representatives of Coopers & Lybrand L.L.P. will be present at the Meditrust Meeting and the Operating Company Meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of Coopers & Lybrand L.L.P. will also be available at that time to respond to appropriate questions addressed to the officers presiding at the Meditrust Meeting and the Operating Company Meeting.


                                 OTHER MATTERS


     As of the date of this Joint Proxy Statement/Prospectus, The Meditrust Companies Boards of Directors know of no matters that will be presented for consideration at the meetings other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Meditrust Meeting or Operating Company Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Meditrust or Operating Company, as the case may be.


     As of the date of this Joint Proxy Statement/Prospectus, the Board of Directors of La Quinta knows of no matters that will be presented for consideration at the meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the La Quinta Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of La Quinta.


                                 LEGAL MATTERS


     The validity of the Paired Shares to be issued in connection with the Merger will be passed upon by Goodwin, Procter & Hoar LLP, counsel to The Meditrust Companies.


     Goodwin, Procter & Hoar LLP, counsel for The Meditrust Companies, has passed and will pass on certain federal income tax consequences of the Merger for The Meditrust Companies and the shareholders of The Meditrust Companies and Latham & Watkins, Los Angeles, California, counsel for La Quinta, has passed and will pass on certain federal income tax consequences of the Merger for La Quinta.


                                    EXPERTS


     The combined and consolidated financial statements of Meditrust Corporation and Meditrust Operating Company and, the consolidated financial statements of Meditrust Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, and the consolidated financial statements of Meditrust Operating Company as of December 31, 1997 and for the initial period ended December 31, 1997 incorporated by reference in this Registration Statement on Form S-4 have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.


     The combined financial statements of La Quinta, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated in this Joint Proxy Statement/Prospectus by reference from La Quinta's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     With respect to the unaudited interim financial information of La Quinta for the periods ended March 31, 1998 and 1997, included and incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in La Quinta's quarterly report on Form 10-Q for the quarter ended March 31, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.



     The consolidated financial statements of Cobblestone Holdings, Inc. for the three years ended September 30, 1997, incorporated by reference in Meditrust Corporation and Meditrust Operating Company's Registration Statement (Form
S-4), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                         FUTURE SHAREHOLDER PROPOSALS


     Any Meditrust or Operating Company shareholder who intends to submit a proposal for inclusion in the proxy materials for the 1999 annual meetings of Meditrust or Operating Company must submit such proposal in writing to the respective Secretary of Meditrust or Operating Company by January 21, 1999, if the proposal is to be considered for inclusion in the Joint Proxy Statement of Meditrust and Operating Company and the form of proxy relating to those meetings. The Meditrust Companies' By-laws include advance notice and other requirements regarding proposals for shareholder action at shareholders' meetings other than those proposed by the Boards of Directors. A copy of the By-laws of either Meditrust or Operating Company may be obtained by written request addressed to the respective secretary at the address set forth in "The Meetings -- The Meditrust and Operating Company Meetings."


     La Quinta does not intend to hold an annual meeting of shareholders because of the pending Merger. If the Merger is not consummated following the satisfaction of all closing conditions, La Quinta will then promptly hold an annual meeting of shareholders.


     SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION


     The Meditrust Companies and La Quinta file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at a "http://www.sec.gov." The Meditrust Companies SEC filings are also available through their website at "http://www.reit.com." or by contacting their Investor Relations Departments at the addresses and phone numbers listed below. La Quinta's SEC filings are also available by contacting its Investor Relations Department at the address and phone number listed below.


     The Meditrust Companies have filed a Registration Statement on Form S-4 to register with the SEC the Paired Shares to be issued to the shareholders of La Quinta in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of The Meditrust Companies in addition to being a proxy statement of The Meditrust Companies and La Quinta for the shareholder meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.




Meditrust and Operating Company (File Nos. 1-08131 and 1-08132)   Period
----------------------------------------------------------------- -----------------------------
    Joint Annual Reports on Form 10-K
    and Form 10-K/A ............................................. Year ended December 31, 1997
    Joint Quarterly Report on Form 10-Q ......................... Quarter ended March 31, 1998
    Joint Current Report on Form 8-K ............................ Event date January 3, 1998
    Joint Current Report on Form 8-K ............................ Event date January 3, 1998
    Joint Current Report on Form 8-K ............................ Event date January 4, 1998
    Joint Current Report on Form 8-K ............................ Event date January 11, 1998
    Joint Current Report on Form 8-K ............................ Event date January 11, 1998
    Joint Current Report on Form 8-K ............................ Event date February 24, 1998
    Joint Current Report on Form 8-K ............................ Event date March 16, 1998
    Joint Current Report on Form 8-K ............................ Event date March 31, 1998
    Joint Current Report on Form 8-K ............................ Event date May 13, 1998



La Quinta SEC Filing (File No. 1-7790)       Period
-------------------------------------------- -----------------------------
    Annual Report on Form 10-K ............. Year ended December 31, 1997
    Quarterly Report on Form 10-Q .......... Quarter ended March 31, 1998
    Current Report on Form 8-K ............. Event date January 3, 1998

     We are also incorporating by reference additional documents that we will file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the meetings of our shareholders.

     The Meditrust Companies have supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to The Meditrust Companies, and La Quinta has supplied all such information relating to La Quinta.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/ Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Meditrust Corporation
197 First Avenue, Suite 300
Needham, MA 02194
Attn: Investor Relations
Tel: (781) 433-6000

Meditrust Operating Company
197 First Avenue, Suite 100
Needham, MA 02194
Attn: Investor Relations
Tel: (781) 453-8062

La Quinta Inns, Inc.
P. O. Box 2636
San Antonio, TX 78299-2636
Attn: Investor Relations
Tel: (210) 302-6000


     If you would like to request documents from us, please do so by June 11, 1998 to receive them before the meetings. You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on The Meditrust Companies' proposals and the La Quinta merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated May 18, 1998. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders nor the issuance of Paired Shares in the Merger shall create any implication to the contrary.

     If you would like to request documents from us, please do so by June 11, 1998 to receive them before the meetings.


     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on The Meditrust Companies' proposals and the La Quinta merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated May 18, 1998. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders nor the issuance of Paired Shares in the Merger shall create any implication to the contrary.

                                    ANNEX A




                         AGREEMENT AND PLAN OF MERGER



                          dated as of January 3, 1998



                                 by and among



                              LA QUINTA INNS, INC.
                             a Texas corporation,



                             MEDITRUST CORPORATION
                            a Delaware corporation,



                                      and



                          MEDITRUST OPERATING COMPANY
                            a Delaware corporation

                               TABLE OF CONTENTS


I. THE MERGER
     1.01 The Merger ..........................................................................   A-2
     1.02 Closing .............................................................................   A-2
     1.03 Effective Time ......................................................................   A-2
     1.04 Effects of the Merger ...............................................................   A-3
     1.05 Certificate of Incorporation and Bylaws .............................................   A-3
     1.06 Boards, Committees and Officers .....................................................   A-3
     1.07 Subscription Agreement ..............................................................   A-3
     1.08 Subscribed Shares ...................................................................   A-3
     1.09 Reservation of Right to Revise Transaction ..........................................   A-3
     1.10 Distribution of Earnings and Profits ................................................   A-3
II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
  EXCHANGE OF CERTIFICATES
     2.01 Effect on Capital Stock .............................................................   A-4
     2.02 Exchange of Certificates ............................................................   A-6
     2.03 Company Stock Plans .................................................................   A-8
III. REPRESENTATIONS AND WARRANTIES
     3.01 Representations and Warranties of the Company .......................................   A-9
     3.02 Representations and Warranties of RECO and OPCO .....................................  A-17
IV. COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.01 Conduct of Business .................................................................  A-26
     4.02 No Solicitation .....................................................................  A-29
     4.03 The Company's Accumulated and Current Earnings and Profits ..........................  A-30
V. ADDITIONAL COVENANTS
     5.01 Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings ....  A-30
     5.02 Access to Information; Confidentiality ..............................................  A-31
     5.03 Regulatory Filings ..................................................................  A-31
     5.04 Reasonable Efforts and Cooperation ..................................................  A-32
     5.05 Employee Benefit Matters ............................................................  A-32
     5.06 Fees and Expenses ...................................................................  A-33
     5.07 Public Announcements ................................................................  A-35
     5.08 Affiliates; Etc .....................................................................  A-35
     5.09 Listing of Paired Shares. ...........................................................  A-35
     5.10 Shareholder Litigation ..............................................................  A-35
     5.11 Tax Treatment .......................................................................  A-35
     5.12 Indemnification, Exculpation and Insurance ..........................................  A-35
     5.13 Ownership Restrictions ..............................................................  A-36
     5.14 Termination of Stock Purchase Plan ..................................................  A-36
     5.15 Private Letter Ruling ...............................................................  A-36
     5.16 Reorganization ......................................................................  A-37
     5.17 Retirement of Debt ..................................................................  A-37
     5.18 Consents ............................................................................  A-37
VI. CONDITIONS PRECEDENT
     6.01 Conditions to Each Party's Obligation To Effect the Merger ..........................  A-37
     6.02 Conditions to Obligations of RECO and OPCO ..........................................  A-38
     6.03 Conditions to Obligation of the Company .............................................  A-39
     6.04 Frustration of Closing Conditions ...................................................  A-39

VII. TERMINATION, AMENDMENT AND WAIVER
     7.01 Termination .........................................................................  A-39
     7.02 Effect of Termination ...............................................................  A-40
     7.03 Amendment ...........................................................................  A-40
     7.04 Extension; Waiver ...................................................................  A-40
     7.05 Procedure for Termination, Amendment, Extension or Waiver ...........................  A-40
VIII. GENERAL PROVISIONS
     8.01 Nonsurvival of Representations and Warranties .......................................  A-41
     8.02 Notices .............................................................................  A-41
     8.03 Certain Definitions .................................................................  A-41
     8.04 Interpretation ......................................................................  A-42
     8.05 Counterparts ........................................................................  A-42
     8.06 Entire Agreement; No Third-Party Beneficiaries ......................................  A-42
     8.07 Governing Law .......................................................................  A-42
     8.08 Assignment ..........................................................................  A-42
     8.09 Enforcement .........................................................................  A-42

                            INDEX OF DEFINED TERMS



1984 Option Plan ............................   2.03(a)
Adjusted E&P Distribution ...................   2.01(d)
Affected Employees ..........................   5.05(b)
Alternative Transaction .....................   5.06(b)
Applicable Amount ...........................   2.03(d)
Articles of Merger ..........................    1.03
Assumed Option ..............................   2.03(c)
Awards ......................................   2.03(a)
Benefit Plans ...............................   3.02(a)
Cash Consideration ..........................   2.01(c)
Certificate .................................   2.01(b)
Closing .....................................    1.02
Closing Date ................................    1.02
Code ........................................ Preamble
Company ..................................... Preamble
Company Benefit Plans .......................   3.01(p)
Company Common Stock ........................ Preamble
Company MAE .................................   3.01(a)
Company/OPCO Subscription Agreement .........    1.07
Company Properties ..........................   3.01(q)
Company SEC Documents .......................   3.01(e)
Company Shareholder Approval ................   3.01(i)
Company Shareholder Meeting .................   5.01(b)
Company Stock Options .......................   3.01(c)
Company Stock Plans .........................   2.03(a)
Company Takeover Proposal ...................    4.02
Company Termination Fee .....................   5.06(b)
Development Properties ......................   4.01(a)
DGCL ........................................    1.01
DOJ .........................................   5.03(a)
E&P .........................................   3.01(o)
E&P Distribution ............................    1.10
Effective Time ..............................    1.03
Electing Share ..............................   2.01(c)
Election Deadline ...........................   2.10(e)
Encumbrances ................................   3.01(q)
Environmental Laws ..........................   3.01(e)
Equity Participation Plan ...................   2.03(a)
ERISA .......................................   3.01(p)
Escrow Agent ................................   5.06(b)
Escrow Agreement ............................   5.06(b)
Excess Shares ...............................   2.02(e)
Exchange Act ................................    3.01
Exchange Agent ..............................   2.02(a)
Exchange Fund ...............................   2.02(a)
Exchange Ratio ..............................   2.01(d)
Form of Election ............................   2.01(e)
Form S-4 ....................................  .3.01(f)
Former Employees ............................   5.05(c)

FTC ..........................................   5.03(a)
Governmental Entity ..........................   3.01(d)
Hazardous Materials ..........................   3.01(v)
HSR Act ......................................   3.01(d)
Incentive Plan Award .........................   2.03(a)
Incurrence ...................................   4.01(b)
Intellectual Property Rights .................  3.01 (w)
IRS ..........................................   3.01(o)
Joint Proxy Statement ........................   3.01(d)
Law ..........................................   3.01(d)
Liens ........................................   3.01(b)
Maximum Cash Consideration Per Share .........   2.01(c)
Maximum Cash Shares ..........................   2.01(f)
Measurement Date .............................   2.01(d)
Meeting Price Date ...........................   2.01(d)
Merger Consideration .........................   2.01(d)
Merger ....................................... Preamble
Merrill Lynch ................................   3.01(k)
Non-Electing Share ...........................   2.01(d)
NYSE ......................................... Preamble
OPCO ......................................... Preamble
OPCO Common Stock ............................ Preamble
OPCO Preferred Stock .........................   3.02(c)
OPCO Series Stock ............................   3.02(c)
Option .......................................   2.03(a)
Order ........................................   3.01(d)
Other Interests ..............................   3.01(r)
Paired Shares ................................ Preamble
Principle Shareholders ....................... Preamble
Private Transaction ..........................   5.06(b)
Property Restrictions ........................   3.01(q)
REA Agreement ................................   3.01(q)
RECO ......................................... Preamble
RECO Common Stock ............................ Preamble
RECO Companies ............................... Preamble
RECO Disclosure Schedules ....................    3.02
RECO Employee Stock Option ...................   3.02(c)
RECO MAE .....................................  .3.02(a)
RECO/OPCO Shareholder Meetings ...............   5.01(c)
RECO/OPCO Shareholder Approvals ..............   3.02(i)
RECO Owned Properties ........................   3.02(v)
RECO Plans ...................................   5.05(a)
RECO Preferred Stock .........................   3.02(c)
RECO SEC Documents ...........................   3.02(e)
RECO Series Stock ............................   3.02(c)
RECO Stock Plans .............................   3.02(c)
Regular RECO Quarterly Dividends .............   3.02(g)
REIT Requirements ............................  3.02 (a)
Representation Date ..........................   3.01(c)
Restricted Shares ............................   2.03(a)
Salomon Smith Barney .........................   3.02(j)
Santa Anita ..................................  .3.02
SEC ..........................................   3.01(d)

Securities Act ..............................  3.01(e)
Shareholders Agreement ...................... Preamble
Shares ......................................   2.01
Shares Trust ................................  2.02(e)
Significant Environmental Liability .........  3.01(v)
Stock Consideration .........................  2.01(d)
Subscribed Shares ...........................   1.07
Surviving Corporation .......................   1.01
Taxes .......................................  3.01(o)
TBCA ........................................   1.01
Termination Notice ..........................  2.01(d)
Third Party .................................  5.06(b)
Total Cash Consideration ....................  2.01(f)
Trading Day .................................  2.01(d)

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of January 3, 1998, among La Quinta Inns, Inc., a Texas corporation (the "Company"), Meditrust Corporation, a Delaware corporation ("RECO"), and Meditrust Operating Company, a Delaware corporation ("OPCO" and, together with RECO, the "RECO Companies").



                                   RECITALS


     A. The respective Boards of Directors of RECO, OPCO and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have therefore approved, the business combination transaction provided for herein in which the Company would merge with and into RECO, and wherein each issued and outstanding share of Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by RECO, OPCO or the Company will be converted into the right to receive the Merger Consideration (as herein defined) on the terms and subject to the conditions of this Agreement (the "Merger");


     B. The parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger;


     C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");


     D. Contemporaneously with the execution of this Agreement, the Company, RECO and certain other Persons (such other Persons, collectively, the "Principal Shareholders") have entered into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholders have agreed, among other things, to refrain from taking certain actions and RECO, OPCO and the Principal Shareholders have agreed, among other things, to take certain actions on the terms and subject to the conditions set forth in the Shareholders Agreement; and


     E. The shares of common stock, par value $.10 per share, of RECO (the "RECO Common Stock") and the shares of common stock, par value $.10 per share, of OPCO (the "OPCO Common Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the New York Stock Exchange (the "NYSE").


     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:


I. THE MERGER

     1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), the Company will be merged with and into RECO at the Effective Time. Following the Effective Time (as defined below), RECO will be the surviving corporation in the Merger (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of the Company in accordance with the TBCA and the DGCL.

     1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VI) will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto.

      1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file articles or a certificate of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA and the DGCL and will make all other filings or recordings required under the TBCA and the DGCL in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Texas Secretary of State and the Secretary of State of Delaware and the certificate of merger has been issued by the Texas Secretary of State, or at such subsequent date or time as RECO and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

     1.04 Effects of the Merger. The Merger will have the effects set forth in
Article 5.06 of the TBCA and Section 259 of the DGCL.

   1.05 Certificate of Incorporation and Bylaws.

        (a) The Certificate of Incorporation, as amended, of RECO in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law (as herein defined).

        (b) The Bylaws, as amended, of RECO in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     1.06 Boards, Committees and Officers. The individuals serving as the members of the Board of Directors, committees of the Board of Directors (including chairmen thereof) and officers of RECO as of the Effective Time will serve as such for the Surviving Corporation until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.

     1.07 Subscription Agreement. Immediately prior to the Closing, the Company, OPCO and RECO will enter into a contract in the form previously agreed to or as such contract may be changed by the parties hereto (the "Company/ OPCO Subscription Agreement") pursuant to which consistent with this Agreement the Company will pay for, and OPCO will issue directly to the shareholders of the Company as part of the consideration to be paid to such shareholders in the Merger, a number of shares (the "Subscribed Shares") of OPCO Common Stock equal to the number of shares of RECO Common Stock to be issued to shareholders of the Company pursuant to the Merger; provided, however, that such Company/OPCO Subscription Agreement may be amended or modified in whole or in part in connection with any transaction contemplated by Section 1.09 or Section 5.15 hereof.

     1.08 Subscribed Shares. The parties acknowledge and agree that the Subscribed Shares will be issued in accordance with Sections 2.01(d) and (g) to the shareholders of the Company in connection with the Merger and will be paired with the RECO Common Stock issued in the Merger and that neither the Company nor RECO will at any time become a stockholder of OPCO.

     1.09 Reservation of Right to Revise Transaction. Notwithstanding anything to the contrary contained in this Agreement, RECO and OPCO may, in their sole discretion, but following a good faith consultation with the Company, at any time prior to the Effective Time, revise the method of effecting the Merger, which change may include the use of a merger subsidiary or other acquisition vehicle; provided, however, that (i) any breach of this Agreement and any inability of the Company to satisfy any condition to the Merger set forth in
Section 6.02 of this Agreement arising solely as a result of such revised method of effecting the Merger shall not be deemed a breach or a failure of such condition to the consummation of the Merger, (ii) notwithstanding such revised method of effecting the Merger, RECO shall continue to remain liable hereunder for the satisfaction of any of its obligations hereunder that have been assigned pursuant to this Section 1.09, and (iii) such revised method of effecting the Merger shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of
Section 368(a) of the Code and the RECO Shares to be received by the Company Shareholders shall be received without recognition of gain or loss; provided, however, that the sale of any assets by the Company to OPCO, RECO or any of their respective affiliates which would enable RECO and OPCO to maximize the economic and tax advantages associated with the paired-share structure, including without limitation the transactions contemplated by and effected pursuant to Section 5.15 hereof, shall not be deemed to contravene clause (iii) of this sentence. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute, such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

      1.10 Distribution of Earnings and Profits. In the event that all conditions precedent to the Closing set forth in Article VI have been satisfied, the Closing shall occur and immediately prior to the Effective Time RECO shall declare a dividend payable on its Common Stock (which dividend may be declared contingent upon the consummation of the Merger) in such amount as RECO determines is necessary as a result of the estimated undistributed earnings and profits of the Company at the Effective Time (the amount of such declared dividend per share of RECO Common Stock is hereinafter referred to as the "E&P Distribution"). The record date for such E&P Distribution shall be no sooner than fifteen (15) days and no later than forty-five (45) days after the Effective Time and the payment date for such E&P Distribution shall be no later than fifteen (15) days after such record date.


II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock outstanding immediately prior to the Effective Time ("Shares"):

        (a) Cancellation of Treasury Stock and RECO-Owned Stock. Each Share that is owned by the Company or by any wholly owned Subsidiary of the Company, or by RECO or OPCO or any wholly owned Subsidiary of either of them, will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        (b) Cancellation of Other Shares. Each Share, other than those described in Section 2.01(a), will no longer be outstanding and will automatically be canceled and retired and cease to exist and each holder of a certificate representing any such Share (a "Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any additional cash in lieu of fractional Paired Shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02, without interest.

        (c) Electing Shares. Subject to Sections 2.01(a), (f) and (g), each Share with respect to which a Form of Election to receive cash has been properly made and not revoked pursuant to Section 2.01(e) will, at the Effective Time, be converted into, and the holder thereof will be entitled to receive therefor, $26.00 in cash (the "Maximum Cash Consideration Per Share"). The cash consideration payable with respect to each Electing Share is hereinafter referred to as the "Cash Consideration," and each Share with respect to which an election to be converted into cash is duly made as herein provided is herein referred to as an "Electing Share."

        (d) Non-Electing Shares. Each Share other than (1) an Electing Share, and (2) a Share canceled in accordance with Section 2.01(a), is herein referred to as a "Non-Electing Share." Subject to Section 2.01(f), each Non-Electing Share and each Electing Share described in Section 2.01(g)(ii) will at the Effective Time be converted into the right to receive the number of Paired Shares (the "Exchange Ratio") determined as follows:

          (i) If the Meeting Date Price is greater than $45.60, then the Exchange Ratio will equal the quotient of (a) $28.36 minus the Adjusted E&P Distribution divided by (b) the Meeting Date Price.

          (ii) If the Meeting Date Price is less than or equal to $45.60 but greater than or equal to $41.80, then the Exchange Ratio will equal (a) .6220 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.

          (iii) If the Meeting Date Price is less than $41.80 but greater than or equal to $34.20, then the Exchange Ratio will equal the quotient of (a) $26.00 minus the Adjusted E&P Distribution divided by (b) the Meeting Date Price.

          (iv) If the Meeting Date Price is less than $34.20 but greater than or equal to $30.40, then the Exchange Ratio will equal (a) .7602 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.

          (v) If the Meeting Date Price is less than $30.40, then the Company will have the right to terminate this Agreement pursuant to Section 7.01(g) by giving written notice (the "Termination Notice") of its election to do so to RECO prior to 5:00 p.m., Boston time, on the second Trading Day after the Measurement Date; provided, however, that the Termination Notice will be deemed to be rescinded and will have no effect if, prior to 5:00 p.m., Boston time, on the second Trading Day following the date of delivery by the Company to RECO of such Termination Notice, RECO has given the Company written notice that it has exercised its right to make the Exchange Ratio equal to (A) the quotient of $23.11 divided by the Meeting Date Price minus (B) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price. If this subparagraph (v) applies, but the Company fails to give the Termination Notice by the time specified above, the Exchange Ratio will equal (a) .7602 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.


          (vi) Notwithstanding anything to the contrary contained in Section 2.01(d)(v) above, if the Meeting Date Price is less than $28.50, the Company will have the right to terminate this Agreement pursuant to Section 7.01(g) by giving Termination Notice of its election to do so to RECO prior to 5:00 p.m., Boston time, on the second Trading Day after the Measurement Date. If this subparagraph (vi) applies, but the Company fails to give the Termination Notice by the time specified above, the Exchange Ratio will equal (a) .7602 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.


     In determining the Exchange Ratio as provided above, the final number will be rounded to three decimal places, rounding up from .0005. In the event of any stock dividend or other stock distribution or a subdivision, combination or modification of RECO Common Stock or OPCO Common Stock with a record date after the date hereof and prior to the Effective Time, the Exchange Ratio will be equitably adjusted. For purposes of this Agreement, (a) the term "Meeting Date Price" means the average per share closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal or, if not reported thereby, by another authoritative source) for twenty (20) Trading Days randomly selected by a neutral independent accounting firm appointed by mutual agreement of the RECO Companies and the Company from the thirty (30) consecutive Trading Day period ending on the Trading Day (the "Measurement Date") immediately preceding the seventh Trading Day prior to the date on which the meeting of the Company's shareholders pursuant to Section 5.01(b) hereof is to be initially convened; (b) the term "Stock Consideration" means the consideration described in the second sentence of this Section 2.01(d); (c) the term "Merger Consideration" means the Cash Consideration and Stock Consideration; (d) the term "Trading Day" means a day on which the NYSE is open for trading; and (e) the term "Adjusted E&P Distribution" means the product of the Exchange Ratio multiplied by the E&P Distribution.


        (e) Form of Election. The Company will mail a form of election ("Form of Election") to all holders of record of Shares as of the record date of the Company Shareholder Meeting. In addition, the Company will use all reasonable efforts to make the Form of Election and Joint Proxy Statement available to all persons who become shareholders of the Company during the period between such record date and the third Trading Day prior to the date of the initial convening of the Company Shareholder Meeting. Any election to receive Cash Consideration contemplated by Section 2.01(c) hereof shall have been properly made only if the Exchange Agent has received at its designated office or offices, by 5:00 p.m., Boston time, on the Trading Day which is seven trading days prior to the date of the initial convening of the Company Shareholder Meeting (such time is hereinafter referred to as the "Election Deadline"), a Form of Election properly completed and accompanied by certificates representing the Shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election to receive Cash Consideration may be revoked only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all elections to receive Cash Consideration will automatically be revoked if the Exchange Agent is notified in writing by RECO and Company that the Merger has been abandoned. If an election to receive Cash Consideration is so revoked, the Certificates (or guarantees of delivery, as appropriate) for the Shares to which such election to receive Cash Consideration relates will be promptly returned to the person submitting the same to the Exchange Agent.


        (f) Limitations on Cash Payments. Anything in this Article II to the contrary notwithstanding, holders of Electing Shares will not be entitled to, and RECO will not be obligated in implementing Section 2.01(c) to pay, the Maximum Cash Consideration Per Share in respect of the number of Electing Shares that exceeds the Maximum Cash Shares. "Maximum Cash Shares" shall mean
(A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by a percentage equal to the quotient of (i) $6.75 minus the Company E&P Distribution, divided by (ii) $26.00, minus (B) the number of shares, if any, that RECO elects to purchase from shareholders prior to the Effective Time pursuant to the Shareholders Agreement. The amount of cash equal to the Maximum Cash Consideration Per Share times the Maximum Cash Shares is hereinafter referred to as the "Total Cash Consideration." The "Company E&P Distribution" shall mean the quotient of (A) (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus the Maximum Cash Shares, multiplied by (ii) the Adjusted E&P Distribution, divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        (g) Proration of Electing Shares. In the event that the aggregate number of Electing Shares exceeds the Maximum Cash Shares, all Electing Shares will at the Effective Time be converted into the right to receive Merger Consideration in the following manner:

          (i) The number of Electing Shares covered by each Form of Election to be converted into the right to receive the Cash Consideration will be determined by multiplying the number of Electing Shares covered by such Form of Election by a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the total number of Electing Shares, rounded down to the nearest whole Share; and

          (ii) Each Electing Share not converted into the right to receive the Cash Consideration in accordance with Section 2.01(g)(i) will be converted into the right to receive the Stock Consideration and no longer considered to be an Electing Share.

   2.02 Exchange of Certificates.


        (a) Exchange Agent. Prior to the Effective Time, RECO and OPCO will enter into an agreement with The First National Bank of Boston, N.A., the Company's Transfer Agent, or such other bank or trust company as may be designated by RECO, OPCO and the Company (the "Exchange Agent"), such agreement to provide that as of the Effective Time (i) RECO will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the shares of RECO Common Stock issuable pursuant to Section 2.01 in exchange for outstanding Shares, (ii) RECO will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, for exchange in accordance with this
Article II, cash in the amount of the Total Cash Consideration, and simultaneously, (iii) OPCO will deposit, or will cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the Subscribed Shares, to be paired with the shares of RECO Common Stock described in clause (i) above. The certificates for shares of RECO Common Stock and Subscribed Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) in lieu of any fractional Paired Shares and Cash Consideration, are hereinafter referred to as the "Exchange Fund."


        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail or otherwise make available to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Shares converted into the right to receive the Merger Consideration pursuant to Section 2.01: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as RECO may specify consistent with this Agreement) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration and cash, if any, which such holder has the right to receive pursuant to the provisions of Sections 2.02(c) and (e), and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued or paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance or payment pays any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of RECO that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate in the Merger and cash, if any, pursuant to the provisions of Section 2.02(c) and (e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II, but all payments of cash, if any, which holders have the right to receive pursuant to the provisions of this Article II will be made in immediately available funds. Certificates surrendered for exchange by any person who is an "affiliate" of the Company for purposes of Rule 145, as such rule may be amended from time to time, under the Securities Act, will not be exchanged until RECO has received an agreement substantially in the form of Schedule 5.08(a) from such person.

        (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to RECO Common Stock or OPCO Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares will be paid pursuant to Section 2.02(e) to the holder of any unsurrendered Certificate with respect to the Paired Shares represented thereby, and all such dividends, other distributions and cash in lieu of fractional Paired Shares will be paid by RECO or OPCO to the Exchange Agent promptly after the Effective Time and will be included in the Exchange Fund, in each case in accordance with this Article II. Subject to Section 2.02(f) and 2.02(g) hereof and to the effect of applicable escheat or similar Laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificates representing whole Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and which have been theretofore paid by RECO or OPCO with respect to such whole Paired Shares and the amount of any cash payable in lieu of fractional Paired Shares to which such holder is entitled pursuant to
Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Paired Shares.


        (d) No Further Ownership Rights in Shares. All Paired Shares issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to RECO, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.


      (e) No Fractional Shares.


          (i) No certificates or scrip representing fractional Paired Shares will be issued upon the surrender for exchange of Certificates, no dividend or distribution of RECO will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of RECO.


          (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole Paired Shares delivered to the Exchange Agent by RECO and OPCO pursuant to Section 2.02(a) over (B) the aggregate number of whole Paired Shares to be distributed to holders of Shares pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Subject to Section 2.02(e)(iv), following the Effective Time, the Exchange Agent will sell the Excess Shares, all in the manner provided in Section 2.02(e)(iii).


          (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the prior holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders entitled thereto (the "Shares Trust"). The Surviving Corporation will pay out of the Shares Trust all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Shares Trust to which each holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.


          (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), RECO may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to cause to be paid to each holder of Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the average closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) over the 20 consecutive Trading Day period ending on the Measurement Date and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv). In no event will RECO be required to cause such payment to be funded prior to the Effective Time.

          (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Shares subject to and in accordance with the terms of Section 2.02(c).

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to RECO and OPCO, in accordance with RECO's instructions, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter submit their unsurrendered Certificates to, and look only to, RECO as a general unsecured creditor thereof for payment of their claim for Merger Consideration, any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares, in each case, without interest thereon.

        (g) No Liability. None of RECO, OPCO, the Company or the Exchange Agent will be liable to any Person in respect of any Paired Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or any Governmental Entity (as herein defined) pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional Paired Shares or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, cash, dividends or distributions in respect of such Certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (h) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by RECO, on a daily basis. Any interest and other income resulting from such investments will be paid to RECO (or OPCO to the extent of OPCO's cash contributions, if any, to the Exchange Fund).

        (i) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on Paired Shares or deliverable in respect thereof, pursuant to this Agreement.

        (j) Exchange of Certificates for Cash Consideration. Without limiting the generality or effect of any other provision hereof, the Exchange Agent will have discretion to determine whether or not elections to receive Cash Consideration have been properly made or revoked pursuant to this Article II with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive Cash Consideration was not properly made with respect to Shares, absent manifest error, such Shares will be treated by the Exchange Agent as, and for all purposes of this Agreement will be deemed to be, Non-Electing Shares at the Effective Time, and such Shares will be converted in the Merger into Stock Consideration pursuant to Section 2.01(d). The Exchange Agent will also make computations as to the allocation, proration and equitable adjustments contemplated by this Article II and any such computation will be, absent manifest error, conclusive and binding on the holders of Electing Shares pursuant to this Article II. The Exchange Agent may, with the mutual agreement of RECO and the Company, make such equitable changes in the procedures set forth herein for the implementation of the cash elections provided for in this
Article II as it determines to be necessary or desirable to effect fully such elections.

   2.03 Company Stock Plans.

        (a) The Company will take all actions necessary to provide that, upon the Effective Time, (i) each outstanding option (each, an "Option") to purchase Company Common Stock under the Company's Amended and Restated 1984 Stock Option Plan (the "1984 Option Plan"), the Company's 1997 Equity Participation Plan, as amended (the "Equity Participation Plan") or the Company's Non-Qualified Stock Option Plan of Gary L. Mead (the "Non-Qualified Stock Option Plan" and, together with the Equity Participation Plan and the 1984 Option Plan, the "Company

Stock Plans"), (ii) each outstanding stock appreciation right, performance award or other award granted under the Company's Equity Participation Plan (each, an "Incentive Plan Award"), and (iii) each outstanding share of restricted Company Common Stock issued under the Company's Equity Participation Plan ("Restricted Shares" and, together with Options and Incentive Plan Awards, "Awards"), whether or not then exercisable or vested, all of which Awards are listed in Section 2.03(a) of the Company Disclosure Schedule (as defined in Section 3.01), will become fully exercisable and vested.

        (b) As soon as practicable after the date hereof, the Company will deliver to holders of Awards appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans, the agreements evidencing the grants of such Awards and this Agreement. Holders of Options identified on Section 2.03(b) of the Company Disclosure Schedule will be entitled, at their election, to have any or all of their Options (i) assumed by RECO pursuant to and in accordance with Section 2.03(c) or (ii) canceled or repurchased pursuant to and in accordance with Section 2.03(d). All other Options will be canceled or repurchased pursuant to and in accordance with
Section 2.03(d).

        (c) At the Effective Time, the Company's obligations with respect to each Option for which the holder thereof has elected pursuant to the second sentence of Section 2.03(b) to be assumed by RECO (an "Assumed Option"), will be assumed by RECO. The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Plans (as the case may be) and related option or other grant agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were issued, provided that (i) all references to the Company will be deemed to be references to RECO, and all references to the Company Common Stock will be deemed to be references to Paired Shares, (ii) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of the Company Common Stock covered by the Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares, and (iii) the exercise price per share of Paired Shares under each Assumed Option will be equal to the exercise price per share of the Company Common Stock under the Assumed Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. Pursuant to this Agreement and in accordance with the Subscription Agreement, RECO will (A) reserve for issuance or hold the number of Paired Shares that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.03(c) and (B) promptly after the Effective Time issue to each holder of an outstanding Assumed Option a document evidencing the assumption by RECO of the Company's obligations with respect thereto under this Section 2.03(c).

        (d) Immediately prior to the Effective Time, each Option which is not an Assumed Option will be canceled or repurchased, as appropriate, and in consideration of such cancellation or repurchase, as the case may be, the Company will pay to the holder of each such Option an amount in respect thereof equal to the product of (i) the Applicable Amount, multiplied by (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes). The term "Applicable Amount" means the excess of (1) $26.00 over (2) the exercise price of each such Option.

        (e) At any time prior to the Effective Time, each Option that will not be assumed, canceled, or repurchased may be exercised in accordance with the terms of the Company Stock Plans (as the case may be), provided, however, that the Company, unless contractually obligated to do so, shall not (i) allow a cashless exercise of any such Option, or (ii) accept from the holder of any such Option, a note or other instrument evidencing debt in exchange for the exercise price of such Option.


III. REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as herein defined) which have been filed with the SEC subsequent to December 31, 1996 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exclusive of any exhibits thereto and information incorporated therein by reference, the Company represents and warrants to RECO and OPCO as follows:

        (a) Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has all the requisite corporate, partnership or limited liability company power, as the case may be, and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Company and each of its

Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement (any such effect, a "Company MAE"). The Company has delivered to RECO or its counsel prior to the execution of this Agreement true, complete and correct copies of its articles of incorporation and bylaws, as well as the organizational documents and partnership and joint venture agreements of each of its Subsidiaries, in each case as amended to date.


        (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule contains a list of all of the Significant Subsidiaries of the Company as of the date hereof. Except as set forth on Section 3.01(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").


        (c) Capital Structure. The authorized capital stock of the Company consists of 200 Million Shares. At the close of business on the last business day immediately preceding the date hereof (the "Representation Date"), (i) 77,137,118 Shares were issued and outstanding, (ii) 8,030,820 Shares were held by the Company in its treasury, and (iii) 11,967,960 Shares were reserved for issuance pursuant to the Company Stock Plans. Except as set forth above, at the close of business on the Representation Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. At the close of business on the Representation Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock option or other rights ("Company Stock Options") to purchase or receive Company Common Stock granted under the Company Stock Plans) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, of the number of shares of Company Common Stock subject to Company Stock Options. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Company Stock Plans and except as set forth on Section 3.01(c) of the Company Disclosure Schedule, as of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of the Company or any of its Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.


        (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and the Shareholders Agreement, and, subject to the Company Shareholder Approval, to consummate the Merger and to perform all of the Company's obligations under this Agreement and the Shareholders Agreement. Prior to the date hereof, the Board of Directors of the Company unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement to which the Company is or will be a party as well as the Shareholders Agreement and the transactions contemplated thereby and resolved to recommend that the holders of Company Common Stock adopt this Agreement. The execution and delivery of this Agreement and the Shareholders

Agreement by the Company and the performance by the Company of its obligations contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement, to Company Shareholder Approval. Each of this Agreement and the Shareholders Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in
Section 3.01(d) of the Company Disclosure Schedule and in Sections 1.09, 5.15 and 5.16 hereof, the execution and delivery of this Agreement and the Shareholders Agreement does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, breach or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) assuming Company Shareholder Approval in the case of this Agreement, the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order"), or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Company MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the performance of all of the Company's obligations under this Agreement except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholder Meeting (such proxy statement, together with the proxy statement relating to the RECO/OPCO Shareholder Meetings, in each case as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Secretary of State of Texas and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; and (5) such consents, approvals, Orders, authorizations, registrations, declarations or filings, the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a Company MAE. The Company does not maintain, nor is it party to, nor is it currently contemplating adopting, a shareholder rights plan or similar arrangement customarily known as a "poison pill."


        (e) SEC Documents; Undisclosed Liabilities. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document, as of the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iii) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise), including liabilities arising under any Environmental Laws (as herein defined), which are required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

        (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by RECO in connection with the issuance of RECO Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Joint Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by RECO specifically for inclusion or incorporation by reference in the Joint Proxy Statement or contained in any RECO SEC Documents (as herein defined) incorporated by reference in the Form S-4 or the Joint Proxy Statement.

        (g) Absence of Certain Changes or Events. Except (i) as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, (ii) for the transactions provided for herein or permitted by
Section 4.01(a), (iii) for liabilities incurred in connection with or as a result of this Agreement, and (iv) as set forth on Section 3.01(g) of the Company Disclosure Schedule, since September 30, 1997, the Company has conducted its business only in the ordinary course, and there has not been (1) any Company MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company stock, (3) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (4) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, (5) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents, (6) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, or (7) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company. For purposes of this Agreement, "key employee" means any employee (other than an employee whose responsibilities relate principally to a single hotel) whose current salary and targeted bonus exceeds $100,000 per annum. Section 3.01(g) of the Company Disclosure Schedule contains a true and complete list of all agreements or plans providing for termination or severance pay to any key employee.

        (h) Litigation. Except as described in the Company SEC Documents filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Company pending or, to the Company's Knowledge, threatened, which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

        (i) Voting Requirements. The affirmative vote of two-thirds of the outstanding Shares entitled to vote thereon at the Company Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "Company Shareholder Approval"), to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

        (j) State Takeover Statutes. The Company Board has approved this Agreement, the Merger, the other transactions contemplated hereby and the execution of the Shareholders Agreement. Such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under, and the Company Board has taken all action necessary or advisable, so as to render inoperative with respect to the Merger and the performance of the Company's obligations contemplated by this Agreement and by the Shareholders Agreement, the provisions of Article 13.03 of the TBCA. No other takeover statutes, whether under the laws of Texas or otherwise, are applicable to the Merger, this Agreement or the transactions contemplated hereby.

        (k) Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co. ("Merrill Lynch"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to RECO true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

        (l) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch to the effect that, as of the date thereof, the Consideration (as defined in such opinion) to be received by the holders of Company Shares pursuant to the Merger and the E&P Distribution is fair to the Company's shareholders from a financial point of view.

        (m) Ownership of Paired Shares. Neither the Company nor, to its Knowledge, any of its subsidiaries, directors, or executive officers or other affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any Paired Shares.

        (n) Compliance with Laws; Permits. Except as set forth in Section 3.01(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any Order or any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except such violations as could not reasonably be expected to have a Company MAE. Except as set forth in Section 3.01(n) of the Company Disclosure Schedule, the Company and its Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law or governmental regulations in connection with their business as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a Company MAE. None of such licenses, permits or authorizations shall be terminated or canceled as a result of the consummation of the transactions contemplated by this Agreement, except for those licenses, permits or authorizations the lack of which could not reasonably be expected to have a Company MAE.

        (o) Tax Matters. Except as, individually or in the aggregate, could not be reasonably expected to have a Company MAE (other than with respect to subsection (vi) below) and except as set forth in Section 3.01(o) of the Company Disclosure Schedule:

          (i) The Company and each of its Subsidiaries has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be so paid prior to the date hereof and has made provision, in accordance with generally accepted accounting principles, for all Taxes owed or accrued through the date hereof;

          (ii) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

          (iii) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has not since January 1, 1994 entered into a closing agreement pursuant to Section 7121 of the Code;

          (iv) The Company has not received written notice of any audit of any tax return filed by the Company, and the Company has not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Company and each of the Company's Subsidiaries since January 1, 1994 and all communications relating thereto since that date have been delivered to RECO or made available to representatives of RECO;

          (v) The Company and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party; and

          (vi) The Company estimates that as of September 30, 1997, the accumulated and current earnings and profits ("E&P") of the Company (as determined for federal income tax purposes) was not in excess of $325 million.


        (p) Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the "Company Benefit Plans"), except for such matters as, individually or in the aggregate, could not reasonably be expected to have a Company MAE, (a) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Company Benefit Plan or related trust, (b) each Company Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Company Benefit Plan have been timely made, (c) neither the Company nor any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) except as set forth on Section 3.01(p) of the Disclosure Schedule, all material contributions due and payable on or before the date hereof in respect of each Company Benefit Plan have been made in full and in proper form, (e) except as set forth on Section 3.01(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in
Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as set forth on Section 3.01(p) of the Disclosure Schedule and, except as otherwise required under ERISA, the Code and applicable state Laws, no Company Benefit Plan currently or previously maintained by the Company or any of its Subsidiaries provides any post-retirement health or life insurance benefits, and neither the Company nor any of its Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Company Benefit Plan, and (h) except as set forth on Section 3.01(p) of the Disclosure Schedule, no benefit or amount payable or which may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which could not reasonably be expected to be deductible by reason of Section 280G of the Code.


        (q) Properties. All of the real estate properties owned or leased by the Company and each of its Subsidiaries as of the date hereof are listed in
Section 3.01(q) of the Company Disclosure Schedule. Each such property that is leased by the Company or one of its Subsidiaries is designated as a leased property in Section 3.01(q) of the Company Disclosure Schedule. The Company has no direct or indirect ownership interest in any real property as of the date hereof other than the properties owned by the Company and its Subsidiaries and set forth in Sections 3.01(s) and 3.01(q) of the Company Disclosure Schedule. The Company and each of its Subsidiaries own fee simple or leasehold title (each as indicated in Section 3.01(q) of the Company Disclosure Schedule) to each of the real properties identified in Section 3.01(q) of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such Encumbrances as, individually and in the aggregate, could not reasonably be expected to have a Company MAE. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions, (ii) Property Restrictions imposed or promulgated by Law or any governmental body or authority with respect to real property, including zoning regulations, that do not and as a consequence of the Merger will not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been, or will be prior to the Closing, delivered or made available to RECO), and (iv) mechanics', carriers', supplier's, workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the Merger will not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not and as a consequence of the Merger will not otherwise materially impair business operations conducted by the Company and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, valid policies of title insurance have been issued insuring the Company's or its applicable Subsidiary's fee simple (or leasehold to the extent disclosed in Section 3.01(q) of the Company Disclosure Schedule) title to each of the Company Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and the Company has no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is the Company or any of its Subsidiaries currently in default under any REA Agreement and the Company Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Company MAE; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued by any governmental authority; (C) there are no material structural defects relating to any of the Company Properties; (D) there is no Company Property whose building systems are not in working order in any material respect; and (E) there is no physical damage to any Company Property in excess of $750,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, the use and occupancy of each of the Company Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the Company has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Company Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Company Properties. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, following a casualty, each of the Company Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as otherwise could not reasonably be expected to have a Company MAE, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Company Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any Company Property. None of the Company Properties is subject to any contractual restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

        (r) Other Interests. Except for such Other Interests of the Company or any of its Subsidiaries that, individually or in the aggregate, could not reasonably be expected to have a Company MAE, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities) (collectively "Other Interests").

        (s) Related Party Transactions. The Company SEC Documents and/or the Company Disclosure Schedule disclose all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the Company, any member of the immediate family, spouse, grandchild or, to the Knowledge of the Company, any other relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Copies of all such documents have previously been provided or made available to RECO and its counsel.

        (t) Labor Matters. Except as would not reasonably be expected to have a Company MAE, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not reasonably be expected to have a Company MAE, as of the date hereof, neither the Company nor any of its Subsidiaries are the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.


        (u) Contracts and Commitments. Neither the Company, nor any of its Subsidiaries, is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement
(i) required to be disclosed in, or filed as an exhibit to, the Company SEC Documents, or (ii) which will be required to be disclosed in or filed as an exhibit to the Company's Form 10-K for the period ending December 31, 1997 (a "Company Material Contract") that is not filed in the Company SEC Documents. All Company Material Contracts are valid, existing, in full force and effect, binding upon the Company or its Subsidiaries, as the case may be, in accordance with their terms, and the Company and its Subsidiaries are not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder nor, to the best knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.


        (v) Environmental Matters. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, could not reasonably be expected to result in a Significant Environmental Liability (as hereinafter defined). As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection or health and safety. The Company has previously made available to RECO, or will provide to RECO within twenty days from the date hereof, copies of all documents concerning any environmental or health and safety matter adversely affecting the Company and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials (as defined below), spill control plans and material correspondence with any federal, state or local govern-ment, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants regulated under any Environmental Laws. Except as set forth in
Section 3.01(v) of the Company Disclosure Schedule or disclosed in the Company SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability, there is no administrative or judicial enforcement proceeding, pending or to the Knowledge of the Company, threatened against the Company or Company Subsidiary under any Environmental Law. Except as set forth in Section 3.01(v) of its the Company Disclosure Schedule or disclosed in its SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability, neither the Company nor any Company Subsidiary or, to the best Knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs, property damage, fines, penalties or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the best knowledge of the Company, neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 3.01(v) of its Disclosure Schedule, and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability: (i) the Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action; (ii) to the best knowledge of the Company, there is no hazardous waste treatment, storage or disposal facility located at any of the real property owned or leased by the Company or any Company Subsidiary; and (iii) to the best Knowledge of the Company, no underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, are located at any of the real property owned or leased by the Company or any Company Subsidiary other than in compliance with applicable Environmental Laws.


        "Significant Environmental Liability" shall mean a liability of the Company or any of its Subsidiaries under any Environmental Law for response costs, property damages, natural resource damages, fines and penalties as defined under the Environmental Laws which, individually or in the aggregate, is reasonably expected to exceed $200 million. The term "Significant Environmental Liability" shall not include (i) any actual or potential threats of liability under any Environmental Law with respect to a potential liability identified solely due to the nature of the present or former use of any property surrounding the property owned by the Company or its Subsidiaries so long as the contamination is not on the Company's or such Subsidiary's Property), (ii) any liability for remedial activity not required to be performed pursuant to any Environmental Law, or (iii) any liability for which the Responsible Party is reasonably likely to be a party other than the Company or any of its Subsidiaries and for which such generator is a person who is a financially viable party capable of implementing required remedial work.


        (w) Intellectual Property. The Company and each of its Subsidiaries own or has the right to use all trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights, including without limitation the names "La Quinta Inns" and "La Quinta" (collectively, the "Intellectual Property Rights") as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except (other than in the case of the names "La Quinta Inns" and "La Quinta" where the failure to own or have the right to use such Intellectual Property Rights could not reasonably be expected to have a Company MAE. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of a third party other than any infringements that, individually or in the aggregate, could not reasonably be expected to have a Company MAE.


     3.02 Representations and Warranties of RECO and OPCO. Except as disclosed in the reports, schedules, forms, statements and other documents which have been filed with the SEC on or before November 5, 1997 by Meditrust Corporation prior to its merger with and into Santa Anita Enterprises, Inc. ("Santa Anita") pursuant to the Exchange Act or in the RECO SEC Documents (as defined herein), which have been filed with the SEC subsequent to December 31, 1996 pursuant to the Exchange Act, in each case, exclusive of any exhibits thereto and information incorporated therein by reference, the RECO Companies jointly and severally represent and warrant to the Company as follows:


        (a) Organization, Standing and Corporate Power. Each of the RECO Companies and each of their respective Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has all the requisite corporate, partnership or limited liability company or other power, as the case may be, and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The RECO Companies and each of their respective Significant Subsidiaries are duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of the RECO Companies and their respective Subsidiaries, taken as a whole, or on the ability of the RECO Companies to perform any of their obligations under this Agreement (any such effect, a "RECO MAE"). The RECO Companies have delivered to the Company prior to the execution of this Agreement complete and correct copies of their respective articles of incorporation and bylaws, in each case as amended to date and have made available to the Company the articles of incorporation and bylaws (or comparable organizational documents) of each of their respective Subsidiaries, in each case as amended to date.


        (b) Subsidiaries. Section 3.02(b) of the RECO Disclosure Schedule lists all of the Significant Subsidiaries of the RECO Companies as of the date hereof. Except as set forth on Section 3.02(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens.


        (c) Capital Structure. The authorized capital stock of RECO consists of 306 million shares of capital stock including (i) 270 million shares of RECO Common Stock, (ii) 6 million shares of preferred stock, par value $.10 per share ("RECO Preferred Stock"), and (iii) 30 million shares of series common stock, par value $.10 per share ("RECO Series Stock"). The authorized capital stock of OPCO consists of 306 million shares of capital stock including (x) 270 million shares of OPCO Common Stock, (y) 6 million shares of preferred stock, par value $.10 per share ("OPCO Preferred Stock"), and (z) 30 million shares of series common stock, par value $.10 per share ("OPCO Series Stock"). At the close of business on December 23, 1997, (i) 88,969,888 paired shares of RECO Common Stock and OPCO Common Stock were issued and outstanding, (ii) no shares of RECO Preferred Stock and no shares of OPCO Preferred Stock were issued and outstanding, (iii) no shares of RECO Series Stock and no shares of OPCO Series Stock were issued and outstanding, (iv) no shares of RECO Common Stock and no shares of OPCO Common Stock were held by RECO or OPCO in their respective treasuries; provided, however, that, OPCO currently holds approximately 1.3 million shares of RECO Common Stock, (v) 5% of the issued and outstanding shares of RECO Common Stock and 5% of the issued and outstanding shares of OPCO Common Stock plus an additional 3,522,877 Paired Shares of each were reserved for issuance pursuant to equity plans filed as exhibits to or described in the RECO SEC Documents (collectively, the "RECO Stock Plans"), and (vi) 3,350,746 shares of RECO Common Stock and 3,350,746 shares of OPCO Common Stock were reserved for issuance upon the conversion of RECO's outstanding convertible senior notes and convertible debentures described in Section 3.02(c) of the RECO Disclosure Schedule. At the close of business on the Representation Date, except as set forth above, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock options or other rights ("RECO Employee Stock Options") to purchase or receive RECO and OPCO Common Stock granted under the RECO Stock Plans) to receive shares of RECO Common Stock on a deferred basis granted under the RECO Stock Plans or otherwise. Section 3.02(c) of the RECO Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, except as set forth above, of the number of Paired Shares subject to RECO Employee Stock Options. All outstanding shares of capital stock of the RECO Companies are, and all shares which may be issued, including shares to be issued pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes or other indebtedness or securities of the RECO Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of RECO and OPCO may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the RECO Companies or any of their respective Subsidiaries is a party or by which any of them is bound obligating the RECO Companies or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the RECO Companies or of any of their respective Subsidiaries or obligating the RECO Companies or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the RECO Stock Plans and except as set forth above, as of the close of business on the Representation Date, and except as could not reasonably be expected to be required to be disclosed pursuant to the RECO SEC Documents, there were no outstanding contractual obligations of the RECO Companies or any of their respective Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of the RECO Companies or any of their respective Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the RECO Companies to vote or to dispose of any shares of the capital stock of any of their respective Subsidiaries. The Company maintains a shareholder rights plan.


        (d) Authority; Noncontravention. RECO and OPCO have all requisite corporate power and authority to enter into this Agreement and, subject to the RECO/OPCO Shareholder Approvals, to consummate the Merger and to perform all of their respective obligations under this Agreement. On or prior to the date hereof, the Board of Directors of each of RECO and OPCO approved this Agreement and the other transactions contemplated by this Agreement and resolved to recommend that the holders of RECO/OPCO Common Stock adopt this Agreement, and the Board of Directors of RECO has approved the Merger. The execution and delivery of this Agreement by RECO and OPCO and the performance by RECO and OPCO of their respective obligations contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of RECO and OPCO, subject, in the case of the adoption of this Agreement, to RECO/OPCO Shareholder Approvals as defined below. This Agreement has been duly executed and delivered by RECO and OPCO and constitutes the legal, valid and binding obligations of RECO and OPCO, enforceable against each of them in accordance with its terms. Except as set forth in Section 3.02(d) of the RECO Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the RECO Companies or any of their respective Subsidiaries under, (i) assuming RECO/ OPCO Shareholder Approvals, the articles of incorporation or bylaws of the RECO Companies or the comparable organizational documents of any of their respective Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the RECO Companies or any of their respective Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law applicable to the RECO Companies or any of their respective Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a RECO MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the RECO or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by RECO and OPCO or the consummation by RECO and OPCO of the Merger or the performance of all of their respective obligations under this Agreement, except for (1) the filing of a premerger notification and report form by the RECO Companies under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the RECO/OPCO Shareholder Meetings, (B) the Form S-4, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which the RECO Companies are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; (5) such filings with and approvals of the NYSE to permit the Paired Shares that are to be issued in the Merger to be listed or quoted for trading thereon; (6) such other filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (7) such consents, approvals, Orders, authorizations, registrations, declarations or filings, the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a RECO MAE.


        (e) SEC Documents; Undisclosed Liabilities. RECO and OPCO have timely filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996 (the "RECO SEC Documents"). As of their respective dates, the RECO SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RECO SEC Documents, and none of the RECO SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any RECO SEC Document has been revised or superseded by a later RECO SEC Document, as of the date hereof none of the RECO SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of RECO and OPCO included in the RECO SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RECO and OPCO and their respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as contemplated hereunder,
(iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including without limitation financing relating to the transactions contemplated hereby), and (iv) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither RECO, OPCO nor any Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise), including liabilities arising under any Environmental Laws, which are required by generally accepted accounting principles to be reflected in a consolidated balance sheet of RECO and OPCO and their respective consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a RECO MAE.


        (f) Information Supplied. None of the information supplied or to be supplied by the RECO Companies specifically for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act or (ii) the Joint Proxy Statement, at the date it is first mailed to the shareholders of RECO and OPCO or at the time of the RECO/OPCO Shareholder Meetings will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by RECO or OPCO with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4 or contained in any Company SEC Documents incorporated by reference in the Joint Proxy Statement or the Form S-4.


        (g) Absence of Certain Events. Except (i) as disclosed in the RECO SEC Documents filed and publicly available prior to the date of this Agreement,
(ii) for the transactions provided for herein or permitted by Section 4.01(b), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since September 30, 1997, there has not been (1) any RECO MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of RECO's or OPCO's capital stock, other than regular quarterly cash dividends at the rate in effect for the three quarters of 1997, as increased by the Board of Directors of RECO and OPCO in the ordinary course ("Regular RECO Quarterly Dividends"),
(3) any split, combination or reclassification of any of RECO's or OPCO's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of RECO's or OPCO's capital stock, or (4) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the RECO Companies.

        (h) Litigation. Except as described in the RECO SEC Documents filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the RECO Companies pending or, to the RECO Companies' Knowledge, threatened, which, individually or in the aggregate, could reasonably be expected to have a RECO MAE.

        (i) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of (x) RECO Common Stock, voting as a single class, at the RECO Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "RECO Shareholder Approval"), to adopt this Agreement and (y) OPCO Common Stock, voting as a single class, at the OPCO Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "OPCO Shareholder Approval" and together with the RECO Shareholder Approval, the "RECO/OPCO Shareholder Approvals"), to approve the issuance of OPCO Common Stock in connection with the Merger are the only votes of the holders of any class or series of RECO's or OPCO's capital stock necessary to approve and adopt this Agreement, the Subscription Agreement and the transactions contemplated hereby and thereby.

        (j) Brokers. No broker, investment banker, financial advisor or other Person, other than Smith Barney Inc. and Salomon Brothers Inc. (collectively doing business as, and hereinafter referred to as, "Salomon Smith Barney"), the fees and expenses of which will be paid by the RECO Companies or, if the Merger occurs, the Surviving Corporation is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the RECO Companies. RECO has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

        (k) Opinion of Financial Advisor. The Boards of Directors of the RECO Companies have received the opinion of Salomon Smith Barney to the effect that, as of the date of the Boards' approval of this Agreement, the Merger Consideration is fair to the RECO Companies from a financial point of view.

        (l) Ownership of Company Common Stock. RECO, OPCO and, to their Knowledge, their respective Affiliates beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) collectively less than one percent (1%) of the capital stock of the Company. Except for this Agreement and the Shareholders Agreement, neither RECO nor OPCO nor, to their knowledge, any of their respective Affiliates is a party on the date hereof to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

        (m) Tax Matters. The RECO Companies have no plan or intention to take any action that would cause the Merger not to qualify and continue to qualify as a reorganization under Section 368(a) of the Code. The parties hereto agree that the sale, if any, of the Company Management Assets to OPCO as provided in
Section 5.15 hereto shall not constitute a breach of this representation.

      (n) REIT Status.

          (i) RECO has been, for every year beginning with the taxable year ending December 31, 1985, and will continue to be, organized and operated in conformity with the requirements for RECO to qualify as a REIT under the Code and the rules and regulations promulgated thereunder (the "REIT Requirements"), and its proposed method of operation will enable it to continue to meet the REIT Requirements.

          (ii) Except as disclosed in the RECO Disclosure Schedule, RECO has timely, completely and correctly filed all Federal, state and local tax returns and reports required to be filed by it, and has timely paid or made adequate provision for the payment of all taxes, if any, required to be paid with respect thereto, except where the failure to file or pay is not reasonably expected to have a RECO MAE. Except as set forth in the RECO Disclosure Schedule, neither RECO nor any of its Significant Subsidiaries have been audited or examined by the IRS or any state or local taxing authority and no notice of any such audit has been received by RECO, nor has RECO extended any applicable statute of limitations for the assessment or collections of tax. Except as disclosed in the RECO Disclosure Schedule, no liens for taxes exist with respect to any assets or properties of RECO or any of its Significant Subsidiaries, except for statutory liens for taxes not yet due.


          (iii) RECO has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including without limitations, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any federal, state or local laws, domestic or foreign) and has, within the time and manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, except where the failure to pay or withhold is not reasonably expected to have a RECO MAE.


        (o) Other Interests. Except for such Other Interests of the RECO Companies or any of their respective Subsidiaries that, individually or in the aggregate, could not reasonably be expected to have a RECO MAE, neither the RECO Companies nor any of their respective Subsidiaries owns directly or indirectly Other Interests.


        (p) Related Party Transactions. The RECO SEC Documents and/or in
Section 3.02(p) of the RECO Disclosure Schedule disclose all arrangements, agreements and contracts entered into by the RECO Companies or any of their respective Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the RECO Companies, any member of the immediate family, spouse, grandchild or, to the knowledge of the RECO Companies, any other relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Copies of all such documents have previously been provided or made available, or will be made available, to the Company and its counsel.


        (q) Labor Matters. Except as would not reasonably be expected to have a RECO MAE, neither the RECO Companies nor any of their respective Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not reasonably be expected to have a RECO MAE, as of the date hereof, neither the RECO Companies or any of their respective Subsidiaries are the subject of any material proceeding asserting that the RECO Companies or any of their respective Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the RECO Companies, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the RECO Companies or any of their respective Subsidiaries.


        (r) Contracts and Commitments. Except as disclosed in the RECO Disclosure Schedule, neither the RECO Companies, nor any of their respective Subsidiaries, is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement
(i) required to be disclosed in, or filed as an exhibit to, the RECO SEC Documents, or (ii) which will be required to be disclosed in or filed as an exhibit to the RECO or OPCO Form 10-K for the period ending December 31, 1997 (a "RECO Material Contract") that is not filed in the RECO SEC Documents. All RECO Material Contracts are valid, existing, in full force and effect, binding upon the RECO Companies that are parties thereto or their respective Subsidiaries, as the case may be, in accordance with their terms, and the RECO Companies and their respective Subsidiaries are not in default under any of them, nor, to the best knowledge of the RECO Companies, is any other party to any such contract or other agreement in default thereunder nor, to the best knowledge of the RECO Companies, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.


        (s) Compliance with Laws; Permits. Neither the RECO Companies nor any of their respective Subsidiaries is in violation of any Order or any Law applicable to the RECO Companies or any of their respective Subsidiaries or any of their respective properties or assets, except such violations as could not reasonably be expected to have a RECO MAE. The RECO Companies and their respective Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law or governmental regulations in connection with their business as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a RECO MAE. None of such licenses, permits or authorizations shall be terminated or canceled as a result of the consummation of the transactions contemplated by this Agreement, except for those licenses, permits or authorizations the lack of which could not reasonably be expected to have a RECO MAE.

        (t) Tax Matters. Except as, individually or in the aggregate, could not be reasonably expected to have a RECO MAE and except as set forth on Section 3.02(t) of the RECO Disclosure Schedule:

          (i) The RECO Companies and each of their respective Subsidiaries has paid or caused to be paid all Taxes, required to be so paid prior to the date hereof and has made provision, in accordance with generally accepted accounting principles, for all Taxes owed or accrued through the date hereof;

          (ii) The RECO Companies and each of their respective Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

          (iii) Neither the IRS nor any other governmental authority is now asserting by written notice to the RECO Companies or any of their respective Subsidiaries or, to the Knowledge of the RECO Companies, threatening to assert against the RECO Companies or any of their respective Subsidiaries any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the RECO Companies do not file reports and returns that the RECO Companies are or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the RECO Companies or any of their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. The RECO Companies have not since January 1, 1994 entered into a closing agreement pursuant to Section 7121 of the Code;

          (iv) The RECO Companies have not received written notice of any audit of any tax return filed by the RECO Companies, and the RECO Companies have not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither the RECO Companies nor any of their Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the RECO Companies is in force; and

          (v) The RECO Companies and each of their respective Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

        (u) Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the RECO Companies or any of their respective Subsidiaries (the "RECO Benefit Plans"), except for such matters as, individually or in the aggregate, could not reasonably be expected to have a RECO MAE, (a) each RECO Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received or has applied for a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such RECO Benefit Plan or related trust, (b) each RECO Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each RECO Benefit Plan have been timely made, (c) neither the RECO Companies nor any of their respective Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of ERISA in connection with any RECO Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule, all material contributions due and payable on or before the date hereof in respect of each RECO Benefit Plan have been made in full and in proper form, (e) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule, neither the RECO Companies nor any of its Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule and except as otherwise required under ERISA, the Code or applicable state Laws, no RECO Benefit Plan currently or previously maintained by the RECO Companies or any of their respective Subsidiaries provides any post-retirement health or life insurance benefits, and neither the RECO Companies nor any of their respective Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each RECO Benefit Plan, and (h) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule, no benefit or amount payable or which may become payable by RECO or any of its Subsidiaries pursuant to any RECO Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which could not reasonably be expected to be deductible by reason of Section 280G of the Code.


        (v) Properties. All of the real estate properties owned by the RECO Companies and each of their respective Subsidiaries as of the date hereof are listed in Section 3.02(v) of the RECO Disclosure Schedule. The RECO Companies have no direct or indirect ownership interest in any real property as of the date hereof other than the properties owned by the Company and its Subsidiaries and set forth in Section 3.02(v) of the RECO Disclosure Schedule. The RECO Companies and each of their respective Subsidiaries own fee simple title to or a long-term leasehold interest in each of the real properties identified in
Section 3.02(v) of the RECO Disclosure Schedule (the "RECO Owned Properties"), free and clear of Encumbrances, except for such Encumbrances as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, the RECO Owned Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions, (ii) Property Restrictions imposed or promulgated by Law or any governmental body or authority with respect to real property, including zoning regulations, that do not and as a consequence of the Merger will not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been or will, prior to Closing, be delivered or made available to RECO), and (iv) mechanics', carriers', supplier's, workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the Merger will not materially detract from the value of or materially interfere with the present use of any of the RECO Owned Properties subject thereto or affected thereby, and do not and as a consequence of the Merger will not otherwise materially impair business operations conducted by the RECO Companies and its respective Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, valid policies of title insurance have been issued insuring the RECO Companies' or their respective applicable Subsidiary's fee simple title or leasehold to each of the RECO Owned Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and the RECO Companies have no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the RECO Owned Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the RECO Owned Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the RECO Owned Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor are the RECO Companies or any of their respective Subsidiaries currently in default under any REA Agreement and the RECO Owned Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a RECO MAE; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the RECO Owned Properties has been issued by any governmental authority; (C) there are no material structural defects relating to any of the RECO Owned Properties; (D) there is no RECO Owned Property whose building systems are not in working order in any material respect; and (E) there is no physical damage to any Company Property in excess of $750,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, the use and occupancy of each of the RECO Owned Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the RECO Companies have no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the RECO Companies Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such RECO Owned Properties. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, neither the RECO Companies nor any of their respective Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the RECO Owned Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the RECO Owned Properties or by the continued maintenance, operation or use of the parking areas. Except as otherwise could not reasonably be expected to have a RECO MAE, there are no outstanding abatement proceedings or appeals with respect to the assessment of any RECO Owned Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any RECO Owned Property.

        (w) Environmental Matters. To the Knowledge of the RECO Companies, the RECO Companies and their respective Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, could not reasonably be expected to result in a RECO Significant Environmental Liability. The RECO Companies have previously made available to the Company, or will provide, upon request, within twenty days from the date hereof, copies of all documents concerning any environmental or health and safety matter adversely affecting the RECO Companies and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. Except as set forth in Section 3.02(w) of the RECO Disclosure Schedule or disclosed in the RECO SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a RECO Significant Environmental Liability, there is no administrative or judicial enforcement proceeding, pending or to the Knowledge of the RECO Companies, threatened against the RECO Companies or any of their respective Subsidiaries under any Environmental Law. Except as set forth in Section 3.02(w) of its the RECO Disclosure Schedule or disclosed in the RECO SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a RECO Significant Environmental Liability, neither the RECO Companies nor any of their respective Subsidiaries or, to the best Knowledge of the RECO Companies, any legal predecessor of the RECO Companies or any of their respective Subsidiaries, has received any written notice that it is potentially responsible under any Environmental Law for response costs, property damage, fines, penalties or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the best knowledge of the RECO Companies, neither the RECO Companies nor any of their respective Subsidiaries has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 3.02(w) of the RECO Disclosure Schedule, and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a RECO Significant Environmental Liability, the RECO Companies have no Knowledge of any release on the real property owned or leased by the RECO Companies or any of their respective Subsidiaries or predecessor entity of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action or in material liability under the Environmental Laws and, to the best knowledge of the RECO Companies, there is no hazardous waste treatment, storage or disposal facility, and except for the following which, to the best Knowledge of the RECO Companies, could not reasonably be expected to result in a RECO Significant Environmental Liability based on its current condition, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the RECO Companies or any of their respective Subsidiaries other than in compliance with applicable Environmental Laws.

        "RECO Significant Environmental Liability" shall mean a liability of the RECO Companies or any of their respective Subsidiaries under any Environmental Law for response costs, property damages, natural resource damages, fines and penalties as defined under the Environmental Laws which, individually or in the aggregate, is reasonably expected to exceed $200 million. The term "RECO Significant Environmental Liability" shall not include
(i) any actual or potential threats of liability under any Environmental Law with respect to a potential liability identified solely due to the nature of the present or former use of any property surrounding the property owned by the RECO Companies or their respective Subsidiaries so long as the contamination is not on the RECO Companies' or such Subsidiary's

Property), (ii) any liability for remedial activity not required to be performed pursuant to any Environmental Law, or (iii) any liability for which the Responsible Party is reasonably likely to be a party other than the RECO Companies or any of their respective Subsidiaries and for which such generator is a person who is a financially viable party capable of implementing required remedial work.


IV. COVENANTS RELATING TO CONDUCT OF BUSINESS

   4.01 Conduct of Business.

        (a) Conduct of Business by the Company. Except as contemplated by this
Section 4.01 and except as set forth in Section 4.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Significant Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course thereof in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

          (i) other than (i) normal quarterly dividends of $.0175 per Share payable by the Company to its shareholders, and (ii) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) other than pursuant to Awards outstanding as of the date hereof, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;


          (ii) other than pursuant to Awards outstanding as of the date hereof, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

        (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

          (iv) except for (a) pending transactions disclosed in the Company SEC Documents to be completed substantially in accordance with the budgets contemplated for such transactions as of the date hereof, copies of which shall have been provided to RECO on or prior to the date hereof, (b) the continued development of forty-three properties currently under construction, a schedule of which development is included on Schedule 4.01(a) of the Company Disclosure Schedule (the "Development Properties"), (c) the purchase and development on terms consistent with general market conditions of up to (I) twenty-one additional properties for development as inns or suites that the Company currently intends to approve, consistent with past practices, through June 1998, and (II) the purchase and conversion of three additional properties into Company facilities through June 1998 (collectively, the "Future Development Properties"), and (d) the purchase of equipment, supplies and similar items in the ordinary course of business, after the date of this Agreement, acquire any assets (including acquisitions of undeveloped land) of, or acquire by merging or consolidating with, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof; provided, however, that the Company agrees to provide RECO and OPCO with periodic progress reports regarding the Development Properties and the Future Development Properties and to provide RECO and OPCO with such additional information regarding such properties as may be reasonably requested;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than
(i) in the ordinary course of business consistent with past practice, (ii)

(A) in the case of any real property, in a transaction that is the subject of a binding contract in existence on the date of this Agreement and disclosed in
Section 4.01(a)(v) of the Company Disclosure Schedule or (B) in the case of personal property or intangible property, in a transaction that is not material individually or in the aggregate;

          (vi) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (including any amendments of existing credit and financing arrangements), except for short-term borrowings incurred in the ordinary course of business consistent with past practice and short-term borrowings used to refinance existing debt as it matures, all of which debt shall be on terms consistent with general market conditions and shall not carry any prepayment penalty or prohibition on prepayments thereunder; provided, however, that no further issuances of notes or other debt instruments under any indenture to which the Company or any Subsidiary is a party, may be made prior to the Effective Date; (b) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business, relocation or similar costs and expenses in the ordinary course of business or (c) incur additional debt, unless necessary to satisfy the Company's obligations under the Subscription Agreement and such debt is incurred immediately prior to the time for satisfying such obligation; provided, however that, notwithstanding the foregoing, the Company shall be permitted to: (I) incur additional borrowings under the Company's existing $325 million and $75 million credit facilities, (II) increase the amounts available and incur additional borrowings under such credit facilities on terms consistent with general market conditions for such additional borrowings, (III) incur additional short-term debt obligations, and (IV) incur additional medium term debt obligations consistent with the Company's past practice with respect to medium term note issuances, in each case (i) to fund the activities related to the Development Properties and Future Development Properties, (ii) to fund the payment of principal amortization on the debt set forth in Section 4.01(a) of the Company Disclosure Schedule, (iii) to refinance the Company's 9 1/4% Senior Subordinated Notes, (iv) to refinance the Company's existing Prudential mortgages, and (v) to replace the Company's existing Treasury locks; provided, however, in each case that all such debt shall be pre-payable without penalty or additional cost at any time on or prior to the Effective Time;

          (vii) make or agree to make any capital expenditure or capital expenditures, excluding land purchases, other than (A) in accordance with the capital budgets previously furnished to the RECO Companies, provided that the amount of such capital expenditures may exceed budgeted amounts by not more than, as to any specifically budgeted matter, 10% or, as to all such capital expenditures, 5% in the aggregate, or (B) as permitted by Section 4.01(a)(iv);

          (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

          (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company employee benefit plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

          (x) except as disclosed in Section 4.01(a) of the Company Disclosure Schedule, increase the compensation of any director, officer or other employee of the Company or any of its Subsidiaries earning more than $100,000 per annum or enter into or amend any employment agreement with any such Person, or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

          (xi) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

          (xii) enter into any agreement with any franchisor or franchisee with respect to any real property assets owned or leased by the Company or any of its Subsidiaries or any third party, as the case may be, or any agreement under which the Company or any of its Subsidiaries would provide hotel management services, without the prior consent of RECO, which consent will not be unreasonably withheld or delayed; or

          (xiii) authorize, or commit or agree to take, any of the foregoing actions.

        (b) Conduct of Business by RECO. Except as contemplated by this Agreement and except as set forth in Section 4.01(b) of the RECO Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the RECO Companies will, and will cause their respective Significant Subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time; provided, however, that the foregoing shall not restrict the ability of the RECO Companies and their respective Subsidiaries to engage in any acquisition, merger, exchange offer, equity or debt financing or other similar corporate transaction except to the extent prohibited by Sections 4.01(b)(i), (ii), (iii), (iv) or (v) below. Except as set forth in Section 4.01(b) of the RECO Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the RECO Companies will not, and will not permit any of their respective Subsidiaries to:

          (i) other than (A) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of RECO or OPCO to its parent, or by a Subsidiary that is partially owned by RECO or OPCO or any of their respective Subsidiaries, provided that RECO, OPCO or any such Subsidiary receives or is to receive its proportionate share thereof, (B) dividends required in the reasonable judgment of RECO in order to preserve RECO's status as a REIT or to avoid federal income or excise taxes on its undistributed income, (C) Regular RECO Quarterly Dividends, and (D) special dividends and distributions which the Board of Directors of each of RECO and OPCO determines are in the best interests of the RECO Companies, their shareholders and, assuming the consummation of the Merger, the Company's shareholders, (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) purchase or offer to purchase any capital stock of either of the RECO Companies, other than purchases (w) made in the open market in accordance with Regulation M under the Exchange Act, (x) in accordance with any agreement filed or matter described in the RECO SEC Documents, (y) by either of the RECO Companies of its capital stock held by the other RECO Company, and (z) by either of the RECO Companies of newly issued common stock of the other RECO Company for the purposes of pairing shares of RECO Common Stock and OPCO Common Stock;

          (ii) incur or guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing (any such event, an "Incurrence"), such that the consolidated Indebtedness of RECO and OPCO, giving effect to such Incurrence, would cause RECO's Debt to Market Capitalization Ratio to exceed an amount equal to 50%. For purposes of this Section, "Indebtedness" means, with respect to any Person, all obligations of such Person (including the current portion thereof) that would be required to be reflected as indebtedness on a consolidated balance sheet for such Person prepared in accordance with generally accepted accounting principles and "RECO's Debt to Market Capitalization Ratio" means the total consolidated and unconsolidated debt of the RECO Companies as a percentage of the market value of outstanding shares of stock of the RECO Companies and all units of limited partnership of all operating partnerships of which either of the RECO Companies is the sole general partner plus total consolidated and unconsolidated debt;

          (iii) directly, or indirectly through a Subsidiary, enter into any agreement, or participate in active negotiations with any third party, relating to any tender or exchange offer, merger, consolidation, sale of all or substantially all of the capital stock or assets of RECO or OPCO or other form of business transaction the reasonably foreseeable effect of which would be (A) to delay the Effective Time beyond July 31, 1998 or to prevent the Effective Time from occurring, or (B) result in the Merger not being treated as a tax-free reorganization for federal income tax purposes;

          (iv) take any action or fail to take any action which could reasonably be expected to terminate RECO's status as a REIT; or

        (v) authorize, or commit or agree to take, any of the foregoing actions.

        (c) Other Actions. Except as required by Law, neither the Company (except as permitted by Sections 1.09, 5.15 or 5.16), on the one hand, nor RECO or OPCO, on the other hand, will, nor will they permit any of their respective Subsidiaries to, voluntarily take any action that could reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue,
(ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

        (d) Advice of Changes. The Company and RECO will promptly advise the other party orally and in writing of (i) any representation or warranty made by it or, in the case of RECO, made by OPCO contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of RECO, the failure by OPCO to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   4.02 No Solicitation.

        (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any Company Takeover Proposal, (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the Company Shareholder Meeting, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this, paragraph by the Company. For all purposes of this Agreement, "Company Takeover Proposal" means any proposal, other than a proposal by RECO or OPCO, for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company), other than a proposal or offer by RECO or OPCO, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal. As used herein, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1.02 of Regulation S-X of the SEC.

        (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to RECO or OPCO, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior proposal. For all purposes of this Agreement, "superior proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith judgment (based on the advice of independent financial advisors that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) to be more favorable to the Company and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

        (c) The Company shall promptly advise RECO orally and in writing of any Company Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Company Takeover Proposal, the material terms and conditions of such Company Takeover Proposal or inquiry and the identity of the person making any such Company Takeover Proposal or inquiry. The Company will keep RECO reasonably fully informed of the status and details of any such Company Takeover Proposal or inquiry. The RECO Companies shall waive any applicable confidentiality provisions to the extent necessary to allow the Company solely to explain the terms of this transaction to persons making Company Takeover Proposals.

        (d) Nothing contained in this Section 4.02 will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board determines that such disclosure is necessary in order to comply with the Company Board's fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except in accordance with Section 4.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

     4.03 The Company's Accumulated and Current Earnings and Profits. The Company shall obtain a certification of the earnings and profits calculation through December 31, 1996 from KPMG. The Company shall use its reasonable best efforts to have KPMG provide such certification to the Company and to RECO no later than February 28, 1998.

V. ADDITIONAL COVENANTS

   5.01 Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

        (a) As soon as practicable following the date of this Agreement, the Company, RECO and OPCO will prepare and file with the SEC the Joint Proxy Statement. RECO will prepare and file, not later than promptly after the Joint Proxy Statement has been cleared by the SEC, with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and RECO will use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and RECO and OPCO will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to RECO's and OPCO's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. RECO and OPCO will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Paired Shares in the Merger and under the Company Stock Plans and RECO Stock Plans and the Company will furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

        (b) Subject to its rights to terminate this Agreement pursuant to the applicable provisions of Section 7.01, the Company will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the Company Shareholder Approval and, through the Company Board, subject to the provisions of Section 4.02 recommend to Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality or effect of the foregoing but subject to the Company's right to terminate this Agreement pursuant to
Section 4.02, the Company's obligations pursuant to the first sentence of this
Section 5.01(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

        (c) Subject to its rights to terminate this Agreement under the applicable provisions of Section 7.01, each of RECO and OPCO will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "RECO/OPCO Shareholder Meetings") for the purpose of obtaining the RECO/OPCO Shareholder Approvals and, through RECO's Board of Directors, recommend that its shareholders approve the adoption of this Agreement and through OPCO's Board of Directors, recommend that its shareholders approve the issuance of Paired Shares pursuant to the Subscription Agreement.


        (d) RECO, OPCO and the Company will use reasonable efforts to hold the RECO/OPCO Shareholder Meetings and the Company Shareholder Meeting on the same date and as soon as practicable after the date hereof.


        (e) RECO and OPCO will use their reasonable best efforts to publicly announce the Adjusted E&P Distribution Amount and the final Exchange Ratio at least six (6) Trading Days prior to the Company Shareholder Meeting.


     5.02 Access to Information; Confidentiality. Each of the Company, RECO and OPCO will, and will cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company, RECO and OPCO will, and will cause each of its respective Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, financial condition, results of operations, properties and personnel as such other parties may reasonably request. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate any documents necessary to consummate the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the others (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control. Without limiting the generality of the foregoing, the Company will, and will cause each of its respective Subsidiaries to, afford the RECO Companies and their respective officers, employees, counsel and other advisors and representatives with access to conduct such environmental investigations and site assessments as the RECO Companies may deem necessary or desirable and to otherwise assist in such environmental investigations and inquiries.


   5.03 Regulatory Filings.


        (a) Within 20 calendar days after the date hereof, RECO, OPCO and the Company will make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, RECO, OPCO and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. All filings referred to in this Section 5.03(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.


        (b) Without limiting the generality or effect of Section 5.03(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable,
(ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to prevent the entry of, and to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

     5.04 Reasonable Efforts and Cooperation.

        (a) Upon the terms and subject to the provisions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining, prior to the Effective Time, all consents, approvals or waivers from third parties necessary to consummate the Merger,
(iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, and without limiting the generality of the foregoing:
(a) the Company will cooperate with RECO to ensure that RECO continues to qualify as a REIT following the Effective Time, including by taking actions and engaging in transactions reasonably requested by RECO if such actions or transactions would have no material impact on the Company or adversely affect its shareholders and (b) the Company will use its reasonable best efforts to obtain for the benefit of RECO or OPCO, as the case may be, and to cooperate with RECO and OPCO in obtaining, prior to the Effective Time, all consents, approvals, waivers and agreements as may be necessary from third parties in order to enable the RECO Companies to hold the Company's assets and to operate its business in a manner which, in RECO's reasonable judgment, preserves RECO's status as a REIT, maximizes the tax efficiencies associated with the RECO Companies' paired share REIT structure, and enables the RECO Companies to implement their respective long-term business strategies; provided, however, that in connection with obtaining (or assisting RECO or OPCO in obtaining) any such consent, approval, waiver or agreement, the Company will not be required
(1) to incur under this Agreement any out-of-pocket costs and expenses (except for insignificant costs incident to compliance with this covenant) unless RECO shall have first agreed in writing to cause the Company to be reimbursed therefor, or (2) to enter into or amend any management or franchise agreement or other contract or incur any liability in a manner that the Company reasonably determines is adverse to it or its Subsidiaries. Nothing set forth in this Section 5.04(a) will limit or affect actions permitted to be taken pursuant to Section 4.01 or 4.02.

        (b) Without limiting the generality or effect of any provision of Sections 5.03, 5.04(a) or Article VI, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

        (c) In connection with and without limiting the foregoing, the Company, RECO and OPCO will (i) take all action available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action available to them to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.


   5.05 Employee Benefit Matters.


        (a) With respect to each RECO or OPCO "employee benefit plan," as defined in Section 3(3) of ERISA, including plans or policies providing severance benefits and vacation entitlement (collectively, the "RECO Plans"), if the Effective Time occurs, service with the Company will be treated as service with the RECO Companies for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan); provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any RECO Plan. Employees of the Company will be given credit under any RECO Plan in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the RECO Plans.

        (b) For not less than one year following the Effective Time, the RECO Companies shall maintain compensation and employee benefits plans and arrangements for employees of the Company and its Subsidiaries ("Affected Employees") that are, in the aggregate, no less favorable than as provided under the compensation arrangements and Company Benefit Plans as in effect on the date hereof. For not less than one year following the Effective Time, RECO Companies shall provide severance pay and benefits pursuant to the summary of severance pay benefits set forth on Section 5.05(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, the RECO Companies shall have the right (i) following the Effective Time to transfer to one or more employee benefit plans maintained by the RECO Companies any employee of the Company or any Subsidiary who becomes an employee of the RECO Companies or the Surviving Corporation and (ii) in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment or any other enforceable rights.

        (c) RECO Companies shall honor all Company Benefit Plans and other contractual commitments in effect immediately prior to the Effective Time between the Company or its Subsidiaries and Affected Employees or former employees of the Company or its Subsidiaries. Notwithstanding the foregoing, the RECO Companies shall have the right following the Effective Date to terminate any Company Benefit Plans, subject to their obligations to pay benefits accrued to the date of such termination and to their obligation to comply with Section 5.05(b). Without limiting the generality of the foregoing, RECO Companies shall honor all severance benefit, vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company and its Subsidiaries ("Former Employees") as of the Effective Time.

        (d) Prior to the Effective Time, RECO shall offer to enter into employment agreements with Ezzat Coutry on the terms set forth on Section 5.05(d) of the Company Disclosure Schedule.

   5.06 Fees and Expenses.

        (a) Except as otherwise set forth in this Section 5.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of RECO and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (including SEC filing fees).

        (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), the Company will deposit into escrow for the benefit of RECO, by wire transfer of same day funds, an amount in cash equal to seventy-five million dollars ($75,000,000) (the "Company Termination Fee") with an escrow agent selected by RECO (the "Escrow Agent") and on such terms (subject to Section 5.06(c)), as shall be agreed upon by RECO and the Escrow Agent (the "Escrow Agreement").

          (ii) In the event that (A) a Company Takeover Proposal is made public, or any Person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal, after the date of this Agreement (and such proposal has not been withdrawn prior to the Company Shareholder Meeting), and thereafter (x) this Agreement is terminated by either RECO or the Company pursuant to Section 7.01(b)(i) or 7.01(b)(ii) and (y) prior to the date that is 12 months after the date of such termination the Company enters into a Company Acquisition Agreement or an Alternative Transaction (as defined below) occurs, or (B) this Agreement is terminated by RECO pursuant to
Section 7.01(c), the Company will deposit with the Escrow Agent pursuant to the Escrow Agreement for the benefit of RECO by wire transfer of same-day funds, an amount in cash equal to the Company Termination Fee.

          (iii) As used in this Agreement, (A) "Alternative Transaction" means:
(x) a transaction other than a Private Transaction pursuant to which any Third Party (as defined below) acquires more than 25% of the shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (y) a merger or other business combination involving the Company or any of its Affiliates pursuant to which any Third Party acquires more than 25% of the shares (after giving effect to such business combination) of Company Common Stock or of the entity surviving such merger or business combination, or (z) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 25% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) "Third Party" means any Person other than RECO, OPCO or an Affiliate of either of them, and (C) "Private Transaction" means a single privately negotiated sale (directly or indirectly) by a Company shareholder to a Third Party of shares aggregating in excess of 25% of the shares of Company Common Stock which shares were beneficially owned by such shareholder on the date of this Agreement.

          (iv) If any termination described in Section 5.06(b)(i) or Section 5.06(b)(ii)(B) occurs, the Company Termination Fee will be deposited immediately prior to and as a condition to the effectiveness of such termination. If any termination described in Section 5.06(b)(ii)(A) occurs, the Company Termination Fee will thereafter be deposited immediately prior to the first to occur of (A) the entry by the Company into a Company Acquisition Agreement or (B) an Alternative Transaction (in either case within 12 months after the date of such termination).

          (v) The Company acknowledges that the agreements contained in this
Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, RECO and OPCO would not enter into this Agreement; accordingly, if the Company fails promptly to deposit the amount due pursuant to this Section 5.06(b), and, in order to obtain such payment, RECO or OPCO commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.06(b), the Company will pay to RECO and OPCO their costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, provided that payment of such costs, expenses and interest shall be subject to the limitations of Section 5.06(c) (determined as if such expenses were included in the Company Termination Fee).

        (c) In the event that the Company is obligated to deposit with the Escrow Agent the Company Termination Fee as provided in Section 5.06(b), the Escrow Agent will pay to RECO from the Company Termination Fee deposited into escrow an amount equal to the lesser of (i) the Company Termination Fee and
(ii) the sum of (A) the maximum amount that can be paid to RECO without causing RECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(i) of the Code ("Qualifying Income"), as determined by RECO's certified public accountant, plus (B) in the event RECO receives either (1) a letter from RECO's counsel indicating that RECO has received a ruling from the IRS as described below or (2) an opinion from RECO's counsel as described below, an amount equal to the Company Termination Fee less the amount payable under clause (A) above. The Escrow Agreement will provide that the Company Termination Fee in escrow or any portion thereof shall not be released to RECO unless the Escrow Agent receives any one or combination of the following: (x) a letter from RECO's certified public accountants indicating the maximum amount that can be paid by the Escrow Agent to RECO without causing RECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from RECO's accountants revising that amount, in which case the Escrow Agent will release such amount to RECO, or (y) a letter from RECO's counsel indicating that RECO received a ruling from the IRS holding that the receipt by RECO of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code (or alternatively, RECO's legal counsel has rendered a legal opinion to RECO to the effect that the receipt by RECO of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agent will release the remainder of the Company Termination Fee to RECO. The Company agrees to amend this Section 5.06 at the request of RECO as may reasonably be necessary (and without substantial additional cost or burden to the Company) in order to (I) maximize the portion of the Company Termination Fee that may be distributed to RECO hereunder without causing RECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (II) improve RECO's chances of securing a favorable ruling described in this Section 5.06(c), or (III) assist RECO in obtaining a favorable legal opinion from its counsel as described in this Section 5.06(c); provided that RECO's legal counsel has rendered a legal opinion to RECO to the effect that such amendment would not cause RECO to fail to meet the requirements of Section 856(c)(2) or
(3) of the Code. The Escrow Agreement will also provide that any portion of the Company Termination Fee held in escrow for 15 years will be released by the Escrow Agent to the Company. The Company will not bear any cost of or have liability resulting from the Escrow Agreement.

        (d) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), RECO will immediately pay the Company a fee equal to seventy-five million dollars ($75,000,000) payable by wire transfer of same-day funds. RECO acknowledges that the agreements contained in this
Section 5.06(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if RECO fails promptly to pay the amount due pursuant to this Section 5.06(d), and, in order to obtain such payment, the Company commences a suit which results in a judgment against RECO or OPCO for the fee set forth in this Section 5.06(d), RECO will pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     5.07 Public Announcements. RECO and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, each of the parties hereto shall be permitted to make press releases in the ordinary course, including those which refer generally to the pendency of the transaction. The parties further agree that (i) the Company shall not participate in any formal presentations to rating agencies (e.g. Moody's), with respect to this Agreement, the Subscription Agreement, the Shareholders' Agreement or the transactions contemplated hereby and thereby without providing the RECO Companies with (a) reasonable prior notice of such formal presentation and (b) the opportunity, if desired, to participate in such formal presentation, and (ii) the Company shall not distribute or make available any written materials to any rating agencies with respect to this Agreement, the Subscription Agreement, the Shareholders' Agreement or the transactions contemplated hereby and thereby without the prior consent of RECO.

   5.08 Affiliates; Etc.

        (a) Prior to the Closing Date, the Company will deliver to RECO a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will use all reasonable efforts to cause each such Person to deliver to RECO on or prior to the Closing Date a written agreement substantially in the form attached as
Schedule 5.08(a) hereto.

        (b) Registration Rights. Effective as of the Effective Time, RECO and OPCO shall have entered into, or agreed to enter into, the Registration Rights Agreements contemplated by the Shareholders Agreement.

     5.09 Listing of Paired Shares. Each of RECO and OPCO will use all reasonable efforts to cause the Paired Shares to be issued in the Merger and under the Company Stock Plans to be approved prior to the Effective Time for listing on the NYSE, subject to official notice of issuance.

     5.10 Shareholder Litigation. Each of the Company, RECO and OPCO will give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, RECO or OPCO, as applicable, or their respective directors or officers relating to the transactions contemplated by this Agreement.

     5.11 Tax Treatment. Each of RECO, the Company and OPCO will use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

   5.12 Indemnification, Exculpation and Insurance.

        (a) All rights to indemnification and, to the extent applicable, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts will be assumed by RECO and RECO will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers (if any) of any Subsidiary thereof will be entitled (with respect to acts or omissions occurring after the Effective Time) to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to directors and officers of RECO, OPCO or such Subsidiary, as the case may be. Notwithstanding any other provision hereof, the provisions of this Section 5.12 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        (b) RECO will maintain in effect for not less than six years after the Effective Time one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and officers of the Company that is substantially similar to that provided by the policies maintained by or on behalf of the Company and its Subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums (which premiums the Company represents and warrants to be approximately $315,000 in the aggregate) for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then RECO will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

     5.13 Ownership Restrictions. The Company will cooperate with RECO to determine whether the issuance of Paired Shares pursuant to the Merger will violate the provisions in RECO's or OPCO's Certificate of Incorporation, as amended, or By-laws, as amended, restricting the amount of RECO Common Stock or OPCO Common Stock, as the case may be, that may be held (directly, indirectly or by attribution) by any Person.

     5.14 Termination of Stock Purchase Plan. If required by RECO, the Company will cause the Stock Option Plans to be terminated on or prior to the Closing Date.

     5.15 Private Letter Ruling. As soon as reasonably practicable after the execution of this Agreement, RECO shall request from the IRS a private letter ruling (the "Ruling") concerning the Independent Contractor Issue (as defined below). For purposes hereof, the term "Independent Contractor Issue" shall mean a conclusion by the IRS substantially to the effect that rental income received by RECO or a RECO subsidiary from OPCO or an OPCO subsidiary with respect to real estate owned or leased by RECO or a RECO Subsidiary (the "Owned Real Estate") will constitute "rents from real property," as such term is defined in
Section 856(d) of the Code, even though a direct or indirect subsidiary of RECO provides services to OPCO or an OPCO Subsidiary with respect to the Owned Real Estate pursuant to management contracts. If either (A) the Ruling is obtained prior to the Effective Time, or (B) RECO determines, in its sole discretion, to accept a legal opinion of Goodwin, Procter & Hoar LLP regarding the Independent Contractor Issue prior to the Effective Time, then the Company, RECO and OPCO agree that the Merger and all related transactions contemplated by this Agreement shall be effected, subject to the provisions of, and in the manner set forth in, this Agreement, subject to such modifications as to which the Company, RECO and OPCO may hereafter agree. If the Ruling is not obtained prior to the Effective Time and RECO elects not to accept a legal opinion of Goodwin, Procter & Hoar LLP, unless the Company, RECO and OPCO otherwise agree, (i) the Company shall, immediately prior to the Effective Time, sell, transfer and convey all assets of the Company used or to be used in the management of the Owned Real Estate (the "Company Management Assets") to OPCO, (ii) at RECO's election, and subject to satisfaction of the general requirements of Section 338 of the Code, such sale, transfer or conveyance shall be treated under
Section 338(h)(10) of the Code, and (iii) the Merger and all related transactions contemplated by this Agreement shall be effected in the manner set forth in this Agreement in all other respects; provided, however, that (x) any inability of the Company to satisfy any condition to the Merger set forth in
Section 6.02 of this Agreement arising solely as a result of the foregoing actions shall not be deemed a failure of such condition to the consummation of the Merger, (y) notwithstanding the foregoing actions, RECO shall continue to remain liable hereunder for the satisfaction of any of its obligations hereunder, and (z) the foregoing actions shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code with the exception of the sale of any assets by the Company to OPCO, RECO or any of their respective affiliates which would enable RECO and OPCO to maximize the economic and tax advantages associated with the paired-share structure, including without limitation the transactions contemplated by this Section 5.15 hereof. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

     5.16 Reorganization.

        (a) From and after the date hereof and until the Effective Time, none of the Company, OPCO or RECO or any of their respective Subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        (b) If and to the extent so requested by RECO, and subject to receipt of the consents referred to in Section 5.16(b) of the Company Disclosure Schedule, and subject to the Company's reasonable judgment that all other conditions to the Closing have been, or will be, satisfied or waived, the Company agrees that prior to the Closing Date, all direct or indirect Subsidiaries of the Company holding "real estate assets" within the meaning of
Section 856 of the Code will be liquidated such that the Company holds all such assets, except as otherwise provided on Section 5.16(b) of the Company Disclosure Schedule; provided, however, that (i) any inability of the Company to satisfy any condition to the Merger set forth in Section 6.02 of this Agreement arising solely as a result of the foregoing actions shall not be deemed a failure of such condition to the consummation of the Merger, (ii) notwithstanding the foregoing actions, RECO shall continue to remain liable hereunder for the satisfaction of any of its obligations hereunder, and (iii) the foregoing actions shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of
Section 368(a) of the Code with the exception of the sale of any assets by the Company to OPCO, RECO or any of their respective affiliates which would enable RECO and OPCO to maximize the economic and tax advantages associated with the paired-share structure, including without limitation the transactions contemplated by this Section 5.16 hereof. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

     5.17 Retirement of Debt. Unless requested otherwise by RECO, the Company shall use its best efforts to redeem the Company's 91/4% Senior Subordinated Unsecured Notes, due 2003, with a principal balance of $120 million, which were issued pursuant to the Indenture dated as of May 15, 1993 promptly following the date during May 1998 on which such notes become redeemable by the Company.

     5.18 Consents. The parties hereby agree that, with respect to obtaining the consents and waivers required under the Company Material Agreements to consummate the transactions contemplated by this Agreement, RECO shall have control over the procedure by which and the terms on which such consents and waivers are obtained.


VI. CONDITIONS PRECEDENT

     6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

        (a) Shareholder Approval. Each of the Company Shareholder Approval and the RECO/OPCO Shareholder Approvals shall have been obtained;

        (b) No Injunctions or Restraints. No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect;

        (c) HSR Act. Any waiting period under the HSR Act applicable to the Merger shall have expired or been terminated;

        (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

      (e) Tax Opinions.

          (i) Goodwin, Procter & Hoar LLP, counsel to the RECO Companies, shall have delivered to RECO, an opinion, and Latham & Watkins, counsel to the Company, shall have so delivered to the Company such an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger, the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RECO and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

          (ii) On the Closing Date, the opinion of Goodwin, Procter & Hoar LLP, counsel to the RECO Companies, shall have been delivered to the Company in form and substance reasonably satisfactory to the Company stating that (i) RECO has since November 5, 1997 been and is a "real estate investment trust" for federal income tax purposes and (ii) RECO's proposed method of operation, including the consummation of the transactions contemplated by this Agreement, will allow RECO to continue to qualify as a "real estate investment trust" for federal income tax purposes. In rendering such opinion, such counsel shall be entitled to rely upon customary representations reasonably requested by such counsel and made by the RECO Companies and appropriate assumptions, including, but not limited to an assumption that the opinions of counsel of Meditrust Corporation and Santa Anita, dated November 5, 1997, rendered to the RECO Companies (or their predecessors) as to the qualification of RECO (and its predecessors) as a "real estate investment trust" for federal income tax purposes for the period of time through the effective time of the merger of Meditrust Corporation with and into Santa Anita, effected November 5, 1997, are correct;

        (f) Listing of Paired Shares. The Paired Shares issuable to the Company's shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance; and

        (g) Change in Tax Laws. There shall not have been any federal legislative or regulatory change that would cause RECO to cease to qualify (either immediately before or immediately after the consummation of the Merger) as a paired-share "real estate investment trust" for federal income tax purposes.

     6.02 Conditions to Obligations of RECO and OPCO. The obligation of RECO and OPCO to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement, including without limitation in
Section 3.01 hereof, that are qualified as to materiality shall be true and correct, and each of the representations and warranties of the Company in this Agreement, including without limitation in Section 3.01 hereof, that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date);

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and RECO shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

        (c) No Company Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a Company MAE;

        (d) Letters from Company Affiliates. RECO shall have received from each person named in the letter referred to in Section 5.08(a) an executed copy of an agreement substantially in the form of Schedule 5.08(a) hereto;

        (e) Certain Consents. Except as otherwise set forth in Section 6.02(e) of the Company Disclosure Schedule, the Company shall have received to RECO's reasonable satisfaction any consent to the consummation of the Merger the absence of which, individually or in the aggregate, would have a Company MAE or, following consummation of the Merger, a RECO MAE, as a result of a failure to so obtain any such consent; provided, however, that the Company shall not be obligated to obtain the consents required to consummate any transaction (other than the Merger) contemplated by Sections 1.09 or 5.15 hereof, provided, further that the failure to obtain any consent set forth on Section 3.01(d) of the Company Disclosure Schedule shall not be a condition to the consummation of the Merger;

        (f) E&P Certification. The Company and RECO shall have obtained the certification of the earnings and profits calculation from KPMG as provided in
Section 4.03 in a form reasonably acceptable to RECO, and such certification shall have been revised by KPMG to include the earnings and profits actually generated between the date of the original certification pursuant to Section 4.03 and the most recent date through which the earnings and profits are ascertainable as well as a reasonable estimate of any earnings and profits from such most recent date through the Closing Date, and Coopers & Lybrand LLP shall have reviewed and approved in the exercise of its reasonable judgment the certification and workpapers of KPMG; and

        (g) Compliance with Shareholders Agreement. The Principal Shareholders shall have complied in all material respects with their obligations under the Shareholders Agreement.

     6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of RECO and OPCO in this Agreement, including without limitation in
Section 3.02 hereof, that are qualified as to materiality shall be true and correct, and each of the representations and warranties of the RECO Companies in this Agreement, including without limitation in Section 3.02 hereof, that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date);

        (b) Performance of Obligations of RECO and OPCO. RECO and OPCO shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, including, without limitation, the declaration of the E&P Distribution, and the Company shall have received a certificate signed on behalf of RECO by the chief executive officer and the chief financial officer of RECO to such effect; and

        (c) No RECO Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a RECO MAE.

     6.04 Frustration of Closing Conditions. Neither RECO nor the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.


VII. TERMINATION, AMENDMENT AND WAIVER

     7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Shareholder Approval or RECO/OPCO Shareholder Approvals:

      (a) by mutual written consent of RECO and the Company;

      (b) by either RECO or the Company:

          (i) if the Merger has not been consummated by July 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this
Section 7.01(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

          (iii) if the RECO/OPCO Shareholder Approvals shall not have been obtained at RECO/OPCO Shareholder Meetings duly convened therefor or at any adjournment or postponement thereof; or

          (iv) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable;

        (c) by RECO, if the Company Board or any committee thereof shall have
(i) withdrawn, modified or amended in a manner adverse to RECO its approval or recommendation of the Merger or this Agreement, (ii) failed to include such recommendation in the Joint Proxy Statement, (iii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal other than the Merger, or (iv) caused the Company to enter into a Company Acquisition Agreement;

        (d) by the Company, if the RECO Board or the OPCO Board or any committee of either of them thereof shall have (i) withdrawn, modified or amended in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or (ii) failed to include such recommendation in the Joint Proxy Statement;

        (e) by the Company, if RECO or OPCO shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to RECO and OPCO of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to the Company of such breach);

        (f) by the Company in accordance with Section 4.02(b), provided that it has complied with all provisions of Section 4.02;

      (g) by the Company pursuant to 2.01(d)(v) or 2.01(d)(vi); and

        (h) by RECO, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that neither RECO nor OPCO is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to RECO of such breach).

     7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or RECO as provided in Section 7.01, this Agreement, other than the provisions of Section 3.01(k), Section 3.02(j), Section 5.02,
Section 5.06, this Section 7.02 and Article VIII, will forthwith become void and have no effect, without any liability or obligation on the part of RECO, the Company or OPCO, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.03 Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the RECO/OPCO Shareholder Approvals; provided, however, that, after any such approval, there may not be made any amendment that by Law requires further approval by the shareholders of the Company, RECO or OPCO without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.04 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreements or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of
Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 will, in order to be effective, require, in the case of RECO, OPCO or the Company, action by its Board of Directors or a duly authorized committee thereof.

VIII. GENERAL PROVISIONS

     8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

      (a) if to RECO, to:

           Meditrust Corporation
           197 First Avenue
           Needham, MA 02194
           Attn: Chief Executive Officer

        with copies to:

           Goodwin, Procter & Hoar LLP
           Exchange Place
           Boston, MA 02109
           Attn: Gilbert G. Menna, P.C. and
                 David W. Watson, Esq.

      (b) if to OPCO, to:

           Meditrust Operating Company
           197 First Avenue
           Needham, MA 02194
           Attn: Chief Executive Officer

        with copies to:

           Goodwin, Procter & Hoar LLP
           Exchange Place
           Boston, MA 02109
           Attn: Gilbert G. Menna, P.C. and
                 David W. Watson, Esq.

      (c) if to the Company, to:

           La Quinta Inns, Inc.
           112 E. Pecan Street
           San Antonio, TX 78299
           Attn: Chief Executive Officer

        with a copy to:

           Latham & Watkins
           633 West Fifth Street, Suite 4000
           Los Angeles, California 90071
           Attn: John M. Newell, Esq.
                 Edward Sonnenchein, Jr., Esq.

   8.03 Certain Definitions. For purposes of this Agreement:

        (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

        (b) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Company or RECO, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

        (c) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

         (d) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers (as listed in the last proxy statement or registration statement of such Person filed with the SEC or, if any such listed officer is no longer employed by such Person, the successor to such officer's responsibilities) after reasonable inquiry.

     8.04 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the confidentiality agreements previously executed between the parties hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.12 are not intended to confer upon any Person other than the parties any rights or remedies.

     8.07 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.


     8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.09 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the District of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the District of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                 [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, RECO, OPCO and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                         MEDITRUST CORPORATION



                                         By: /s/ David F. Benson
                                             ----------------------------------
                                             Name: David F. Benson
                                             Title: President



                                         MEDITRUST OPERATING COMPANY



                                         By: /s/ Michael J. Bohnen
                                             ----------------------------------
                                             Name: Michael J. Bohnen
                                             Title: Secretary



                                         LA QUINTA INNS, INC.


                                         By: /s/ Gary L. Mead
                                             ----------------------------------
                                             Name: Gary L. Mead
                                             Title: President and Chief
                                             Executive Officer

                                   ANNEX A-1


                               FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER


     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of April 27, 1998, among La Quinta Inns, Inc., a Texas corporation (the "Company"), Meditrust Corporation, a Delaware corporation ("RECO"), and Meditrust Operating Company, a Delaware corporation ("OPCO" and together with RECO, the "RECO Companies"). Capitalized terms not otherwise defined herein have the meanings given to them in the Merger Agreement (as defined below).


                                   RECITALS


     A. RECO, OPCO and the Company have previously entered into that certain Agreement and Plan of Merger, dated as of January 3, 1998 (the "Merger Agreement"); and


     B. The parties desire to amend certain provisions of the Merger Agreement as more fully set forth herein.


     NOW THEREFORE, in consideration of the representations, warranties and convenants contained in this Amendment and the Merger Agreement, the parties agree as follows:


     1. Amendment of Section 2.01(e). Section 2.01(e) of the Merger Agreement is hereby amended and restated as follows:


      "(e) Form of Election. The Company will mail a form of election ("Form of Election") to all holders of record of Shares as of the record date of the Company Shareholder Meeting. In addition, the Company will use all reasonable efforts to make the Form of Election and Joint Proxy Statement available to all persons who become shareholders of the Company during the period between such record date and the third Trading Day prior to the date of the initial convening of the Company Shareholder Meeting. Any election to receive Cash Consideration contemplated by Section 2.01(c) hereof shall have been properly made only if the Exchange Agent has received at its designated office or offices, by 5:00 p.m., Boston time, on the third Trading Day preceding the initial convening of the Company Shareholder Meeting (such time is hereinafter referred to as the "Election Deadline"), a Form of Election properly completed and accompanied by certificates representing the Shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election to receive Cash Consideration may be revoked only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all elections to receive Cash Consideration will automatically be revoked if the Exchange Agent is notified in writing by RECO and Company that the Merger has been abandoned. If an election to receive Cash Consideration is so revoked, the Certificates (or guarantees of delivery, as appropriate) for the Shares to which such election to receive Cash Consideration relates will be promptly returned to the person submitting the same to the Exchange Agent."


     2. Amendment of Section 5.01(e). Section 5.01(e) of the Merger Agreement is hereby amended and restated as follows:


      "(e) RECO and OPCO shall publicly announce the final Meeting Date Price at least seven (7) Trading Days prior to the Company Shareholder Meeting. The Company shall cause to be delivered to RECO the initial and updated earnings and profits certifications required by Section 6.02(f) at least seven (7) Trading Days prior to the Company Shareholder Meeting. RECO and OPCO shall publicly announce a preliminary Adjusted E&P Distribution Amount and a preliminary Exchange Ratio (in each case using a reasonable assumption regarding the number of shareholders who may elect to receive Cash Consideration) at least six (6) Trading Days prior to the Company Shareholder Meeting. RECO and OPCO shall publicly announce a final Adjusted E&P Distribution Amount and the final Exchange Ratio at least two (2) Trading Days prior to the Company Shareholder Meeting."


     3. Terms and Conditions. Except as specifically modified herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.


                                     A-1-1

     IN WITNESS WHEREOF, RECO, OPCO and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                         MEDITRUST CORPORATION



                                         By: /s/ Michael S. Benjamin
                                            ---------------------------
                                            Name: Michael S. Benjamin
                                            Title: Secretary



                                         MEDITRUST OPERATING COMPANY



                                         By: /s/ Michael J. Bohnen
                                            ---------------------------
                                            Name: Michael J. Bohnen
                                            Title: Secretary



                                         LA QUINTA INNS, INC.



                                         By: /s/ Gary L. Mead
                                            ---------------------------
                                            Name: Gary L. Mead
                                            Title: President and
                                            Chief Executive Officer

                                     A-1-2

                                     ANNEX B

                      [Letterhead of Salomon Smith Barney]



January 3, 1998


The Boards of Directors
Meditrust Corporation
Meditrust Operating Company
197 First Avenue
Needham Heights, Massachusetts 02194


Members of the Board:


You have requested our opinion as to the fairness, from a financial point of view, to Meditrust Corporation ("Meditrust") and Meditrust Operating Company ("Opco" and, together with Meditrust, the "Meditrust Companies") of the consideration to be paid by the Meditrust Companies pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of January 3, 1998 (the "Merger Agreement"), by and among La Quinta Inns, Inc. ("La Quinta") and the Meditrust Companies. As more fully described in the Merger Agreement, (i) La Quinta will be merged with and into Meditrust (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share, of La Quinta (the "La Quinta Common Stock") will be converted into the right to receive (A) at the election of the holder thereof and subject to certain limitations and proration procedures specified in the Merger Agreement (as to which we express no opinion), $26.00 in cash (the "Cash Consideration") or (B) if no such election is made, that number of shares of the common stock, par value $0.10 per share, of Meditrust (the "Meditrust Common Stock") and shares of the common stock, par value $0.10 per share, of Opco (the "Opco Common Stock"), which shares of Meditrust Common Stock and Opco Common Stock are paired and transferable and traded only in combination as a single unit (the "Paired Shares"), determined in accordance with a formula specified in the Merger Agreement (the number of Paired Shares into which shares of La Quinta Common Stock will be so converted in the Merger being referred to as the "Stock Consideration" and, together with the Cash Consideration, as the "Merger Consideration").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Meditrust Companies and certain senior officers and other representatives and advisors of La Quinta concerning the businesses, operations and prospects of the Meditrust Companies and La Quinta. We examined certain publicly available business and financial information relating to the Meditrust Companies and La Quinta as well as certain financial forecasts and other information and data for the Meditrust Companies and La Quinta which were provided to or otherwise discussed with us by the respective managements of the Meditrust Companies and La Quinta, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Paired Shares and La Quinta Common Stock; the historical and projected earnings and other operating data of the Meditrust Companies and La Quinta; and the capitalization and financial condition of the Meditrust Companies and La Quinta. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Meditrust Companies and La Quinta. We also evaluated the potential pro forma financial impact of the Merger on the Meditrust Companies. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Meditrust Companies and La Quinta that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Meditrust Companies and La Quinta as to the

The Boards of Directors Meditrust Corporation
Meditrust Operating Company
January 3, 1998
Page 2


future financial performance of the Meditrust Companies and La Quinta and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger and the transactions contemplated thereby will not adversely affect the real estate investment trust status of the combined entity resulting from the Merger or the pairing of the Paired Shares. We are not expressing any opinion as to what the value of the Paired Shares actually will be when issued to La Quinta shareholders pursuant to the Merger or the price at which the Paired Shares will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Meditrust Companies or La Quinta nor have we made any physical inspection of the properties or assets of the Meditrust Companies or La Quinta. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Meditrust Companies or the effect of any other transaction in which the Meditrust Companies might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to the Meditrust Companies in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Meditrust Companies and La Quinta for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Meditrust and La Quinta unrelated to the proposed Merger, for which services we have received and will receive compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Meditrust Companies and La Quinta.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Meditrust Companies in their evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Meditrust Companies.


Very truly yours,

/s/ SALOMON SMITH BARNEY

SALOMON SMITH BARNEY

                                    ANNEX C



[Merrill Lynch Letterhead]

                                January 2, 1998


Board of Directors
La Quinta Inns, Inc.
Weston Centre
112 East Pecan Street
San Antonio, TX 78299


Members of the Board of Directors:


     La Quinta Inns, Inc. (the "Company"), Meditrust Corporation ("RECO") and Meditrust Operating Co. ("OPCO" and, together with RECO, the "Acquiror"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into RECO in a transaction (the "Merger") in which each issued and outstanding share of the Company's common stock, par value $0.10 per share (the "Company Shares") not owned directly or indirectly by RECO, OPCO or the Company, will be converted into the right to receive the Merger Consideration (as defined in the Agreement) and RECO stock which is issued as the Stock Consideration shall also be entitled to receive the E&P Distribution (as defined in the Agreement, together with the Merger Consideration, the "Consideration") on the terms and subject to the conditions of the Agreement.


     You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger and the E&P Distribution is fair from a financial point of view to such holders.


     In arriving at the opinion set forth below, we have, among other things:


    1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;


    2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the 'Expected Synergies'), furnished to us by the Company;


    3. Reviewed certain information, including financial forecasts with respect to fiscal year 1998, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror, furnished to us by the Acquiror, and certain other information prepared by us and reviewed by the Acquiror, including financial forecasts relating to the business, operations and prospects of the Acquiror;


    4. Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses (1), (2) and (3) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;



    5. Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;


    6. Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

    7. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    8. Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

    9. Reviewed the potential pro forma impact of the Merger;

   10. Reviewed a draft dated January 2, 1998 of the Agreement; and

   11. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that the Merger will not change the REIT status of the pro forma entity.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger and the E&P Distribution is fair from a financial point of view to the holders of such shares.


                                         Very truly yours,



                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED

                                    ANNEX D



                            SHAREHOLDERS AGREEMENT


     This Shareholders Agreement, dated as of January 3, 1998 (this "Agreement"), is among Meditrust Corporation, a Delaware corporation ("REIT"), Meditrust Operating Company, a Delaware corporation ("OPCO"), the shareholders of the Company named on the signature page hereto (individually, a "Shareholder" and collectively, the "Shareholders") and, solely for purposes of
Section 3.6 hereof, La Quinta Inns, Inc., a Texas corporation (the "Company").



                                   RECITALS:


     A. As of the date hereof, each Shareholder owns the number of Shares of Common Stock, par value $0.01 per share ("Company Stock"), of the Company set forth on Exhibit A (such shares, and any shares of Common Stock hereafter acquired by such Shareholders, are hereinafter referred to as the "Shares");


     B. REIT, OPCO and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, on the terms and subject to the conditions thereof, for the merger of the Company with and into REIT (the "Merger"); and


     C. As a condition to the willingness of REIT to enter into the Merger Agreement, REIT has requested that the Shareholders agree, and, in order to induce REIT to enter into the Merger Agreement, the Shareholders are willing to agree, to grant REIT an irrevocable proxy to vote, or to otherwise cause to be voted, the Shares pursuant to the terms and conditions hereof and to grant REIT an option to purchase the Shares owned by Shareholders on the terms and conditions contained herein.


     NOW, THEREFORE, the parties hereto agree as follows:



             I. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS


     The Shareholders hereby represent and warrant to REIT and OPCO as follows:



     1.1 Due Authority. The Shareholders have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of the Shareholders and, assuming its due authorization, execution and delivery by REIT and OPCO, constitutes a legal, valid and binding obligation of the Shareholders, enforceable against them in accordance with their terms.


     1.2 No Conflict; Consents. (a) The execution and delivery of this Agreement by the Shareholders do not, and the performance by the Shareholders of their obligations under this Agreement and the compliance by the Shareholders with the provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to any of the Shareholders or the Shares, (ii) conflict with or violate the instruments under which any of the Shareholders were formed, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Shareholders is a party or by which any of the Shareholders or any of the Shares are bound or
(iv) violate any order, writ, injunction, decree, judgment, order, statute, rule or resolution applicable to any of the Shareholders or any of the Shares.


       (b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by the Shareholders will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or notification to, any government or regulatory authority by the Shareholders.

       (c) No other person or entity has or will have during the Proxy Term any right directly or indirectly to vote or control or affect the voting of the Shares.


     1.3 Title to Shares. The Shareholders (a) are the record or beneficial owners of the Shares as listed on Exhibit A free and clear of any proxy or voting restriction other than pursuant to this Agreement and (b) have, and during the Proxy Term will have, sole power of disposition with respect to the Shares. Such Shares are the only Shares of the Company's stock owned of record or beneficially by any of the Shareholders.


     1.4 No Encumbrances. The Shares and the certificates representing the Shares are now and at all times during the Proxy Term hereof will be held by the Shareholders, or by a nominee or custodian for the benefit of the Shareholders, free and clear of all proxies, voting trusts and voting agreements, understandings or arrangements and free and clear of all liens, claims, security interests and any other encumbrances whatsoever except any such encumbrances or proxies arising under this Agreement and except as set forth on Exhibit A.


     1.5 Brokers. The Shareholders are not liable for, and will indemnify the Company, REIT and OPCO against, any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Shareholders.


     1.6 Tax Representations. (a) Neither the issuance of Paired Shares (as such term is defined in the Merger Agreement) to the Shareholders in connection with the Merger nor the other transactions contemplated by this Agreement will cause any person to violate the restrictions on ownership and transfer contained in the Certificate of Incorporation, as amended, of REIT or in the By-laws, as amended, of REIT, copies of which have been provided to and reviewed by the Shareholders and their counsel. The Shareholders will provide to REIT such information as REIT may reasonably request so that REIT may confirm the accuracy of this representation.


       (b) No Shareholder has or will have at the Effective Date any present plan, intention, or arrangement to sell or dispose of any of the Paired Shares to be received in the Merger. For purposes of this Section 1.6, a sale or disposition includes any "constructive sale" within the meaning of Section 1259(c)(1)(A)--(E) of the Internal Revenue Code of 1986, as amended (the "Code").


              II. REPRESENTATIONS AND WARRANTIES OF REIT AND OPCO


     REIT and OPCO each hereby represent and warrant to the Shareholders as follows:


     2.1 Due Authority. Such party has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of such party and, assuming its due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.


     2.2 No Conflict; Consents. (a) The execution and delivery of this Agreement by such party do not, and the performance by such party of its obligations contemplated by this Agreement and the compliance by such party with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such party, (ii) conflict with or violate such party's charter or bylaws, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party is a party or by which such party is bound.


       (b) The execution and delivery of this Agreement by such party do not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Exchange Act) or notification to, any governmental or regulatory authority by such party.

                  III. CERTAIN COVENANTS OF THE SHAREHOLDERS


     The Shareholders hereby covenant and agree with REIT and OPCO as follows:


     3.1 Transfer of Shares. During the Proxy Term the Shareholders will not
(a) sell, tender, transfer, encumber, pledge (except as set forth on Exhibit
A), assign or otherwise dispose of any of the Shares, (b) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other legally binding undertaking providing for any transaction prohibited by (a) or (b) hereof, or
(d) take any action that would make any representation or warranty of the Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholders from performing any of the Shareholders' obligations under this Agreement.


     3.2 Proxy. (a) Each Shareholder, by this Agreement, hereby constitutes and appoints REIT, with full power of substitution, during and for the Proxy Term, as such Shareholder's true and lawful attorney and irrevocable proxy, for and in such Shareholder's name, place and stead, to vote each of such Shares owned by such Shareholder as Shareholder's proxy, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company's shareholders, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Company Takeover Proposal (which term as used in this Agreement shall have the meaning as defined in the Merger Agreement), and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled and (y) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's articles of organization or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for REIT or its nominees to vote such Shares directly. Each Shareholder intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxies previously granted by such Shareholder with respect to the Shares to the extent inconsistent with the foregoing proxy.

       (b) Each Shareholder hereby further agrees, with respect to any Shares not voted pursuant to paragraph (a) above, including without limitation any Shares owned beneficially but not of record by such Shareholder, that during the Proxy Term, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company's shareholders, such Shareholder shall vote (or cause to be voted) all Shares whether or not owned of record or beneficially by such Shareholder except as specifically requested in writing by REIT in advance, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Company Takeover Proposal and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled or (y) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's certificate of incorporation or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing.

       (c) For the purposes of this Agreement, "Proxy Term" means the period from the date hereof until the earlier of (i) twelve (12) months after the termination of the Merger Agreement (provided, however, that after the ter-mination of the Merger Agreement Sections 3.2(a) and 3.2(b) hereof shall apply only to an aggregate number of Shares equal to ten percent of the number of shares of the Company Stock outstanding from time to time, and the parties hereto shall agree in writing which Shares shall no longer be subject to the provisions of such Sections) and (ii) the Effective Time.


     3.3 Further Assurances. During the Proxy Term, each Shareholder in its capacity as a shareholder of the Company shall perform such further acts and execute such further documents and instruments as REIT or OPCO may reasonably request.


     3.4. No Solicitation. During the Proxy Term each Shareholder individually or in its capacity as a Shareholder of the Company shall not (i) solicit, initiate or knowingly encourage the submission of, any inquiries, proposals or offers from any person relating to a Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, or (iii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal.


     3.5 Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person or entity to which legal or beneficial ownership of the Shares may pass, whether by operation of law or otherwise.


     3.6 Stop Transfer. Each Shareholder agrees with, and covenants to, REIT that the Shareholder will not request that the Company register the transfer (book-entry or otherwise) or any certificate or uncertificated interest representing any of the Shares. Each Shareholder and the Company further agree that the Company shall instruct the transfer agent for its Common Stock to refuse to permit the transfer of the Shares during the Proxy Term except as permitted by the terms of this Agreement.


     3.7 Agreement to Elect Cash. The Shareholders agree that prior to the Election Deadline they will irrevocably elect to receive with respect to all of the Shares, pursuant to and in accordance with the provisions of the Merger Agreement, the maximum amount of cash permitted to be received pursuant to the Merger Agreement for such Shares.


     3.8 Cooperation. Each Shareholder agrees to cooperate with REIT after the date hereof in determining and investigating whether there exist any circumstances which could cause REIT to be "closely held" within the meaning of
Section 856(a) of the Code or to derive or accrue or be allocated any amount that is treated as other than "rents from real property" by reason of Section 856(d)(2)(B) of the Code and without limiting the foregoing agrees to provide to REIT as promptly as practical all relevant information and documents (or, with respect to information and documents which such Shareholder does not have or own, use commercially reasonable efforts to obtain and provide them to REIT as promptly as practical) which REIT reasonably requests in connection with such determination and investigation.



                                  ARTICLE IV



                                  STANDSTILL


       (a) Each Shareholder hereby covenants and agrees that from and after the Effective Time hereof neither such Shareholder nor any of the Affiliates will, without the prior written consent of REIT specifically expressed in a vote adopted after the Merger by the Board of Directors of REIT (the "Board"), directly or indirectly, purchase or cause to be purchased or otherwise acquire (other than pursuant to a stock split, stock dividend or similar transaction or agree to acquire, or become or agree to become the beneficial owner of, any additional equity securities, or any securities convertible into or exercisable or exchangeable for any equity securities (collectively, "Stock") of REIT, OPCO, or any of their subsidiaries. During the first 90 calendar days from and after the date the Merger becomes effective (the "Effective Time"), each Shareholder will not directly or indirectly sell, assign, transfer, pledge (except that such Shareholder may pledge shares to a brokerage firm pursuant to a margin account with customary terms) or otherwise dispose of, or enter into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of, any common stock of REIT ("REIT Common Stock") or common stock of OPCO ("OPCO Common Stock") to be received by such Shareholder in the Merger. After such 90-day period, the Shareholders will have the benefit of the rights granted pursuant to the Registration Rights Agreement to be executed by the Shareholders, REIT and OPCO prior to the Effective Time (the "Registration Rights Agreement"). Each Shareholder further agrees that after such 90-day period neither it nor any Affiliates will, without the prior written consent of the Board specifically expressed in a vote adopted by the Board, directly or indirectly sell, assign, transfer, pledge (except that such Shareholder may pledge shares to a brokerage firm pursuant to a margin account with customary terms) or otherwise dispose of, or enter into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of, any shares of Stock, except for (i) transfers made pursuant to the provisions of Section 4(b) below, (ii) transfers to Affiliates, or to charitable remainder trusts, that agree in a written agreement with REIT pursuant to which such Transferee agrees to be bound by all of the terms and conditions of, and makes, as of a time immediately prior to such transfer, each of the representations and warranties contained in (applied to such Transferee as if such Affiliate were any Shareholder for purposes thereof), this Agreement (provided that such Shareholder shall remain liable under and bound by this Agreement, in its entirety, with respect to all such transferred Stock, (iii) bona fide pledges to financial institutions, such as commercial or investment banks, broker/dealers, insurance companies and finance companies and resales thereof by the pledgees thereof pursuant to the terms of the applicable pledge agreements, (iv) gifts to charitable institutions, (v) transfers pursuant to a publicly announced tender offer for any shares of Stock by any corporation, entity, person or group (other than any Shareholder or the Affiliates) which the Board has voted to recommend to holders of any such shares of Stock, (vi) transfers effected pursuant to a registration statement filed pursuant to a registration rights agreement with REIT or OPCO and any Shareholder or, after the first anniversary of the Effective Time, pursuant to Rule 145(d) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and (vii) open market sales of not more than 1.0% of the outstanding shares of REIT Common Stock or OPCO Common Stock in any ninety (90) day period (calculated in the aggregate with respect to all sales by the Shareholders and the Affiliates, other than sales made pursuant to any of clauses (i) through
(vi) of this Section 4(a)) effected in accordance with the "brokers' transactions" restrictions of subsections (f) (excluding the last sentence thereof) and (g) of Rule 144 promulgated under the Securities Act of 1933, as amended; provided, however, that notwithstanding anything in this Section 4(a) to the contrary, the Shareholders and their Affiliates shall not in the aggregate sell (which for this purpose shall include the entering into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of Stock), including any Stock sold pursuant to Section 3(b) hereof, more than 1,300,000, 2,000,000, 2,000,000, 2,500,000 and 2,500,000 shares of REIT Common
Stock or OPCO Common Stock (the "Quarterly Limits") in any of the ninety-day periods which begin on the 91st, 181st, 271st, 361st and 451st day, respectively, after the Effective Time and provided further, however, that if in any such ninety-day period (a "Calculation Period") REIT or OPCO exercise their rights under the provisions of Section 3 or Section 4 of the Registration Rights Agreement to suspend or defer the Shareholders' rights to sell Stock for a number of days in such period, then the Quarterly Limit for each succeeding ninety-day period shall be increased by the excess, if any, of (A) the Quarterly Limit for the Calculation Period multiplied by a fraction, the numerator of which is such number of days and the denominator of which is ninety, over (B) the aggregate number of shares of Stock sold by the Shareholders and the Affiliates in each ninety day period after the Calculation Period over the Quarterly Limit (prior to any adjustment) for such period. For purposes of this Agreement, the "Affiliates" of any Shareholder shall mean any person or entity who directly or indirectly controls, is controlled by, or is under common control with any Shareholder, and "transfer" shall mean and include any sale, assignment, gift, pledge, the imposition of any other encumbrance or any other disposition or any agreement or obligation to do any of the foregoing.


       (b) If any Shareholder or any Affiliate desires to sell any shares of Stock (a "Selling Stockholder") (other than pursuant to clauses (ii) through
(vii) of Section 4(a) hereof), the Shareholders will cause the following requirements to be satisfied:


         (i) The Selling Stockholder shall notify REIT in writing of the proposed sale (the "Notice of Proposed Transfer"). The Notice of Proposed Transfer shall identify and, to the extent known by the Selling Stockholder, provide reasonable information concerning the background, business experience and business affiliations of the proposed transferee (the "Transferee"), the purchase price or other consideration, if any, the number of shares and type of Stock to be transferred and the complete terms of the proposed transaction.


         (ii) For a period of five (5) business days following the receipt of the Notice of Proposed Transfer, REIT and/or any substitute designated by REIT (REIT and/or such substitute designee is hereinafter sometimes called the "Buyer") shall have the option to purchase all, but not less than all, the Stock specified in the Notice of Proposed Transfer at the price and upon the terms set forth in the Notice of Proposed Transfer; provided, however, that if the type of consideration that was to be paid was non-cash consideration, then the amount payable by the Buyer for such Stock shall be determined by an independent investment banker of national reputation chosen by mutual agreement of REIT and such Selling Stockholder. In the event that Buyer elects to purchase all, but not less than all, of the Stock specified in the Notice of Proposed Transfer, it shall give written notice to the Selling Stockholder of its election, in which case settlement for said Stock shall be made and the Buyer shall purchase such Stock for such price, in cash within five (5) business days after the date Buyer sends such notice. In the event that Buyer elects not to purchase all of the Stock specified in the Notice of Proposed Transfer, the Selling Stockholder may consummate the proposed transfer of said Stock with the Transferee at any time during the following thirty (30) days.


       (c) Each Shareholder hereby agrees that, from and after the Effective Time and prior to the third anniversary of the Effective Time, neither such Shareholder nor any of the Affiliates will, directly or indirectly, or will solicit, request, advise, assist or encourage others, directly or indirectly, to:


         (a) form, join in or in any other way participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Stock or deposit any Stock in a voting trust or similar arrangement or subject any Stock to any voting agreement or pooling arrangement, other than solely with one or more Affiliates with respect to the Shares;


         (b) solicit proxies or written consents of shareholders with respect to Stock under any circumstances, or make, or in any way participate in, any "solicitation" of any "proxy" to vote any shares of Stock, or become a "participant" in any election contest with respect to REIT or OPCO (as such terms are defined or used in Rules 14a-1 and 14a-11 under the Exchange Act);


         (c) seek to call, or to request the call of, a special meeting of the shareholders of REIT or OPCO or seek to make, or make, a shareholder proposal at any meeting of the shareholders of REIT or OPCO;


         (d) commence or announce any intention to commence any tender offer for any Stock, or file with or send to the SEC a Schedule 13D or any amendments thereto under the Exchange Act with respect to Stock, except (x) the Schedule 13D, if any, to be filed with the SEC in connection with the issuance to one or more of the Shareholders of Paired Shares and Unpaired Shares pursuant to the Merger Agreement (the "Current Schedule 13D"), and (y) any amendment to the Current Schedule 13D to reflect changes to the disclosures set forth therein and exhibits filed therewith, to the extent such changes result from actions that are not prohibited by or inconsistent with this Agreement (such permitted amendments and additional exhibits to the Current Schedule 13D being referred to as the "Permitted Schedule 13D Amendments");

         (e) make a proposal or bid with respect to, announce any intention or desire to make, or publicly make or disclose, cause to be made or disclosed publicly, facilitate the making public or public disclosure of, any proposal or bid with respect to, the acquisition of any substantial portion of the assets of REIT, OPCO or of the assets or stock of any of their respective subsidiaries or of all or any portion of the outstanding Stock (except each Shareholder may file Permitted Schedule 13D Amendments), or any merger, consolidation, other business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving REIT, OPCO or any of their respective subsidiaries;

         (f) otherwise act alone or in concert with others to seek to control or influence in any manner the management, the Board or the Board of Directors of OPCO (including the composition thereof) or the business, operations or affairs of REIT or OPCO;

         (g) take any action or form any intention which would require an amendment to the Current Schedule 13D (other than amendments containing only the Permitted Schedule 13D Amendments);

         (h) arrange, or in any way participate in, any financing for any transaction referred to in clauses (a) through (g) above inclusive; or

         (i) make public, or cause or facilitate the making public (including by disclosure to any journalist or other representative of the media) of, any request, or otherwise seek (in any fashion that would require public dis-closure by REIT, OPCO, any of the Shareholders or Affiliates), to obtain any waiver or amendment of any provision of this Agreement, or to take any action restricted hereby.


     Notwithstanding the foregoing, any Shareholder and the Affiliates, if applicable, may make such filings with the SEC pursuant to Section 16(a) of the Exchange Act to reflect changes in the beneficial ownership of any shares of Stock owned by Shareholder or any Affiliate (to the extent such changes reflect action taken by any Shareholder or such Affiliate which is not prohibited by this Agreement).


     Each Shareholder hereby covenants and agrees that such Shareholder will promptly notify REIT when and if such Shareholder receives or learns of (i) any oral or written request to such Shareholder or any of the Affiliates to participate in any of the transactions or actions referred to in paragraphs (a) through (i) above inclusive or (ii) any oral or written communication from or by any person or entity (other than REIT or OPCO) with respect to any of the transactions or actions referred to in paragraphs (a) through (i) above inclusive, if such person or entity could reasonably be deemed to be capable of effecting, participating in or materially assisting in such an action or transaction (through one or more affiliates or otherwise) and such oral or written communication was of a nature that could reasonably be deemed to indicate a serious interest in effecting, participating in or materially assisting in such an action or transaction.


                                   ARTICLE V


                          OPTIONS TO PURCHASE SHARES


     5.1 Grant of Options. Subject to the terms, provisions and conditions contained in this Agreement, each Shareholder hereby grants to REIT and its designees an option to purchase part or all of the Shares held by such Shareholder at the Exercise Price (as hereinafter defined) per share (the options granted hereby are referred to individually as an "Option" and collectively as the "Options").


   5.2 Exercisability of Options; Procedures for Exercise of Options.


       (a) If the REIT believes in good faith that the receipt by one or more of the Shareholders of Paired Shares pursuant to the Merger Agreement will or may cause (X) such Shareholder or any other person to own, or be deemed to own under the applicable attribution rules of Section 318 (as modified by Section 856(d)(5)) of the Code, immediately after the Merger Paired Shares of REIT Common Stock and OPCO Common Stock in excess of the amounts or percentages of the outstanding Paired Shares of REIT Common Stock and OPCO Common Stock permitted to be owned thereby by REIT's Certificate of Incorporation or Bylaws, both as amended through the Effective Time, or (Y) any amount derived or received by, or allocated to, REIT to fail to qualify as "rents from real property" by reason of Section 856(d)(2)(B) of the Code (such limitations set forth in the foregoing clauses (X) and (Y) being referred to herein collectively as the "Paired Ownership Limitations"), then REIT shall have the right to exercise one or more of the Options in whole or in part in order to reduce or eliminate any possibility that the issuance of Paired Shares in the Merger will cause any of the Paired Ownership Limitations to be exceeded or violated. In addition, REIT may exercise one or more of the Options if any Shareholder does not comply with the provisions of Section 3.7 or of Section
3.8. If REIT chooses to exercise one or more of such Options in whole or in part, it may do so only by sending a written notice to one or more of the Shareholders from and after the Election Deadline and prior to the Effective Time stating its intention to exercise such Option or Options, which notice shall be sent to any such Shareholder c/o William P. Hallman, Suite 3200, Texas Commerce Bank Tower, 201 Main Street, Fort Worth, Texas 76102 and shall include a date and time at which the closing for any such exercise (the "Option Closing") shall occur, such date to be not less than one business day and not more than five business days after the giving of such notice. The sale and delivery and the purchase and acceptance of the Shares being acquired shall take place at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, Boston, Massachusetts, or such other place as shall be mutually agreed upon by REIT and such Shareholder.


       (b) At each Option Closing, REIT or its designee shall pay the Exercise Price (as determined pursuant to Section 5.3 below) for each Share being purchased in cash by a cashiers check or federal funds wire transfer to an account designated by such Shareholder against delivery of any necessary or appropriate stock certificates and duly executed instruments of transfer to REIT or its designee.

Each Shareholder represents and warrants to REIT and its designee that upon payment of the applicable purchase price at each Option Closing, such Shareholder shall have transferred to REIT or its designee the legal and beneficial ownership of the Shares being sold at such Option Closing, free and clear of any liens, encumbrances, charges, restrictions or other adverse claims.

     5.3 Exercise Price. The exercise price (the "Exercise Price") shall equal the Maximum Cash Consideration Per Share, as such term is defined in the Merger Agreement.

     5.4 Escrow. Upon request by REIT, each Shareholder agrees to place the Shares subject to the Options in escrow with a mutually agreeable escrow agent until the termination of the Options.

     5.5 Term of Options. The Options shall terminate on the earlier of (i) the termination of the Merger Agreement and (ii) the Effective Time.



                     VI. MISCELLANEOUS; GENERAL PROVISIONS


     6.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


     6.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.


     6.3 Amendments. This Agreement may not be modified, amended, waived, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereof.


   6.4 Assignment. This Agreement may not be assigned by operation of law or otherwise.


     6.5 Parties in Interest. This Agreement is binding upon, and shall inure solely to the benefit of, each party hereto and nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


     6.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.


     6.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.


     6.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     6.9 Directors and Officers. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any Shareholder or its representatives or designees who are serving on the Board of Directors of the Company or who are officers of the Company from taking any action, subject to the applicable provisions of the Merger Agreement, in his or her capacity as a director or officer of the Company.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

MEDITRUST CORPORATION



By: /s/ David F. Benson
    --------------------------------
        Name: David F. Benson
        Title: President

MEDITRUST OPERATING COMPANY



By: /s/ Michael J. Bohnen
    --------------------------------
        Name: Michael J. Bohnen
        Title: Secretary



LA QUINTA INNS, INC.



By: /s/ Gary L. Mead
    --------------------------------
        Name: Gary L. Mead
        Title: President and Chief Executive Officer

THOMAS M. TAYLOR & CO.



By: /s/ W.P. Hallman, Jr.
    --------------------------------
        Name: W.P. Hallman, Jr.
        Title:   Vice President



SID R. BASS, INC.



By: /s/ W.P. Hallman, Jr.
    --------------------------------
        Name: W.P. Hallman, Jr.
        Title:   Vice President

LEE M. BASS, INC.



By: /s/ W.P. Hallman, Jr.
    --------------------------------
        Name: W.P. Hallman, Jr.
        Title:   Vice President



THE BASS MANAGEMENT TRUST



By: /s/ Perry R. Bass
    --------------------------------
        Perry R. Bass, Trustee,
        by W.P. Hallman, Attorney-in-fact

THE AIRLIE GROUP, L.P.



By: EBD, L.P., General Partner,
         By: TMT-FW Inc.


          By:  /s/ W.P. Hallman, Jr.
               --------------------------------
               W.P. Hallman, Jr.
               Vice President



WILLIAM P. HALLMAN, JR.



/s/ William P. Hallman, Jr.
----------------------------------
William P. Hallman, Jr.





ANNIE R. BASS GRANDSON'S TRUST FOR
LEE M. BASS



By: /s/ William P. Hallman, Jr.
    ---------------------------------
    William P. Hallman, Jr., Trustee


ANNIE R. BASS GRANDSON'S TRUST FOR
SID R. BASS



By: /s/ William P. Hallman, Jr.
    ----------------------------------
    William P. Hallman, Jr., Trustee





PETER STERLING



/s/ Peter Sterling
---------------------------------------
Peter Sterling





GARY L. MEAD



/s/ Gary L. Mead
-----------------------------------------
Gary L. Mead

HYATT ANNE BASS SUCCESSOR TRUST


By: Panther City Investment Co., Trustee


        By: /s/ W.P. Hallman Jr.
            ----------------------------
            W.P. Hallman Jr.,
            Vice President

SAMANTHA SIMS BASS SUCCESSOR TRUST



By: Panther City Investment Co., Trustee


        By: /s/ W.P. Hallman Jr.
            ----------------------------
            W.P. Hallman Jr.,
            Vice President






   PORTFOLIO C INVESTORS, L.P.



   By: Portfolio Associates, Inc.,
       General Partner


       By: /s/ W.P. Hallman Jr.
           ----------------------------
           W.P. Hallman Jr.,
           Vice President

                                   EXHIBIT A



                                                                                   Number of Shares of
                                                       Number of Shares of         Company Stock Owned
                                                       Company Stock Owned       Beneficially But Not of
Name and Address of Shareholder                     of Record by Shareholder      Record by Shareholder
------------------------------------------------   --------------------------   ------------------------
Thomas M. Taylor & Co.                                         0                        3,461,280
Sid R. Bass, Inc.                                              0                        4,147,957
Lee M. Bass, Inc.                                              0                        4,147,957
The Bass Management Trust                                      0                        1,190,622
The Airlie Group, L.P.                                         0                          487,500
William P. Hallman, Jr.                                        0                          253,125
Annie R. Bass Grandson's Trust for Lee M. Bass                 0                          806,305
Annie R. Bass Grandson's Trust for Sid R. Bass                 0                          806,305
Peter Sterling                                                 0                          339,185
Gary L. Mead                                                303,750                             0
Hyatt M. Bass Successor Trust                                  0                        1,550,733
Samantha Sims Bass Successor Trust                             0                        1,550,733
Portfolio C Investors, L.P.                                    0                        3,223,700

     All of the above shares, except those owned by Gary L. Mead, are subject to liens arising out of margin account borrowings with one or more brokerage firms on customary terms.

                                   ANNEX D-1



                                AMENDMENT NO. 1
                                       TO
                            SHAREHOLDERS AGREEMENT


     This Amendment No. 1 to Shareholders Agreement (defined below), dated as of April 30, 1998 (this "Amendment No. 1"), is among Meditrust Corporation, a Delaware corporation ("REIT"), Meditrust Operating Company, a Delaware corporation ("OPCO"), the shareholders of the Company (defined below) named on the signature page hereto (individually, a "Shareholder" and collectively, the "Shareholders") and, solely as a result of Section 6.3 of the Shareholders Agreement, La Quinta Inns, Inc., a Texas corporation (the "Company"). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Shareholders Agreement.



                                   RECITALS:


     A. The parties hereto entered into that certain Shareholders Agreement, dated as of January 3, 1998 (the "Shareholders Agreement").


     B. The Parties hereto desire to amend certain provisions of the Shareholders Agreement pursuant to Section 6.3 thereof and to agree to certain additional provisions, which additional provisions will become a part of the Shareholders Agreement, as amended.


     C. The Parties hereto desire to enter into this Amendment No. 1 to effectuate the foregoing.


     NOW, THEREFORE, the parties hereto agree as follows:



             I. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS


     The Shareholders hereby represent and warrant to REIT and OPCO as follows:



     1.1 Due Authority. The Shareholders have full power and authority to execute and deliver this Amendment No. 1 and to perform their obligations hereunder and consummate the transactions contemplated hereby. This Amendment No. 1 has been duly executed and delivered by or on behalf of the Shareholders and, assuming its due authorization, execution and delivery by REIT and OPCO, constitutes a legal, valid and binding obligation of the Shareholders, enforceable against them in accordance with their terms.


     1.2 No Conflict; Consents. (a) The execution and delivery of this Amendment No. 1 by the Shareholders do not, and the performance by the Shareholders of their obligations under this Amendment No. 1 and the compliance by the Shareholders with the provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to any of the Shareholders or the Shares, (ii) conflict with or violate the instruments under which any of the Shareholders were formed, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Shareholders is a party or by which any of the Shareholders or any of the Shares are bound or (iv) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to any of the Shareholders or any of the Shares.


     (b) The execution and delivery of this Amendment No. 1 by the Shareholders do not, and the performance of this Amendment No. 1 by the Shareholders will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or notification to, any government or regulatory authority by the Shareholders.


                                     D-1-1

     (c) No other person or entity has or will have during the Proxy Term any right directly or indirectly to vote or control or affect the voting of the Shares.


     1.3 Title to Shares. The Shareholders (a) are the record or beneficial owners of the Shares as listed on Exhibit A free and clear of any proxy or voting restriction other than pursuant to this Amendment No. 1 and (b) have, and during the Proxy Term will have, sole power of disposition with respect to the Shares. Such Shares are the only Shares of the Company's stock owned of record or beneficially by any of the Shareholders.


     1.4 No Encumbrances. The Shares and the certificates representing the Shares are now and, except as provided in Section 3.1 of this Amendment No. 1, at all times during the Proxy Term hereof will be held by the Shareholders, or by a nominee or custodian for the benefit of the Shareholders, free and clear of all proxies, voting trusts and voting agreements, understandings or arrangements and free and clear of all liens, claims, security interests and any other encumbrances whatsoever except any such encumbrances or proxies arising under this Amendment No. 1 and except as set forth on Exhibit A.


     1.5 Brokers. The Shareholders are not liable for, and will indemnify the Company, REIT and OPCO against, any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Shareholders.


     1.6 Tax Representations. (a) Neither the issuance of Paired Shares (as such term is defined in the Merger Agreement) to the Shareholders in connection with the Merger nor the other transactions contemplated by this Amendment No. 1 will cause any person to violate the restrictions on ownership and transfer contained in the Certificate of Incorporation, as amended, of REIT or in the By-laws, as amended, of REIT, copies of which have been provided to and reviewed by the Shareholders and their counsel. The Shareholders will provide to REIT such information as REIT may reasonably request so that REIT may confirm the accuracy of this representation.


     (b) Except as provided in Section 3.1 of this Amendment No. 1, no Shareholder has or will have at the Effective Date any present plan, intention, or arrangement to sell or dispose of any of the Paired Shares to be received in the Merger. For purposes of this Section 1.6, a sale or disposition includes any "constructive sale" within the meaning of Section 1259(c)(1)(A)-(E) of the Internal Revenue Code of 1986, as amended (the "Code").



              II. REPRESENTATIONS AND WARRANTIES OF REIT AND OPCO


     REIT and OPCO each hereby represent and warrant to the Shareholders as follows:


     2.1 Due Authority. Such party has full power, corporate or otherwise, and authority to execute and deliver this Amendment No. 1 and to perform its obligations hereunder. This Amendment No. 1 has been duly executed and delivered by or on behalf of such party and, assuming its due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.


     2.2 No Conflict; Consents. (a) The execution and delivery of this Amendment No. 1 by such party do not, and the performance by such party of its obligations contemplated by this Amendment No. 1 and the compliance by such party with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such party, (ii) conflict with or violate such party's charter or bylaws, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party is a party or by which such party is bound.


     (b) The execution and delivery of this Amendment No. 1 by such party do not, and the performance of this Amendment No. 1 by such party will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Exchange Act) or notification to, any governmental or regulatory authority by such party.


                                     D-1-2

                   III. AMENDMENTS TO SHAREHOLDERS AGREEMENT


     3.1 Section 3.1 of the Shareholders Agreement shall be amended by inserting the following sentence at the end of such Section:


   "Notwithstanding the foregoing, Thomas M. Taylor & Co. shall be permitted to irrevocably transfer, prior to the La Quinta Shareholders Meeting, up to 200,000 Shares to a charitable organization reasonably acceptable to REIT and OPCO.


   3.2 Section 3.7 of the Shareholders Agreement is deleted in its entirety.


   3.3 Section 4(a) of the Shareholders Agreement is deleted in its entirety and replaced with the following:


     (a) During the first 90 calendar days from and after the date the Merger becomes effective (the "Effective Time"), each Shareholder will not directly or indirectly sell, assign, transfer, pledge (except that such Shareholder may pledge shares to a brokerage firm pursuant to a margin account with customary terms) or otherwise dispose of, or enter into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of, any common stock of REIT ("REIT Common Stock") or common stock of OPCO ("OPCO Common Stock") to be received by such Shareholder in the Merger. After such 90-day period, the Shareholders will have the benefit of the rights granted pursuant to the Registration Rights Agreement to be executed by the Shareholders, REIT and OPCO prior to the Effective Time (the "Registration Rights Agreement"). Each Shareholder further agrees that after such 90-day period neither it nor any Affiliates will, without the prior written consent of the Board of Directors of REIT (the "Board") specifically expressed in a vote adopted by the Board, directly or indirectly sell, assign, transfer, pledge (except that such Shareholder may pledge shares to a brokerage firm pursuant to a margin account with customary terms) or otherwise dispose of, or enter into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of, any equity securities (collectively, "Stock") of REIT, OPCO, or any of their subsidiaries, except for (i) transfers made pursuant to the provisions of Section 4(b) below,
(ii) transfers to Affiliates, or to charitable remainder trusts, that agree in a written agreement with REIT pursuant to which such Transferee agrees to be bound by all of the terms and conditions of, and makes, as of a time immediately prior to such transfer, each of the representations and warranties contained in (applied to such Transferee as if such Affiliate were any Shareholder for purposes thereof), this Agreement (provided that such Shareholder shall remain liable under and bound by this Agreement, in its entirety, with respect to all such transferred Stock, (iii) bona fide pledges to financial institutions, such as commercial or investment banks, broker/dealers, insurance companies and finance companies and resales thereof by the pledgees thereof pursuant to the terms of the applicable pledge agreements, (iv) gifts to charitable institutions, (v) transfers pursuant to a publicly announced tender offer for any shares of Stock by any corporation, entity, person or group (other than any Shareholder or the Affiliates) which the Board has voted to recommend to holders of any such shares of Stock, (vi) transfers effected pursuant to a registration statement filed pursuant to a registration rights agreement with REIT or OPCO and any Shareholder or, after the first anniversary of the Effective Time, pursuant to Rule 145(d) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and (vii) open market sales of not more than 1.0% of the outstanding shares of REIT Common Stock or OPCO Common Stock in any ninety (90) day period (calculated in the aggregate with respect to all sales by the Shareholders and the Affiliates, other than sales made pursuant to any of clauses (i) through
(vi) of this Section 4(a)) effected in accordance with the "brokers' transactions" restrictions of subsections (f) (excluding the last sentence thereof) and (g) of Rule 144 promulgated under the Securities Act of 1933, as amended; provided, however, that notwithstanding anything in this Section 4(a) to the contrary, the Shareholders and their Affiliates shall not in the aggregate sell (which for this purpose shall include the entering into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of Stock), including any Stock sold pursuant to Section 3(b) hereof, more than 1,300,000, 2,000,000, 2,000,000, 2,500,000 and 2,500,000 shares of REIT Common
Stock or OPCO Common Stock (the "Quarterly Limits") in any of the ninety-day periods which begin on the 91st, 181st, 271st, 361st and 451st day, respectively, after the Effective Time and provided further, however, that if in any such ninety-day period (a "Calculation Period") REIT or OPCO exercise their rights under the provisions of Section 3 or Section 4 of the Registration Rights Agreement to suspend or defer the Shareholders' rights to sell Stock for a number of days in such period, then the Quarterly Limit for each succeeding ninety-day period shall be increased by the excess, if any, of (A) the Quarterly Limit for the Cal-


                                     D-1-3
culation Period multiplied by a fraction, the numerator of which is such number of days and the denominator of which is ninety, over (B) the aggregate number of shares of Stock sold by the Shareholders and the Affiliates in each ninety day period after the Calculation Period over the Quarterly Limit (prior to any adjustment) for such period. For purposes of this Agreement, the "Affiliates" of any Shareholder shall mean any person or entity who directly or indirectly controls, is controlled by, or is under common control with any Shareholder, and "transfer" shall mean and include any sale, assignment, gift, pledge, the imposition of any other encumbrance or any other disposition or any agreement or obligation to do any of the foregoing.


                     IV. NOMINATION TO BOARDS OF DIRECTORS


     Immediately following the Effective Time, each of REIT and OPCO shall increase the number of seats on its Board of Directors and fill the vacancy created thereby by appointing Thoms M. Taylor ("Mr. Taylor") to each such Board of Directors. The term of such appointment shall be until the next annual meeting of shareholders of each of REIT and OPCO. The foregoing increase in the number of seats on the Boards of Directors and the appointment of Mr. Taylor to the vacant seat created thereby shall be made in accordance with, and take effect pursuant to, applicable law and pursuant to the certificates of incorporation and by-laws, each as amended, of each of REIT and OPCO.


                     V. MISCELLANEOUS; GENERAL PROVISIONS


     5.1 Continuing Effect of Shareholders Agreement. Except as expressly amended hereby, each and every provision of the Shareholders Agreement is hereby ratified and confirmed and remains in full force and effect.


     5.2 Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                     D-1-4

     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first written above.

MEDITRUST CORPORATION



By: /s/ David F. Benson
    ---------------------------
    Name: David F. Benson
    Title: President



MEDITRUST OPERATING COMPANY



By: /s/ Michael J. Bohnen
    ---------------------------
    Name: Michael J. Bohnen
    Title: Secretary



LA QUINTA INNS, INC.



By: /s/ Gary L. Mead
    ---------------------------
    Name: Gary L. Mead
    Title: President and Chief Executive Officer



THOMAS M. TAYLOR & CO.



By: /s/ W.P. Hallman, Jr.
    ---------------------------
    Name: W.P. Hallman, Jr.
    Title: Vice President



SID R. BASS, INC.



By: /s/ W.P. Hallman, Jr.
    ---------------------------
    Name: W.P. Hallman, Jr.
    Title: Vice President



LEE M. BASS, INC.



By: /s/ W.P. Hallman, Jr.
    ---------------------------
    Name: W.P. Hallman, Jr.
    Title: Vice President



THE BASS MANAGEMENT TRUST



By: /s/ W.P. Hallman
    ---------------------------
    Perry R. Bass, Trustee,
    by W.P. Hallman, Attorney-in-fact


THE AIRLIE GROUP, L.P.



By: EBD, L.P., General Partner
By: TMT-FW Inc.
By: /s/ W.P. Hallman, Jr.
    ---------------------------
    W.P. Hallman, Jr.
    Vice President



WILLIAM P. HALLMAN, JR.



/s/ William P. Hallman, Jr.
    ---------------------------
    William P. Hallman, Jr.



ANNIE R. BASS GRANDSON'S TRUST FOR
LEE M. BASS



By: /s/ William P. Hallman, Jr.
    ---------------------------
    William P. Hallman, Jr., Trustee



ANNIE R. BASS GRANDSON'S TRUST FOR
SID R. BASS



By: /s/ William P. Hallman, Jr.
    ---------------------------
    William P. Hallman, Jr., Trustee



PETER STERLING



/s/ Peter Sterling
---------------------------
Peter Sterling



GARY L. MEAD



/s/ Gary L. Mead
---------------------------
Gary L. Mead



HYATT ANNE BASS SUCCESSOR TRUST



By: Panther City Investment Co., Trustee



By: /s/ W.P. Hallman, Jr.
    ---------------------------
    W.P. Hallman, Jr.


                                     D-1-5

By: /s/ W.P. Hallman, Jr.
    ---------------------------
    W.P. Hallman Jr.,
    Vice President



SAMANTHA SIMS BASS SUCCESSOR TRUST



By: Panther City Investment Co., Trustee


       By: /s/ W.P. Hallman Jr.
            ------------------------
              W.P. Hallman Jr.,
              Vice President

PORTFOLIO C INVESTORS, L.P.



By: Portfolio Associates, Inc.,
       General Partner


       By: /s/ W.P. Hallman Jr.
            --------------------------
              W.P. Hallman Jr.,
              Vice President

                                     D-1-6

                                   EXHIBIT A


                                                                               Number of Shares of
                                                   Number of Shares of         Company Stock Owned
              Name and Address                     Company Stock Owned       Beneficially But Not of
               of Shareholder                   of Record by Shareholder      Record by Shareholder
--------------------------------------------   --------------------------   ------------------------
Thomas M. Taylor & Co. .....................                   0                    3,461,280
Sid R. Bass, Inc. ..........................                   0                    4,147,957
Lee M. Bass, Inc. ..........................                   0                    4,147,957
The Bass Management Trust ..................                   0                    1,190,622
The Airlie Group, L.P. .....................                   0                      487,500
William P. Hallman, Jr. ....................                   0                      253,125
Annie R. Bass Grandson's Trust for .........
 Lee M. Bass ...............................                   0                      806,305
Annie R. Bass Grandson's Trust for .........
 Sid R. Bass ...............................                   0                      806,305
Peter Sterling .............................                   0                      339,185
Gary L. Mead ...............................             303,750                            0
Hyatt M. Bass Successor Trust ..............                   0                    1,550,733
Samantha Sims Bass Successor Trust .........                   0                    1,550,733
Portfolio C Investors, L.P. ................                   0                    3,223,700

     All of the above shares, except those owned by Gary L. Mead, are subject to liens arising out of margin account borrowings with one or more brokerage firms on customary terms.


                                     D-1-7

                                    ANNEX E


Proposed Amendment to Restated Certificate of Incorporation of Meditrust
                                  Corporation

THIRTEENTH:

     Section 13.1 Restrictions on Ownership and Transfer of Equity Stock.

     (a) Definitions. For purposes of this Article Thirteenth, the following terms shall have the meanings set forth below:

     "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such Person, (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such Person through the application of the constructive ownership rules of Section 544 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock which such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that for the purposes of calculating the foregoing, no share shall be counted more than once. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

     "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 13.2(d).

     "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

     "Equity Stock" shall mean the common stock, par value $.10 per share, and the preferred stock, par value $.10 per share of the Corporation and Operating Company.

     "Look-Through Entity" shall mean a Person that is either (i) a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

     "Look-Through Ownership Limit" shall mean, with respect to a class or series of Equity Stock, 9.8% of the number of outstanding shares of such Equity Stock.

     "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the shares of Equity Stock. In the case of Equity Stock that is paired, "Market Price" shall mean the "Market Price" for paired shares multiplied by a fraction (expressed as a percentage) determined by dividing the value for such Equity Stock most recently determined under Section 2(e) of the Pairing Agreement by the value of a paired share most recently determined under Section 2(e) of the Pairing Agreement (the "Valuation Percentage").

     "Non-Transfer Event" shall mean an event (other than a purported Transfer) that would (a) cause any Person (other than a Look-Through Entity) to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Own-ership Limit, (b) cause any Look-Through Entity to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit, (c) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (d) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (e) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code. Non-Transfer Events include but are not limited to (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for shares of Equity Stock that results in changes in Beneficial Ownership or Constructive Ownership of shares of Equity Stock.

     "Operating Company" shall mean Meditrust Operating Company.

     "Ownership Limit" shall mean, with respect to any class or series of Equity Stock, 9.25% of the number of outstanding shares of such class or series of Equity Stock. For purposes of computing the percentage of shares of any class or series of Equity Stock of the Corporation that is Beneficially Owned by any Person, any shares of Equity Stock of the Corporation which are deemed to be Beneficially Owned by such Person pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding shall be deemed to be outstanding.

     "Pairing Agreement" shall mean the Pairing Agreement, dated as of December 20, 1979, by and between Santa Anita Realty Enterprises, Inc. (the predecessor of Meditrust Corporation) and Santa Anita Operating Company (the predecessor of Meditrust Operating Company), as amended from time to time in accordance with the provisions thereof.

     "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 13.2(h).

     "Person" shall mean (a) an individual or any corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company or any other entity and (b) a "group" as that term is defined for purposes of Rule 13d-5 of the Exchange Act.

     "Prohibited Owner" shall mean, with respect to any purported Transfer or Non- Transfer Event, any Person who is prevented from being or becoming the owner of record title to shares of Equity Stock by the provisions of Section 13.2(a).

     "Restriction Termination Date" shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify under the Code as a real estate investment trust (a "REIT").

     "Trading Day" shall mean a day on which the principal national securities exchange on which shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if shares of Equity Stock are not listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

     "Trust" shall mean any separate trust created and administered in accordance with the terms of Section 13.2, for the exclusive benefit of any Beneficiary.

     "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof. The Trustee shall be designated by the Corporation and the Operating Company in accordance with the Pairing Agreement.

   (b) Restriction on Ownership and Transfer.

       (i) Except as provided in Section 13.1(d), until the Restriction Termination Date, (i) no Person (other than a Look-Through Entity) shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit and no Look-Through Entity shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Look-Through Ownership Limit, (ii) any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in any Person (other than a Look-Through Entity) Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such shares of Equity Stock, and (iii) any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in any Look-Through Entity Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and the intended transferee shall acquire no rights in such shares of Equity Stock.

       (ii) Until the Restriction Termination Date, any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

       (iii) Until the Restriction Termination Date, any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or any direct or indirect subsidiary (whether a corporation, partnership, limited liability company or other entity) of the Corporation (a "Subsidiary"), within the meaning of
Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

       (iv) Until the Restriction Termination Date, any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in the shares of capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of
Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such shares of Equity Stock.

   (c) Owners Required to Provide Information. Until the Restriction Termination Date:

       (i) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request to ensure compliance with the restrictions in this Section 13.1.

       (ii) Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as the case may be.

     (d) Exception. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subsections (b)(ii) through (iv) of this
Section 13.1 would not be violated, may exempt a Person from the Ownership Limit or Look-Through Ownership Limit, provided that (A) the Board of Directors obtains such representations and undertakings from such Person as are rea-sonably necessary to ascertain that no Person's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will (i) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of
Section 856(a)(5) of the Code, (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in the real property of a tenant of the Corporation or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code and (B) such Person agrees in writing that any violation or attempted violation of the Ownership Limit or Look-Through Ownership Limit will result in the conversion of such shares into shares of Excess Stock pursuant to Section 13.2(a).

     (e) New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in this Certificate of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

     Section 13.2. Excess Stock.

   (a) Conversion into Excess Stock.


       (i) If, notwithstanding the other provisions contained in this Article Thirteenth, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than a Look-Through Entity) would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or such that any Person that is a Look-Through Entity would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit, then, (i) except as otherwise provided in Section 13.1(d), the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as the case may be, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 13.2(d) and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer or Non-Transfer Event, as the case may be.


       (ii) If, notwithstanding the other provisions contained in this Article Thirteenth, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall be deemed to be a Prohibited Owner and shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 13.2(d) and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

       (iii) Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued by the Corporation as that particular class or series of Equity Stock.

       (iv) Upon the conversion into Excess Shares (pursuant to the Certificate of Incorporation of Operating Company) of any shares of any class or series of Operating Company stock that are paired with a class or series of shares of Equity Stock, pursuant to the Pairing Agreement, such shares of Equity Stock shall likewise be converted into an equal number of shares of Excess Stock and be paired with such converted shares of Operating Company, pursuant to the Pairing Agreement.

     (b) Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 13.1(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 13.1(b), the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

     (c) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 13.1(b), or any Person who owns shares of Equity Stock that were converted into shares of Excess Stock and transferred to a Trust pursuant to subsections (a) and (d) of this Section 13.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

     (d) Ownership in Trust. Upon any Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 13.2(a), such Excess Stock shall be automatically transferred to a Trust to be held for the exclusive benefit of the Beneficiary. The Corporation and the Operating Company shall name a Beneficiary for each Trust. Any conversion of shares of Equity Stock into shares of Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer or Non-Transfer Event that results in the conversion. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of stock of the Corporation.

     (e) Dividend Rights. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board of Directors as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of this Article Thirteenth, would Constructively Own or Beneficially Own the shares of Equity Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

     (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which the Equity Stock was converted, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Equity Stock that is paired, shall equal the price per paired share multiplied by the most recent Valuation Percentage) and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

     (g) Voting Rights. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The holders of shares of Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class on all such matters. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote by a Prohibited Owner as a purported holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock have been converted into shares of Excess Stock shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such shares of Excess Stock, and the Prohibited Owner shall be deemed to have given, as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion of the shares of Equity Stock into shares of Excess Stock and the transfer of such shares to a Trust pursuant to subsections (a) and (d) of this Section 13.2, an irrevocable proxy to the Trustee to vote the shares of Excess Stock in the manner in which the Trustee, in its sole and absolute discretion, desires.

   (h) Designation of Permitted Transferee.

       (i) The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all shares of Excess Stock if the Corporation fails to exercise its option with respect to such shares pursuant to Section 13.2(j) hereof within the time period set forth therein. As soon as practicable, but in an orderly fashion so as not to materially adversely affect the Market Price of the shares of Excess Stock, the Trustee shall designate any one or more Persons as Permitted Transferees; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in
Section 13.1(b) and without such acquisition resulting in the conversion of the shares of Equity Stock so acquired into shares of Excess Stock and the transfer of such shares to a Trust pursuant to subsections (a) and (d) of this Section 13.2.

       (ii) Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 13.2(h), the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Corporation as Excess Stock.

       (iii) The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the Prohibited Owner pursuant to Section 13.2(i).

       (iv) If the Transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the transfer restrictions set forth in Section 13.1(b), such Transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock (as described in subsection (h)(ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically reconverted into Excess Stock and transferred to the Trust from which they were originally Transferred. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article Thirteenth shall apply to such shares, including, without limitation, the provisions of subsections (h) through (j) of this
Section 13.2 with respect to any future Transfer of such shares by the Trust.

       (i) Compensation to Record Holder of Shares of Equity Stock that are Converted into Shares of Excess Stock. Any Prohibited Owner shall be entitled (following discovery of the shares of Excess Stock and subsequent designation of the Permitted Transferee in accordance with Section 13.2(h) or following the acceptance of the offer to purchase such shares in accordance with Section 13.2(j) to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)(a) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) and (b) in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer or
(ii) the price per share (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) received by the Trustee from the sale or other disposition of such shares of Excess Stock in accordance with this Section 13.2(i) or Section 13.2(j). Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 13.2(i) shall be distributed to the Beneficiary in accordance with the provisions of Section 13.2(h). Each Beneficiary and Prohibited Owner shall waive any and all claims that it may have against the Trustee and the Trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
Section 13.2 by, such Trustee or the Corporation.

     (j) Purchase Right in Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share equal to the lesser of (i) the price per share (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) or (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days following the later of
(a) the date of the Non-Transfer Event or purported Transfer which results in such shares of Excess Stock or (b) the date on which the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in shares of Excess Stock previously has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 13.2(c).

     Section 13.3. Remedies Not Limited. Nothing contained in this Article Thirteenth shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the requirements of the Pairing Agreement and with the restrictions set forth in Section 13.1.

     Section 13.4. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article Thirteenth, including any definition contained in Section 13.1(a), the Board of Directors shall have the power to determine the application of the provisions of this Article Thirteenth with respect to any situation based on the facts known to it.

     Section 13.5. Legend. Each certificate for shares of Equity Stock shall bear the following legend:

     "The shares of Meditrust Corporation and Meditrust Operating Company represented by this combined certificate are subject to restrictions in the respective Certificates of Incorporation of each company which prohibit (a) any Person (other than a Look-Through Entity) (as such terms are defined in the respective Certificates of Incorporation of each company) from Beneficially Owning or Constructively Owning (as these terms are defined in the respective Certificates of Incorporation of each company) in excess of 9.25% of the number of outstanding shares of any class or series of Equity Stock (as that term is defined in the respective Certificates of Incorporation of each company), (b) any Look-Through Entity from Beneficially Owning or Constructively Owning in excess of 9.8% of the number of outstanding shares of any class or series of Equity Stock, (c) any Person from acquiring or maintaining any ownership interest in the stock of either company that is inconsistent with (i) the requirements of the Internal Revenue Code of 1986, as amended, pertaining to real estate investment trusts or (ii) Article Thirteenth of the respective Certificates of Incorporation of each company and
(d) any transfer of shares of any class or series of Equity Stock of either company that are paired pursuant to the Pairing Agreement, dated as of December 20, 1979, between the two companies, as amended from time to time in accordance with the provisions thereof (the "Pairing Agreement"), except in combination with an equal number of shares of the other company in accordance with the respective Certificates of Incorporation of each company and the Pairing Agreement, copies of which are on file with the transfer agent named on the face hereof, and the holder of this certificate by his acceptance hereof consents to be bound by such restrictions.

     Meditrust Corporation and Meditrust Operating Company will furnish without charge to each stockholder who so requests a copy of the relevant provisions of the respective Certificates of Incorporation of each company, a copy of the Pairing Agreement and a copy of the provisions setting forth the designations, preferences, privileges and rights of each class of stock or series thereof that each company is authorized to issue and the qualifications, limitations and restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of either company or to the transfer agent named on the face hereof."

     Section 13.6. Severability. Each provision of this Article Thirteenth shall be severable and an adverse determination as to any such provision shall be in no way affect the validity of any other provision.

                                    ANNEX F

Proposed Amendment to Restated Certificate of Incorporation of Meditrust Operating Company

THIRTEENTH:

     Section 13.1. Restrictions on Ownership and Transfer of Equity Stock.

     (a) Definitions. For purposes of this Article Thirteenth, the following terms shall have the meanings set forth below:

     "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such Person, (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such Person through the application of the constructive ownership rules of Section 544 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(1)(B) of the Code as if the Corporation were a real estate investment trust (a "REIT") as defined in the Code, and (iii) the number of shares of Equity Stock which such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that for the purposes of calculating the foregoing, no share shall be counted more than once. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

     "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 13.2(d).

     "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

     "Equity Stock" shall mean the common stock, par value $.10 per share, and the preferred stock, par value $.10 per share of the Corporation and Operating Company.

     "Look-Through Entity" shall mean a Person that is either (i) a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code as if the Corporation were a REIT or (ii) registered under the Investment Company Act of 1940.

     "Look-Through Ownership Limit" shall mean, with respect to a class or series of Equity Stock, 9.8% of the number of outstanding shares of such Equity Stock.

     "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the shares of Equity Stock. In the case of Equity Stock that is paired, "Market Price" shall mean the "Market Price" for paired shares multiplied by a fraction (expressed as a percentage) determined by dividing the value for such Equity Stock most recently determined under Section 2(e) of the Pairing Agreement by the value of a paired share most recently determined under Section 2(e) of the Pairing Agreement (the "Valuation Percentage").

     "Non-Transfer Event" shall mean an event (other than a purported Transfer) that would (a) cause any Person (other than a Look-Through Entity) to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Own-ership Limit, (b) cause any Look-Through Entity to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit, (c) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT) by fewer than 100 persons within the meaning of
Section 856(a)(5) of the Code as if the Corporation were a REIT, (d) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code as if the Corporation were a REIT, or (e) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code as if the Corporation were a REIT. Non-Transfer Events include but are not limited to (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for shares of Equity Stock that results in changes in Beneficial Ownership or Constructive Ownership of shares of Equity Stock.

     "Ownership Limit" shall mean, with respect to any class or series of Equity Stock, 9.25% of the number of outstanding shares of such class or series of Equity Stock. For purposes of computing the percentage of shares of any class or series of Equity Stock of the Corporation that is Beneficially Owned by any Person, any shares of Equity Stock of the Corporation which are deemed to be Beneficially Owned by such Person pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding shall be deemed to be outstanding.

     "Pairing Agreement" shall mean the Pairing Agreement, dated as of December 20, 1979, by and between Santa Anita Realty Enterprises, Inc. (the predecessor of Meditrust Corporation) and Santa Anita Operating Company (the predecessor of Meditrust Operating Company), as amended from time to time in accordance with the provisions thereof.

     "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 13.2(h).

     "Person" shall mean (a) an individual or any corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company or any other entity and (b) a "group" as that term is defined for purposes of Rule 13d-5 of the Exchange Act.

     "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from being or becoming the owner of record title to shares of Equity Stock by the provisions of Section 13.2(a).

     "Restriction Termination Date" shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of Meditrust Corporation to attempt to, or continue to, qualify under the Code as a REIT.

     "Trading Day" shall mean a day on which the principal national securities exchange on which shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if shares of Equity Stock are not listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

     "Trust" shall mean any separate trust created and administered in accordance with the terms of Section 13.2, for the exclusive benefit of any Beneficiary.

     "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof. The Trustee shall be designated by the Corporation and the Operating Company in accordance with the Pairing Agreement.

   (b) Restriction on Ownership and Transfer.

       (i) Except as provided in Section 13.1(d), until the Restriction Termination Date, (i) no Person (other than a Look-Through Entity) shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit and no Look-Through Entity shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Look-Through Ownership Limit, (ii) any Transfer (whether or not the result of a trans-action entered into through the facilities of the New York Stock Exchange) that, if effective, would result in any Person (other than a Look-Through Entity) Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such shares of Equity Stock, and (iii) any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in any Look-Through Entity Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and the intended transferee shall acquire no rights in such shares of Equity Stock.

       (ii) Until the Restriction Termination Date, any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code if the Corporation were a REIT shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code as if the Corporation were a REIT, and the intended transferee shall acquire no rights in such shares of Equity Stock.

       (iii) Until the Restriction Termination Date, any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or any direct or indirect subsidiary (whether a corporation, partnership, limited liability company or other entity) of the Corporation (a "Subsidiary"), within the meaning of
Section 856(d)(2)(B) of the Code as if the Corporation were a REIT, shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code as if the Corporation were a REIT, and the intended transferee shall acquire no rights in such shares of Equity Stock.

       (iv) Until the Restriction Termination Date, any Transfer (whether or not the result of a transaction entered into through the facilities of the New York Stock Exchange) that, if effective, would result in the shares of capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT shall be void ab initio and the intended transferee shall acquire no rights in such shares of Equity Stock.

   (c) Owners Required to Provide Information. Until the Restriction Termination Date:

       (i) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code as if the Corporation were a REIT, of the outstanding shares of any class or series of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request to ensure compliance with the restrictions in this Section 13.1.

       (ii) Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT (as if the Corporation were a REIT) and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as the case may be.

     (d) Exception. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subsections (b)(ii) through (iv) of this
Section 13.1 would not be violated, may exempt a Person from the Ownership Limit or Look-Through Ownership Limit, provided that (A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will (i) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT,
(ii) result in the Corporation being "closely held" within the meaning of
Section 856(h) of the Code as if the Corporation were a REIT or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in the real property of a tenant of the Corporation or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code as if the Corporation were a REIT and (B) such Person agrees in writing that any violation or attempted violation of the Ownership Limit or Look-Through Ownership Limit will result in the conversion of such shares into shares of Excess Stock pursuant to Section 13.2(a).

     (e) New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in this Certificate of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

     Section 13.2. Excess Stock.

   (a) Conversion into Excess Stock.


       (i) If, notwithstanding the other provisions contained in this Article Thirteenth, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than a Look-Through Entity) would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or such that any Person that is a Look-Through Entity would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit, then, (i) except as otherwise provided in Section 13.1(d), the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as the case may be, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 13.2(d) and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer or Non-Transfer Event, as the case may be.


       (ii) If, notwithstanding the other provisions contained in this Article Thirteenth, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT, (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code as if the Corporation were a REIT or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code as if the Corporation were a REIT, then (x) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall be deemed to be a Prohibited Owner and shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code as if the Corporation were a REIT, (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code as if the Corporation were a REIT or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code as if the Corporation were a REIT, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a

Trust in accordance with Section 13.2(d) and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

       (iii) Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued by the Corporation as that particular class or series of Equity Stock.

       (iv) Upon the conversion into Excess Shares (pursuant to the Certificate of Incorporation of Meditrust Corporation) of any shares of any class or series of Meditrust Corporation stock that are paired with a class or series of shares of Equity Stock, pursuant to the Pairing Agreement, such shares of Equity Stock shall likewise be converted into an equal number of shares of Excess Stock and be paired with such converted shares of Meditrust Corporation, pursuant to the Pairing Agreement.

     (b) Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 13.1(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 13.1(b), the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

     (c) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 13.1(b), or any Person who owns shares of Equity Stock that were converted into shares of Excess Stock and transferred to a Trust pursuant to subsections (a) and (d) of this Section 13.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT (determined as if the Corporation were a REIT).

     (d) Ownership in Trust. Upon any Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 13.2(a), such Excess Stock shall be automatically transferred to a Trust to be held for the exclusive benefit of the Beneficiary. The Corporation and the Operating Company shall name a Beneficiary for each Trust. Any conversion of shares of Equity Stock into shares of Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer or Non-Transfer Event that results in the conversion. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of stock of the Corporation.

     (e) Dividend Rights. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board of Directors as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of this Article Thirteenth, would Constructively Own or Beneficially Own the shares of Equity Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

     (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which the Equity Stock was converted, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Equity Stock that is paired, shall equal the price per paired share multiplied by the most recent Valuation Percentage) and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

     (g) Voting Rights. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The holders of shares of Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class on all such matters. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote by a Prohibited Owner as a purported holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock have been converted into shares of Excess Stock shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such shares of Excess Stock, and the Prohibited Owner shall be deemed to have given, as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion of the shares of Equity Stock into shares of Excess Stock and the transfer of such shares to a Trust pursuant to subsections (a) and (d) of this Section 13.2, an irrevocable proxy to the Trustee to vote the shares of Excess Stock in the manner in which the Trustee, in its sole and absolute discretion, desires.

   (h) Designation of Permitted Transferee.

       (i) The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all shares of Excess Stock if the Corporation fails to exercise its option with respect to such shares pursuant to Section 13.2(j) hereof within the time period set forth therein. As soon as practicable, but in an orderly fashion so as not to materially adversely affect the Market Price of the shares of Excess Stock, the Trustee shall designate any one or more Persons as Permitted Transferees; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in
Section 13.1(b) and without such acquisition resulting in the conversion of the shares of Equity Stock so acquired into shares of Excess Stock and the transfer of such shares to a Trust pursuant to subsections (a) and (d) of this Section 13.2.

       (ii) Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 13.2(h), the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Corporation as Excess Stock.

       (iii) The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the Prohibited Owner pursuant to Section 13.2(i).

       (iv) If the Transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the transfer restrictions set forth in Section 13.1(b), such Transfer shall be void ab initio as to that number of shares of

Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock (as described in subsection (h)(ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically reconverted into Excess Stock and transferred to the Trust from which they were originally Transferred. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article Thirteenth shall apply to such shares, including, without limitation, the provisions of subsections (h) through (j) of this Section 13.2 with respect to any future Transfer of such shares by the Trust.

     (i) Compensation to Record Holder of Shares of Equity Stock that are Converted into Shares of Excess Stock. Any Prohibited Owner shall be entitled (following discovery of the shares of Excess Stock and subsequent designation of the Permitted Transferee in accordance with Section 13.2(h) or following the acceptance of the offer to purchase such shares in accordance with Section 13.2(j) to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)(a) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) and (b) in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer or
(ii) the price per share (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) received by the Trustee from the sale or other disposition of such shares of Excess Stock in accordance with this Section 13.2(i) or Section 13.2(j). Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 13.2(i) shall be distributed to the Beneficiary in accordance with the provisions of Section 13.2(h). Each Beneficiary and Prohibited Owner shall waive any and all claims that it may have against the Trustee and the Trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
Section 13.2 by, such Trustee or the Corporation.

     (j) Purchase Right in Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share equal to the lesser of (i) the price per share (which, in the case of paired Excess Stock, shall be determined based on the Valuation Percentage) in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) or (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days following the later of
(a) the date of the Non-Transfer Event or purported Transfer which results in such shares of Excess Stock or (b) the date on which the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in shares of Excess Stock previously has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 13.2(c).

     Section 13.3. Remedies Not Limited. Nothing contained in this Article Thirteenth shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Meditrust Corporation's status as a REIT and to ensure compliance with the requirements of the Pairing Agreement and with the restrictions set forth in Section 13.1.

     Section 13.4. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article Thirteenth, including any definition contained in Section 13.1(a), the Board of Directors shall have the power to determine the application of the provisions of this Article Thirteenth with respect to any situation based on the facts known to it.

     Section 13.5. Legend. Each certificate for shares of Equity Stock shall bear the following legend:

     "The shares of Meditrust Corporation and Meditrust Operating Company represented by this combined certificate are subject to restrictions in the respective Certificates of Incorporation of each company which prohibit (a) any Person (other than a Look-Through Entity) (as such terms are defined in the respective Certificates of Incorporation of each company) from Beneficially Owning or Constructively Owning (as these terms are defined in the respective Certificates of Incorporation of each company) in excess of 9.25% of the number of outstanding shares of any class or series of Equity Stock (as that term is defined in the respective Certificates of Incorporation of each company), (b) any Look-Through Entity from Beneficially Owning or Constructively Owning in excess of 9.8% of the number of outstanding shares of any class or series of Equity Stock, (c) any Person from acquiring or maintaining any ownership interest in the stock of either company that is inconsistent with (i) the requirements of the Internal Revenue Code of 1986, as amended, pertaining to real estate investment trusts or (ii) Article Thirteenth of the respective Certificates of Incorporation of each company and (d) any transfer of shares of any class or series of Equity Stock of either company that are paired pursuant to the Pairing Agreement, dated as of December 20, 1979, between the two companies, as amended from time to time in accordance with the provisions thereof (the "Pairing Agreement"), except in combination with an equal number of shares of the other company in accordance with the respective Certificates of Incorporation of each company and the Pairing Agreement, copies of which are on file with the transfer agent named on the face hereof, and the holder of this certificate by his acceptance hereof consents to be bound by such restrictions.

     Meditrust Corporation and Meditrust Operating Company will furnish without charge to each stockholder who so requests a copy of the relevant provisions of the respective Certificates of Incorporation of each company, a copy of the Pairing Agreement and a copy of the provisions setting forth the designations, preferences, privileges and rights of each class of stock or series thereof that each company is authorized to issue and the qualifications, limitations and restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of either company or to the transfer agent named on the face hereof."

     Section 13.6. Severability. Each provision of this Article Thirteenth shall be severable and an adverse determination as to any such provision shall be in no way affect the validity of any other provision.

                                                                      4938-PS-98

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), both the Meditrust Certificate of Incorporation and the Operating Company Certificate of Incorporation eliminate personal liability of its respective directors to such company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to such company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the DGCL, both Meditrust's By-laws and Operating Company's By-laws provide for indemnification of directors and officers (and permit the respective Boards of Directors to provide for indemnification of employees and agents) of such Registrant against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and other amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of such Registrant and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of a Registrant, such a person may be indemnified only for expenses (including attorneys fees) and may not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the respective Registrant, unless and only to the extent the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper. In each case, indemnification of an officer or director shall be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the stockholders, unless the officer, or director has been successful on the merits or otherwise in defense of any such action or suit, in which case he shall be indemnified without such authorization. Both Meditrust's By-laws and Operating Company's By-laws require such Registrant to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by such Registrant of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification and permit such Registrant to advance such expenses to other employees and agents of such Registrant upon such terms and conditions as are specified by the respective Registrant's Board of Directors. The advancement of expenses, as well as indemnification, pursuant to each Registrant's Bylaws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from such Registrant may have.

     Individual indemnification agreements (the "Indemnification Agreements") have been entered into by each of Meditrust and Operating Company with certain of its respective directors and officers. The Indemnification Agreements provide for indemnification to the fullest extent permitted by law and provide contractual assurance to directors and officers that indemnity and advancement of expenses will be available to them regardless of any amendment or revocation of such Registrant's Bylaws.

     Both Meditrust's By-laws and Operating Company's By-laws permit such Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of such Registrant against liability asserted against him or her in any such capacity, whether or not such Registrant would have the power to indemnify him against such liability under the provisions of the Bylaws. Both Meditrust and Operating Company maintain liability insurance providing officers and directors with coverage with respect to certain liabilities.

     Item 21. Exhibits and Financial Statement Schedule.


   (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:



 Exhibit
   No.                            Title                                         Method of Filing
--------   ---------------------------------------------------   ----------------------------------------------

    2.1    Third Amended and Restated Agreement and Plan         Incorporated by reference to Exhibit 2.1 to
           of Merger dated as of April 13, 1997, by and among    the Joint Registration Statement on Form
           Santa Anita Realty Enterprises, Inc., Santa Anita     S-3 of Santa Anita Realty Enterprises, Inc.
           Operating Company, Meditrust and Meditrust            and Santa Anita Operating Company (File
           Acquisition Company ...............................   Nos. 333-34831 and 333-34831-01)
    2.2    Agreement and Plan of Merger, dated as of
           January 3, 1998 by and among La Quinta Inns, Inc.,
           Meditrust Corporation and Meditrust Operating         (Included as Annex A to this Joint Proxy
           Company ...........................................   Statement/Prospectus)
    2.3    First Amendment to Agreement and Plan of Merger
           dated as of April 27, 1998 by and among La Quinta
           Inns, Inc., Meditrust Corporation and Meditrust       (Included as Annex A-1 to this Joint Proxy
           Operating Company .................................   Statement/Prospectus)
    2.4    Agreement and Plan of Merger dated as of              Incorporated by reference to Exhibit 2 to the
           January 11, 1998, among Meditrust Corporation,        Joint Current Report on Form 8-K of
           Meditrust Operating Company and Cobblestone           Meditrust Corporation and Meditrust
           Holdings, Inc. ....................................   Operating Company, event date January 10,
                                                                 1998
    3.1    Certificate of Merger merging Meditrust with          Incorporated by reference to Exhibit 3.1 to
           and into Santa Anita Realty Enterprises, Inc.         the Joint Registration Statement on Form
           filed with the Secretary of State of Delaware on      S-3 of Meditrust Corporation and Meditrust
           November 5, 1997 ..................................   Operating Company (File Nos. 333-40055
                                                                 and 333-40055-1)
    3.2    Restated Certificate of Incorporation of Meditrust
           Corporation filed with the Secretary of State of
           Delaware on March 2, 1998 .........................   Previously filed
    3.3    Certificate of Merger merging Meditrust Acquisition   Incorporated by reference to Exhibit 3.3 to
           Company with and into Santa Anita Operating           the Joint Registration Statement on Form
           Company filed with the Secretary of State of          S-3 of Meditrust Corporation and Meditrust
           Delaware on November 5, 1997 ......................   Operating Company (File Nos. 333-40055
                                                                 and 333-40055-1)
    3.4    Restated Certificate of Incorporation of Meditrust
           Operating Company filed with the Secretary of State
           of Delaware on March 2, 1998 ......................   Previously filed
    3.5    By-Laws of Meditrust Corporation, as amended and
           restated ..........................................   Previously filed
    3.6    By-Laws of Meditrust Operating Company, as
           amended and restated ..............................   Previously filed

 Exhibit
   No.                                Title                                            Method of Filing
--------   ----------------------------------------------------------   ----------------------------------------------
   4.1     Pairing Agreement by and between Meditrust
           Corporation (formerly known as Santa Anita Realty            Incorporated by reference to Exhibit 5 to
           Enterprises, Inc.) and Meditrust Operating Company           Joint Registration Statement on Form 8-A of
           (formerly known as Santa Anita Operating                     Santa Anita Operating Company filed
           Company), dated December 20, 1979 ........................   February 5, 1980
   4.2     First Amendment to Pairing Agreement, by and                 Incorporated by reference to Exhibit 4.4 to
           between Meditrust Corporation and Meditrust                  Joint Registration Statement on Form S-8 of
           Operating Company, dated November 6, 1997 ................   Meditrust Corporation and Meditrust
                                                                        Operating Company (File Nos. 333-39771
                                                                        and 333-39771-01)
   4.3     Second Amendment to Pairing Agreement, by and
           between Meditrust Corporation and Meditrust
           Operating Company, dated February 6, 1998 ................   Previously filed
   4.4     Rights Agreement, dated June 15, 1989, among
           Meditrust Corporation (formerly known as Santa               Incorporated by reference to Exhibit 2.1 to
           Anita Realty Enterprises, Inc.), Meditrust Operating         Joint Registration Statement on Form 8-A of
           Company (formerly known as Santa Anita Operating             Santa Anita Realty Enterprises, Inc. filed
           Company), and Boston EquiServe, as Rights Agent ..........   June 19, 1989
   4.5     Appointment of Boston EquiServe as Rights Agent              Incorporated by reference to Exhibit 4.6 to
           under the Rights Agreement, dated October 24,                Joint Registration Statement on Form S-8 of
           1997 .....................................................   Meditrust Corporation and Meditrust
                                                                        Operating Company (File Nos. 333-39771
                                                                        and 333-39771-01)
   4.6     Form of Fiscal Agency Agreement dated February               Incorporated by reference to Exhibit 4.5 to
           4, 1993 between Meditrust and Fleet National Bank            Form 10-K of Meditrust's Predecessor for
           as fiscal agent ..........................................   the fiscal year ended December 31, 1993
   4.7     Form of Fiscal Agency Agreement dated November               Incorporated by reference to Exhibit 4.7 to
           15, 1993 between Meditrust and Fleet National                Form 10-K of Meditrust's Predecessor for
           Bank as fiscal agent .....................................   the fiscal year ended December 31, 1993
   4.8     Form of 6-7/8% Convertible Debenture due 1998 ............   Incorporated by reference to Exhibit 4.8 to
                                                                        Form 10-K of Meditrust's Predecessor for
                                                                        the fiscal year ended December 31, 1993
   4.9     Form of Indenture dated April 23, 1992 between               Incorporated by reference to Exhibit 4 to the
           Meditrust and Fleet National Bank, as trustee ............   Registration Statement on Form S-3 of
                                                                        Meditrust's Predecessor (File No. 33-45979)
   4.10    Form of 9% Convertible Debenture due 2002 ................   Incorporated by reference to Exhibit 4 to the
                                                                        Registration Statement on Form S-3 of
                                                                        Meditrust's Predecessor (File No. 33-45979)
   4.11    Form of Indenture dated March 9, 1994 between                Incorporated by reference to Exhibit 4 to the
           Meditrust and Shawmut Bank as Trustee ....................   Registration Statement on Form S-3 of
                                                                        Meditrust's Predecessor (File No. 33-50835)

  Exhibit
    No.                                Title                                           Method of Filing
----------   --------------------------------------------------------   ----------------------------------------------
     4.12    Form of 7-1/2% Convertible Debenture due 2001 ..........   Incorporated by reference to Exhibit 4 to the
                                                                        Registration Statement on Form S-3 of
                                                                        Meditrust's Predecessor (File No. 33-50835)
     4.13    Form of Second Supplemental Indenture as of                Incorporated by reference to Exhibit 4.1 to
             July 28, 1995 between Meditrust and Fleet National         the Current Report on Form 8-K of
             Bank, as trustee .......................................   Meditrust's Predecessor dated July 27, 1995
     4.14    Form of 8.54% Convertible Senior Note due                  Incorporated by reference to Exhibit 4.2 to
             July 1, 2000 ...........................................   the Current Report on Form 8-K of
                                                                        Meditrust's Predecessor dated July 27, 1995
     4.15    Form of 8.56% Convertible Senior Note due                  Incorporated by reference to Exhibit 4.3 to
             July 1, 2002 ...........................................   the Current Report on Form 8-K of
                                                                        Meditrust's Predecessor dated July 27, 1995
     4.16    Form of Distribution Agreement dated August 10,
             1995 between Meditrust, Goldman, Sachs & Co.               Incorporated by reference to Exhibit 1 to the
             and other underwriters relating to $200,000,000 of         Current Report on Form 8-K of Meditrust's
             Medium-term Notes ......................................   Predecessor dated August 8, 1995
     4.17    Form of Third Supplemental Indenture dated as              Incorporated by reference to Exhibit 4.2 to
             of August 10, 1995 between Meditrust and Fleet             the Current Report on Form 8-K of
             National Bank ..........................................   Meditrust's Predecessor dated August 8,
                                                                        1995
     4.18    Form of Fixed Rate Senior Medium-term Note .............   Incorporated by reference to Exhibit 4.1 to
                                                                        the Current Report on Form 8-K of
                                                                        Meditrust's Predecessor dated August 8,
                                                                        1995
     4.19    Form of Floating Rate Senior Medium-term Note ..........   Incorporated by reference to Exhibit 4.1 to
                                                                        the Current Report on Form 8-K of
                                                                        Meditrust's Predecessor dated August 8,
                                                                        1995
     4.20    Form of First Supplemental Indenture dated as              Incorporated by reference to Exhibit 4.1 to
             of July 26, 1995 between Meditrust and Fleet               the Current Report on Form 8-K of
             National Bank ..........................................   Meditrust's Predecessor dated July 13, 1995
     4.21    Form of 7.375% Note due July 15, 2000 ..................   Incorporated by reference to Exhibit 4.1 to
                                                                        the Current Report on Form 8-K of
                                                                        Meditrust's Predecessor dated July 13, 1995
     4.22    Form of 7.60% Note due July 15, 2001 ...................   Incorporated by reference to Exhibit 4.1 to
                                                                        the Current Report on Form 8-K of
                                                                        Meditrust's Predecessor dated July 13, 1995
     4.23    Form of Fourth Supplemental Indenture dated as of          Incorporated by reference to Exhibit 4.1 to
             September 5, 1996, between Meditrust and Fleet             the Current Report on Form 8-K of
             National Bank ..........................................   Meditrust dated July 13, 1995

  Exhibit
    No.                               Title                                          Method of Filing
----------   ------------------------------------------------------   ---------------------------------------------
     4.24    Form of 7.82% Note due September 10, 2026 ............   Incorporated by reference to Exhibit 4.1 to
                                                                      the Current Report on Form 8-K of
                                                                      Meditrust dated July 13, 1995
     4.25    Form of Seventh Supplemental Indenture dated             Incorporated by reference to Exhibit 4.1 to
             August 12, 1997 between Meditrust and Fleet              the Current Report on Form 8-K of
             National Bank ........................................   Meditrust dated July 13, 1995
     4.26    Form of Remarketed Reset Note due August 15,             Incorporated by reference to Exhibit 4.1 to
             2002 .................................................   the Current Report on Form 8-K of
                                                                      Meditrust dated July 13, 1995
     4.27    Form of Fifth Supplemental Indenture dated as of         Incorporated by reference to Exhibit 4.1 to
             August 12, 1997 between Meditrust and Fleet              the Current Report on Form 8-K of
             National Bank ........................................   Meditrust dated July 13, 1995
     4.28    Form of 7% notes due August 15, 2007 .................   Incorporated by reference to Exhibit 4.1 to
                                                                      the Current Report on Form 8-K of
                                                                      Meditrust dated July 13, 1995
     4.29    Form of Sixth Supplemental Indenture dated as of         Incorporated by reference to Exhibit 4.1 to
             August 12, 1997 between Meditrust and Fleet              the Current Report on Form 8-K of
             National Bank ........................................   Meditrust dated July 13, 1995
     4.30    Form of 7.11% Note due August 15, 2011 ...............   Incorporated by reference to Exhibit 4.1 to
                                                                      the Current Report on Form 8-K of
                                                                      Meditrust dated July 13, 1995
     4.31    Specimen Copy of Stock Certificate for Shares of         Incorporated by reference to exhibit 4.13 to
             Common Stock of Registrants ..........................   the Joint Registration Statement on Form
                                                                      S-3 of the Meditrust Companies (File Nos.
                                                                      333-40055 and 333-40055-01)
     4.32    Purchase Agreement by and among Merrill Lynch
             International, Meditrust Corporation and Meditrust
             Operating Company, dated February 26, 1998 ...........   Previously filed
     4.33    Purchase Price Adjustment Mechanism Agreement
             by and among Merrill Lynch International,
             Meditrust Corporation and Meditrust Operating
             Company, dated February 26, 1998 .....................   Previously filed
     5.1     Opinion of Goodwin, Procter & Hoar LLP as to the
             legality of the securities being offered by Meditrust
             Corporation and Meditrust Operating Company ..........   Previously filed
     8.1     Opinion of Goodwin, Procter & Hoar LLP as to
             certain tax matters ..................................   Filed herewith
     8.2     Opinion of Goodwin, Procter & Hoar LLP as to
             certain tax matters ..................................   Filed herewith
     8.3     Opinion of Latham & Watkins as to certain tax
             matters ..............................................   Filed herewith

 Exhibit
   No.                                  Title                                              Method of Filing
--------   --------------------------------------------------------------   ---------------------------------------------
   8.4     Opinion of Latham & Watkins as to certain tax
           matters ......................................................   Filed herewith
  10.1     Shareholders Agreement dated January 3, 1998, by
           and among Meditrust Corporation, Meditrust
           Operating Company, certain shareholders of La
           Quinta Inns, Inc. and solely for purposes of Section             (Included as Annex D to this Joint Proxy
           3.6 of such Agreement, La Quinta Inns, Inc. ..................   Statement/Prospectus)
  10.2     First Amendment to Shareholders Agreement dated
           April 30, 1998 by and among Meditrust Corporation,
           Meditrust Operating Company, certain shareholders of
           La Quinta Inns, Inc. and solely for purposes of                  (Included as Annex D-1 to this Joint Proxy
           Section 3.6 of such Agreement, La Quinta Inns, Inc. ..........   Statement/Prospectus)
  10.3     Registration Rights Agreement dated January 3,                   Incorporated by reference to Exhibit 10.3 to
           1998, by and among Meditrust Corporation,                        the Joint Current Report on Form 8-K of
           Meditrust Operating Company and certain other                    Meditrust Corporation and Meditrust
           parties signatory thereto ....................................   Operating Company dated January 8, 1998
  10.4     Meditrust Corporation Amended and Restated 1995                  Incorporated by reference to Exhibit 4.1 to
           Share Award Plan .............................................   Joint Registration Statement on Form S-8 of
                                                                            Meditrust Corporation and Meditrust
                                                                            Operating Company (File Nos. 333-39771
                                                                            and 333-39771-01)
  10.5     Meditrust Operating Company Amended and                          Incorporated by reference to Exhibit 4.2 to
           Restated 1995 Share Award Plan ...............................   Joint Registration Statement on Form S-8 of
                                                                            Meditrust Corporation and Meditrust
                                                                            Operating Company (File Nos. 333-39771
                                                                            and 333-39771-01)
  15.1     Awareness Letter of KPMG Peat Marwick LLP ....................   Filed herewith
  23.1     Consent of Coopers & Lybrand L.L.P. ..........................   Filed herewith
  23.2     Consent of KPMG Peat Marwick LLP .............................   Filed herewith
  23.3     Consent of Ernst & Young .....................................   Filed herewith
  23.4     Consent of Goodwin, Procter & Hoar LLP .......................   Previously filed (in Exhibit 5.1)
  23.5     Consent of Goodwin, Procter & Hoar LLP .......................   Filed in Exhibit 8.1
  23.6     Consent of Goodwin, Procter & Hoar LLP .......................   Filed in Exhibit 8.2
  23.7     Consent of Latham & Watkins ..................................   Filed in Exhibit 8.3
  23.8     Consent of Latham & Watkins ..................................   Filed in Exhibit 8.4
  23.9     Consent of Merrill Lynch, Pierce, Fenner & Smith
           Incorporated .................................................   Previously filed
  23.10    Consent of Thomas M. Taylor ..................................   Previously filed
  24.1     Powers of Attorney ...........................................   Previously filed

  Exhibit
    No.                              Title                                         Method of Filing
----------   -----------------------------------------------------   -------------------------------------------
     27.1    Financial Data Schedule .............................   Incorporated by reference to Exhibit 27 of
                                                                     the Joint Current Report of Meditrust
                                                                     Corporation and Operating Company on
                                                                     Form 8-K dated February 26, 1998
     99.1    Consent of Salomon Smith Barney .....................   Previously filed
     99.2    Opinion of Salomon Smith Barney .....................   (Annex B to this Joint Proxy
                                                                     Statement/Prospectus)
     99.3    Opinion of Merrill Lynch, Pierce, Fenner & Smith
             Incorporated as to the fairness of the transaction to   (Annex C to this Joint Proxy
             Shareholders of La Quinta Inns, Inc. ................   Statement/Prospectus)
     99.4    Form of Meditrust Corporation and Meditrust
             Operating Company Proxy .............................   Previously filed
     99.5    Form of La Quinta Proxy .............................   Previously filed
     99.6    Form of Cash Election ...............................   Previously filed
     99.7    Letter to La Quinta Shareholders ....................   Previously filed


------------
   (b) No financial statement schedules are required to be filed herewith pursuant to Item 21 (b) of this Form.

   (c) The Opinion of Salomon Smith Barney is included as Annex B to the
Joint Proxy Statement/ Prospectus included in this Registration Statement. The Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement.



Item 22. Undertakings.

   (a) The Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, on May 18, 1998.



                           MEDITRUST CORPORATION


                                                By: /s/ David F. Benson
                                                -----------------------------
                                                David F. Benson,
                                                President (Principal Executive
                                                Officer),
                                                Treasurer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




         Signature                               Title                          Date
---------------------------   ------------------------------------------   -------------
              *               Chairman of the Board of                     May 18, 1998
-------------------------     Directors, Meditrust Corporation
       Abraham D. Gosman
                              President (Principal Executive Officer),     May 18, 1998
      /s/ David F. Benson     Treasurer and Director,
-------------------------     Meditrust Corporation
        David F. Benson

              *               Chief Financial Officer, Meditrust           May 18, 1998
-------------------------     Corporation (Principal Financial and
        Laurie T. Gerber      Accounting Officer)

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
       Donald J. Amaral

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
        Edward W. Brooke

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
          James P. Conn

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
     John C. Cushman, III

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
      C. Gerald Goldsmith

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
         Philip L. Lowe

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
      Thomas J. Magovern

              *               Director, Meditrust Corporation              May 18, 1998
-------------------------
        Gerald Tsai, Jr.

*By: /s/ David F. Benson
-------------------------
        Attorney-in-Fact

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, on May 18, 1998.


                                          MEDITRUST OPERATING COMPANY


                                          By: /s/ Abraham D. Gosman

                                             -------------------------------
                                             Abraham D. Gosman
                                             Chairman of the Board,
                                             Chief Executive Officer
                                             (Principal Executive Officer) and
                                             Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




         Signature                               Title                           Date
---------------------------   -------------------------------------------   -------------
    /s/ Abraham D. Gosman     Chairman of the Board of Directors,           May 18, 1998
-------------------------     Chief Executive Officer and Treasurer
       Abraham D. Gosman      Meditrust Operating Company, (Principal
                              Executive Officer, Principal Financial and
                              Accounting Officer)

              *               Director, Meditrust Operating Company         May 18,1998
-------------------------
        Donald J. Amaral

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
        William C. Baker

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
        David F. Benson

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
        Edward W. Brooke

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
      C. Gerald Goldsmith

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
         Philip L. Lowe

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
      Thomas J. Magovern

              *               Director, Meditrust Operating Company         May 18, 1998
-------------------------
        Gerald Tsai, Jr.

*By: /s/ Abraham D. Gosman
-------------------------
        Attorney-in-Fact